Form 10-K, Exhibit 13
period 1997-12-31
FIRST INTERNATIONAL BANCORP INC
filed 1998-03-31
CIK 1040339

1 First National Bank
  of New England
Financing Manufacturers Worldwide(R)



Corporate Headquarters

Hartford
One Commercial Plaza
Hartford, CT  06103
(860) 727-0700
(860) 525-2083 (fax)
www.fnbne.com


Representative Offices

Boston
175 Federal Street
Boston, MA  02110-2205
(617) 357-0500
(617) 357-0502 (fax)

Providence
55 Dorrance Street
Providence, RI  02903
(401) 553-2400
(401) 553-2402 (fax)

Springfield
One Monarch Place
Springfield, MA  01144
(413) 827-4980
(413) 827-4982 (fax)

Morristown
1776 On The Green
67 Park Place
Morristown, NJ  07960
(201) 682-9900
(201) 682-9944 (fax)

Pittsburgh
301 Grant Street
One Oxford Centre
Suite 1500
Pittsburgh, PA  15219
(412) 255-3744
(412) 255-3745 (fax)

Washington
10202 Sunrise Valley Drive
Suite 270
Reston Place 2
Reston, VA  20191
(703) 391-8020
(703) 301-8480 (fax)

Philadelphia
1 Commerce Square
2005 Market Street
Philadelphia, PA 19103
(215) 587-6486
(215) 587-6497 (fax)

Rochester
710 Bausch & Lomb Place
Rochester, NY 14604
(716) 246-0430
(716) 246-0439 (fax)


International
Representatives

Argentina
Brazil
Central America
India
Indonesia
Korea
Mexico
Philippines
Poland
South Africa
Turkey

--------------------------------------------------------------------------------

                              First International
                              Bancorp, Inc.

                              First National Bank
                              of New England

                            [GRAPHIC APPEARS HERE]

                              1997 Annual Report

--------------------------------------------------------------------------------

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]


                                    Financing
                                  Manufacturers
                                  Worldwide(R)


Member FDIC,
Equal Housing Lender

First International Bancorp, Inc.
Index to Consolidated Financial Statements

 2      Letter to Shareholders and Clients

 4      Summary Financial Highlights

 5      Management's Discussion and Analysis
        of Financial Conditions and Results
        of Operations

17      Report of Independent Accountants

18      Consolidated Balance Sheets as of
        December 31, 1997 and 1996

19      Consolidated Statements of Income
        for the years ended December 31,
        1997, 1996 and 1995

20      Consolidated Statements of Changes in
        Stockholders' Equity for the years
        ended December 31, 1997, 1996 and 1995

21      Consolidated Statements of Cash Flows
        for the years ended December 31, 1997,
        1996 and 1995

22      Notes to Consolidated Financial Statements

36      Directors and Officers and General Information

To Our Shareholders and Clients


I am pleased to address you at the close of our first year as a public company. First International Bancorp, Inc. completed a successful public offering in September 1997, raising more than $23.8 million in capital, and is now trading on NASDAQ under the symbol FNCE. This was one of last year's many significant accomplishments.

     For the year ended December 31, 1997, consolidated net income for First International Bancorp, Inc. and its wholly owned subsidiary, First National Bank of New England, was $4.4 million or $.67 per share on a diluted basis. This represented an increase of 37% from 1996's consolidated net income of $3.2 million or $.56 per share. Returns on average equity and assets in 1997 were 20.5% and 2.5%, respectively. We pursued our corporate mission, Financing Manufacturers Worldwide(R), by expanding both domestic and international locations last year and now have more than 600 profile clients in 19 states and 10 countries. New representative offices were opened outside the New England region in Pittsburgh, Philadelphia, Morristown, Rochester and Washington, D.C., and these offices contributed 30% of total gains on domestic loan sales in their first year of operation. Our U.S. expansion will continue in 1998 with the opening of four additional representative offices in the industrial Midwest. New financing programs for small and medium size manufacturers are currently being developed with national and regional strategic partners in the areas of production equipment financing, power contract financing and energy efficiency financing.

     Master Agency Agreements are in place with international representatives in 11 foreign countries, providing a strong marketing effort for our financial services throughout Argentina, Brazil, Central America, India, Indonesia, Korea, Mexico, Philippines, Poland, South Africa and Turkey. The original products offered by our International Business Units, equipment and inventory financing for foreign buyers of U.S. made products, have been supplemented by a new financing program for U.S. importers of products manufactured in these emerging markets. Our company is now well-positioned to take advantage of two-way international trade flows.


[PICTURE APPEARS HERE]

Representatives Throughout The World.

[BAR GRAPH APPEARS HERE]

Loan Originations

Category                     1997                      1996
--------                     ----                      ----
Domestic                      216                       136
International                  91                        37
                             ----                      ----
Total Loan Originations      $307                      $173 million
                             ====                      ====

     First National Bank of New England continues to be a leader in the use of federal loan guarantee programs. In 1997 we were named by Ex-Im Bank as their "Small Business Bank of the Year," we became Ex-Im Bank's first "Medium Term Priority Lender" and we were the nation's largest user of this agency's programs measured by number of transactions. In addition, the Bank remained the largest SBA 7(a) lender in New England and was the fourteenth largest in the nation in terms of dollar volume. We also finished first in the nation for dollars lent under the Department of Agriculture's Business & Industry program.

     Capital Markets, which is our Business Unit specializing in the non-recourse, servicing-retained sale of commercial and international loans to investors, enjoyed a successful year in 1997, with a 71% increase in loan sales volume to $222 million, bringing the serviced loan portfolio to $574 million. Especially noteworthy is the fact that $55 million of the 1997 sales were of loans without credit enhancements, owing to our underwriting expertise, reputation and niche, as well as to Capital Markets' continuing development of secondary market relationships.

     Our two Private Banking Business Units continue to be the organization's primary funding source for lending activities. Core deposits represented 80% of total deposits by December 31, 1997, a significant achievement given the Bank's limited branch strategy. A business lock box service was introduced for commercial clients during 1997 and our new PC banking service, First Access/SM/, was brought on-line this month. These advances will improve the delivery of financial services to our clients worldwide.


Serviced Loan Portfolio at December 31, 1997

[PIE CHART APPEARS HERE]

Category        Percentage
--------        ----------
Ex-Im Bank         17

SBA/USDA Loans
Guaranteed         42

Consumer            5

Other Commercial    20

SBA/USDA Loans
Unguaranteed       16

Total            $574 Million


    I would like to thank our old and new shareholders, clients and friends for their continued support of First International Bancorp, Inc.'s pioneering efforts on behalf of small and medium size manufacturers, both in the United States and abroad.

[SIGNATURE APPEARS HERE]

Brett N. Silvers
Chairman and President
March 1998

[PICTURE OF BRETT N. SILVERS APPEARS HERE]

Summary Financial Highlights
(Dollars in Thousands)

------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                          1997            1996            1995             1994            1993
------------------------------------------------------------------------------------------------------------------------
Total Loans Serviced                          $573,544         $380,431        $260,842        $193,369         $128,968
Non-Interest Income to Net Revenues              64.7%            50.6%           38.2%           42.7%            49.4%

Return on Average Equity                         20.5%            25.5%           19.3%           11.7%             3.6%
Return on Average Assets                          2.5%             2.1%            1.5%             .9%              .3%

Interest Income                                $14,625          $13,305         $11,601          $7,997           $6,559
Interest Expense                                $6,371           $5,741          $4,869          $3,150           $2,891

Net Interest Income                             $8,254           $7,564          $6,732          $4,847           $3,668
Gain on Loan Sales                             $11,810           $5,844          $2,859          $2,730           $2,411
Loan Servicing Income and Other Fees            $3,300           $1,899          $1,294            $878           $1,164
Total Net Revenues                             $23,364          $17,509         $10,885          $8,455           $7,243
Operating Expenses                             $13,801           $8,425          $6,128          $5,129           $4,576
Provision for Possible Loan Losses              $2,239           $3,487          $1,237          $1,683           $2,225
Net Income                                      $4,429           $3,244          $2,026          $1,060             $305

Basic Earnings Per Share                         $0.70            $0.56           $0.35           $0.18            $0.06
Diluted Earnings Per Share                       $0.67            $0.56           $0.35           $0.18            $0.06
Dividend Payout Ratio                            16.5%            20.3%            8.1%             ---              ---

Total Assets                                  $218,851         $161,642        $141,223        $125,609         $109,735
Total Loans                                   $135,398         $114,627        $106,992         $95,118          $71,413
Core Deposits                                 $138,106         $105,414        $104,379         $76,662          $63,719
Total Deposits                                $172,321         $144,316        $128,361        $111,849          $95,787

Core Deposits to Total Deposits                  80.1%            73.0%           81.3%           68.5%            66.5%
Total Capital to Risk Weighted Assets            17.6%            11.6%           10.7%            9.3%            10.8%
------------------------------------------------------------------------------------------------------------------------

[BAR CHART APPEARS HERE]

         Net Income

  Year         Net Income (Millions)
  ----         ---------------------
  1993               $ 0.3
  1994                 1.1
  1995                 2.0
  1996                 3.2
  1997                 4.4

[BAR CHART APPEARS HERE]

         Total Loans Serviced

  Year         Total Loans Serviced (Millions)
  ----         -------------------------------
  1993                  $ 129
  1994                    193
  1995                    261
  1996                    380
  1997                    574

Management's Discussion and Analysis of Financial
Conditions and Results of Operations


     The following discussion and analysis of the consolidated financial condition and results of operations of First International Bancorp, Inc. (the "Company") should be read in conjunction with the Company's consolidated financial statements, including the related notes thereto, and other information.

General

     First International Bancorp, Inc., a Delaware corporation, is a one bank holding company incorporated in 1985 and regulated by the Board of Governors of the Federal Reserve System. Its principal asset and subsidiary is First National Bank of New England, a national banking association established in 1955 and regulated by the Office of the Comptroller of the Currency (the "OCC"). The Company completed an underwritten public offering in September 1997 whereby 1,955,000 shares of common stock were issued for net proceeds of $23.8 million.

     The Company specializes in providing credit, trade and depository services to small and medium size manufacturing companies located in the United States and in international emerging markets. The Company serves its target market by offering flexible and attractive terms to borrowers and manages its credit risk through the combined utilization of commercial loan guarantee programs made available by three U.S. federal agencies: the U.S. Small Business Administration (the "SBA"), the U.S. Department of Agriculture (the "USDA"), and the Export-Import Bank of the U.S. ("Ex-Im Bank").

     For the federal fiscal year ending September 30, 1997, the Company was the country's largest Ex-Im Bank lender measured by number of transactions; the largest USDA Business and Industry lender measured by dollar volume; and the fourteenth largest SBA 7(a) lender measured by dollar volume (and the largest in New England). The Company maintains preferred status for several jurisdictions and government guaranteed lending programs. In recognition of the Company's efforts in promoting small business exports and its high volume of loan originations, the Company received Ex-Im Bank's annual "Small Business Bank of the Year" award in May 1997 and was designated Ex-Im Bank's first "Medium Term Priority Lender."

     Except for historical information contained herein, certain matters discussed in this annual report are "forward looking statements" as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company's operations and business environment, and are subject to change based in various important factors. The Company wished to take advantage of the "safe harbor" provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused, and in the future could cause the Company's actual results to differ materially form those expressed in any forward-looking statements made by, or on behalf of , the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:


 .   A general economic slowdown.

 .   Inability of the Company to continue its growth strategy either domestically or internationally.

 .   Unpredictable delays or difficulties in the development and introduction of new products and programs.

 .   Risks associated with government guarantee loan programs since a substantial portion of the Company's business still depends upon the continuation of the various government guarantee loan programs as discussed below .

The Company believes that it has the product offerings, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins and profits are all influenced by a number of factors, as discussed above.

Recent Growth

     In contrast to many of its banking competitors, the Company derives a majority of its revenues from non-interest income, principally gains on the sale of commercial and international loans and related loan servicing income. During the past three years of operations, the Company has achieved significant earnings growth primarily as a result of increases in the sale of government guaranteed and other commercial loans, net interest income, which is the difference between interest earned on interest-earning assets (principally loans) and interest paid on interest-bearing liabilities (principally deposits), and fee income on loans serviced for others. The Company has expanded its domestic loan origination activities into the Northeast and Mid-atlantic regions of the United States and its international presence in emerging markets. The Company plans to continue this expansion in 1998 by opening four offices in the industrial Midwest.


---------------------------------------------------------------
                                         December 31,
                                   1997     1996      1995
---------------------------------------------------------------
                                  (net income in thousands)

Net income  ................     $4,429    $3,244   $2,026
Diluted earnings per share         $.67      $.56      $.35

     The following discussions make reference to average balances of certain assets and liabilities as well as volume and rate changes. For further information with respect to these matters see the tables set forth on pages 10 and 11.

Accounting for Loan Sales

     Gains from loan sales and servicing income represented approximately 62% of the total net interest income and non-interest income for the year ended December 31, 1997 and, although the Company does carry a servicing asset as required under generally accepted accounting principles, approximately 90% of the 1997 gains are comprised of cash received in excess of the carrying value of the loans sold. Detailed below is a discussion of the relevant accounting principles governing loan sales and servicing activities.

SBA and USDA Loan Sales

     The majority of the Company's SBA and USDA guaranteed loans are variable rate, indexed to the Prime Rate as quoted in The Wall Street Journal ("Prime"). The Company generally sells, for a premium, the guaranteed portions of these loans at origination. For example, if the Company sells a 20-year SBA or USDA guaranteed mortgage loan with an interest rate of Prime plus 1.50%, the Company generally receives a premium because the market demands a yield of less than Prime plus 1.50%. Investors of the guaranteed portions demand rates between U.S. Treasury bills and commercial loans due to prepayment risks and other factors inherent in the guaranteed loans. After the loan sale, an investor will receive the pro rata principal and pro rata interest at the note rate less any ongoing guarantee and Company servicing fees. Sales of the unguaranteed portions of SBA and USDA loans are generally at or above the carrying value. The Company continues to retain an unguaranteed participation equal to at least 5% of the original loan.

     Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) governs accounting for sales by the Company of a part of a loan and, as discussed in Note 1 to the consolidated financial statements, requires that the gain on the sale of a portion of a loan be based on the relative fair market value of the loan sold, the portion of the loan retained and any other assets created in the transaction. The Company creates a servicing asset when it sells loans on a servicing-retained basis with a servicing fee in excess of what accounting literature defines as "adequate compensation." This servicing asset is equal to the net present value of the estimated cash flows in excess of such compensation. The original principal basis of a loan must be allocated between the guaranteed portion sold, the unguaranteed portion retained and the servicing asset, resulting in a discount being recognized on the unguaranteed retained portion of the loan.

     In connection with calculating gain on sale, the Company must make certain assumptions which include (i) the amount of "adequate compensation" used to determine the amount of the servicing asset that the Company will recognize at the date of the sale, (ii) the estimated life of the underlying loan used in projecting the time period over which the Company will receive the servicing fee and (iii) the discount rate used in the present value calculation of the servicing asset.

     Management has defined adequate compensation as 40 basis points. The constant prepayment rates utilized by the Company in estimating the lives of the loans depend on the original term of the loan, industry and Company historical data. Such constant prepayment rates range from 6% to 12% per annum. The discount rate utilized in the net present value calculation is equal to 200 basis points above the stated note rate, which for 1997 was approximately 10-12%.

     Actual prepayment rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of these factors varies depending on the types of loans. Estimated prepayment rates are based on management's expectations of future prepayments, and while management believes that the term of amortization and market interest rate on the variable rate loans somewhat reduce the prepayment risk, there can be no assurance that management's prepayment estimates are accurate. If the actual prepayment rate of loans sold is higher than projected at the time such loans were sold, the carrying value of the servicing asset would be reduced by a charge to earnings. Because the Company also recognizes a discount on the retained loan, an adjustment to the discount would be made which would partially offset the effect of the negative servicing adjustment. If the actual prepayment rate for loans sold is lower than estimated, the carrying value is not increased, although the total income would exceed previously estimated amounts.

     The servicing asset is amortized against the servicing fee income received monthly, on an effective interest method, and the discount on the retained loan is accreted to interest income on an effective interest method. The servicing asset is carried at the lower of amortized cost or net realizable value.

Ex-Im Bank and Other Commercial Loan Sales

     Sales of 100% of Ex-Im Bank guaranteed medium term loans are generally made at the carrying value although the Company receives a servicing fee above the amount defined as "adequate compensation," which ranges from 20-40 basis points, resulting in the recognition of a gain at the time of the sale equal to the calculated servicing asset and any net loan origination fees. The Company uses a discount factor on the estimated cash flows equal to 200 basis points above the note rate. The Company adjusts for prepayments on these 3-5 year term loans as they occur, although prepayments are minimal due to the lack of alternative U.S. dollar financing in the international markets served and the fact that such Ex-Im Bank financing is unsecured.

    The Company also sells 100% of certain other unguaranteed commercial loans and certain residential and other consumer loans where no portion of the loan is retained on the Company's balance sheet.

Results of Operations

Comparison of the Years Ended December 31, 1997, 1996 and 1995

     Net Income. Net income totaled $4.4 million in 1997, an increase of $1.2 million, or 37%, from 1996 net income of $3.2 million, which had increased $1.2 million or 60% from 1995 net income of $2.0 million.

     The increase in 1997 reflects a $6.0 million increase in gain on loan sales due to an increase in the sales of all types of loans, and a more significant contribution from Ex-Im Bank medium term guaranteed loans and the unguaranteed portions of SBA and USDA loans and other non-guaranteed commercial loans. The results for fiscal 1996 also included a $2.2 million gain on the sale of the Company's last retail branch facility and related deposits. Operating expenses in 1997 increased by $5.4 million due to additions to lending and support personnel.

     The increase in 1996 net income from 1995 reflects the geographic expansion of the Company's U.S. commercial loan origination activities and the initial stages of the international expansion. Geographic expansion contributed to a $3.5 million, or 92%, increase in lending-related non-interest income in 1996 from 1995. The loan loss provision increased $2.3 million in 1996 from 1995 due to a $1.2 million increase in charge-offs attributable to continued poor performance of the remaining investor mortgage portfolio, a line of business abandoned in 1990, and a $1 million increase in the allowance for loan losses to reflect the mix and continued growth of the Company's loan portfolio. See "Allowance for Loan Losses." The impact on net income for the increase in the allowance for loan losses was offset by a $2.2 million gain realized on the branch sale in September 1996.

     Net Interest Income. Net interest income increased $690,000, or 9%, to $8.3 million in 1997 from 1996 due to a $16 million or 12% increase in average interest-bearing assets offset by a 14 basis point decrease in the margin as a more significant portion of assets were held in investment securities and the Company's higher rate premier money market savings accounts represented a greater portion of the interest-bearing liabilities. Average interest-bearing liabilities increased $6.4 million or 6%.

     Net interest income increased $832,000, or 12%, to $7.6 million in 1996 from $6.7 million in 1995 as growth more than offset the net interest margin decrease of 8 basis points. Average interest-earning assets increased $17.0 million, or 14%, while average interest-bearing liabilities increased $16.1 million, or 16%, in 1996 from 1995. The higher asset growth, however, was offset by a greater increase in the cost of deposits over the yield on assets as deposits shifted into the premier money market savings and certificates of deposit which were used to replace the sold retail deposits.

     Interest Income. Interest income increased $1.3 million, or 10%, to $14.6 million in 1997 from $13.3 million in 1996 due to a $6.8 million or 6% increase in average loans out standing and a $8.6 million or 82% increase in average investments. The yield on loans remained essentially level for both years, while the yield on investments decreased by 10 basis points due to the shorter term investments made in 1997.

     Interest income increased by $1.7 million in 1996, or 15%, from $11.6 million in 1995 due primarily to a $19.6 million increase in the average balance of commercial loans. This increase was partially offset in 1996 by a lower yield on commercial loans due to a 25 basis point decrease in the Prime Rate in February 1996. The annual average Prime Rate decreased 50 basis points from 1995 to 1996. The yield on loans also decreased in the fourth quarter of 1996 due to a bulk-sale of unguaranteed portions of SBA loans. Interest earned on federal funds sold increased 8% to $632,000 due to a $2.0 million average balance increase maintained to fund loan demand partially offset by a 25 basis point decrease in short-term interest rates in February 1996.

     Interest Expense. Interest expense increased $630,000, or 11%, to $6.4 million in 1997 from $5.7 million in 1996 due to a 14 basis point increase in the average rate paid on the Company's premier money market accounts, as the underlying external index increased during 1997 and greater reliance was placed on these accounts to fund the balance sheet growth. Total average deposits increased 5% while the average balance of the money market savings accounts increased 18% in 1997. An increase in the rates offered for time deposits due to competitive demands resulted in a 25 basis point increase in the cost of interest bearing liabilities, although a $4.2 million, or 17%, increase in non-interest bearing demand deposits held the overall cost of liabilities to 4.14% for 1997 or a total 13 basis point increase for 1997.

     Interest expense increased $872,000, or 18%, in 1996 from 1995, due principally to a $19.7 million increase in the average balance of the money market accounts to $61.5 million in 1996 from $41.8 million in 1995. The impact of the increase in these account balances was partially offset by a 25 basis point reduction in October 1995 of the margin added to the Company's external index. The reduction in the margin was made after consideration of prevailing market rates; this action had no discernible effect on the Company's ability to attract such deposits because the Company was able to maintain competitive rates.

     Provision for Possible Loan Losses. The provision for possible loan losses totaled $2.2 million in 1997, $3.5 million in 1996 and $1.2 million in 1995. The provision is affected by net loan charge-offs, changes in the level and mix of loans, changes in asset quality and general economic conditions. Approximately 69% of the charge-offs for the period from January 1, 1995 to December 31, 1997 are attributable to the Company's investor mortgage portfolio. See "Allowance for Loan Losses."

     Non-Interest Income. The components of non-interest income are detailed below:

------------------------------------------------------------------------------
                                                 Years Ended December 31,
                                            1997           1996           1995
------------------------------------------------------------------------------
                                                (dollars in thousands)

Non-interest income:
Gain on loan sales:
  SBA sales .........................    $ 5,056        $ 3,558        $ 1,570
  USDA sales ........................      1,901            805            822
  Ex-Im working capital sales .......        251            201            104
  Ex-Im medium term sales ...........      2,299            340            248
  Inventory buyer credit sales ......          5             --             --
  Unguaranteed portions of
    SBA and USDA sales ..............      1,522            842             --
  Other commercial sales ............        705             91             97
  Residential sales .................         71              7             18
                                         -------        -------        -------
    Gain on loan sales ..............     11,810          5,844          2,859

Loan servicing income and fees ......      2,618          1,475            896
Other non-interest income ...........        438            424            398
Income on stockholder note
  receivable ........................        244             --             --
Gain on branch sale .................         --          2,202             --
                                         -------        -------        -------
    Total non-interest income .......    $15,110        $ 9,945        $ 4,153
                                         -------        -------        -------

     Non-interest income increased $5.2 million, or 52%, to $15.1 million in 1997 from $9.9 million in 1996 due to a $6.0 million increase in gain on loan sales and a $1.1 million increase in the loan servicing income, offset by the $2.2 million non-recurring gain on branch sale in 1996. The increase in gains on SBA and USDA loan sales reflects increased loan originations from the Company's four mature New England locations as well as a contribution equal to 30% of total domestic gains from the five representative offices opened in 1997. The gain on Ex-Im Bank medium term loans reflects an increase in the volume of these loans originated as the Company's international Master Agent relationships continue to result in more significant referrals to the Hartford-based International Business Units. U.S. dollar loans to companies in Brazil, Mexico and Turkey represented approximately 90% of the total medium term loan originations in 1997.

     The $680,000, or 81%, increase in gains on the sale of the unguaranteed portions of SBA and USDA loans ("Unguaranteed Portions") to $1.5 million in 1997 also contributed to the overall increase in gains on loan sales.

     The Company began selling the Unguaranteed Portions in 1996 on a non-recourse, servicing-retained basis and has been able to do so above the carrying value, thus realizing gains upon the sale. Through 1997 SBA regulations required that a bank originator retain an Unguaranteed Portion equal to 10% of the SBA outstanding loan. In 1997, however, the Company received permission from the SBA to reduce the retained Unguaranteed Portion to 5% of the total loan, thus providing additional liquidity to meet loan demand. In 1997 a total of $29.2 million in Unguaranteed Portions were sold, including approximately $7.8 million of loans representing 5% of the Unguaranteed Portions of loans previously sold by the Company. In 1996, gains from the sale of the Unguaranteed Portions totaled $842,000 on sales of loans totaling $33.1 million. The Company is required to retain 5% of all USDA loans originated. Many of the unguaranteed portions of SBA and USDA loans sold were originated prior to 1996. The Company can give no assurance that it will have a similar volume of loans available to sell and therefore that it will attain similar gains in the future.

     Gain on the sale of other commercial loans increased to $705,000 realized on the sale of commercial loans totaling $25.9 million in 1997 from $91,000 realized on the sale of $9.3 million in 1996. All such sales were completed on a non-recourse, servicing retained basis. This increase reflects the success of the Company's Capital Markets Business Unit in the development of secondary markets for unguaranteed commercial loans. The Company plans to continue to originate such commercial loans to small and medium size manufacturers for sale in the secondary markets.

     The non-interest income increase of $5.8 million in 1996 from 1995 reflects the non-recurring $2.2 million gain realized on the sale of the Company's suburban branch facility and its deposits as well as increasing gains on the sale of the guaranteed and unguaranteed portions of SBA and USDA loans. The increased loan sales activity reflected the contribution from the representative offices in Providence, Rhode Island and Springfield, Massachusetts which were opened in the second half of 1995, and the hiring of nine additional commercial loan officers.

     Loan servicing income comprises the servicing fees received on loans sold on a servicing retained basis, net of amortization of the servicing asset.

-------------------------------------------------------------------------------
                                                    Years Ended December 31,
                                                 1997         1996         1995
-------------------------------------------------------------------------------
                                                   (dollars in thousands)

Loan Servicing Income and Fees
Loan servicing income:
  SBA guaranteed loans ..................    $  1,203     $    921     $    766
  USDA guaranteed loans .................         278          151           43
  Ex-Im working capital loans ...........         186           56            7
  Ex-Im medium term loans ...............         264           43           --
  Other commercial loans ................         123           65           16
  Residential and consumer loans ........          64           59           48
                                             --------     --------     --------
    Total loan servicing income .........       2,118        1,295          880
Other loan fees .........................         500          180           16
                                             --------     --------     --------

    Total loan servicing income and fees.    $  2,618     $  1,475     $    896
                                             ========     ========     ========

Loans serviced for others (at period end)
    Outstanding balance .................    $429,077     $265,805     $153,850
                                             ========     ========     ========

     The increases in total loan servicing income reflect the growth of the servicing portfolios. The $823,000 or 64% increase in loan servicing income to $2.1 million in 1997 reflects the $115.1 million or 62% increase in the average balance of commercial loans serviced for others to $300.8 million in 1997 from $185.7 million in 1996 while the 47% increase in loan servicing income in 1996 to $1.3 million from $880,000 in 1995 reflects the 69% increase in the average balance of loans serviced for others over the period.

     Other loan fees are comprised primarily of fees earned on letters of credit, which have increased $320,000, or 177%, to $500,000 in 1997 from $180,000 in 1996 as more of the Company's clientele conduct business overseas and have the need for letters of credit to support their trade activities.

     Data with respect to the retained portions of loans of SBA and USDA loan sales and related accounts are detailed below:

-------------------------------------------------------------------------
                                                At December 31,
                                      1997           1996           1995
-------------------------------------------------------------------------
                                            (dollars in thousands)

Portfolio Loans
Unguaranteed portions of:
  SBA loans ................        $29,912        $31,691        $37,873
  USDA loans ...............          6,541          3,211          3,265
                                    -------        -------        -------
    Total SBA and USDA loans         36,453         34,902         41,138
Less:
  Discount .................          1,775          2,232          2,300
                                    -------        -------        -------
    Net carrying value .....        $34,678        $32,670        $38,838
                                    =======        =======        =======

---------------------------------------------------------------------------
                                             Years Ended December 31,
                                      1997            1996            1995
---------------------------------------------------------------------------
                                             (dollars in thousands)

Discount on Retained SBA
   and USDA Loans
Balance at beginning of year        $ 2,232         $ 2,300         $ 1,792
  Current period sales .....          2,131           1,510             839
  Deletions due to sales ...         (1,620)         (1,113)             --
  Accretion ................           (968)           (465)           (331)
                                    -------         -------         -------
Balance at end of year .....        $ 1,775         $ 2,232         $ 2,300
                                    =======         =======         =======


The servicing asset for all loans sold is as follows:

--------------------------------------------------------------------------------
                                                       At December 31,
                                              1997          1996           1995
--------------------------------------------------------------------------------
                                                    (dollars in thousands)

Servicing Asset
Servicing on other loan sales:
  Ex-Im medium term .................        $2,025        $  374        $  161
  Other commercial ..................           122           173           140
  Other consumer ....................             2             8            16
                                             ------        ------        ------
    Total other servicing ...........         2,149           555           317

Servicing on SBA and USDA loan sales:
    SBA .............................         3,155         3,100         2,290
    USDA ............................           375           483           202
                                             ------        ------        ------
      Total SBA and USDA servicing ..         3,530         3,583         2,492
                                             ------        ------        ------
      Total servicing asset .........        $5,679        $4,138        $2,809
                                             ======        ======        ======


The activity in the servicing asset is detailed below:

-------------------------------------------------------------------------------
                                                  Years Ended December 31,
                                        1997            1996             1995
-------------------------------------------------------------------------------
                                                 (dollars in thousands)

Servicing Asset Activity
Balance at beginning of period.        $ 4,138         $ 2,809         $ 2,084
  Current period sales ........          3,172           1,979           1,127
  Amortization ................         (1,631)           (650)           (402)
                                       -------         -------         -------
Balance at end of period ......        $ 5,679         $ 4,138         $ 2,809
                                       =======         =======         =======




Non-Interest Expense. Increases in non-interest expense reflect the Company's growth over the periods as indicated below:
------------------------------------------------------------------------------
                                                 Years Ended December 31,
                                         1997            1996            1995
------------------------------------------------------------------------------
                                                 (dollars in thousands)
Non-interest expense:
Salaries and benefits .......        $  9,302        $  4,963        $  3,399
Occupancy ...................             985             774             573
Office expenses .............             901             702             538
Marketing ...................             840             621             288
Furniture and equipment .....             692             462             407
Outside services ............             425             231             210
Loan collection .............             148             360             311
Other .......................             508             312             402
                                     --------        --------        --------
   Total non-interest expense        $ 13,801        $  8,425        $  6,128
                                     --------        --------        --------

Selected Data
Total servicing portfolio ...        $573,544        $380,432        $260,842
                                     --------        --------        --------
Number of loans serviced ....           1,938           1,519           1,308
                                     --------        --------        --------
Number of total personnel ...             131              92              67
                                     --------        --------        --------
Number of loan officers .....              46              26              11
                                     --------        --------        --------

     Non-interest expenses increased $5.4 million, or 64%, in 1997 from 1996 due to a 42% increase in personnel. Approximately half of the 1997 personnel additions were lending officers, as the Company opened five new representative offices and increased the number of Hartford loan officers in both the domestic and international business units during the year. The other additions to staff were primarily in the loan servicing and credit business units. Geographic expansion and personnel additions resulted in an increase in occupancy and related expenses, as new offices were leased and the leased headquarters offices were expanded. Salary and benefits expense for 1997 also included approximately $636,000 associated with bonuses paid to officers in connection with the successful completion of the September 1997 public offering.

     The $219,000, or 35%, increase in marketing expense primarily reflects increases associated with international activities. Travel expenses increased as Company officers visited the majority of the targeted international countries to finalize Master Agency agreements and remain in contact with Agents and borrowers abroad, and an increase in the expense reimbursements provided to Master Agents in accordance with the increase in their referrals to the Company. The $194,000, or 84%, increase in outside services reflects an increase in legal fees associated with new product development, international Master Agency agreements and diligence on state banking laws in each of the new states where domestic representative offices were opened in 1997.

     Loan collection costs decreased $212,000, or 59%, in 1997 from 1996 due to the ability of the Company to more quickly resolve and/or liquidate the non-performing loans in 1997, as compared to 1996 when the non-performing loans were primarily investor mortgages requiring a more protracted workout period.

     The $196,000, or 63%, increase in other non-interest expense in 1997 from 1996 reflects an increase in directors and officers insurance obtained in conjunction with the Company becoming an SEC registrant, as well as increases in service bureau fees paid for credit reports due to an increase in the volume of loans underwritten, a greater percentage of which were for foreign companies which are more expensive.

     Non-interest expense increased $2.3 million, or 38%, in 1996 from 1995 reflecting the personnel increases and related occupancy increases as the Company leased space at its headquarters facility to accommodate additional lending staff and the support staff hired in 1996. The occupancy, furniture and equipment expense increase reflects the cost of additional leased space acquired for three New England representative offices, each of which had twelve months rental expense in 1996 compared to a partial year's expense in 1995.

     The increases in office and marketing expenses in 1996 from 1995 reflect costs to support the growth of personnel over the periods and the Company's geographically wider and more formalized marketing efforts. The $164,000, or 30%, increase in office expense in 1996 from 1995 includes increase in telephone and postage expenses as international loan officers responded to inquiries from potential borrowers and domestic commercial loan officers expanded their marketing efforts. The $333,000, or 116%, increase in marketing expense in 1996 from 1995 reflects an investment in the development of international marketing relationships and marketing literature. The Company also engaged a public relations firm to create various marketing pieces for use in mass mailing solicitations and other expanded and regionalized calling efforts. International development efforts included legal expenses, visits by Company officers to the locations of prospective international Master Agents and related due diligence, as well as training in Connecticut of the international agents. The Company's domestic and international loan officers also incurred greater travel and other business development costs as they expanded their marketing efforts, and the number of officers increased to 26 from 11.

     Other non-interest expense decreased $90,000, or 22%, due to a $135,000 decrease in FDIC deposit premiums following a decrease in the rate charged for such deposit insurance. This was partially offset by increases in credit report fees as loan volume increased.

     The Company's efficiency ratios, calculated as the ratio of non-interest expenses to the sum of net interest income and non-interest income, excluding the 1996 gain on the branch sale, were 59%, 55% and 56% for the years ended December 31, 1997, 1996 and 1995, respectively.

     Income Taxes. The effective income tax rates for the years ended December 31, 1997, 1996 and 1995 were 39.5%, 42.0% and 42.4%, respectively. The 1997 tax provision reflects a benefit from the dividend received deduction on certain investments.

The following table sets forth the components of the Company's net interest income and yield on average interest earning assets and rate on interest bearing liabilities:

------------------------------------------------------------------------------------------------------------------------------------

                                                                           For the Years Ended

                                                  December 31, 1997               December 31, 1996             December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------

                                                       Interest   Average            Interest Average               Interest Average
                                              Average   Earned/    Yield/   Average   Earned/ Yield/     Average     Earned/  Yield/
                                              Balance    Paid       Rate    Balance    Paid    Rate      Balance      Paid     Rate
                                              ---------------------------   ------------------------     ---------------------------
                                                                            (dollars in thousands)
Total earning assets:
Loans (1)
  Commercial  and commercial real estate . $ 112,386  $  12,002    10.68%  $ 101,656  $10,882   10.70%  $ 82,040  $   8,976   10.94%

  Residential ............................     8,129        595     7.32%     12,848    1,059    8.24%    14,472      1,152    7.96%

  Other consumer .........................     1,668        156     9.35%        874       86    9.84%     1,388        138    9.94%

                                           ---------   --------    ------  ---------  -------   ------  --------  ---------   ------

    Total Loans ..........................   122,183     12,753    10.44%    115,378   12,027   10.42%    97,900     10,266   10.49%

Investment securities (2) ................    19,085      1,156     6.06%     10,495      646    6.16%    12,921        750    5.80%

Federal funds sold .......................    13,139        716     5.45%     12,153      632    5.20%    10,179        585    5.75%

                                           ---------   --------    ------  ---------  -------   ------  --------  ---------   ------

  Total investment securities and
     federal funds sold ..................    32,224      1,872     5.81%     22,648    1,278    5.64%    23,100      1,335    5.78%
                                           ---------   --------    ------  ---------  -------   ------  --------  ---------   ------
     Total earning assets ................   154,407  $  14,625     9.47%    138,026  $13,305    9.64%   121,000  $  11,601    9.59%

                                                      ---------    ------             -------   ------            ---------   ------

     Total non-earning assets ............    23,484                          19,466                      12,924
                                           ---------                       ---------                    --------
     Total assets ........................ $ 177,891                       $ 157,492                    $133,924
                                           ---------                       ---------                    --------
Interest bearing liabilities:
Deposits
  Interest bearing demand deposits ....... $   7,406  $     183     2.47%  $   8,705  $   241    2.77%  $  9,970  $     229    2.30%
  Premier money market ...................    72,965      3,869     5.30%     61,519    3,176    5.16%    41,822      2,417    5.78%
  Other savings ..........................     6,268        135     2.15%     12,607      386    3.06%    16,462        425    2.58%
  Certificates of deposit ................    30,825      1,786     5.79%     28,384    1,564    5.51%    25,626      1,356    5.29%
  IRA certificates of deposit ............     6,552        364     5.56%      6,436      347    5.39%     6,262        344    5.49%
                                           ---------   --------    ------  ---------  -------   ------  --------  ---------   ------
    Total deposits .......................   124,016      6,337     5.11%    117,651    5,714    4.86%   100,142      4,771    4.76%
Other borrowings .........................       702         34     4.84%        623       27    4.33%     1,999         98    4.90%
                                           ---------   --------    ------  ---------  -------   ------  --------  ---------   ------
    Total interest bearing liabilities ...   124,718      6,371     5.11%    118,274    5,741    4.85%   102,141      4,869    4.77%
                                           ---------   --------    ------  ---------  -------   ------  --------  ---------   ------

Non-interest bearing liabilities
  Demand deposits ........................    29,066                          24,862                      20,220
  Other liabilities ......................     2,458                           1,630                       1,068
                                           ---------                       ---------                    --------
    Total non-interest bearing liabilities    31,524                          26,492                      21,288
Stockholders' equity .....................    21,649                          12,726                      10,495
                                           ---------                       ---------                    --------
Total liabilities and stockholders' equity $ 177,891                       $ 157,492                    $133,924
                                           ---------                       ---------                    --------
Net interest income/net interest spread ..             $  8,254     4.36%             $ 7,564    4.79%            $   6,732    4.82%
                                                       --------    ------             -------   ------            ---------   ------

Net interest margin ......................                          5.34%                        5.48%                         5.56%
                                                                   ------                       ------                        ------

------------------------------------------------------------------------------------------------------------------------------------

(1) For purposes of these computations, non-accruing loans are included in the average balances.
(2) The yield does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

The following rate/volume analysis shows the portions of the net change in net interest income due to changes in volume or rate. The changes in interest due to both volume and rate have been allocated proportionally to changes due to volume and changes due to rate.


==================================================================================================================================
                                                                  Year Ended December 31,             Year Ended December 31,
                                                                  1997 Compared to 1996                1996 Compared to 1995
                                                                      Changes due to:                     Changes due to:
                                                            -------------------------------       --------------------------------
                                                            Volume         Rate       Total       Volume         Rate        Total
                                                            -------------------------------       --------------------------------
                                                                                    (dollars in thousands)
Increase (decrease) in net interest income due to:
Loans
  Commercial loans .....................................   $ 1,147      $   (27)    $ 1,120      $ 2,100      $  (194)     $ 1,906
  Residential loans ....................................      (346)        (118)       (464)        (134)          41          (93)
  Other consumer loans .................................        74           (4)         70          (51)          (1)         (52)
                                                           -------      -------     -------      -------      -------      -------
       Total loans .....................................       875         (149)        726        1,915         (154)       1,761

Investment securities ..................................       520          (10)        510         (149)          45         (104)
Federal funds sold .....................................        54           30          84          103          (56)          47
                                                           -------      -------     -------      -------      -------      -------
       Total investments and federal funds sold.........       574           20         594          (46)         (11)         (57)
                                                           -------      -------     -------      -------      -------      -------
       Total interest earning assets ...................     1,449         (129)      1,320        1,869         (165)       1,704
                                                           -------      -------     -------      -------      -------      -------

Deposits
  Interest-bearing demand deposits .....................       (32)         (26)        (58)         (35)          47           12
  Premier money market savings .........................       607           86         693        1,017         (258)         759
  Other savings ........................................      (136)        (115)       (251)        (118)          79          (39)
  Time deposits ........................................       141           81         222          152           56          208
  IRA time deposits ....................................         6           11          17            9           (6)           3
                                                           -------      -------     -------      -------      -------      -------
       Total deposits ..................................       586           37         623        1,025          (82)         943
FHLB advances ..........................................         4            3           7          (60)         (11)         (71)
                                                           -------      -------     -------      -------      -------      -------
       Total interest-bearing liabilities ..............       590           40         630          965          (93)         872
                                                           -------      -------     -------      -------      -------      -------
       Change in net interest income ...................   $   859      $  (169)    $   690      $   904      $   (72)     $   832
                                                           =======      =======     =======      =======      =======      =======

Financial Condition

     General. Total assets increased $57.3 million, or 36%, to $218.9 million at December 31, 1997 from $161.6 million at December 31, 1996, and $20.4 million, or 14%, from the December 31, 1995 balance of $141.2 million. These increases reflect the increasing loan portfolio and related accounts, such as loans held for sale and receivables from loans sold which were funded by an increase in deposits and the September 1997 underwritten public stock offering which raised $23.8 million for the Company.

     Cash and Cash Equivalents. Cash and cash equivalents remained fairly flat at $17.4 million at December 31, 1997 from $18.9 million at December 31, 1996 but increased at December 31, 1996 by $8.8 million from the December 31, 1995 balance of $10.0 million as the Company maintained greater funds on hand as Federal Funds Sold, providing overnight liquidity for the Company's increased volume of loan originations.

     Investment Securities. The investment securities portfolio increased $6.4 million, or 40%, to $22.3 million at December 31, 1997 from $15.9 million at December 31, 1996 and increased $4.3 million, or 37%, in 1996 from the December 31, 1995 balance of $11.6 million. The portfolios are managed for liquidity and security and are comprised primarily of U.S. Treasury and other U.S. government mortgage-backed securities and collateralized mortgage obligations with average lives of less than five years. The portfolios are also utilized to collateralize lines of credit with correspondent banks, providing letter of credit facilities to supplement the Company's own product offerings. Refer to Note 2 of the Company's consolidated financial statements for additional information.

     Loans. Loans increased $21.2 million, or 19%, to $130.6 million at December 31, 1997 from $109.5 million at December 31, 1996 and increased $6.7 million, or 7%, from $102.7 million at December 31, 1995. The growth in the portfolios resulted primarily from increases in unguaranteed commercial loans, comprised of revolving lines of credit and term equipment loans, offset by decreases due to the sale of loans from portfolio. The 1997 growth in the unguaranteed commercial loan portfolios totaled $28.3 million while such portfolios increased by $6.4 million in 1996, consistent with the Company's desire to originate and sell a greater amount of unguaranteed loans as the secondary market for such loans is developing.

     Allowance for Loan Losses. The Company reviews the adequacy of the allowance for loan losses quarterly. The allowance totaled $3.1 million at December 31, 1997, a slight increase from the $3.0 million balance at December 31, 1996. The allowance for loan losses was increased by $1.0 million during 1996 from the December 31, 1995 balance of $2.0 million to reflect a specific allocation for certain investor property mortgage loans and increases in the commercial loan portfolios.


Activity in the Allowance for Loan Losses
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     At December 31,
                                                                                         1997             1996             1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                (dollars in thousands)
Balance of allowance for loan losses at the beginning of the period.............     $  3,000         $  2,000         $  2,000
Charge-offs:
   Investor mortgage ...........................................................        1,395            1,730            1,086
   SBA .........................................................................          262              478               18
   USDA ........................................................................           68               --               --
   Commercial ..................................................................          279              168              173
   Private .....................................................................           46               27                8
   Ex-Im working capital .......................................................           --               --               --
   Ex-Im medium term ...........................................................           --               --               --
   Construction ................................................................           --               --                4
   Residential and other consumer ..............................................          195              124               32
                                                                                     --------         --------         --------
     Total charge-offs .........................................................        2,245            2,527            1,321

Recoveries:
   Investor mortgage ...........................................................            6               13               13
   SBA .........................................................................           13               --               --
   Commercial ..................................................................           77               16                6
   Private .....................................................................           --               10               63
   Residential and other consumer ..............................................           10                1                2
                                                                                     --------         --------         --------
     Total recoveries ..........................................................          106               40               84
                                                                                     --------         --------         --------
         Net charge-offs .......................................................        2,139            2,487            1,237
Provision for loan losses ......................................................        2,239            3,487            1,237
                                                                                     --------         --------         --------
Balance of allowance for loan losses at end of period ..........................     $  3,100         $  3,000         $  2,000
                                                                                     ========         ========         ========
Total loans ....................................................................     $135,398         $114,627         $106,992
                                                                                     ========         ========         ========
Allowance to total loans .......................................................          2.3%             2.6%             1.9%
                                                                                     ========         ========         ========

     Net charge-offs from the investor mortgage portfolio represented 62%, 69% and 82% of the total charge-offs for the years ended December 31, 1997, 1996 and 1995, respectively. The Company's portfolio of investor mortgages is collateralized by multi-family urban residential units located in various Connecticut inner cities. Following the recession in 1990, management determined that no new loans collateralized by and/or supporting the purchase of urban residential units would be made as the Company's focus turned toward its current target market of small and medium size manufacturers. In the early 1990's the Company worked to resolve investor mortgages related to certain urban residential loans by facilitating sales of the troubled properties to experienced property managers who had an interest in acquiring and rehabilitating them. Due to deteriorating economic conditions in Hartford and New Haven, Connecticut, many of these properties experienced cash flow difficulties again in 1995 and 1996. The Company increased the allocated allowance for loan losses for such properties in 1996. The Company continues to monitor this portfolio and, based on current information, believes that it maintains appropriate reserves. The outstanding balance of this portfolio at December 31, 1997 totaled $5.5 million.

     The SBA loan charge-offs for the years ended 1997 and 1996 represented losses realized on the unguaranteed portions of SBA loans after liquidation of the collateral, and represent annual loss ratios of 61 and 100 basis points, respectively, of the average balances of the unguaranteed portion of SBA loans which were retained in the Company's portfolio.

     The provision for loan losses reflects the charge to earnings deemed appropriate by management to maintain an adequate allowance for loan losses. The provision totaled $2.2 million in 1997, a decrease of $1.3 million or 37% from $3.5 million for the year ended December 31, 1996. The 1996 provision had increased $2.3 million or 192% from 1.2 million for the year ended December 31, 1995.

     The $2.3 million increase in the provision for loan losses in 1996 was necessitated by the continued deterioration of the investor mortgage portfolio which became evident in the third and fourth quarters of 1996. It was at that time that management determined that the cash flow difficulties of the underlying properties were other than temporary. Management also determined that the unallocated portion of the allowance should be increased to reflect a broader geographic base of originations to areas where the Company had no previous experience.

     The Company manages charge-offs by relationships and has noted no appreciable increase in the number of relationships charged-off. For the years ended December 31, 1997, 1996 and 1995, the charge-offs were comprised of 16, 21 and 19 lending relationships respectively.

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis, and therefore allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict use of the allowance to absorb losses in any category. The unallocated portion of the allowance represents an amount that is not specifically allocable to one of the loan portfolios. All of the loans included in the Company's portfolio are to domestic companies. Loans to foreign entities are 100% Ex-Im Bank guaranteed and generally sold at origination.

--------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,
                                                                     1997        1996        1995        1994        1993
--------------------------------------------------------------------------------------------------------------------------
Allocation of the allowance by category of loans
Unguaranteed portions of:
   SBA and USDA loans ......................................     $    853    $    491    $    563    $    338    $    147
   Ex-Im Bank working capital loans ........................          145          44           2          --          --
Commercial mortgage loans ..................................          250         271         483         237         416
Other commercial loans .....................................        1,052         475         316         353         346
Investor mortgage loans ....................................          269       1,061         399         581         223
Residential and other consumer loans .......................           67         113          72         106          99
Unallocated ................................................          464         545         165         385         194
                                                                 --------    --------    --------    --------    --------
     Total allowance for loan losses .......................     $  3,100    $  3,000    $  2,000    $  2,000    $  1,425
                                                                 ========    ========    ========    ========    ========
Percent of loans in each category to total loans
Unguaranteed portions of:
   SBA and USDA loans ......................................         26.9%       30.5%       38.5%       32.0%       15.9%
   Ex-Im Bank working capital loans ........................          2.8         3.0         0.2          --          --
Ex-Im Bank medium term loans ...............................          0.5         1.8         0.1         0.2          --
Commercial mortgage loans ..................................         14.7        16.4        14.5        17.1        19.5
Other commercial loans .....................................         44.8        29.4        26.9        21.6        28.1
Investor mortgage loans ....................................          4.1         6.6         7.2         9.9        13.5
Residential and other consumer loans .......................          6.2        12.3        12.6        19.2        23.0
                                                                 --------    --------    --------    --------    --------
     Total .................................................        100.0%      100.0%      100.0%      100.0%      100.0%
                                                                 ========    ========    ========    ========    ========

     The following table sets forth information regarding the Company's non-performing loans at the dates indicated:

-------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31,
                                                                     1997        1996        1995        1994        1993
-------------------------------------------------------------------------------------------------------------------------
                                                                                       (dollars in thousands)
Non-Performing Loans
Commercial:
   Unguaranteed portions:
     SBA and USDA loans ....................................       $1,226      $  188      $  419      $   --      $   --
     Ex-Im Bank working capital loans ......................           --          --          --          --          --
   Commercial mortgage loans ...............................           39          --          --         703          --
   Other commercial loans ..................................          535         132          --         106          --
   Investor mortgages loans ................................          415       1,853         839       1,437         755
Consumer ...................................................          149          79          --          --          --
                                                                 --------    --------    --------    --------    --------
Total non-performing loans .................................       $2,364      $2,252      $1,258      $2,246      $  755
                                                                 ========    ========    ========    ========    ========
Total non-performing loans to total loans...................         1.75%       1.96%       1.18%       2.36%       1.06%
                                                                 ========    ========    ========    ========    ========
Total non-performing loans to total assets..................         1.08%       1.39%       0.89%       1.79%       0.69%
                                                                 ========    ========    ========    ========    ========
Allowance to total non-performing loans ....................          131%        133%        159%         89%        189%
                                                                 ========    ========    ========    ========    ========

     Although the balance of non-performing SBA/USDA loans has increased in 1997, the Company believes that this reflects a seasoning of the portfolio.

     The Company had no loans past due 90 days and accruing interest at any period end as presented in the above table.

     Other Real Estate Owned. It is the Company's policy, whenever possible, not to take title to real property collateralizing loans, thereby avoiding management time and any environmental liabilities associated with holding such properties. From the end of the 1995 to 1997 reporting periods discussed herein, the highest balance of other real estate owned totaled $300,000.

     Receivable From Loans Sold. Receivable from loans sold represents the balance of loans sold for which funding has not yet been received. Government guaranteed loans are generally sold within a day of origination and settled within 30 days of the trade date. During this thirty day period, the Company reviews and delivers closing documents to the investor. The receivable balance fluctuates with the month's loan sale activity and tends to be higher at any quarter end due to increased loan closing activity. The average balance of this receivable was $8.5 million, $8.0 million and $3.5 million for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. The Company actively monitors the settlement of loans to ensure that this source of liquidity is properly managed.

     Prepaid Expenses and Other Assets. Prepaid Expenses and Other Assets is comprised principally of servicing assets as discussed in "-Accounting for Loan Sales."

--------------------------------------------------------------------------------
                                           1997          1996          1995
--------------------------------------------------------------------------------
Other assets
Servicing assets ....................    $5,679        $4,138        $2,809
Prepaid expenses and other assets....     1,143           631           280
                                         ------        ------        ------
     Total other assets .............    $6,822        $4,769        $3,089
                                         ======        ======        ======

     Deposits. Deposits are the Company's primary funding source and have increased to sustain the Company's balance sheet growth.

     Federal Home Loan Bank of Boston Advances. Federal Home Loan Bank ("FHLB") advances were utilized in 1994 to "match fund" certain community reinvestment initiatives and were repaid in 1995 when alternative, less expensive deposits became available. Since 1995, these advances have been utilized to provide short-term liquidity. As of December 31, 1997, the Bank had a $2.9 million unused line of credit from the FHLB and had the ability to borrow approximately $3.8 million from the FHLB under various term advance programs.

     Stockholders' Equity. Stockholders' equity increased $27.9 million to $42.1 million at December 31, 1997 from $14.2 million at December 31, 1996 due to the issuance of 1,955,000 shares of common stock in an underwritten public offering completed in September 1997, resulting in net proceeds to the Company of $23.8 million and the retention of earnings. In 1996, stockholders' equity increased $2.6 million from $11.6 million at December 31, 1997 due principally to the retention of earnings. The Company has paid quarterly dividends of $.03 per share since the fourth quarter of 1995. As explained in Note 7 to the Company's consolidated financial statements, the Company holds a note receivable from the Company's Chairman of the Board and President related to the issuance of 614,600 shares of common stock in June 1994, the repayment of which would result in an increase in stockholders' equity.

Liquidity and Capital Resources

     The Company's primary sources of liquidity and funding are its diverse deposit base and loan sales and participations. Secondary sources of liquidity include FHLB advances, federal funds purchased under correspondent bank lines of credit and the sale of investments. As an FDIC-insured institution, the Bank may make available traditional business and consumer depository products, including checking, savings and time deposit accounts.

     Management considers scheduled cash flows from existing clients and borrowers, projected deposit levels as well as estimated liquidity needs from maturing and disintermediating deposits, and approved extensions of credit and unadvanced commitments to existing borrowers in determining the level and maturity of deposits necessary to support operations. Historically, the Company has increased the level of deposits to support its planned loan growth. Marketing efforts are focused on externally indexed "core accounts" of checking and savings deposits, which have proven to be generally less interest rate sensitive than time deposits. In addition to its primary deposit solicitation efforts, the Company may occasionally undertake time deposit campaigns to the general public in conjunction with anticipated liquidity needs in order to better allow an appropriate matching of its funding sources to its funding needs.

     Average balances of deposits accounts increased $10.6 million to $153.1 million in 1997 from $142.5 million in 1996 which was an increase of $22.1 million from $120.4 million in 1995 with the majority of the increases in savings account balances.

     The Company's liquidity position is monitored daily by management to maintain a level of liquidity conducive to efficient operations and is continuously evaluated as part of the asset/liability management process. The Company believes that its liquidity sources will continue to provide funding sufficient to support operating activities, loan originations and commitments, and deposit withdrawals.

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial condition. The regulations require that the Bank meet specific capital adequacy guidelines as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about interest rate risk, concentration of credit risk and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier I capital to total average assets (as defined), and minimum ratios of Tier I and total capital to risk weighted assets. The Bank's capital ratios are well in excess of regulatory minimum requirements. As the Company is a small bank holding company, it is not subject to any additional capital ratio requirements. See Note 7 to the consolidated financial statements for a table of minimum required and actual capital ratios.

Quantitative and Qualitative Disclosures About Market Risk and Asset/Liability Management

     An earnings at risk model is one tool utilized by the Company to measure interest rate risk. Such a model computes the estimated effect on net income from changes in interest earned on assets and expenses paid on liabilities, as well as the impact of off-balance sheet items in the event of a range of assumed changes in market interest rates. This analysis estimates the risk of loss in market risk sensitive instruments in the event of a sudden and sustained one hundred to three hundred basis point increase or decrease in the market interest rates. The Company's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in net income and capital in the event of a sudden and sustained change in market interest rates.

     In the event that the Prime Rate, as quoted in The Wall Street Journal, decreases by 100, 200 or 300 basis points as of December 31, 1997, the Company estimates that net income will decrease by $520,000, $745,000 and $730,000, respectively. If the Prime Rate increases by 100, 200 or 300 basis points, the Company estimates that net income will increase by $520,000, $745,000 and $315,000, respectively. All of the Company's market risk sensitive instruments are classified as held to maturity or available for sale. The Company has no trading securities.

     At December 31, 1997 the estimated changes in the Company's net income based on the hypothetical changes in interest rates were within the limits established by the Board of Directors.

     Such earnings at risk calculation is based on the estimated change in interest income and interest expense utilizing numerous assumptions, including historical relationships between various indices utilized by the Company in setting interest rates and management's judgment as to the expected relationship of such rates in the current environment. This calculation utilizes such relative levels of market interest rates as well as assumptions regarding loan prepayments and deposit decays and should not be relied upon as indicative of actual results. Importantly, the computations do not contemplate any actions the Company could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of earnings at risk. Actual results may differ from those presented should market conditions vary from assumptions used in the calculation. In the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the earnings at risk calculation. Finally, the ability of many borrowers to repay their adjustable rate loans and the value of the underlying collateral may decrease in the event of interest rate decreases.

     The Company does seek to manage its assets and liabilities to reduce the potential adverse impact on net interest income that might result from changes in interest rates. Control of interest rate risk is conducted through systematic monitoring of maturity mismatches. The Company's investment decision-making takes into account not only the rates of return and their underlying degree of risk, but also liquidity requirements, including minimum cash reserves, withdrawal and maturity of deposits and additional demand for funds. For any given period, the pricing structure is matched when an equal amount of assets and liabilities reprice. An excess of assets or liabilities over these matched items results in a gap or mismatch, as shown on the following table. A negative gap denotes liability sensitivity and normally means that a decline in interest rates would have a positive effect on net interest income, while an increase in interest rates would have a negative effect on net interest income. However, significant variations may exist in the degree of interest rate sensitivity between individual asset and liability types within the repricing periods presented due to differences in their repricing elasticity relative to the change in the general level of interest rates. All of the Company's assets and liabilities are U.S. dollar-denominated and, therefore, the Company bears no foreign exchange risk.

     The majority of the Company's assets reprice according to contractual arrangements although the Company has fairly broad discretion over the frequency and magnitude of interest rate changes on its liabilities which has enabled the Company to minimize the impact of any general changes in the interest rate environment.

     The Company utilizes the analysis detailed below to generally monitor the composition of assets and liabilities and focuses on the one-year mismatch. The Company believes the negative one year cumulative gap $8.1 million, or 5%, reflects a relatively balanced position.

     For purposes of the following analysis, checking and savings accounts are presented 20% in the 0-90 day period, 20% in the 91-180 day period, and 30% in the 181-365 day period and 30% in the 1-5 year period. Although the elasticity of such deposits cannot be tied to any one time period, these are the assumptions which have been developed by the Company based on historical experience and are utilized for internal and regulatory reporting purposes.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   December 31, 1997
                                                   0 to 90       91 to 180    181 to 365       1 to 5        Over 5
                                                    Days           Days          Days          Years         Years          Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (dollars in thousands)
Commercial loans .............................    $ 100,800     $   1,933     $   4,486      $   8,684     $  11,125      $ 127,028
Residential loans ............................          574         1,038         1,194          1,975         1,734          6,515
Other consumer loans .........................        1,389             1            13            401            51          1,855
Investments ..................................        2,335         1,013         5,173          8,133         1,511         18,165
Federal funds sold ...........................        6,450            --            --             --            --          6,450
                                                  ---------     ---------     ---------      ---------     ---------      ---------
       Total interest earning assets .........    $ 111,548     $   3,985     $  10,866      $  19,193     $  14,421      $ 160,013
                                                  =========     =========     =========      =========     =========      =========
Checking .....................................    $  10,687     $  10,687     $  16,031      $  16,031            --      $  53,436
Money market savings .........................       16,679        16,679        25,018         25,018            --         83,394
Other savings ................................        1,722         1,722         2,583          2,582            --          8,609
Time deposits ................................       13,870         7,648        10,075          2,622            --         34,215
Treasury, tax and loan .......................        1,085            --            --             --            --          1,085
                                                  ---------     ---------     ---------      ---------     ---------      ---------
       Total interest bearing liabilities.....    $  44,043     $  36,736     $  53,707      $  46,253            --      $ 180,739
                                                  =========     =========     =========      =========     =========      =========
Interest sensitivity gap .....................    $  67,505     $ (32,751)    $ (42,841)     $ (27,060)    $  14,421      $ (20,726)
                                                  =========     =========     =========      =========     =========      =========
Cumulative gap ...............................    $  67,505     $  34,754     $  (8,087)     $ (35,147)    $ (20,726)
                                                  =========     =========     =========      =========     =========
Cumulative gap as a percentage of
    total interest earning assets ............           42%           22%           (5)%          (22)%         (13)%
                                                  =========     =========     =========      =========     =========

Seasonality

     The Company's business is somewhat seasonal as the level of domestic loan originations tend to be lower during the first quarter when many U.S. companies have not yet produced their fiscal financial statements and during the third quarter when many U.S. manufacturers shut down for a limited time for summer vacation.

Impact of Inflation

     The consolidated financial statements and related data presented elsewhere have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Interest rates have a significant impact on the Company's performance. Increases in interest rates affect the ability of the Company's borrowers to service their variable rate debt. Furthermore, inflation can directly affect the value of loan collateral in general, and real estate collateral in particular. These factors are taken into account in the initial underwriting process and over the life of the loans. The Company believes that it has the systems in place to continue to manage the rates, liquidity and interest rate sensitivity of the Company's assets and liabilities.

Year 2000 Compliance

     As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. In brief, many existing application software products in the marketplace were designed to only accommodate a two digit date position which represents the year (e.g., '95 is stored on the system and represents the year 1995). As a result, the year 1999 (i.e., '99) could be the maximum date value these systems will be able to accurately process. The Company has determined that its deposit item processing system could not be readily made to be year 2000 compliant and outsourced this function in the first quarter of 1998. All other major systems are supported by third party vendors. The Company has developed a plan to address the issues raised by the year 2000 in accordance with the guidance issued by the Federal Financial Institutions Examination Council and is in the process of working with all its service providers and software vendors to assure that the Company is prepared for the year 2000. Management does not anticipate that the Company will incur significant operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant.

Recent Accounting Pronouncements

SFAS No. 130

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which established standards for reporting and display of comprehensive income, defined as the change in equity of a business enterprise during a period from nonowner sources. SFAS No. 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for all years presented. The adoption of SFAS No. 130 will require the Company to expand the financial statements to present the impact of any changes in the valuation allowance for the available-for-sale investment portfolio, any tax benefits associated with Company's stock option plans or other components of comprehensive income.

SFAS No. 131

     In June 1997, the FASB also issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The Company is currently reviewing this pronouncement, and the adoption of SFAS No. 131 is expected to impact the way the Company reports information about its operations. Specific determination has not yet been made as to how this Statement will be implemented.

Report of Independent Accountants


The Board of Directors and Stockholders of First International Bancorp, Inc.

     We have audited the consolidated balance sheets of First International Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First International Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.

Hartford, Connecticut
January 23, 1998

First International Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets

December 31, 1997 and 1996
(dollars in thousands)

----------------------------------------------------------------------------------------------------------------
                                                                                       1997              1996
----------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks ..................................................        $  10,944         $   5,867
Federal funds sold .......................................................            6,450            13,000
                                                                                  ---------         ---------
        Cash and cash equivalents ........................................           17,394            18,867

Investment securities (Note 2):
     Available for sale at fair value ....................................           12,767            11,524
Held to maturity at amortized cost
        (fair value $7,429 and $3,056) ...................................            7,435             3,063
U.S. Agency stocks at cost ...............................................            2,069             1,287
Loans, net (Note 3) ......................................................          130,625           109,453
Loans held for sale ......................................................            9,070                --
Receivable from loans sold (Note 1) ......................................           28,775            10,341
Accrued interest receivable ..............................................            1,200               823
Premises and equipment, net (Note 4) .....................................            2,694             1,515
Prepaid expenses and other assets (Note 3) ...............................            6,822             4,769
                                                                                  ---------         ---------
        Total assets .....................................................        $ 218,851         $ 161,642
                                                                                  =========         =========

Liabilities and Stockholders' Equity
Deposits (Note 5) ........................................................        $ 172,321         $ 144,316
U.S. Treasury demand note ................................................            1,085             1,061
Accrued interest payable .................................................              745               622
Other liabilities ........................................................            2,552             1,427
                                                                                  ---------         ---------
        Total liabilities ................................................          176,703           147,426

Commitments and Contingencies (Notes 3 and 4)

Stockholders' equity (Notes 1, 7, 8, and 9):
     Common stock, $.10 par value, 12,000,000 shares authorized;
     7,866,735 and 5,766,352 shares issued and outstanding ...............              787               577
     Preferred stock, $.10 par value, 2,000,000 shares authorized;
        no shares issued and outstanding .................................               --                --
     Paid-in capital in excess of par value ..............................           32,083             8,222
     Stockholder note receivable .........................................             (877)             (954)
     Unrealized holding gain/(loss) on investments available-for-sale,
        net ..............................................................               12               (74)
     Retained earnings ...................................................           10,143             6,445
                                                                                  ---------         ---------
        Total stockholders' equity .......................................           42,148            14,216
                                                                                  ---------         ---------
        Total liabilities and stockholders' equity .......................        $ 218,851         $ 161,642
                                                                                  =========         =========

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Consolidated Statements of Income

December 31, 1997, 1996 and 1995
(dollars in thousands, except per share amounts)

----------------------------------------------------------------------------------------------
                                                         1997           1996           1995
----------------------------------------------------------------------------------------------
Interest income:
     Loans, including net fees ..................     $12,753        $12,027        $10,266
     Investment securities ......................       1,156            646            750
     Federal funds sold .........................         716            632            585
                                                      -------        -------        -------
        Total interest income ...................      14,625         13,305         11,601
                                                      -------        -------        -------
Interest expense:
     Deposits ...................................       6,337          5,714          4,771
     Other ......................................          34             27             98
                                                      -------        -------        -------
        Total interest expense ..................       6,371          5,741          4,869
                                                      -------        -------        -------
        Net interest income .....................       8,254          7,564          6,732

Provision for possible loan losses ..............       2,239          3,487          1,237
                                                      -------        -------        -------
        Net interest income after
            provision for possible loan losses...       6,015          4,077          5,495

Non-interest income:
     Service charges and other deposit fees .....         438            424            398
     Loan servicing income and fees .............       2,618          1,475            896
     Income on stockholder note receivable ......         244             --             --
     Gain on sale of guaranteed commercial loans        9,513          4,904          2,744
     Gain on sale of commercial loans ...........       2,227            933             97
     Gain on residential loan sales .............          70              7             18
     Gain on branch sale ........................          --          2,202             --
                                                      -------        -------        -------
        Total non-interest income ...............      15,110          9,945          4,153
                                                      -------        -------        -------
        Total operating income ..................      21,125         14,022          9,648
                                                      -------        -------        -------
Non-interest expense:
     Salaries and benefits ......................       9,302          4,963          3,399
     Occupancy ..................................         985            774            573
     Furniture and equipment ....................         692            462            407
     Outside services ...........................         425            231            210
     Office expenses ............................         901            702            538
     Marketing ..................................         840            621            288
     Other ......................................         656            672            713
                                                      -------        -------        -------
        Total non-interest expense ..............      13,801          8,425          6,128
                                                      -------        -------        -------
        Income before income taxes ..............       7,324          5,597          3,520

Provision for income taxes (Note 9) .............       2,895          2,353          1,494
                                                      -------        -------        -------

        Net income ..............................     $ 4,429        $ 3,244        $ 2,026
                                                      -------        -------        -------

Basic earnings per share  (Notes 1 and 7) .......     $   .70        $   .56        $   .35
                                                      -------        -------        -------
Diluted earnings per share (Notes 1 and 7) ......     $   .67        $   .56        $   .35
                                                      -------        -------        -------

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity

December 31, 1997, 1996 and 1995
(dollars in thousands, except per share amounts)

---------------------------------------------------------------------------------------------------------------------------------
                                                                          Paid-in                   Unrealized
                                                                        Capital in  Stockholder Holding Gain (Loss)
                                                              Common    Excess of       Note     on Investments     Retained
                                                              Stock     Par Value   Receivable  Available-for-Sale  Earnings
---------------------------------------------------------------------------------------------------------------------------------
        Balance at January 1, 1995 ......................   $    582    $  8,299     $ (1,021)       $   (182)      $  1,997

Repurchase and retirement of 62,132 shares of
     common stock (Note 7) ..............................         (6)       (103)          --              --             --
Issuance of 3,500 shares of common stock under
     option plan (Note 8) ...............................         --           6           --              --             --
Dividend on common stock ($.03/share) ...................         --          --           --              --           (164)
Principal payment on stockholder note
     receivable (Note 7) ................................         --          --           14              --             --
Reduction in unrealized holding loss, net of income taxes         --          --           --             154             --
Net income ..............................................         --          --           --              --          2,026
                                                            --------    --------     --------        --------       --------
        Balance at December 31, 1995 ....................        576       8,202       (1,007)            (28)         3,859

Repurchase and retirement of 7,875 shares of
     common stock (Note 7) ..............................         (1)        (21)          --              --             --
Issuance of 21,000 shares of common stock under
     option plan (Note 8) ...............................          2          41           --              --             --
Dividends on common stock ($.11/share) ..................         --          --           --              --           (658)
Principal payment on stockholder note
     receivable (Note 7) ................................         --          --           53              --             --
Increase in unrealized holding loss, net of income taxes.         --          --           --             (46)            --
Net income ..............................................         --          --           --              --          3,244
                                                            --------    --------     --------        --------       --------
        Balance at December 31, 1996 ....................        577       8,222         (954)            (74)         6,445

Issuance of 145,350 shares of common stock under
     option plan (Note 8) ...............................         14         249           --              --             --
Issuance of 1,955,000 shares of common stock at public
     offering (Note 1) ..................................        196      23,612           --              --             --
Dividends on common stock ($.12/share) ..................         --          --           --              --           (731)
Discount on stockholder note receivable (Note 7) ........         --          --           92              --             --
Accretion on stockholder note receivable (Note 7) .......         --          --          (15)             --             --
Reduction in unrealized holding loss, net of income
     taxes ..............................................         --          --           --              86             --
Net income ..............................................         --          --           --              --          4,429
                                                            --------    --------     --------        --------       --------
     Balance at December 31, 1997 .......................   $    787    $ 32,083     $   (877)       $     12       $ 10,143
                                                            ========    ========     ========        ========       ========

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flows

December 31, 1997, 1996 and 1995
(dollars in thousands, except per share amounts)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                1997              1996              1995
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income .....................................................        $   4,429         $   3,244         $   2,026
                                                                             ---------         ---------         ---------
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization ..................................              644               374               315
     Amortization of investment premiums, net .......................                7                55                93
     Accretion of loan discount, net ................................            1,161             1,042               485
     Provision for possible loan losses .............................            2,239             3,487             1,237
     Provision for loss on other real estate owned ..................               --               200               280
     Increase in other liabilities ..................................            1,004               686               122
     (Increase) decrease in deferred loan costs .....................              (42)              (15)               35
     (Increase) decrease in accrued interest receivable .............             (377)               54              (194)
     Increase (decrease) in accrued interest payable ................              123               324                (1)
     Deferred income tax provision (benefit) ........................              121              (249)              (52)
     Gain on sale of loans ..........................................            1,070            (1,018)             (353)
     (Increase) decrease in receivable from loans sold ..............          (18,434)              932            (2,813)
     Increase in prepaid expenses and other assets ..................           (2,113)           (1,395)           (1,438)
     Discount on stockholder note receivable ........................               92                --                --
     Accretion on stockholder note receivable .......................              (15)               --                --
Loans originated for sale ...........................................         (232,900)         (132,839)          (55,686)
Proceeds from sale of loans originated for sale .....................          231,636           136,742            58,193
                                                                             ---------         ---------         ---------
        Total adjustments ...........................................          (15,784)            8,380               223
                                                                             ---------         ---------         ---------
        Net cash provided by (used in) operating activities .........          (11,355)           11,624             2,249

Cash flows from investing activities:
     Net increase in loans ..........................................          (33,406)          (14,119)          (15,265)
     Purchase of investment securities available for sale ...........          (13,587)          (10,514)           (1,498)
     Purchase of investment securities held to maturity .............           (8,496)             (500)              (75)
     Purchase of equity securities ..................................             (782)             (415)               (5)
     Proceeds from maturities and principal repayments of
        investment securities available for sale ....................           11,998             1,500             1,500
     Proceeds from maturities of mortgage-backed securities
      available for sale ............................................              486             4,023             1,606
     Proceeds from maturities and principal repayments of
        investment securities held to maturity ......................            4,000                --                --
     Proceeds from maturities of mortgage-backed securities
       held to maturity .............................................              123             1,526               961
     Proceeds from sale of branch premises ..........................               --               275                --
     Proceeds from sale of other real estate owned ..................               --               100                --
     Capital expenditures, net ......................................           (1,823)             (894)             (372)
                                                                             ---------         ---------         ---------
        Net cash used in investing activities .......................          (41,487)          (19,018)          (13,148)

Cash flows from financing activities:
     Net increase in deposits .......................................           28,005            15,954            16,512
     Net increase (decrease) in other borrowings ....................               24               841              (106)
     Repayments of FHLBB Advances ...................................               --                --            (2,788)
     Proceeds from sale of common stock at public offering, net .....           23,808                --                --
     Proceeds from issuance of common stock under option plan .......              263                43                 6
     Repurchase of common stock .....................................               --               (22)             (109)
     Dividends paid .................................................             (731)             (658)             (164)
     Principal payment on stockholder note receivable ...............               --                53                14
                                                                             ---------         ---------         ---------
        Net cash provided by financing activities ...................           51,369            16,211            13,365
                                                                             ---------         ---------         ---------
        Net increase (decrease) in cash and equivalents .............           (1,473)            8,817             2,466
Cash and cash equivalents at beginning of year ......................           18,867            10,050             7,584
                                                                             ---------         ---------         ---------
Cash and cash equivalents at end of year ............................        $  17,394         $  18,867         $  10,050
                                                                             ---------         ---------         ---------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
     Interest .......................................................        $   6,248         $   5,418         $   4,869
     Income taxes ...................................................        $   2,791         $   2,664         $   1,694

Non-cash items:
     Real estate acquired in settlement of loans ....................               --                --         $     580

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements



1.   Summary of Significant Accounting Policies:


Basis of Presentation

     The consolidated financial statements include the accounts of First International Bancorp, Inc. (the Company) and its wholly-owned subsidiary, First National Bank of New England (the Bank). Intercompany accounts and transactions have been eliminated in consolidation.

     The Bank operates a full service branch at its headquarters in Hartford, Connecticut and representative offices, which are responsible for regional loan origination efforts, in Boston and Springfield, Massachusetts; Providence, Rhode Island; Rochester, New York; Morristown, New Jersey; Philadelphia and Pittsburgh, Pennsylvania; and Washington D.C. The Bank sold its last retail branch facility and certain deposits in 1996. The Company completed an underwritten public stock offering of 1,700,000 shares in September 1997 and issued an additional 255,000 shares in October when the underwriters exercised their option to purchase such shares. The offering resulted in net proceeds to the Company of $23.8 million. The Company's primary revenues are derived from net interest income and the origination and sale, on a servicing retained basis, of commercial loans.

     The Bank is a national leader in the use of loan guarantee programs offered by the U.S. Small Business Administration (SBA), the U.S. Department of Agriculture (USDA) and the Export-Import Bank of the United States (Ex-Im Bank). Continued availability of such loan guarantees are dependent upon timely and adequate federal budget appropriations. Each of these federal programs is funded through September 1998, but there can be no assurance of sufficient budgetary allocations to allow a continuation of such programs in substantially their current form.

     In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the results of operations for the period. Material estimates in these consolidated financial statements relate to the allowance and provision for possible loan losses, the valuation of other real estate owned and the estimated lives of loans sold where servicing has been retained. Market conditions are evaluated and independent appraisals of significant properties are obtained by management as needed in the process of setting the estimates. Notwithstanding this, such estimates are particularly sensitive to the economic environment and can be significantly affected by changing economic conditions affecting the value of the collateral, interest rates, borrowers' financial position and other factors. Accordingly, actual results could differ significantly from the estimates.

Investment Securities

     Securities that may be sold as part of the Company's asset/liability or liquidity management, or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available for sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes as a separate component of stockholders' equity. Debt securities that the Company has the ability and positive intent to hold to maturity are classified as held to maturity and carried at amortized cost. Realized gains and losses on the sales of all investment securities are reported in earnings and computed using the specific identification cost basis. Declines in the market value of investment securities that are deemed to be other than temporary are charged to income.

Loans

     Loans are stated at their principal amount outstanding. Interest income on loans is recognized on the simple interest method based upon the principal amount outstanding.

     In May 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," - an amendment of FASB Statement No. 65 (SFAS No. 122), which the Company adopted on January 1, 1996. SFAS No. 122 amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities," to provide that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. It also requires the Company to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of this statement did not have a material impact on the Company's financial condition or its results of operations.

     In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. These standards are based on consistent application of a financial-components approach that focuses on control.

Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The adoption of this statement as of January 1, 1997 did not have a material impact on the Company's financial condition or its results of operations. This statement generally applies SFAS No. 122 concepts to a variety of assets sold and the resultant retained servicing. SFAS No. 125 also changed terminology used to describe the methods and assumptions used to calculate the servicing assets. The discussion below reflects the concepts and terminology included in SFAS No. 125.

     Receivable from loans sold and gain on commercial loan sales are primarily attributable to the sale of commercial loans which have been at least partially guaranteed by the SBA, the USDA and Ex-Im Bank. The Company is required to retain at least 5% of the unguaranteed portions of SBA and USDA loans. Transactions are generally settled within 30 days of the sale. The gains on the sale of a portion of a loan are based on the relative fair market values of the loan sold and the loan retained. A portion of the gain on commercial loan sales is due to a servicing asset which represents the present value of the differential between the servicing fee received by the Company and adequate compensation, defined as the sum of the Company's costs and a normal profit, after considering the estimated effects of prepayments. The discount rate utilized in calculating the servicing asset approximates the market rate an investor would demand on a risk-adjusted basis. The servicing asset is amortized as a charge to non-interest income over the estimated lives of the underlying loans on an effective interest method. The servicing asset is analyzed periodically for impairment based on the term of the serviced loan, the perceived alternatives for refinancing, the current interest rate environment and historical default and prepayment patterns and is carried at the lower of amortized cost or net realizable value.

     Unearned interest reflected as a reduction of loans in the consolidated balance sheet relates primarily to the discount recognized on the retained portion of the commercial loans sold. The discount is recorded in interest income over the estimated life of the retained loan on an effective interest method.

Loans Held for Sale

     The Company classifies loans for which it does not have a positive intent to hold to maturity as loans held for sale and carries them at the lower of cost or market based on the aggregate value of the portfolio.

Loan Origination Fees (Costs)

     Fees for loan originations and commitments, and related origination costs, are deferred and recognized as a yield adjustment utilizing the interest method over the contractual life of the related loan, adjusted for prepayment and sales.

Provision/Allowance For Possible Loan Losses

     The Company evaluates the collectibility of impaired loans, as defined below, based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for collectibility of contractual principal and interest based on the estimated fair value of the collateral. Smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for collectibility by the Company based on historical loss experience rather than on an individual loan-by-loan basis. The Company evaluates all impaired loans, other than small balance loans, on an individual loan-by-loan basis; it does not aggregate impaired loans into major risk classifications. The Company considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. An insignificant delay of under 60 days or a 10% shortfall in the amount of the payment is not an event that, when considered in isolation, would automatically cause the Company to consider a loan to be impaired. The Company places a loan on nonaccrual status when it is 90 days or more past due or when, in management's assessment, the full collectibility of principal and interest is uncertain. Except for certain restructured loans, impaired loans are loans that are on nonaccrual status.

     When an impaired loan or a portion of an impaired loan is deemed uncollectible, the portion deemed uncollectible is charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance.

     The Company recognizes interest income on impaired loans on a cash basis and reverses any accrued interest income at the date of determination.

     Management determines the adequacy of its allowance for possible loan losses primarily through periodic reviews of the loan portfolio, loan delinquencies, collateral on loans and past payment history adjusted for such factors as known changes in the character of the loan portfolio and current economic conditions. Consideration is also given to anticipated economic conditions, as well as other relevant factors in establishing the allowance. The allowance is increased by provisions for loan losses charged to income and decreased by charge offs, net of recoveries.

Other Real Estate Owned

     Other real estate owned (OREO), representing property acquired by foreclosure or acceptance of a deed in lieu of foreclosure is carried at the lower of the unpaid loan balance at the date of acquisition or fair value less estimated disposal costs. Improvements are capitalized to the extent realizable. Holding and selling costs are expensed as incurred.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the period of the related lease. Costs of maintenance and repairs are expensed, while major improvements are capitalized.

Income Taxes

     Income taxes are provided based on the asset/liability method of accounting. Deferred income taxes and tax benefits are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings Per Share

     Earnings per share for all periods presented have been calculated in accordance with SFAS No. 128, "Earnings Per Share" which requires the presentation of basic and diluted earnings per share. Basic earnings per share is determined based on the weighted average shares outstanding, while diluted earnings per share reflects the potential dilution that could occur if options to issue common stock were exercised. (See Note 7.)

Stock Option Plans

     SFAS No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123) issued in October 1995 gives companies the option of employing intrinsic value accounting under the guidelines of Accounting Principles Board (APB) No. 25 or fair value accounting for stock based compensation. While SFAS No. 123 does not require the adoption of fair value accounting, it does require certain disclosures in the financial statements as if fair value accounting had been adopted, including pro forma net income and earnings per share. The Company adopted this accounting standard effective January 1, 1996 for disclosure purposes only and will continue to apply APB 25 in accounting for stock based compensation.

Common Stock Split

     On June 26, 1997, the Company's stockholders approved a 3.5-for-1 stock split to stockholders of record on July 14, 1997, effective August 7, 1997. Stockholders' equity has been restated to give retroactive recognition to the stock split in prior periods by reclassifying from paid-in capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references to the number of shares, per share amounts and stock option data have been restated.

Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one day periods or terms of less than 30 days.

     The Company is required to maintain certain levels of cash reserves at the Federal Reserve Bank of Boston based on its deposit accounts. Such required reserves totaled $1,700,000 at December 31, 1997.

Reclassifications

     Certain amounts from 1996 and 1995 have been reclassified to conform to the 1997 presentation.

Recent Accounting Pronouncements

SFAS No. 130

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which established standards for reporting and display of comprehensive income, defined as the change in equity of a business enterprise during a period from nonowner sources. SFAS No. 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for all years presented. The adoption of SFAS No. 130 will require the Company to expand the financial statements to present the impact of any change in the valuation allowance for the available for sale investment portfolio and the tax benefit associated with the Company's stock option plans or other components of comprehensive income.

SFAS No. 131

     In June 1997, the FASB also issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The Company is currently reviewing this pronouncement, and the adoption of SFAS No. 131 is expected to impact the way the Company reports information about its operations. Specific determination has not yet been made as to how this statement will be implemented.

================================================================================

2.  Investment Securities:

Securities classified as available for sale (carried at fair value) and as held to maturity (carried at amortized cost) as of December 31, 1997 and 1996 are as follows:

---------------------------------------------------------------------------------------------------------------
                                                                    Gross           Gross          Estimated
                                                 Amortized        Unrealized      Unrealized         Fair
                                                    Cost             Gains          Losses           Value
---------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
December 31, 1997

Available for Sale
U.S. Treasury obligations ..................      $ 12,013        $     15         $     (3)        $ 12,025
U.S. Government mortgage-backed securities..           648               9               --              657
Mutual funds ...............................            85              --               --               85
                                                  --------        --------         --------         --------
                                                  $ 12,746        $     24         $     (3)        $ 12,767
                                                  ========        ========         ========         ========
Held to Maturity
U.S. Government mortgage-backed securities..      $  2,285        $      4         $    (10)        $  2,279
Debt securities of foreign governments .....         1,150              --               --            1,150
Variable rate preferred stock ..............         4,000              --               --            4,000
                                                  --------        --------         --------         --------
                                                  $  7,435        $      4         $    (10)        $  7,429
                                                  ========        ========         ========         ========
December 31, 1996

Available for sale
U.S. Treasury obligations ..................      $ 10,516        $      2         $    (63)        $ 10,455
U.S. Government mortgage-backed securities..         1,134               8              (73)           1,069
                                                  --------        --------         --------         --------
                                                  $ 11,650        $     10         $   (136)        $ 11,524
                                                  ========        ========         ========         ========
Held to maturity
U.S. Government mortgage-backed securities..      $  1,913        $     14         $    (21)        $  1,906
Debt securities of foreign governments .....         1,150              --               --            1,150
                                                  --------        --------         --------         --------
                                                  $  3,063        $     14         $    (21)        $  3,056
                                                  ========        ========         =========        ========


Stock securities are carried at cost and are comprised of the following:

--------------------------------------------------------------------------------
                                                         December 31,
--------------------------------------------------------------------------------
                                                   1997                 1996
                                                --------------------------------
                                                     (dollars in thousands)

Federal Reserve Bank .........................     $224                 $224
Federal Home Loan Bank of Boston (FHLBB)......    1,246                  648
Private Export Funding Corporation ...........      599                  415
                                                 ------               ------
                                                 $2,069               $1,287
                                                 ======               ======



     The Company is required to hold common stock investments in the Federal Reserve Bank based on First National Bank of New England's capital and in the FHLBB based on borrowings from the FHLBB (Note 6).

     At December 31, 1997 investments with a carrying value of $14,422,000 were pledged to collateralize public and government deposits, as required by law, and certain of the Bank's lines of credit. There were no sales of debt securities in the three year period ended December 31, 1997.

The contractual maturities of debt securities at December 31, 1997 and 1996 are as follows:

--------------------------------------------------------------------------------


                                                                  Weighted
                                 Amortized         Fair            Average
                                    Cost          Value             Yield
--------------------------------------------------------------------------------
                                          (dollars in thousands)
December 31, 1997

Available for sale
Due in one year or less .......   $ 5,588        $ 5,588            5.65%
Due after one year
     through five years .......     6,510          6,522            5.82%
Mortgage-backed securities.....       648            657            6.22%
                                  -------        -------          -------
                                  $12,746        $12,767            5.77%
                                  =======        =======          =======
Held to maturity
Due after one year
     through five years .......   $ 4,545        $ 4,545            4.43%
Due after five years
     through ten years ........     1,100          1,100            7.88%
Mortgage-backed securities          1,790          1,784            6.09%
                                  -------        -------          -------
                                  $ 7,435        $ 7,429            5.34%
                                  =======        =======          =======

December 31, 1996

Available for sale
Due in one year or less .......   $   998        $ 1,001            5.93%
Due after one year
     through five years .......     9,518          9,454            5.70%
Mortgage-backed securities.....     1,134          1,069            6.32%
                                  -------        -------          -------
                                  $11,650        $11,524            5.78%
                                  =======        =======          =======
Held to maturity
Due after one year
     through five years .......   $   350        $   350            7.88%
Due after five years
     through ten years ........       800            800            7.59%
Mortgage-backed securities.....     1,913          1,906            5.35%
                                  -------        -------          -------
                                  $ 3,063        $ 3,056            6.22%
                                  =======        =======          =======

================================================================================

3.   Loans:

     The outstanding balances of loans originated and held by the Company are as follows:

--------------------------------------------------------------------------------
                                                          December 31,
                                                      1997            1996
--------------------------------------------------------------------------------
                                                    (dollars in thousands)
Commercial and industrial ...............        $  71,836         $  61,435
Commercial real estate ..................           55,192            39,095
Residential real estate .................            6,515            12,843
Consumer loans and lines of credit ......            1,855             1,254
                                                 ---------         ---------
        Total loans .....................          135,398           114,627
                                                 =========         =========
Less: Allowance for possible loan losses             3,100             3,000
      Discount on retained loans ........            1,782             2,241
      Net deferred loan origination costs             (109)              (67)
                                                 ---------         ---------
        Loans, net ......................        $ 130,625         $ 109,453
                                                 =========         =========


At December 31, 1997, the Company had fixed and variable rate loans with maturities greater than one year totaling $11,486,000 and $89,759,000 respectively.

The scheduled maturities of the Company loan portfolio as of December 31, 1997 are as follows:

--------------------------------------------------------------------------------

                                          After one
                             Within One  Year Through   After Five
                                Year      Five Years      Years       Total
--------------------------------------------------------------------------------
Commercial and
   industrial ............    $ 32,331   $  7,324      $ 32,181     $ 71,836
Commercial real estate           1,280      4,063        49,849       55,192
Residential loans ........       2,806      1,975         1,734        6,515
Consumer loans and
   lines of credit .......       1,403        401            51        1,855
                              --------   --------      --------     --------
                              $ 37,820   $ 13,763      $ 83,815     $135,398
                              ========   ========      ========     ========

================================================================================

The outstanding balances of loans originated by the Company and sold to others on a servicing retained basis are as follows:

--------------------------------------------------------------------------------
                                              December 31,
                                          1997            1996
--------------------------------------------------------------------------------
                                           (dollars in thousands)
Guaranteed Loans:
SBA ...........................        $195,454        $145,620
USDA ..........................          45,806          26,901
Ex-Im Bank ....................          82,794          26,670
FHLMC .........................          17,305          17,731
                                       --------        --------
                                        341,359         216,922
                                       ========        ========
Unguaranteed Portions
and Unguaranteed Loans:
SBA ...........................          51,673          28,814
USDA ..........................           5,326           3,191
Other commercial ..............          27,235          12,896
Home equity lines .............           3,484           3,982
                                       --------        --------
                                         87,718          48,883
                                       ========        ========
Total loans serviced for others        $429,077        $265,805
                                       ========        ========

The following amounts are included in Loans, net:

--------------------------------------------------------------------------------
                                                    December 31,
Discount on Retained Loans                 1997        1996         1995
--------------------------------------------------------------------------------
                                            (dollars in thousands)

Balance at beginning of period .......  $ 2,241      $ 2,312      $ 1,792
   Discount on current period sales ..    2,131        1,510          852
   Deletions due to sales ............   (1,620)      (1,113)          --
   Accretion .........................     (970)        (468)        (332)
                                        --------     --------     --------
      Balance at end of period .......  $ 1,782      $ 2,241      $ 2,312
                                        ========     ========     ========

The following amounts are included in Prepaid expenses and other assets:

--------------------------------------------------------------------------------
                                                        December 31,
Servicing Assets                              1997         1996          1995
--------------------------------------------------------------------------------
                                                  (dollars in thousands)

Balance at beginning of period .........   $ 4,138       $ 2,809       $ 2,084
Net servicing on current period sales ..     3,172         1,979         1,127
Amortization ...........................    (1,631)         (650)         (402)
                                           --------      --------      --------
     Balance at end of period ..........   $ 5,679       $ 4,138       $ 2,809
                                           ========      ========      ========

Changes in the Allowance for possible loan losses were as follows:

--------------------------------------------------------------------------------
                                                        December 31,
                                                 1997      1996       1995
--------------------------------------------------------------------------------
                                                   (dollars in thousands)

Balance at beginning of period ...........    $ 3,000    $ 2,000    $ 2,000
Provision charged to income ..............      2,239      3,487      1,237
Recoveries on loans previously charged
 off .....................................        106         40         85
Loans charged off ........................     (2,245)    (2,527)    (1,322)
                                              --------   --------   --------
        Balance at end of period .........    $ 3,100    $ 3,000    $ 2,000
                                              ========   ========   ========


Certain information with regard to impaired loans is detailed below:

--------------------------------------------------------------------------------
                                         December 31,
                                    1997           1996
--------------------------------------------------------------------------------
                                   (dollars in thousands)

Impaired loans ...............     $2,215        $2,173
Allocated allowance ..........        644           543
Average recorded investment ..      2,194         1,670
Interest income recognized ...        131           125

     The carrying value of the impaired loans has been calculated based on the estimated fair value of the underlying collateral.

     Nonaccrual loans totaled $2,364,000 and $2,252,000 at December 31, 1997 and 1996, respectively. The gross interest income that would have been recorded if the non-accrual loans had been current in accordance with their original terms would have been $231,000 for the period ended December 31, 1997. The actual amount of interest income recognized on those loans was $134,000 for the period ended December 31, 1997. There were no loans over 90 days and still accruing interest at each period end presented.

     Loans to principal stockholders, directors, companies of which directors are principal owners, individuals directly related to or affiliated with directors, and executive officers aggregated $602,000 and $2,570,000 at December 31, 1997 and 1996, respectively. During 1997, repayments and sales amounted to $1,978,000 while advances under new or existing loans totaled $10,000.

     In the normal course of business, the Bank enters into agreements to extend credit which are not reflected in the accompanying consolidated financial statements.

Outstanding credit commitments are detailed below:

--------------------------------------------------------------------------------
                                           December 31,
                                       1997           1996
--------------------------------------------------------------------------------
                                     (dollars in thousands)

Commercial lines of credit .......   $47,987        $38,922
Consumer lines of credit .........       530            229
Performance letters of credit ....    18,975          8,204
Financial letters of credit ......     1,415          1,392
Commercial letters of credit .....     1,542             --
                                     -------        -------
     Total credit commitments ....   $70,449        $48,747
                                     =======        =======

     At December 31, 1997 and December 31, 1996, letters of credit totaling $17,548,000 and $8,161,000, respectively, carry the guarantee of Ex-Im Bank.

     Commitments to extend such credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since some of the agreements may expire without being drawn upon or may be terminated by the Bank, these amounts do not necessarily represent a future cash requirement of the Bank. Prior to entering into any agreement to extend credit, the Bank evaluates the client's creditworthiness in accordance with loan underwriting standards as approved by the Board of Directors. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the client. Collateral for commercial loan commitments varies but may include accounts receivable, inventory, property, plant and equipment and commercial real estate.

     Although the Bank's maximum exposure to credit loss is the total contract amount of the commitments and letters of credit noted above, management does not anticipate any material losses as a result of these agreements and does not consider them to represent an undue level of credit, interest or liquidity risk for the Bank.

     The Bank specializes in lending to small privately owned commercial enterprises and professional firms throughout southern New England and the Mid-atlantic U.S., although the majority of the loans outstanding are made to borrowers located in Connecticut. Such loans and loan commitments are generally collateralized by real estate or other assets.

     The Bank also lends to companies in various international emerging markets. Such U. S. dollar loans are fully guaranteed by Ex-Im Bank and are generally sold at origination to various investors on a non-recourse, servicing retained basis. Gains from the sale of such international loans totaled $2,299,000 for the year ended December 31, 1997. The majority of these international loans were made to borrowers in Brazil. Gains from the sale of Brazilian loans totalled $1,326,000 for 1997 and loan servicing income related to Ex-Im guaranteed loans to Brazilian companies totaled approximately $95,000 while servicing income from all other foreign loans was $169,000. No other individual country accounts for a significant amount of foreign revenue.

================================================================================
4.   Premises, Equipment and Leases:

-------------------------------------------------------------------------------
                                                             December 31,
                                                          1997        1996
-------------------------------------------------------------------------------
                                                       (dollars in thousands)

Buildings and leasehold improvements..............      $1,590        $1,001
Furniture, fixtures, and equipment................       3,408         2,174
                                                        ------        ------
                                                         4,998         3,175

Less: Accumulated depreciation and amortization...       2,304         1,660
                                                        ------        ------
     Premises and equipment, net..................      $2,694        $1,515
                                                        ======        ======

     The Company leases its corporate offices in Hartford, Connecticut and other facilities for its representative offices in the Northeast and Mid-atlantic United States. Each of the leases provide for minimum and contingent rentals and include renewal options. Total rental expense for the years ended December 31, 1997, 1996 and 1995 was $833,000, $636,000 and $456,000, respectively. Minimum future obligations for premises under noncancelable leases are as follows:

--------------------------------------------------------------------------------
             Year End            Operating Leases
--------------------------------------------------------------------------------
                              (dollars in thousands)

               1998                  $1,137
               1999                   1,117
               2000                   1,077
               2001                     992
               2002                     955
            Thereafter                    8
                                     ------
                                     $5,286
                                     ======

================================================================================
5.   Deposits:

---------------------------------------------------------------------------------------------------
                                                              December 31,
                                                   1997                         1996
                                          ------------------------     ----------------------------
                                                          Weighted                      Weighted
                                                          Average                       Average
                                           Amount           Rate        Amount            Rate
                                          ---------------------------------------------------------
                                                          (dollars in thousands)
Transaction Accounts:
     Non-interest bearing checking...     $ 38,236            - %      $ 27,888            - %
     Interest bearing checking ......        7,867           2.51         8,248           2.52
                                          --------         ------      --------         ------
        Total checking accounts......       46,103           0.43        36,136           0.58

Savings accounts ....................       92,003           5.25        69,278           5.09
Time deposits under $100,000 ........       26,542           5.88        37,085           5.57
Time deposits $100,000 or more ......        7,673           5.26         1,817           5.06
                                          --------         ------      --------         ------
        Total deposits ..............     $172,321           4.06%     $144,316           4.08%
                                          ========         ======      ========         ======

--------------------------------------------------------------------------------
                                                              December 31,
Time Deposit Maturities                                   1997           1996
--------------------------------------------------------------------------------
                                                        (dollars in thousands)
Time deposits maturing within:
1 year ..................................               $31,593        $35,712
2 years .................................                 1,984          2,350
3 years .................................                   245            290
4 years .................................                   219            259
5 years .................................                   174            206
More than 5 years .......................                    --             85
                                                        -------        -------
Total time deposits                                     $34,215        $38,902
                                                        =======        =======

--------------------------------------------------------------------------------
Maturity Period of Time                                 December 31,
Deposits Over $100,000                                      1997
--------------------------------------------------------------------------------
                                                   (dollars in thousands)

Three months or less ....................                 $3,009
Over three through six months ...........                    940
Over six through twelve months ..........                  3,009
Over one year ...........................                    715
                                                          ------
Total time deposits over $100,000........                 $7,673
                                                          ======

================================================================================
6.   Borrowings:

Federal Home Loan Bank of Boston Advances:

     The Bank has a $2,870,000 unused line of credit from the Federal Home Loan Bank of Boston (FHLBB) and currently has the ability to borrow approximately $3,800,000 from the FHLBB under various term advance programs. Any outstanding advances from the FHLBB are collateralized mortgage loans on residential properties and certain U.S. Treasury and Agency-issued securities.

Other Borrowings:

     The Bank also maintains lines of credit at various correspondent banks which are primarily used for the issuance of letters of credit. At December 31, 1997, these lines aggregated $42,500,000 of which $20,000,000 is required to be collateralized upon usage. Letters of credit totaling $19,414,000 were outstanding for the Bank's clients at December 31, 1997 under such lines.

================================================================================
7. Stockholders' Equity:

Stockholder Note Receivable:

     In June 1994 the Board of Directors approved the issuance of 614,600 shares (as adjusted for the common stock split) of the Company's common stock to the Company's President at a price of $1.69 per share. The terms of the transaction provided for a cash down payment of $17,560 and a promissory note in the amount of $1,020,000 for the balance. The note is collateralized by the stock issued. Principal is due at maturity on December 31, 2000. Interest was to accrue at the rate of 7% and was due at maturity; however, upon completion of the public offering, the accrued interest was forgiven and it was converted to a non-interest bearing note (See Note 1). The note was then discounted to yield a market rate of interest. The President is legally entitled to any cash dividends declared, although the promissory note provided that 75% of such cash dividends must be retained by the Company and applied to the note as a repayment of principal. This repayment provision was eliminated effective January 1, 1997.

     Although the stock is legally outstanding, since a note was accepted in exchange for a portion of the issue price, the note receivable is presented as a separate component of stockholders' equity, and only as repayments of principal are received does this sale of stock serve to increase stockholders' equity. Because these shares are legally outstanding, they are included in the earnings per share calculations as of the date of issuance.

Repurchase and Retirement of Common Stock:

     The Board of Directors authorized the repurchase and retirement of 8,000 and 62,000 shares of the Company's common stock for average purchase prices of $2.78 and $1.75 per share in 1996, and 1995, respectively.

Earnings Per Share Calculation:

     The table detailed below reconciles the number of shares used in the basic earnings per share ("EPS") calculation to the number of shares used with diluted EPS calculation in accordance with SFAS No. 128 (See Note 1). There were no changes to net income available to common stockholders between the basic and diluted EPS calculations.

--------------------------------------------------------------------------------
                                                        December 31,
                                                  1997      1996      1995
--------------------------------------------------------------------------------
                                                   (shares in thousands)

Common shares outstanding for basic EPS .....    6,330     5,763     5,753
Dilutive securities from stock option plans        237        72        15
                                                ------    ------    ------
Common shares outstanding for diluted EPS ...    6,567     5,835     5,768
                                                ======    ======    ======

     Options to purchase 222,560 shares of common stock at $8.50 and options to purchase 15,000 shares of common stock at $13.50 per share were outstanding at the end of 1997, but were not included in the computation of diluted EPS because the options' exercise price exceeded the average market price of the common shares.

Preferred Stock:

     The Company has established a class of 2,000,000 shares of preferred stock. The Board of Directors was granted the power to establish and designate the different series and voting powers, designations, preferences and other rights, qualifications, limitations or restrictions to be placed upon any shares of preferred stock to be issued by the Company.

Dividends:

     Dividends payable by First International Bancorp, Inc. are generally unrestricted (see below), although the ability of the Company to pay dividends may from time to time be dependent upon the dividends paid to it by the Bank. A national bank must obtain the approval of the Office of the Comptroller of the Currency (OCC) if the total of all dividends declared in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years.

Regulatory Capital Requirements:

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets (as defined in the regulations).

Management believes, as of December 31, 1997 and 1996, that the Bank meets all capital adequacy requirements to which it is subject and that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future.

     As of December 31, 1997 and 1996, the most recent notifications from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank's category.

--------------------------------------------------------------------------------------------------------------------------
                                                                                                  Amounts
                                                                        Amounts            To be Well Capitalized
                                                                       For Capital         Under Prompt Corrective
                                             Actual Amounts         Adequacy Purposes         Action Provisions
                                           Capital       Ratio      Capital     Ratio        Amount       Ratio
--------------------------------------------------------------------------------------------------------------------------
                                                                  (dollars in thousands)
As of December 31, 1997:
Total Capital/Risk Weighted Assets......     $31,415     17.57%     $14,348     8.00%       $17,935      10.00%
Tier I Capital/Risk Weighted Assets.....      29,170     16.32%       7,174     4.00%        10,761       6.00%
Tier I Capital/Average Assets ..........      29,170     14.74%       8,258     4.00%        10,322       5.00%

As of December 31, 1996:
Total Capital/Risk Weighted Assets......     $14,253     11.62%     $ 9,811     8.00%       $12,264      10.00%
Tier I Capital/Risk Weighted Assets.....      12,702     10.36%       4,906     4.00%         7,358       6.00%
Tier I Capital/Average Assets ..........      12,702      8.44%       6,017     4.00%         7,522       5.00%

================================================================================
8.   Stock Option Plans:

     The Company's 1994 Incentive Stock Option plan allows for the award of options to officers which vest immediately. As of December 31, 1997, all reserved shares were subject to option agreements.

     The Company adopted an Amended and Restated 1996 Stock Option Plan which reserved 701,106 shares of common stock for the issuance of options that may be granted to officers and directors. These options would generally vest ratably over a four year period beginning one year after the grant date.

     Both plans provide that the options may be granted to purchase common stock at a price not less than the fair market price of the Company's stock at the date for the granting of such options, and unless otherwise provided, the options have a ten year term. The plans also provide that options granted and the related option price are adjusted to reflect changes in the shares outstanding due to stock splits and dividends, or other adjustments.

The following tables detail the activity of the 1994 Incentive Stock Option Plan and 1996 Stock Option Plan:

--------------------------------------------------------------------------------
                                                            Average
                                         Option             Option
1994 Incentive Stock Option Plan         Shares              Price
--------------------------------------------------------------------------------

Outstanding at January 1, 1995 ....      178,500            $ 1.689
     Granted ......................      131,250              1.840
     Exercised ....................       (3,500)             1.764
     Canceled .....................       (1,750)             1.840
                                         -------            -------

Outstanding at December 31, 1995         304,500              1.752
     Granted ......................       83,653              2.191
     Exercised ....................      (21,000)             2.045
     Canceled .....................      (37,538)             1.866
                                        --------            -------

Outstanding at December 31, 1996         329,615              1.832
     Exercised ....................     (144,325)             1.765
     Canceled .....................       (5,513)             2.191
                                        --------            -------

Outstanding at December 31, 1997...      179,777            $ 1.875
                                        ========            =======

--------------------------------------------------------------------------------
                                                                   Average
                                                  Option            Option
1996 Stock Option Plan                            Shares            Price
--------------------------------------------------------------------------------
Outstanding at January 1, 1996 ............           --             $   --
     Granted ..............................       46,663              2.191
     Canceled .............................       (1,568)             2.191
                                                 -------            -------
Outstanding at December 31, 1996...........       45,095              2.191
     Granted ..............................      453,025              5.356
     Exercised.............................       (1,025)             2.191
     Canceled .............................      (44,240)             2.642
                                                 -------            -------
Outstanding at December 31, 1997...........      452,855             $5.313
                                                 =======            =======


     In July 1997, the Company's Board of Directors approved the grant of options to purchase 5,000 shares of common stock to each non-employee director in recognition of their prior service at the price of $8.50 per share. A total of 40,000 options, which vest 180 days from the date of grant were awarded at that date. Such options have a remaining contractual life of 9.56 years at December 31, 1997.

Certain information with regard to options outstanding at December 31, 1997 is detailed below:

-----------------------------------------------------------------------------------------------------------------------------
                                                                         Weighted-
                                                    Number of             Average         Weighted-
                                                     Options            Remaining          Average            Number
                                 Range of         Outstanding at     Contractual Life     Exercise        Exercisable at
                              Exercise Price    December 31, 1997        (years)           Price         December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------
1994 Incentive Stock
    Option Plan:             $1.689 to 2.191         179,777               7.17            $1.875            179,777

1996 Stock Option Plan:      $2.191 to 2.631         255,665               9.03            $2.560             10,051
                                  $8.50              182,190               9.56            $8.500                 --
                                  $13.50              15,000               9.89           $13.500                 --
                                                   -----------                          ----------         -----------
                                                     632,632                               $4.336            189,828
                                                   ===========                          ==========         ===========

     The weighted average grant date fair value of the options awarded in 1997 was $1.485. There is no compensation expense for any options granted prior to July 15, 1997, the date of the Company's initial filing with the Securities and Exchange Commission indicating its intent to complete a public stock offering (Note 1), based on the minimum value methodology of SFAS No. 123, assuming a four year expected life and annual dividends ranging from 6.2% to 7.7% of the exercise prices.

     In estimating the compensation which would be attributable to each option grant since July 15, 1997 under SFAS No. 123, the Company has used the Black Scholes option pricing model with the following weighted average assumptions: dividend yield of 1.4%; expected volatility of 30%; risk free interest rate of 6.14%, and; an expected life of 5 years. Had compensation been determined in accordance with SFAS No. 123, the Company's net income, basic earnings per share and diluted earnings per share would have been $4,336,000, $.69 and $.66, respectively, as compared to the actual amounts of $4,429,000, $.70 and $.67, respectively.

================================================================================
9.   Income Taxes:

The components of the income tax provision (benefit) for the years ended December 31 are as follows:

----------------------------------------------------------------------------------------------------
                                                           1997             1996            1995
----------------------------------------------------------------------------------------------------
                                                                (dollars in thousands)
Current Provision:
     Federal .....................................        $ 2,047         $ 1,883         $ 1,155
     State .......................................            727             719             392
                                                          -------         -------         -------
                                                            2,774           2,602           1,547
                                                          -------         -------         -------
Deferred Provision (Benefit):
     Federal .....................................             87            (184)            (60)
     State .......................................             34             (65)             36
     Benefit from state net operating loss
      carryforward ...............................             --              --             (29)
                                                          -------         -------         -------
                                                              121            (249)            (53)
                                                          -------         -------         -------
        Total provision for income taxes .........        $ 2,895         $ 2,353         $ 1,494
                                                          =======         =======         =======

The effective tax rates differ from the federal statutory rate due to state taxes, net of the federal benefit and a dividend received deduction.

The components of the net deferred tax asset and liability at December 31 are as follows:

--------------------------------------------------------------------------------------------------
                                                      1997                          1996
                                             Federal        State          Federal         State
--------------------------------------------------------------------------------------------------
                                                           (dollars in thousands)
Deferred tax assets:
     Allowance for possible loan losses        $123         $ 38            $152           $ 53
     Investments mark-to-market .......          --           --              38             13
     Other ............................          74           23              93             32
                                             -------      -------         -------        -------
        Total deferred tax assets .....         197           61             283             98
                                             -------      -------         -------        -------
Deferred tax liabilities:
     Investments mark-to-market .......           7            2              --             --
     Depreciation .....................          88           27              56             19
     Deferred loan costs ..............          32           10              20              7
     Other ............................           2            1               6              1
                                             -------      -------         -------        -------
        Total deferred tax liabilities          129           40              82             27
                                             -------      -------         -------        -------
        Net deferred tax assets .......        $ 68         $ 21            $201           $ 71
                                             -------      -------         -------        -------

The allocation of the deferred tax provision (benefit) involving items charged to current year income and items charged directly to stockholders' equity for the year ended December 31, are as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                1997                         1996
                                                                        Federal        State        Federal        State
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       (dollars in thousands)
Deferred tax provision (benefit) allocated to shareholders' equity        $  46        $  16        $ (27)        $ (10)
Deferred tax provision (benefit) allocated to income .............           87           34         (184)          (65)
                                                                        --------     --------     --------      --------
     Total deferred tax provision (benefit) ......................        $ 133        $  50        $(211)        $ (75)
                                                                        ========     ========     ========      ========

================================================================================
10.  Employee Benefit Plan:

     The Company maintains a contributory savings plan which qualifies under
Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. Eligible employees may make contributions to the Plan based on specified percentages of their compensation. Beginning January 1, 1996, the Company matched 75% of employees' contribution up to 6% of compensation. The matching contribution was 50% in prior years. The Company's matching contributions were $139,000, $96,000 and $56,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

================================================================================
11.  Estimated Fair Values of Financial Instruments:

     Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107) requires the Company to disclose fair value information for certain of its financial instruments, including loans, securities, deposits, borrowings and other such instruments. Quoted market prices are not available for a significant portion of the Company's financial instruments and, as a result, the fair values presented may not be indicative of net realizable or liquidation values. Fair values are estimates derived using present value or other valuation techniques and are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. In addition, fair value estimates are based on market conditions and information about the financial instrument at a specific point in time. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Such items include loan servicing, core deposit intangibles and other customer relationships, premises and equipment, foreclosed real estate and income taxes. In addition, the tax ramifications relating to the realization of the unrealized gains and losses may have a significant effect on fair value estimates, and have not been considered in the estimates.

     The following is a summary of the methodologies and assumptions used to estimate the fair value of the Company's financial instruments pursuant to SFAS No. 107:

Cash, cash equivalents and other: The fair value of cash and due from banks, federal funds sold, accrued interest receivable and accrued interest payable, is considered to approximate the book value due to their short-term nature and negligible credit losses.

Securities: Securities classified as available for sale are carried at fair value. Fair value for securities available for sale and held to maturity was determined by secondary market and independent broker quotations.

Loans: The fair values for loans are estimated using discounted cash flow analyses, and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Loans held for sale: The fair values for loans held for sale are based on estimated sales prices derived from the current market conditions.

Deposits: The fair value for demand and savings deposits is equal to the amount payable on demand at the balance sheet date which is equal to the carrying value. The fair value of certificates of deposit was estimated by discounting cash flows using rates currently offered by the Bank for deposits of similar remaining maturities.

The fair value information of the Company's financial instruments required to be valued by SFAS No. 107 are as follows:

=========================================================================================================
                                                    December 31, 1997             December 31, 1996
---------------------------------------------------------------------------------------------------------
                                               Carrying        Estimated        Carrying      Estimated
                                                Value          Fair Value        Value        Fair Value
                                             ------------------------------------------------------------
                                                                    (dollars in thousands)
Financial Assets
Cash and due from banks .................      $ 10,944        $ 10,944        $  5,867        $  5,867
Federal funds sold ......................         6,450           6,450          13,000          13,000
Securities available for sale............        12,767          12,767          11,524          11,524
Securities held to maturity .............         7,435           7,429           3,063           3,056
Loans ...................................       130,625         130,567         109,453         108,910
Loans held for sale .....................         9,070           9,207              --              --
Accrued interest receivable .............         1,200           1,200             823             823

Financial Liabilities
Deposits
     Checking ...........................      $ 46,103        $ 46,103        $ 36,136        $ 36,136
     Savings ............................        92,003          92,003          69,278          69,278
     Time deposits ......................        34,215          34,402          38,902          39,079
U.S. Treasury demand note ...............         1,085           1,085           1,061           1,061
Accrued interest payable ................           745             745             622             622

================================================================================
12.     Parent Company Financial Information:

First International Bancorp, Inc. is the parent company of First National Bank of New England. There have been no loans extended from the Bank to First International Bancorp, Inc. since inception of the holding company.

Condensed Balance Sheets
------------------------------------------------------------------------------------------------------
December 31,                                                                     1997            1996
------------------------------------------------------------------------------------------------------
                                                                                (dollars in thousands)
Assets
Cash on deposit with Bank subsidiary ....................................       $ 7,334        $    21
Investment securities:
     Available for sale, at fair value ..................................            85             --
     Held to maturity, at amortized cost (fair value $4,000) ............         4,000             --
Investment in the Bank ..................................................        30,622         14,195
Other assets ............................................................           107             --
                                                                                -------        -------
     Total assets .......................................................       $42,148        $14,216
                                                                                =======        =======
Liabilities and Stockholders' Equity
Stockholders' equity ....................................................       $42,148        $14,216
                                                                                -------        -------
     Total liabilities and stockholders' equity .........................       $42,148        $14,216
                                                                                =======        =======

Condensed Statements of Operations
---------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                     1997            1996           1995
---------------------------------------------------------------------------------------------------------
                                                                            (dollars in thousands)
Dividends from Bank subsidiary .............................       $   731         $   415        $   430
Net interest income from investments .......................           102              --             --
Equity in undistributed net income of the Bank .............         3,796           2,829          1,596
Non-interest expenses, net .................................          (284)             --             --
                                                                   -------         -------        -------
     Income before income taxes ............................         4,345           3,244          2,026
        Benefit for income taxes ...........................           (84)             --             --
                                                                   -------         -------        -------
     Net income ............................................       $ 4,429         $ 3,244        $ 2,026
                                                                   =======         =======        =======

Condensed Statements of Cash Flows
------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                           1997             1996             1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (dollars in thousands)
Net income .....................................................................       $  4,429         $  3,244         $  2,026

Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed net income of subsidiary ..........................         (3,796)          (2,829)          (1,596)
     Increase in other assets ..................................................           (107)              --               --
     Stockholder note receivable discount ......................................             92               --               --
     Stockholder note receivable accretion .....................................            (15)              --               --
                                                                                       --------         --------         --------
        Net cash provided by operations ........................................            603              415              430
                                                                                       --------         --------         --------
Cash flows from investing activities:
     Purchase of investment securities available for sale, net .................         (4,085)              --               --
     Additional investment in Bank subsidiary ..................................        (12,545)              --               --
                                                                                       --------         --------         --------
        Net cash used in investing activities ..................................        (16,630)              --               --
                                                                                       ========         ========         ========
Cash flows from financing activities:
     Proceeds from sale of common stock under option plan ......................            263               43                6
     Proceeds from sale of common stock at public offering, net ................         23,808               --               --
     Repurchase of common stock ................................................             --              (22)            (109)
     Dividends paid ............................................................           (731)            (658)            (164)
     Principal payment on stockholder note receivable ..........................             --               53               14
                                                                                       --------         --------         --------
        Net cash provided by (used in) financing activities ....................         23,340             (584)            (253)
                                                                                       --------         --------         --------
        Net increase (decrease) in cash and cash equivalents ...................          7,313             (169)             177
Cash and cash equivalents beginning of year ....................................             21              190               13
                                                                                       --------         --------         --------
Cash and cash equivalents end of year ..........................................       $  7,334         $     21         $    190
                                                                                       ========         ========         ========

================================================================================
13.  Selected Quarterly Consolidated Financial Information (unaudited)


--------------------------------------------------------------------------------------------------------------------------------
1997 Quarter Ended                                                            March 31    June 30    September 30    December 31
--------------------------------------------------------------------------------------------------------------------------------
                                                                                             (dollars in thousands)
Net interest income ...................................................       $1,799        $1,812        $2,119        $2,523
Provision for possible loan losses ....................................          368           591           157         1,123
                                                                              ------        ------        ------        ------
     Net interest income after provision for possible loan losses......        1,431         1,221         1,962         1,400
Gain on sale of loans .................................................        2,222         3,256         1,739         4,593
Other non-interest income .............................................          618           707         1,064           912
                                                                              ------        ------        ------        ------
     Total operating income ...........................................        4,271         5,184         4,765         6,905
     Non-interest expense .............................................        2,496         3,414         3,472         4,419
                                                                              ------        ------        ------        ------
     Income before income taxes .......................................        1,775         1,770         1,293         2,486
Provision for income taxes ............................................          763           729           542           861
                                                                              ------        ------        ------        ------
     Net income .......................................................       $1,012        $1,041        $  751        $1,625
                                                                              ======        ======        ======        ======
Basic earnings per share ..............................................       $ 0.17        $ 0.18        $ 0.13        $ 0.22
                                                                              ======        ======        ======        ======
Diluted earnings per share ............................................       $ 0.17        $ 0.18        $ 0.12        $ 0.20
                                                                              ======        ======        ======        ======


----------------------------------------------------------------------------------------------------------------------------------
1996 Quarter Ended                                                           March 31      June 30    September 30   December 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             (dollars in thousands)
Net interest income ...................................................       $1,840        $1,888        $1,969        $1,868
Provision for possible loan losses ....................................          349           205         1,511         1,423
                                                                              ------        ------        ------        ------
     Net interest income after provision for possible loan losses......        1,491         1,683           458           445
Gain on sale of loans .................................................        1,261         1,435         1,625         1,524
Other non-interest income .............................................          392           442         2,372           894
                                                                              ------        ------        ------        ------
     Total operating income ...........................................        3,144         3,560         4,455         2,863
Non-interest expense ..................................................        1,809         2,091         2,158         2,368
                                                                              ------        ------        ------        ------
     Income before income taxes .......................................        1,335         1,469         2,297           495
Provision for income taxes ............................................          561           618           965           208
                                                                              ------        ------        ------        ------
     Net income .......................................................       $  774        $  851        $1,332        $  287
                                                                              ======        ======        ======        ======
Basic earnings per share ..............................................       $ 0.13        $ 0.15        $ 0.23        $ 0.05
                                                                              ======        ======        ======        ======
Diluted earnings per share ............................................       $ 0.13        $ 0.15        $ 0.23        $ 0.05
                                                                              ======        ======        ======        ======

Directors and Officers


-----------------------------------
First National Bank of New England
Board of Directors

  William J. Anderson

* Michael R. Carter
  Carter Morse & Company

  Brian Charlebois
  Executive Vice President
  Chief Operating Officer

* Arnold Chase
  Chase Enterprises

* Cheryl Chase
  Chase Enterprises

  Craig M. Cooper
  Fairbank Mortgage Company

  Leslie A. Galbraith
  Executive Vice President
  Chief Financial Officer

* Frank P. Longobardi, CPA
  Haggett, Longobardi & Company

  David G. Sandberg
  The Cornerstone Companies

* Brett N. Silvers
  Chairman and President

  Kenneth R. Sonenclar
  Classics Interactive, Inc.

* Bernard Waldman
  Windsor Investors Corp.

* Member of First International
  Bancorp, Inc. Board of Directors


-------------------------------------------
First International Bancorp, Inc. Officers

Brett N. Silvers
Chairman and President

Leslie A. Galbraith
Executive Vice President
Secretary and Treasurer


-----------------------------------
First National Bank of New England
Officers

Chairman and President
Brett N. Silvers

Executive Vice Presidents
Brian J. Charlebois
  Chief Operating Officer

David J. Etter
  Chief Credit Officer

Leslie A. Galbraith
  Chief Financial Officer

Richard W. Bradshaw
  Division Executive

Paul J. Falvey
  Division Executive

James G. Fortsch
  Division Executive


Senior Vice Presidents
Alex Adashev
David M. Baroody
Cynthia D. Bradley
David B. Cook
Tyler T. Foster
Ira J. Gottlieb
Stephen M. Greene
Thomas G. Hollinger
Theodore J. Horan
Timothy Jones
Keith D. Kelly
Michael D. Leonard
Frank MacHugh
Gerald O'Loughlin
Constance E. Perrine
Charles E. Poehnert
Richard M. Rabideau
Leona M. Rapelye
Matthew J. Roach
Gerald R. Tavernier, Jr.
Shaun P. Williams

Corporate Profile

First International Bancorp. Inc. and First National Bank of New England, both headquartered in Hartford, Connecticut, specialize in providing credit, trade and depository services to small and medium size manufacturing companies located in the United States and in international emerging markets. The Company offers flexible and attractive terms to borrowers and is a national leader in the use of commercial loan guarantee programs make available by the U.S. Small Business Administration, the U.S. Department of Agriculture and the Export Import Bank of the U.S. The Company maintains preferred status in several jurisdictions and received Ex-Im Bank's "Small Business Bank of the Year" award for 1997.

[LOGO APPEARS HERE]

[LOGO APPEARS HERE]

General Information

--------------------------------------------------------------------------------
Corporate Headquarters
One Commercial Plaza
Hartford, CT   06103
(860) 727-0700
www.fnbne.com
NASDAQ:  FNCE

Transactions Counsel
Updike, Kelly & Spellacy
One State Street
Hartford, CT  06123-1277

General Corporate Counsel
Bingham Dana LLP
100 Pearl Street
Hartford, CT   06103-4507

Independent Accountants
Coopers & Lybrand L.L.P.
100 Pearl Street
Hartford, CT   06103

Transfer Agent
Requests for changes in the registration of stock certificates, replacement of lost or destroyed certificates, or undeliverable dividend checks should be referred to the Company's Transfer Agent:

ChaseMellon Shareholder Services
Securities Transfer Services
111 Founders Plaza, Suite 1100
East Hartford, CT   06108
1-800-288-9541
www.chasemellon.com

Annual Meeting
Tuesday, April 28, 1998, 4:00 p.m.
The Sheraton Hotel
315 Trumbull Street
Hartford, CT 06103

Form 10-K
A copy of First International Bancorp, Inc.'s annual report and Form 10-K as filed with the Securities and Exchange Commission is available upon request to Leslie Galbraith, Chief Financial Officer at the corporate address or 860-241-2529 or galbraithl@fnbne.com.

Media representatives, analysts and investors seeking information are invited to contact Leslie Galbraith.

Investor Relations
Leslie Galbraith
Chief Financial Officer
First International Bancorp, Inc.
One Commercial Plaza
Hartford, CT 06103

--------------------------------------------------------------------------------

Market for the Company's Common Stock and Related Stockholder Matters

     The Company's common stock was listed on The Nasdaq Stock Market/SM/ under the symbol FNCE on September 23, 1997. The Company's initial public offering was paid at $13.50 per share. The following table sets forth the range of the high and low closing sales prices for the Company's common stock on the Nasdaq:

1997                               High           Low
--------------------------------------------------------
Third Quarter (from 9/23/97)     $18 1/2        $15 1/2
Fourth Quarter                   $18 1/2        $11 1/4

     On March 5, 1998, the Company had approximately 194 stockholders of record. This number does not include beneficial owners holding shares through nominee or "street" names. The Company believes the number of beneficial stockholders is in excess of 1,400.

     Holders of the common stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available for such purpose. The Company has paid quarterly cash dividends to its stockholders since October 1995 equal to $.03 per share.

     The Company currently plans to continue to declare and pay quarterly cash dividends on approximately the same basis to the holders of the common stock. However, there can be no assurance that dividends will be declared and paid in the future. In determining whether, and to what extent, the Company should declare and pay dividends, the Company's Board of Directors will consider, among other factors, the Company's consolidated financial condition and results of operations, tax considerations, general economic conditions and capital requirements. Additionally, the Company's ability to declare and pay dividends may depend upon the receipt of dividends from its wholly owned subsidiary, First National Bank of New England which is restricted by the requirements of federal banking law. See Note 7 of the Consolidated Financial Statements.