Form 10-K, Exhibit 13
period 1998-12-31
FIRST INTERNATIONAL BANCORP INC
filed 1999-03-31
CIK 1040339

                                                                    EXHIBIT 13.1
Financing Manufacturers Worldwide(R)


                            [GRAPHIC APPEARS HERE]


                                                             First International
                                                             Bancorp

                                                             First International
                                                             Bank



                                                             1998 Annual Report

Corporate Profile

First International Bancorp, Inc. and First International Bank, N.A., both headquartered in Hartford, Connecticut, specialize in providing innovative credit, trade and financial solutions to small and medium size manufacturing companies located in the United States and international emerging markets. The Company offers flexible and attractive terms to borrowers and is a national leader in the use of commercial loan guarantee programs made available by the
U. S. Small Business Administration, the U. S. Department of Agriculture and the Export-Import Bank of the U. S. The Company maintains preferred status under these programs in several jurisdictions and received Ex-Im Bank's "Small Business Bank of the Year" award for 1997.





                                 [LOGO OF FIRST INTERNATIONAL BANK APPEARS HERE]

                                                         www.FirstInterBank.com

First International Bancorp, Inc.
Index to Consolidated Financial Statements

 2   Letter to Shareholders and Clients

 4   Summary Financial Highlights

 5 Management's Discussion and Analysis of Financial Condition and Results of Operations

21   Report of Independent Accountants

22   Consolidated Balance Sheets as of December 31, 1998 and 1997

23 Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996

24 Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1998, 1997 and 1996

25 Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996

26   Notes to Consolidated Financial Statements

44   Directors and Officers and General Information

To Our Shareholders and Clients

I am pleased to report that 1998 was a year of excellent performance and major strategic accomplishments for First International Bancorp, Inc. and First International Bank. Our Company's net income increased approximately 60% to $7.0 million ($.86 per share), which represents the fifth consecutive year of record earnings. Return on average equity for 1998 was 16% calculated on an equity base that had grown significantly following our September 1997 public offering.

     As a reflection of our Company's continuing geographical expansion and commitment to financing small and medium size manufacturers worldwide, we adopted a new logo and changed the banking subsidiary's name to First International Bank from First National Bank of New England in early 1999. We have also launched a new interactive website, www.FirstInterBank.com, and invite you to visit this useful source of information about our Company's products, resources and initiatives.

     In 1998 the Company once again achieved the status of the largest combined user in the United States of the three primary federal commercial loan guarantee programs. First International Bank underwrote $121 million in SBA 7(a) loans, ranking 10th in the nation overall and 4th among banks. The Company finished second nationally under the USDA's Business & Industry program, with $37 million in loan originations. For the second year in a row, we were also the largest user of Ex-Im Bank guarantee and insurance programs in the United States measured by number of transactions, with 103. The Bank enjoys SBA preferred lender status in 19 U.S. locations, USDA certified lender status on a national basis, and Ex-Im Bank AA delegated lending authority nationally for export working capital lines of credit. We are proud to remain a leader in working with these agencies to deliver their programs to qualifying manufacturing companies.

[GRAPHIC OF WORLD MAP APPEARS HERE]

Representatives Throughout The World

     The Company opened new domestic representative offices during 1998 in Cleveland, Ohio and Detroit, Michigan, bringing our network of U.S. offices to
11. We plan to open at least two more domestic offices this year in the Midwest, where there is a high concentration of profile manufacturing companies. Internationally, we established a new representative relationship with a firm based in Ghana to cover West Africa. Our international representatives now total 12 and provide us with a presence in most of the major international emerging markets.

     The Company's marketing capabilities were further enhanced in 1998 through the establishment of strategic alliances with large, national and international organizations which are leaders in their fields. Products are (or will soon be) available to our manufacturing clients for equipment finance in conjunction with six chapters of the National Tooling & Machining Association, for energy finance in conjunction with the National Rural Utilities Cooperative Finance Corporation and North American Power Brokers, Inc., and for international trade finance in association with Panalpina, Inc. In addition, we have entered into a business relationship with CIGNA Financial Services, Inc. with respect to providing investment, discount brokerage and cash management services. All investment related services will be supported by CIGNA Financial Services' registered representatives. These alliances will help leverage our resources in order to identify prospects and serve existing clients.

     The diversity of our Company's international capabilities in terms of both locations and products has enabled us to turn global economic turbulence into a business opportunity. First International Bank finances two-way trade flows, so that in countries such as Korea and Brazil where currency devaluations have negatively impacted local demand for U.S. exports, we are actively assisting our local clients in their effort to export more to the U.S. and other countries. Conversely, demand for U.S. exports in markets such as Mexico, which recovered from earlier economic difficulties, is strong and represents a growing source of export financing business for us. In 1998 our Company obtained private insurance policies covering our trade financing activities in multiple countries and with respect to multiple products and borrowers. These policies are complementary to our use of Ex-Im Bank programs. We lend internationally only in U.S. dollars (taking no currency risk), and we continue to see vast opportunities for our Company in the international marketplace.

     1998 was an important year for the Company in terms of increasing the diversity of our funding sources. Despite volatility in the capital markets during the second half of the year, we successfully completed two commercial loan securitizations, obtained commitments for warehouse lines totaling $125 million, and entered into a $65 million commercial paper conduit facility. The new funding sources provided us with the opportunity to sell our last retail branch together with its checking, savings and money market accounts. Following the closing of this sale, which is planned for March 1999, the Company will fund its lending operations through a combination of federally-insured certificates of deposit and capital markets activities. This diversified wholesale funding strategy is more closely aligned with the Company's overall business, and allows us to exit the operationally expensive and highly regulated retail banking business.

     I was pleased to announce in December 1998 that Leslie A. Galbraith, First International Bank's Chief Financial Officer since 1990, was promoted to the additional positions of President and Chief Operating Officer. Leslie has also assumed the chairmanship of the Bank's Operating Committee, which is comprised of Executive Vice Presidents Richard W. Bradshaw, Brian J. Charlebois, David J. Etter, Paul J. Falvey, James G. Fortsch and Frank P. La Monaca. These management changes have allowed me to focus more on our strategic direction and business alliances, product innovation and delivery, and human resources development. Beginning in February 1999, we welcomed to First International Bank's board of directors two new members, Dean Goodermote, President and CEO of Process Software Corporation, and Douglas Woods, President and CEO of Liberty Precision Industries, Ltd. These two outside directors, who are "sitting" chief executive officers of their companies, will provide valuable counsel and oversight with respect to our business.

[PIE CHART APPEARS HERE]

Total Loans Managed at December 31, 1998

Ex-Im Bank                    16%
SBA/USDA Loans Guaranteed     42%
Consumer                       1%
Other Commercial              24%
Other International            2%
SBA/USDA Loans Unguaranteed   15%

$779 Million

[PHOTO APPEARS HERE]

First International Bank's Operating Committee; standing left to right Dave Etter, Rich Bradshaw, Jim Fortsch and Paul Falvey; seated left to right Brian Charlebois, Leslie Galbraith and Frank La Monaca.

     Sadly, I must note the passing in August 1998 of Mr. Bernard M. Waldman, a director of our Company since 1971. Much more than a director, Mr. Waldman was a beloved friend and inspiration for all who knew him. Our achievements are his legacy.

     On behalf of our employees, I would like to thank you for continuing to support the Company's exciting and challenging mission in the global marketplace.

/s/ Brett N. Silvers

Brett N. Silvers
Chairman and Chief Executive Officer
March 1999

[PHOTO APPEARS HERE]

Summary Financial Highlights
(Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------
Year Ended December 31                         1998            1997            1996            1995            1994
---------------------------------------------------------------------------------------------------------------------
Total Loans Managed                        $779,055        $573,545        $380,432        $260,842        $193,369
Non-Interest Income to Net Revenue             68.5%           64.7%           50.6%           38.2%           42.7%

Return on Average Equity                       15.9%           20.5%           25.5%           19.3%           11.7%
Return on Average Assets                        3.0%            2.5%            2.1%            1.5%             .9%

Interest Income                            $ 18,088        $ 14,625        $ 13,305        $ 11,601        $  7,997
Interest Expense                           $  7,924        $  6,371        $  5,741        $  4,869        $  3,150

Net Interest Income                        $ 10,164        $  8,254        $  7,564        $  6,732        $  4,847
Gain on Loan Sales                         $ 16,959        $ 11,810        $  5,844        $  2,859        $  2,730
Loan Servicing Income and Other Fees       $  5,153        $  3,300        $  1,899        $  1,294        $    878
Total Net Revenues                         $ 32,276        $ 23,364        $ 17,509        $ 10,885        $  8,455

Operating Expenses                         $ 17,700        $ 13,801        $  8,425        $  6,128        $  5,129
Provision for Possible Loan Losses         $  3,071        $  2,239        $  3,487        $  1,237        $  1,683
Net Income                                 $  7,033        $  4,429        $  3,244        $  2,026        $  1,060

Basic Earnings Per Share                   $    .89        $    .70        $    .56        $    .35        $    .18
Diluted Earnings Per Share                 $    .86        $    .67        $    .56        $    .35        $    .18
Dividend Payout Ratio                          13.5%           16.5%           20.3%            8.1%             .0%
Average Equity to Average Assets               18.8%           12.2%            8.1%            7.8%            7.9%
Total Capital to Risk Weighted Assets          21.8%           17.6%           11.6%           10.7%            9.3%

Total Assets                               $273,726        $218,851        $161,642        $141,223        $125,609
Total Loans                                $113,946        $135,398        $114,627        $106,992        $ 95,118
Total Stockholders' Equity                 $ 49,071        $ 42,148        $ 14,216        $ 11,602        $  9,675

Non-performing Loans                       $  3,104        $  2,364        $  2,252        $  1,258        $  2,246
Allowance for Loan Losses                  $  4,000        $  3,100        $  3,000        $  2,000        $  2,000
Allowance for Loan Losses to
     Non-performing Loans                       129%            131%            133%            159%             89%
Allowance to Total Loans                        3.3%            2.3%            2.6%            1.9%            2.1%
---------------------------------------------------------------------------------------------------------------------

       Net Income

[BAR CHART APPEARS HERE]

1998              $7,000,000
1997              $4,400,000
1996              $3,200,000
1995              $2,000,000
1994              $1,100,000

    Total Loans Managed

[BAR CHART APPEARS HERE]

1998            $779,000,000
1997            $574,000,000
1996            $380,000,000
1995            $261,000,000
1994            $193,000,000

Management's Discussion and Analysis of Financial
Condition and Results of Operations



     The following discussion and analysis of the consolidated financial condition and results of operations of First International Bancorp, Inc. (the "Company") should be read in conjunction with the Company's consolidated financial statements, including the related notes thereto, and other information.

General

     First International Bancorp, Inc., a Delaware corporation, is a one bank holding company incorporated in 1985 and regulated by the Board of Governors of the Federal Reserve System. Its principal asset and subsidiary is First International Bank, N.A., (the "Bank") a national banking association established in 1955 and regulated by the Office of the Comptroller of the Currency (the "OCC"). The Bank changed its name from First National Bank of New England on February 1, 1999 to more closely reflect the markets it serves.

     In September 1997, the Company completed an underwritten public offering whereby 1,955,000 shares of common stock were issued for net proceeds of $23.8 million.

     On December 31, 1998 the Company entered into an agreement with Hudson United Bank to sell the Company's last retail branch and its checking, savings and money market deposits. The Company will retain its certificates of deposit and continue to offer certificates of deposit to retail and brokered depositors. The transaction is expected to close by the end of the first quarter of 1999. (See "Anticipated Changes in Funding Sources" for further discussion of the funding sources to be used by the Company.)

     The Company specializes in providing credit, trade and financial solutions to small and medium size manufacturing companies located in the United States and international emerging markets. The Company serves its target market by offering flexible and attractive terms to borrowers and manages its credit risk through the combined utilization of commercial loan guarantee programs made available by three U. S. federal agencies, the U. S. Small Business Administration (the "SBA"), the U. S. Department of Agriculture (the "USDA") and the Export-Import Bank of the U. S. ("Ex-Im Bank"), as well as through the use of private credit insurance policies.

     For the federal fiscal year ending September 30, 1998, the Company was the country's largest Ex-Im Bank lender measured by number of transactions; the second largest USDA Business and Industry lender measured by dollar volume; and the tenth largest SBA 7(a) lender measured by dollar volume (and the largest in New England). The Company maintains preferred status for government guaranteed lending programs in several jurisdictions.

     Except for historical information contained herein, certain matters discussed in this annual report are "forward looking statements" as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company's operations and business environment, and are subject to change based on various factors. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused and in the future could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

 .    A general economic slowdown.

 .    Inability of the Company to continue its growth strategy either domestically or internationally.

 .    Disruption in the U. S. capital markets, delaying or preventing the Company from receiving funding under warehouse lines of credit or completing loan sales or securitizations.

 .    Unpredictable delays or difficulties in the development and introduction of new products and programs.

 .    Risks associated with government guarantee loan programs, since a substantial portion of the Company's business still depends upon the continuation of the various government guarantee loan programs as discussed below.

     The Company believes that it has the product offerings, facilities, personnel and financial resources for continued business success in competitive markets. However, future revenues, costs, margins and profits are all influenced by a number of factors, including those discussed above.


Recent Growth

     In contrast to many other banks, the Company derives a majority of its revenues from non-interest income, principally gains on the sale of commercial and international loans and related loan servicing income. During the past three years of operations, the Company has achieved significant earnings growth primarily as a result of increases in the sale and, most recently, the securitization of government guaranteed and other commercial loans, net interest income, which is the difference between interest earned on interest-earning assets (principally loans) and interest paid on interest-bearing liabilities (principally deposits), and fee income on loans serviced for others. The Company has expanded its domestic loan origination activities into the Northeast, Mid-atlantic and Midwest regions of the United States and its international presence in emerging markets. The Company plans to continue its U. S. expansion in 1999 by opening additional representative offices.

--------------------------------------------------------------------------------
                                                      December 31,
                                          1998           1997           1996
--------------------------------------------------------------------------------
                                              (net income in thousands)

Net income ........................  $   7,033      $   4,429      $   3,244
Basic earnings per share ..........  $     .89      $     .70      $     .56
Diluted earnings per share ........  $     .86      $     .67      $     .56


Anticipated Changes in Funding Sources

     During 1998 and the first quarter of 1999, the Company entered into transactions that effected changes in the manner in which the Company obtains funding for its lending business. Such transactions included:

 .    the sale of the Company's last branch, including checking, savings and money market accounts;

 .    establishment of a warehouse loan facility, pursuant to which up to $75 million is available to the Company (based upon the contractual advance rates against the qualifying principal balance of the loans pledged to secure the facility);

 .    a commitment for a second warehouse loan facility pursuant to which up to
     $50 million would be available to the Company (based upon the contractual advance rates against the qualifying principal balance of the loans pledged to secure the facility; the pledged loans will consist of the unguaranteed portion of loans guaranteed by the SBA); the Company plans to establish this facility once SBA approval is received;

 .    establishment of a commercial paper conduit facility, pursuant to which the
     Company has the right to sell commercial revolving lines of credit and other qualifying loans during the term of the facility. The Company will be required to retain ownership of subordinated interests in the loans sold to provide a credit enhancement to the purchaser in varying percentages depending on the type of loan sold. The Company sold loans totaling approximately $21 million in December 1998 under this facility;

 .    a securitization transaction completed in June 1998 pursuant to which the
     Company received approximately $24 million from a sale of the unguaranteed portions of loans originated by the Company that were guaranteed in part by the SBA; and

 .    a securitization transaction in December 1998 pursuant to which the Company received approximately $55 million from a sale of other loans originated by the Company.

     Following the sale of the Company's checking, savings and money market accounts, the Company expects to obtain funding for its operations from retail and brokered certificates of deposit, warehouse lines of credit, the sale of loans on a loan-by-loan basis, through private placement securitizations and from the sale of loans to a commercial paper conduit. See "Quantitative and Qualitative Disclosures about Market Risk and Asset/Liability Management" for further discussion of certain risks associated with such funding sources.

     The following discussions make reference to average balances of certain assets and liabilities as well as volume and rate changes. For further information with respect to these matters see the tables set forth on pages 11 and 12.


Accounting for Loan Sales

     Gains from loan sales, securitizations and servicing income represented approximately 66% of the total net interest income and non-interest income for the year ended December 31, 1998. Detailed below is a discussion of the relevant accounting principles governing loan sales and securitizations and the Company's servicing activities.


SBA and USDA Loan Sales

     The majority of the Company's SBA and USDA guaranteed loans are variable rate, indexed to the Prime Rate as quoted in The Wall Street Journal ("Prime"). The Company generally sells the guaranteed portions of these loans at origination at a premium. For example, if the Company sells a 20-year SBA or USDA guaranteed mortgage loan with an interest rate of Prime plus 1.50%, the Company receives a premium because the market demands a yield of less than Prime plus 1.50%. Investors in the guaranteed portions demand rates between U.S. Treasury bills and commercial loans due to prepayment risks and other factors inherent in the guaranteed loans. After the loan sale, an investor will receive the pro rata principal and pro rata interest at the note rate less any ongoing guarantee and Company servicing fees. When the Company sells an SBA loan for a premium, it will generally retain the minimum required servicing fee of 1%. The Company does elect from time to time to retain a higher servicing fee and sell a loan for a lesser premium or at par.

     The Company does sell the unguaranteed portions of the SBA and USDA loans on a loan-by-loan basis at or above par. In accordance with SBA and USDA regulations, the Company is required to retain a 5% interest in the unguaranteed portion of the loan when some of the unguaranteed portion is sold on a loan-by-loan basis. The SBA has recently published new rules regarding the securitization of the unguaranteed portions of SBA loans which are discussed below. In June 1998 the Company completed a securitization of the unguaranteed portions of SBA loans and expects to utilize securitizations for the sale of the unguaranteed portions of SBA and USDA loans. See "Securitization and Sale of Loans."

     When the Company sells part of a loan, the gain recognized is based on the relative fair market value of the loan sold, the portion of the loan retained and any other assets created in the transaction. The Company creates a servicing asset when it sells loans on a servicing-retained basis with a servicing fee in excess of "adequate compensation." This servicing asset is equal to the net present value of the estimated cash flows in excess of such compensation. The original principal balance of a loan must be allocated between the guaranteed portion sold, the unguaranteed portion retained and the servicing asset, resulting in a discount being recognized on the unguaranteed retained portion of the loan.

     In connection with calculating gain on sale, the Company must make certain assumptions which include (i) the amount of adequate compensation used to determine the amount of the servicing asset that the Company will recognize at the date of the sale, (ii) the estimated life of the underlying loan used in projecting the time period over which the Company will receive the servicing fee, and (iii) the discount rate used in the present value calculation of the servicing asset.

     Prior to January 1, 1998, management defined adequate compensation as 40 basis points because there was no efficient market to determine market price. Effective January 1, 1998, based on estimates from potential sub-servicers, adequate compensation was defined as 20 basis points. Furthermore, the Company estimates its cost to service loans plus a normal profit to be less than 20 basis points. The constant prepayment rates utilized by the Company in estimating the lives of the loans depend on the original term of the loan, industry and Company historical data. Such constant prepayment rates range from 6% to 12% per annum. The discount rate utilized in the net present value calculation is equal to 400 basis points above the then current two year U.S. treasury rate, which for 1998 was approximately 8-10%.

     Actual prepayment rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of these factors varies depending on the types of loans. Estimated prepayment rates are based on management's expectations of future prepayments, and, while management believes that the term of amortization and market interest rate on the variable rate loans somewhat reduce the prepayment risk, there can be no assurance that management's prepayment estimates are accurate. If the actual prepayment rate of loans sold is higher than projected at the time such loans were sold, the carrying value of the servicing asset would be reduced by a charge to earnings. Because the Company also recognizes a discount on the retained loan, an adjustment to the discount would be made which would partially offset the effect of the negative servicing adjustment. If the actual prepayment rate for loans sold is lower than estimated, the carrying value of the servicing asset is not increased, although the total income would exceed previously estimated amounts.

     The servicing asset is amortized against the servicing fee income received monthly, on an effective interest method, and the discount on the retained loan is accreted to interest income on an effective interest method. The servicing asset is carried at the lower of amortized cost or net realizable value.

Ex-Im Bank and Other Commercial Loan Sales

     Sales of 100% of Ex-Im Bank guaranteed medium term loans are generally made at the carrying value, although the Company receives a servicing fee above the 20 basis points defined as adequate compensation resulting in the recognition of a gain at the time of the sale equal to the calculated servicing asset and any net loan origination fees. The Company uses a discount factor on the estimated cash flows equal to 400 basis points above the then current two-year U.S. treasury rate. The Company adjusts for prepayments on these 3-5 year term loans as they occur, although prepayments are minimal due to the lack of alternative U.S. dollar financing in the international markets served and the fact that such Ex-Im Bank financing is unsecured.

     The Company also sells 100% of certain other unguaranteed commercial loans and certain residential and other consumer loans on a loan by loan basis where no portion of the loan is retained on the Company's balance sheet.


Securitization and Sale of Loans

     Beginning in 1998, the Company has securitized and sold certain whole loans and the unguaranteed portions of certain government guaranteed loans that it originates. In such securitization transactions the Company sells a pool of loans to a trust, which in turn issues certificates representing beneficial ownership interests in the trust or which issues notes and sells such securities through private placement transactions. For all securitizations, the Company is the servicer of the underlying loans. In order to provide credit enhancement for the certificates or notes, the Company will retain subordinated certificates or notes and establish a cash reserve account, all of which represent "retained interests" in the securitizations and are referred to as such in the discussion below. The Company established special purpose subsidiaries to facilitate the securitizations. The unguaranteed portions of SBA loans utilized "FNBNE SBA Holdings, Inc.", the commercial term loan securitization utilized "FNBNE Business Loans Holdings, Inc." and the sale of commercial revolving lines of credit to the commercial paper conduit was completed through "FNBNE Funding Corp." Generally, the Company retains risks in the form of default, prepayment and, in the revolving lines of credit, interest rate risk.

     The interest-only strips retained by the Company are recorded at estimated fair value and classified as an investment available-for-sale. The fair value of an interest-only strip is determined by computing the present value of the estimated cash flows to the Company as servicer, after providing for losses and prepayments and, in certain transactions, estimated interest rate risk.

     The Company as servicer, by contract, receives annual servicing fees ranging from 40-100 basis points of the outstanding principal balance of the loans and the rights to any additional cash flows arising after the investors in the securitization trust have received the contracted return. The investors and the securitization trust have no recourse to the Company's other assets. The Company's retained interests are subordinate to the investor's interests. SBA regulations require that the Company hold retained interests in the unguaranteed portion of securitized loans equal to 10% of the transaction.

     Key economic assumptions used in calculating a gain on the transaction and in calculating the gain on sale and interest-only strips resulting from the securitizations and commercial paper sale completed during the year are as follows:

--------------------------------------------------------------------------------
                                                                     Commercial
                                                Securitizations      Paper Sale
                                          ------------------------- ------------
                                           Unguaranteed
                                             Portions      Term      Revolving
                                           of SBA Loans  Commercial  Commercial
                                          -------------- ----------- -----------

Prepayment speed ...........................    8.0%        8.0%        7.5%
Weighted-average life (in years) ...........  13.75       10.65         3.0
Aggregate expected credit losses ...........   5.74%       4.22%       1.25%
Discount rate for servicing cash flows .....   9.48%       8.43%       8.47%


Results of Operations


Comparison of the Years Ended December 31, 1998, 1997 and 1996

     Net Income. Net income totaled $7.0 million in 1998 an increase of $2.6 million or 59% from 1997 net income of $4.4 million, which had increased $1.2 million or 37% from 1996 net income of $3.2 million.

     The increase in 1998 net income reflects a $5.2 million or 44% increase in the gain on loan sales to $17.0 million for 1998. Included in the gains for 1998 are $4.1 million of gains recognized on the securitization of certain loans. Gains from the sale of guaranteed loans increased $2.7 million or 29%. Operating expenses increased $3.9 million in 1998 reflecting additions to lending and credit administration personnel and the related office expense associated with increased employees.

     The increase in 1997 net income from 1996 reflects an increase in the sales of all loan types as the Company continued its domestic and international geographic expansion. Gains on loan sales increased by $6.0 million or 100% to $11.8 million from 1996 to 1997. The results for fiscal 1996 included a $2.2 million gain on the sale of a suburban branch facility and related deposits.

     Net Interest Income. Net interest income increased $1.9 million or 23% to $10.2 million in 1998 due to a $47.9 million or 29% increase in average interest-earning assets offset by a 42 basis point decrease in the yield on earning assets. The decrease in the earnings yield was a result of Prime rate decreases totaling 75 basis points over the last four months of the year and a reflection of the increase in assets held in liquid investment securities. The reduced yield on assets was somewhat mitigated by a relatively flat cost of funds. Average interest-bearing liabilities increased $30.8 million or 25% while the cost of funds decreased 2 basis points.

     Net interest income increased $690,000 or 9% to $8.3 million in 1997 from 1996 due to a $16 million or 12% increase in average interest-bearing assets offset by an 11 basis point decrease in the margin. The decrease in the margin was the result of a more significant portion of assets held in investment securities and an increase in the portion of interest-bearing liabilities in the Company's higher rate premier money market savings account. Average interest-bearing liabilities increased $6.4 million or 6%.

     Interest Income. Interest income increased $3.5 million or 24% to $18.1 million in 1998 from $14.6 million in 1997 due to a $33.9 million or 26% increase in average loans outstanding and a $13.9 million or 100% increase in average investments. The yield on loans and investments decreased by 34 basis points and 24 basis points, respectively, reflecting the 75 basis point decrease in the Prime rate during 1998.

     Interest income increased $1.3 million or 10% to $14.6 million in 1997 from $13.3 million in 1996 due to a $7.3 million or 6% increase in average loans outstanding and a $8.6 million or 82% increase in average investments. The yield on investments decreased 10 basis points due to the shorter term investments made in 1997.

     Interest Expense. Interest expense increased $1.5 million or 23% to $7.9 million from $6.4 million in 1998 due to a $31 million or 25% increase in interest bearing deposits. The increase in average balances was mitigated by a relatively flat cost of funds for interest bearing liabilities, which decreased by 2 basis points. The premier money market accounts average balance increased $20 million or 27% during 1998. Interest expense increased $1.0 million on these deposits to $4.9 million in 1998 from $3.9 million in 1997, although the cost of funds remained flat. A $5.1 million or 17% increase in non-interest bearing demand deposits contributed to keeping the overall cost of liabilities to 4.18% for 1998 or a total increase of 4 basis points from 1997.

     Interest expense increased $630,000 or 11% to $6.4 million in 1997 from $5.7 million in 1996 due to a 14 basis point increase in the average rate paid on the Company's premier money market accounts, as the underlying external index increased during 1997 and greater reliance was placed on these accounts to fund balance sheet growth. Total average deposits increased 5% while the average balance of the money market savings accounts increased 18% in 1997. An increase in the rates offered for time deposits due to competitive demands resulted in a 26 basis point increase in the cost of interest bearing liabilities, although a $4.2 million, or 17% increase in non-interest bearing demand deposits held the overall cost of liabilities to 4.14% for 1997, representing a 13 basis point increase for 1997.

     Provision for Possible Loan Losses. The provision for possible loan losses totaled $3.1 million in 1998, $2.2 million in 1997 and $3.5 million in 1996. The provision is affected by net loan charge-offs, changes in the level and mix of loans, changes in asset quality and general economic conditions. The allowance for loan losses balance was increased by $900,000 or 29% to $4.0 million at December 31, 1998. See "Allowance for Loan Losses."

     Non-Interest Income. The components of non-interest income are detailed below:
--------------------------------------------------------------------------------
                                                    Years Ended December 31,
                                                 1998        1997        1996
--------------------------------------------------------------------------------
                                                   (dollars in thousands)

Non-interest income:
Gain on loan sales:
  SBA sales ................................  $ 6,101     $ 5,056     $ 3,558
  USDA sales ...............................    3,390       1,901         805
  Ex-Im working capital sales ..............      474         251         201
  Ex-Im medium term sales ..................    2,274       2,305         340
  Unguaranteed portions of
    SBA and USDA sales .....................      436       1,522         842
  Other commercial sales ...................      190         775          98
  Loan-backed securitizations ..............    4,094          --          --
                                              -------     -------     -------
    Gain on loan sales .....................   16,959      11,810       5,844

Loan servicing income and fees .............    4,353       2,618       1,475
Other non-interest income ..................      703         438         424
Income on stockholder note receivable ......       64         244          --
Gain on securities sales ...................       33          --
Gain on branch sale ........................       --          --       2,202
                                              -------     -------     -------
    Total non-interest income ..............  $22,112     $15,110     $ 9,945
                                              =======     =======     =======

    Non-interest income increased $7.0 million or 46% to $22.1 million in 1998 from $15.1 million in 1997 due to a $5.1 million increase in gain on loan sales and securitizations and a $1.7 million increase in loan servicing income.

    Gains on the guaranteed portions of SBA and USDA loan sales increased $2.5 million or 36% in 1998 reflecting the continuing contribution of the Company's four New England representative offices and the maturation of the five offices opened in 1997. The $223,000 or 89% increase in gains on Ex-Im working capital loan sales reflects the increased marketing and cross selling efforts by the Company's lenders. Gains on the sale of Ex-Im Bank medium term loans were relatively flat in 1998 as compared to 1997 as the Company's international lenders also originated loans under a newly introduced privately-insured short and medium term loan program which provides an alternative to the Ex-Im Bank guaranteed loans to foreign buyers of U.S. made goods. The insurance, which covers up to 95% of the commercial risk, is provided by a major triple A rated private company. The Company plans to include these privately-insured loans in securitizations in 1999.

     In 1998, the Company completed two securitizations and a sale to a commercial paper conduit; gains on these transactions totaled $4.1 million. (See "Loan Securitizations.")

     Although most of the unguaranteed portions of SBA loans were included in the June 1998 SBA Loan-backed securitization, the Company did complete sales of the unguaranteed portions of SBA and USDA loans on a non-recourse, servicing-retained loan-by-loan basis. In 1998 the gain on these sales was $436,000 on sales of loans totaling $8.2 million. In 1997, gains from the sale of unguaranteed portions of SBA and USDA loans totaled $1.5 million on sales of $29.2 million.

     Loan servicing income comprises the servicing fees received on loans sold on a servicing retained basis, net of amortization of the servicing asset.

--------------------------------------------------------------------------------
                                                     Years Ended December 31,
                                                   1998       1997       1996
--------------------------------------------------------------------------------
                                                     (dollars in thousands)

Loan Servicing Income and Fees
Loan servicing income:
  SBA guaranteed loans .....................   $  1,716   $  1,203   $    921
  USDA guaranteed loans ....................        348        278        151
  Ex-Im working capital loans ..............        225        186         56
  Ex-Im medium term loans ..................        448        264         43
  Other commercial loans ...................        176        123         65
  Securitized loans ........................         53         --         --
  Residential and consumer loans ...........         51         64         59
                                               --------   --------   --------
        Total loan servicing income ........      3,017      2,118      1,295
Other loan fees ............................      1,336        500        180
                                               --------   --------   --------
        Total loan servicing income
            and fees .......................   $  4,353   $  2,618   $  1,475
                                               ========   ========   ========
Loans serviced for others
    (at period end)
    Outstanding balance ....................   $656,532   $429,077   $153,850
                                               ========   ========   ========


     The increases in total loan servicing income reflect the growth of the servicing portfolios. The $899,000 or 42% increase in loan servicing income to $3.0 million in 1998 reflects the $185.4 million or 62% increase in the average balance of commercial loans serviced for others to $486.2 million in 1998 from $300.8 million in 1997. The 64% increase in loan servicing income to $2.1 million in 1997 from $1.3 million in 1996 reflects the $115.1 million or 62% increase in the average balance of loans serviced for others over the period.

     Although servicing income continues to increase, the margin of servicing income to serviced loans has decreased as a result of an increase in the servicing portfolio of Ex-Im term loans and unguaranteed commercial loans which carry a lower servicing fee.

     Other loan fees are comprised primarily of fees earned on letters of credit, which increased $116,000 or 34% to $461,000 in 1998 from $345,000 in 1997 due to greater demand from the Company's exporting borrowers who have the need for letters of credit to support their trade activities. Included in other loan fees is a $97,000 gain on the sale of residential mortgage servicing rights to 168 residential mortgage loans as the Company divested operational functions not directly related to its primary commercial loan servicing business. Additionally, fees forfeited by potential borrowers who chose not to close loans with the Company increased by $174,000 to $231,000 in 1998 from $57,000 in 1997.

     The non-interest income increase of $5.2 million in 1997 from 1996 reflects a $6.0 million increase in gain on loans sales and a $1.1 million increase in the loan servicing income, offset by the $2.2 million non-recurring gain on the sale of the Company's suburban branch facility and its deposits in 1996.

     The servicing asset for loans sold is as follows:

--------------------------------------------------------------------------------
                                                      At December 31,
                                            1998          1997          1996
--------------------------------------------------------------------------------
                                                  (dollars in thousands)

Servicing Asset
  SBA ..............................      $4,499        $3,155        $3,100
  USDA .............................         900           375           483
  Ex-Im medium term ................       2,749         2,025           374
  Other commercial .................         867           124           181
                                          ------        ------        ------
    Total servicing asset ..........      $9,015        $5,679        $4,138
                                          ======        ======        ======


     In addition to the above, interest-only strips from the loan-backed securitizations and sale to the commercial paper conduit facility completed in 1998 totaling $4.1 million are included in the Company's available-for-sale investment portfolio.

     Non-Interest Expense. Increases in non-interest expense reflect the Company's growth over the periods as indicated below:

--------------------------------------------------------------------------------
                                                   Years Ended December 31,
                                             1998          1997          1996
--------------------------------------------------------------------------------
                                                  (dollars in thousands)
Non-interest expense:
Salaries and benefits ................   $ 11,235      $  9,537      $  5,089
Occupancy ............................      1,523           985           774
Furniture and equipment ..............      1,007           692           462
Outside services .....................        773           556           321
Office expenses ......................        834           556           421
Marketing ............................      1,453           847           691
Other ................................        875           628           667
                                         --------      --------      --------
  Total non-interest expense .........   $ 17,700      $ 13,801      $  8,425
                                         ========      ========      ========

Selected Data
Total servicing portfolio ............   $779,055      $573,544      $380,432
                                         ========      ========      ========
Number of loans serviced .............      2,050         1,938         1,519
                                         ========      ========      ========
Number of total personnel ............        182           131            92
                                         ========      ========      ========
Number of loan officers ..............         69            46            26
                                         ========      ========      ========


     Non-interest expenses increased $3.9 million or 28% in 1998 from 1997 due to a 39% increase in personnel. The number of loan officers increased by 50% to 69 in 1998 as two new domestic representative offices were opened and the existing offices and international business units were further staffed. The remaining additions to personnel were primarily in the credit administration and loan servicing business units. Geographic expansion and personnel additions resulted in an increase in occupancy and related expenses as new offices were leased and additional office space in the Company's Hartford, Connecticut headquarters was occupied.

     Marketing expense increased $606,000 or 72% in 1998 reflecting increased expenses associated with the marketing and referral activities of the Company's international Master Agents. These expenses increased $281,000 to $412,000 in 1998. Domestic and international travel expenses also increased reflecting the Company's continued geographic expansion. The $217,000 or 39% increase in outside services reflects the increase in accounting and legal fees associated with the increased reporting requirements of an SEC registrant and the diligence on banking laws in each of the new states and countries where domestic and international representative offices were opened in 1998.

     Non-interest expenses increased $5.4 million or 64% in 1997 from 1996 due to a 42% increase in personnel as five new representative offices were opened and the number of Hartford based loan officers in both the domestic and international business units was increased during the year. Salary and benefits expense for 1997 also included approximately $636,000 associated with bonuses paid to officers in connection with the successful completion of the September 1997 public offering.

     Marketing expenses increased $156,000 or 23% in 1997 reflecting the increase in international activity as the Company finalized Master Agency agreements in targeted countries. The $235,000 or 73% increase in 1997 from 1996 in outside services reflected the increase in legal fees associated with the Master Agency agreements as well as new product development and state banking law diligence associated with the opening of the five domestic representative offices.

     The Company's efficiency ratios, calculated as the ratio of non-interest expenses to the sum of net interest income and non-interest income, excluding the 1996 gain on the branch sale were 55%, 59% and 55% for the years ended December 31, 1998, 1997 and 1996, respectively.

     Income Taxes. The effective income tax rates for the years ended December 31, 1998, 1997 and 1996 were 38.9%, 39.5% and 42.0%, respectively, reflecting a
1% decrease in the State of Connecticut statutory tax rate in 1998 and a $34,000 State of Connecticut tax refund received in September 1998 that resulted from a statutory change relating to the 1991 through 1995 tax years.

     The following table sets forth the components of the Company's net interest income and yield on average interest earning assets and rate on interest bearing liabilities.

------------------------------------------------------------------------------------------------------------------------------------
                                                                            For the Years Ended
                                               December 31, 1998              December 31, 1997            December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                    Interest   Average           Interest      Average            Interest  Average
                                           Average   Earned/   Yield/   Average   Earned/      Yield/   Average    Earned/   Yield/
                                           Balance    Paid      Rate    Balance    Paid         Rate    Balance     Paid      Rate
                                           --------------------------  ------------------------------- -----------------------------
                                                                           (dollars in thousands)
Total interest earning assets:
  Loans (1)
    Commercial ........................... $158,604  $ 15,016    9.47%  $120,913  $12,002       9.93%   $109,637   $ 10,882    9.93%
    Residential ..........................    4,847       392    8.09%     8,129      595       7.32%     12,848      1,059    8.24%
    Other consumer .......................    1,247       114    9.15%     1,668      156       9.35%        874         86    9.84%
                                           --------  --------    -----  --------  -------       -----   --------   --------    -----
  Total Loans ............................  164,698    15,522    9.42%   130,710   12,753       9.76%    123,359     12,027    9.75%
  Investment securities(2) ...............   19,793     1,154    5.83%    19,085    1,156       6.06%     10,495        646    6.16%
  Federal funds sold .....................   26,310     1,412    5.37%    13,139      716       5.45%     12,153        632    5.20%
                                           --------  --------    -----  --------  -------       -----   --------   --------    -----
  Total investment securities and
    federal funds sold ...................   46,103     2,566    5.57%    32,224    1,872       5.81%     22,648      1,278    5.64%
                                           --------  --------    -----  --------  -------       -----   --------   --------    -----
Total earning assets .....................  210,801    18,088    8.56%   162,934   14,625       8.98%    146,007     13,305    9.11%
                                                     --------    -----            -------       -----              --------    -----
Total non-earning assets .................   25,190                       14,957                          11,485
                                           --------                     --------                        --------
Total assets ............................. $235,991                     $177,891                        $157,492
                                           ========                     ========                        ========

Total interest bearing liabilities:
  Deposits
    Interest bearing demand deposits ..... $  8,964  $    212    2.37%  $  7,406  $  183        2.47%   $  8,705   $    241    2.77%
    Premier money market .................   92,591     4,928    5.32%    72,965   3,869        5.30%     61,519      3,176    5.16%
    Other savings ........................    9,889       295    2.98%     6,268     135        2.15%     12,607        386    3.06%
    Certificates of deposit ..............   34,184     1,934    5.66%    30,825   1,786        5.79%     28,384      1,564    5.51%
    IRA certificates of deposit ..........    9,310       527    5.66%     6,552     364        5.56%      6,436        347    5.39
                                           --------  --------    -----  --------  -------       -----   --------   --------    -----
Total Deposits ...........................  154,938     7,896    5.10%   124,016   6,337        5.11%    117,651      5,714    4.86%
Other borrowings .........................      605        28    4.63%       702      34        4.84%        623         27    4.33%
                                           --------  --------    -----  --------  -------       -----   --------   --------    -----
  Total interest bearing liabilities .....  155,543     7,924    5.09%   124,718   6,371        5.11%    118,274      5,741    4.85%
                                           --------  --------    -----  --------  -------       -----   --------   --------    -----

Non-interest bearing liabilities
  Demand deposits ........................   34,136                       29,066                          24,862
  Other liabilities ......................    2,042                        2,458                           1,630
                                           --------                     --------                        --------
Total non-interest bearing liabilities ...   36,178                       31,524                          26,492
Stockholders' equity .....................   44,270                       21,649                          12,726
                                           --------                     --------                        --------
Total liabilities and
  stockholders' equity.................... $235,991                     $177,891                        $157,492
                                           ========                     ========                        ========
Net interest income/net interest spread ..           $ 10,164    3.47%            $  8,254      3.87%              $  7,564    4.26%
                                                     ========    =====            ========      =====              ========   ======

  Net interest margin ....................                       4.82%                          5.07%                          5.18%
                                                                ======                          =====                         ======

Average interest earning assets/average
 interest bearing liabilities ............                     135.53%                        130.64%                        123.45%
                                                               =======                        =======                        =======

------------------------------------------------------------------------------------------------------------------------------------


(1) For purposes of these computations, non-accruing loans are included in the average balances.

(2) The yield does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

     The following rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate. The changes in net interest income due to both volume and rate have been allocated proportionally to changes due to volume and changes due to rate.

-----------------------------------------------------------------------------------------------------------------------------
                                                             Year Ended December 31,             Year Ended December 31,
                                                              1998 Compared to 1997              1997 Compared to 1996
                                                                 Changes due to:                     Changes due to:
                                                       --------------------------------     ---------------------------------
                                                        Volume       Rate        Total       Volume       Rate        Total
                                                       --------------------------------     ---------------------------------
                                                                                (dollars in thousands)
Increase (decrease) in net interest income due to:
Loans
  Commercial loans ................................    $ 3,568      $(554)     $ 3,014      $ 1,119      $   1      $ 1,120
  Residential loans ...............................       (265)        62         (203)        (346)      (118)        (464)
  Other consumer loans ............................        (39)        (3)         (42)          74         (4)          70
                                                       -------      -----      -------      -------      -----      -------
    Total loans ...................................      3,264       (495)       2,769          847       (121)         726

Investment securities .............................         42        (44)          (2)         520        (10)         510
Federal funds sold ................................        707        (11)         696           54         30           84
                                                       -------      -----      -------      -------      -----      -------
    Total investments and federal funds sold ......        749        (55)         694          574         20          594
                                                       -------      -----      -------      -------      -----      -------
    Total interest earning assets .................      4,013       (550)       3,463        1,421       (101)       1,320
                                                       -------      -----      -------      -------      -----      -------
Deposits
  Interest-bearing demand deposits ................         37         (8)          29          (32)       (26)         (58)
  Premier money market savings ....................      1,043         16        1,059          607         86          693
  Other savings ...................................        108         52          160         (136)      (115)        (251)
  Time deposits ...................................        189        (41)         148          141         81          222
  IRA time deposits ...............................        156          7          163            6         11           17
                                                       -------      -----      -------      -------      -----      -------
    Total deposits ................................      1,533         26        1,559          586         37          623
FHLB advances .....................................         (5)        (1)          (6)           4          3            7
                                                       -------      -----      -------      -------      -----      -------
    Total interest-bearing liabilities ............      1,528         25        1,553          590         40          630
                                                       -------      -----      -------      -------      -----      -------
    Change in net interest income .................    $ 2,485      $(575)     $ 1,910      $   831      $(141)     $   690
                                                       =======      =====      =======      =======      =====      =======

Financial Condition

     General. Total assets increased $54.9 million or 25% to $273.7 million at December 31, 1998 from $218.9 million at December 31, 1997 and $57.3 million or 36% from the December 31, 1996 balance of $161.6 million. These increases reflect increases in the receivables from loans sold, loan servicing assets and federal funds which was funded by growth in deposit accounts, retained earnings and net proceeds from the Company's September 30, 1997 public offering.

     Cash and Cash Equivalents. Cash and cash equivalents increased by $40.9 million or 235% to $58.3 million at December 31, 1998 reflecting receipt of the proceeds from commercial loan securitizations completed in December. The cash balances were relatively flat at $17.4 million at December 31, 1997 from $18.9 million at December 31, 1996. In 1998 the Company maintained greater funds on hand as federal funds sold which provided overnight liquidity for the Company's increased volume of loan originations.

     Investment Securities. The investment securities portfolio increased $13.3 million or 60% to $35.6 million at December 1998 from $22.3 million at December 31, 1997 and increased $6.4 million or 40% in 1997 from the December 31, 1996 balance of $15.9 million. The portfolios have historically been comprised of U.S. Treasury and other U.S. government mortgage-backed securities and collateralized mortgage obligations with average lives of less than five years. As a result of the Company's 1998 securitizations, the portfolios include $15.6 million of rated and unrated subordinate interests in securities and interest-only strips totaling $4.1 million from the transactions. Refer to Note 2 of the Company's consolidated financial statements for additional information.

     Loans. Loans decreased by $21.7 million or 17% to $108.9 million at December 31, 1998 from $130.6 million at December 31, 1997 and increased $21.2 million or 19% from $109.4 million at December 31, 1996. The decrease in the loan portfolios is the result of the successful securitization of $113.3 million of unguaranteed commercial loans during 1998, a portion of which was comprised of loans originated in prior years.

     Loan Securitizations. During 1998 the Company completed two commercial loan securitization transactions and a sale to a commercial paper conduit involving the issuance of $113.3 million of senior and subordinated securities. Approximately 56% of the $117.1 million loans included in the securitizations were originated in 1998. In connection with the "SBA Loan Backed Series 1998-1", completed in June 1998, a $24.2 million Class A certificate rated AA by Moody's Investor Services, Inc. was sold in a private placement. A $2.7 million Class B certificate rated BBB by Moody's Investor Services, Inc. is held by the Company. Related to "Business Loan Trust 1998-A" backed by commercial term loans and completed in December 1998, a $55 million senior note rated AAA by Duff and Phelps Credit Rating Co. and Aaa by Moody's Investor Services, Inc. was sold in a private placement. A $3.2 million A rated note, a $3.2 million BBB rated note and a $3.1 million unrated note are held by the Company from this securitization. A $21.4 million sale to an asset-backed commercial paper conduit facility also occurred in December 1998. The Company holds a $3.8 million subordinated interest to the senior $21.4 million loans sold.

     In 1998, cash proceeds from the securitization of commercial loans totaled $85.3 million net of subordinated certificates and notes and the required initial deposits to the cash reserves held by the Company.


     The following table summarizes the Company's 1998 securitization transactions and the commercial paper sale.

------------------------------------------------------------------------------------------------------
                                                                                          Commercial
                                                         Securitizations                  Paper Sale
                                              -----------------------------------       --------------
                                                Unguaranteed
                                                  Portions               Term             Revolving
                                                of SBA Loans          Commercial          Commercial
                                              ---------------        ------------       --------------
                                                                 (dollars in thousands)
Total loans securitized or sold .................   $26,901             $65,000              $25,205
Senior certificates .............................   $24,210             $55,250              $21,424
Subordinate interests held
 by Company .....................................   $ 2,691             $ 9,750              $ 3,781
Total cash reserve requirement ..................        7%                 10%                  N/A
Initial cash reserve requirement ................        3%                  7%                  N/A
Initial cash reserve deposit ....................   $   807             $ 4,550                  N/A
Gain recorded ...................................   $ 2,648             $ 1,052              $   394
Gain as a percentage of loans securitized .......     9.84%               1.62%                1.56%
Month closed ....................................      June            December             December

     The significantly higher gain, stated as a percentage of loans securitized, for the unguaranteed portions of SBA loans reflects the fact that such loans are carried at a discount following the sale of the guaranteed portions and the stronger capital markets environment in June 1998.

     Allowance for Loan Losses. The Company reviews the adequacy of the allowance for loan losses quarterly. The allowance totaled $4.0 million at December 31, 1998, an increase of $900,000 or 29% from the $3.1 million balance at December 31, 1997, which was a slight increase from the $3.0 million balance at December 31, 1996.


Activity in the Allowance for Loan Losses
------------------------------------------------------------------------------------------
                                                                   At December 31,
                                                            1998        1997        1996
------------------------------------------------------------------------------------------
                                                                (dollars in thousands)
Balance of allowance for loan
losses at the beginning of the period ...............   $  3,100    $  3,000    $  2,000
Charge-offs:
     Commercial .....................................        876         279         168
     SBA ............................................        775         262         478
     Investor mortgage ..............................        582       1,395       1,730
     Private ........................................         83          46          27
     USDA ...........................................         --          68          --
     Residential and other consumer .................          8         195         124
                                                        --------    --------    --------
       Total charge-offs ............................      2,324       2,245       2,527
                                                        --------    --------    --------

Recoveries:
     Commercial .....................................         30          77          16
     SBA ............................................         --          13          --
     Investor mortgage ..............................        123           6          13
     Private ........................................         --          --          10
     Residential and other consumer .................         --          10           1
                                                        --------    --------    --------
       Total recoveries .............................        153         106          40
                                                        --------    --------    --------
Net charge-offs .....................................      2,171       2,139       2,487

Provision for loan losses ...........................      3,071       2,239       3,487
                                                        --------    --------    --------
Balance of allowance for loan losses at end of period   $  4,000    $  3,100    $  3,000
                                                        ========    ========    ========
Total loans .........................................   $113,946    $135,398    $114,627
                                                        ========    ========    ========
Allowance to total loans ............................       3.3%        2.3%        2.6%
                                                        ========    ========    ========
Net charge-offs/average outstanding loans ...........      1.37%       1.71%       2.12%
                                                        ========    ========    ========

     During 1998, the trend in net charge-offs as measured against average outstanding loans continued to decline. Included in net charge-offs are SBA loan charge-offs which represent losses realized on the unguaranteed portion of SBA loans after the liquidation of collateral.

     The Company believes that the increase in charge-offs emanating from the SBA and commercial portfolios reflects the normal seasoning of these portfolios. As the Company generally extends both SBA and commercial loans to the same borrowers, it is expected that there will be a high degree of correlation as to the changes in credit losses from these two portfolios.

     The Company monitors the performance of the portfolios by use of Static Loss Pool Analysis. For purposes of this analysis, seasoned portfolios are defined as having been originated at least 8 quarters prior to the analysis. Using a 22-quarter time period, the SBA portfolio has generated an average annual loss of 73 basis points. During the same time period, the commercial loan portfolio has generated an average annual loss of 50 basis points. The average annual losses arising from originations in the most recent eight quarters have been substantially below the levels of the "seasoned" portfolios.

     Net charge-offs from the investor mortgage portfolio, which is comprised of multi-family urban residential units located in various Connecticut inner cities, represented 25%, 62% and 69% of the total charge-offs for the years ended 1998, 1997 and 1996, respectively. The outstanding balance of this portfolio at December 31, 1998 totaled $3.1 million.

     The Company tracks charge-offs by relationship and has noted no appreciable increase in the number of relationships charged off. For the years ended December 31, 1998, 1997 and 1996, the charge-offs were comprised of 16, 16 and 21 lending relationships, respectively. The Company estimates that it has approximately 998 commercial lending relationships at December 31, 1998.

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis, and therefore allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict use of the allowance to absorb losses in any category. The unallocated portion of the allowance represents an amount that is not specifically allocated to one of the loan portfolios.


--------------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31,
                                                                 1998         1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    (dollars in thousands)
Allocation of the allowance by category of loans
Unguaranteed portions of:
  SBA and USDA loans ......................................  $  1,050     $    853       $    491       $    563       $    338
  Ex-Im Bank working capital loans ........................       245          145             44              2             --
Other international loans .................................       483           --             --             --             --
Commercial mortgage loans .................................       128          250            271            483            237
Other commercial loans ....................................     1,367        1,052            475            316            353
Investor mortgage loans ...................................        63          269          1,061            399            581
Residential and other consumer loans ......................        43           67            113             72            106
Loans held for sale .......................................        43           --             --             --             --
Unallocated ...............................................       578          464            545            165            385
                                                             ---------    ---------      ---------      ---------       --------

  Total allowance for loan losses .........................  $  4,000     $  3,100       $  3,000       $  2,000       $  2,000
                                                             =========    =========      =========      =========      =========

Percent of loans in each category to total loans
Unguaranteed portions of:
  SBA and USDA loans .......................................    30.0%        26.9%          30.5%          38.5%          32.0%
  Ex-Im Bank working capital loans ........................       3.9          2.8            3.0            0.2             --
Other international loans .................................      15.4           --             --             --             --
Ex-Im Bank medium term loans ..............................        --          0.5            1.8            0.1            0.2
Commercial mortgage loans ...............................         8.5         14.7           16.4           14.5           17.1
Other commercial loans ..................................        29.7         44.8           29.4           26.9           21.6
Investor mortgage loans .................................         2.6          4.1            6.6            7.2            9.9
Residential and other consumer loans ....................         2.9          6.2           12.3           12.6           19.2
Loans held for sale .......................................       7.0           --             --             --             --
                                                             ---------    ---------      ---------      ---------       --------

  Total ...................................................      100%       100.0%         100.0%         100.0%         100.0%
                                                             =========    =========      =========      =========      =========

     The following table sets forth information regarding the Company's non-performing loans at the dates indicated:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                          1998            1997              1996            1995           1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Non-Performing Loans
Commercial:
  Unguaranteed portions:
    SBA and USDA loans ............................   $  1,533        $  1,226(1)       $    188        $    419        $    --
    Ex-Im Bank working capital loans ..............        418              --                --              --             --
  Other international loans .......................        112              --                --              --             --
  Commercial mortgage loans .......................          6              39                --              --            703
  Other commercial loans ..........................        890             535               132              --            106
  Investor mortgage loans .........................         --             415             1,853             839          1,437
Consumer ..........................................        145             149                79              --             --
                                                      ---------       ---------         ---------       ---------       ---------
Total non-performing loans ........................   $  3,104        $  2,364          $  2,252        $  1,258        $ 2,246
                                                      =========       =========         =========       =========       =========
Total loans .......................................   $113,946        $135,398          $114,627        $106,992        $95,118
                                                      =========       =========         =========       =========       =========
Non-performing loans to total loans ...............      2.53%           1.75%             1.96%           1.18%          2.36%
                                                      =========       =========         =========       =========       =========
Non-performing loans to total assets ..............      1.13%           1.08%             1.39%           0.89%          1.79%
                                                      =========       =========         =========       =========       =========
Allowance to total non-performing loans ...........       129%            131%              133%            159%            89%
                                                      =========       =========         =========       =========       =========

(1)Excludes the Company's only guaranteed USDA loan not sold of $345,000 which is fully guaranteed as to the collection of principal and interest.


     Although the balance of non-performing SBA/USDA and commercial loans increased in 1998, the Company believes that this reflects the effects of the seasoning of the portfolio. The Company manages the non-performing assets actively, including a quarterly review of the net realizable value of collateral securing these loans. Any deterioration in the relationship between the loan amount and the net realizable value of the collateral will be considered in the evaluation of the allocation of the Allowance attributed to the subject loan and/or a partial charge-off.

     The Company had no loans past due 90 days and accruing interest at any period end as presented in the above table.

     Other Real Estate Owned. It is the Company's policy, whenever possible, not to take title to real property collateralizing loans, thereby avoiding management time and any environmental liabilities associated with holding such properties. From the year end 1996 to 1998 reporting periods discussed herein, the highest balance of other real estate owned totaled $97,000.

     Receivable From Loans Sold. Receivable from loans sold represents the balance of loans sold for which funding has not yet been received. Government guaranteed loans are generally sold within a day of origination and settled within 30 days of the trade date. During this thirty day period, the Company reviews and delivers closing documents to the investor. The receivable balance fluctuates with the month's loan sale activity and tends to be higher at any quarter end due to increased loan closing activity. The annual average balance of this receivable has ranged from $8-10 million. The Company actively monitors the settlement of loans to ensure that this source of liquidity is effectively managed.

     Prepaid Expenses and Other Assets. Prepaid Expenses and Other Assets is comprised principally of servicing assets as discussed in "Accounting for Loan Sales" and "Non-interest Income."

------------------------------------------------------------------------------
                                                       At December 31,
                                                1998        1997        1996
------------------------------------------------------------------------------
                                                   (dollars in thousands)

Other Assets
Servicing assets ..........................  $ 9,015      $5,679      $4,138
Prepaid expenses and
  other assets ............................    4,414       1,143         631
                                             -------      ------      ------
                Total other assets ........  $13,429      $6,822      $4,769
                                             =======      ======      ======

     At December 31, 1998 prepaid expenses and other assets includes $1.2 million of prepaid fees related to the warehouse facilities and the commercial paper conduit. These fees will be expensed over the terms of the underlying facilities. Additionally, other assets include $625,000 of accrued interest receivable related to the securitization transactions. Cash flows from the transactions will offset this amount after the required cash reserve accounts have been fully funded.

     Deposits. Deposits have historically been the Company's primary funding source and have increased to sustain the Company's balance sheet growth. See "Liquidity and Capital Resources."

     Federal Home Loan Bank of Boston Advances. Periodically, the Company utilizes Federal Home Loan Bank ("FHLB") advances to provide short term liquidity. As of December 31, 1998, the Bank had a $3.5 million unused line of credit from the FHLB.

Stockholders' Equity. Stockholders' equity increased $6.9 million to $49.0 million at December 31, 1998 from $42.1 million at December 31, 1997 primarily due to the retention of earnings. Stockholders' equity increased $27.9 million to $42.1 million at December 31, 1997 from $14.2 million at December 31, 1996 due to the issuance of 1,955,000 shares of common stock in an underwritten public offering completed in September 1997, resulting in net proceeds to the Company of $23.8 million and the retention of earnings. The Company has paid quarterly dividends of $.03 per share since the fourth quarter of 1995. As explained in Note 7 to the Company's consolidated financial statements, the Company holds a note receivable from the Company's Chief Executive Officer related to the issuance of 614,600 shares of common stock in June 1994, which is reflected as a separate component of stockholders' equity.

Liquidity and Capital Resources

     Management considers scheduled cash flows from existing borrowers, projected deposit levels, estimated liquidity needs from maturing and disintermediating deposits, approved extensions of credit, and unadvanced commitments to existing borrowers in determining the level and maturity of funding necessary to support operations. Historically, the Company has increased the level of deposits to support its planned loan growth. The Company also has supported its growth by regularly selling loans on a servicing retained basis. In 1998 and during the first quarter of 1999, the Company entered into the following transactions, all of which taken together will significantly change the manner in which the Company funds its operations and plans to support its future growth:

 .    Pursuant to an Agreement for Purchase and Sale of Assets and Assumption of
     Liabilities with Hudson United Bank (the "Deposit Buyer"), the Company agreed to sell its last retail branch and its checking, savings and money market accounts;

 .    The Company obtained a warehouse loan facility pursuant to which up to $75 million is available to the Company (based upon the contractual advance rate against the principal balance of the loans pledged to secure the facility);

 .    The Company obtained a commitment for a second warehouse loan facility pursuant to which, upon approval of the facility by the SBA and execution of definitive documents, up to $50 million will be available to the Company (based upon the contractual advance rate against the principal balance of the loans pledged to secure the facility; the pledged loans will consist of the unguaranteed portion of loans guaranteed by the SBA);

 .    The Company obtained a commercial paper conduit facility, pursuant to which the Company has the right to sell up to $65 million of loans during the term of the facility. The Company must retain subordinated interests in the loans sold, equal to differing amounts based on the type of loan sold. The Company sold loans totaling $21 million under this facility in December;

 .    The Company entered into a securitization transaction in June 1998 pursuant to which the Company received approximately $24 million from a sale of the unguaranteed portions of loans originated by the Company that were guaranteed in part by the SBA; and

 .    The Company entered into a securitization transaction in December 1998 pursuant to which the Company received approximately $55 million from a sale of unguaranteed commercial loans originated by the Company.

     The funding provided and made available by the foregoing transactions, in addition to planned increases in brokered and retail certificates of deposit, is expected to be sufficient to fund the sale by the Company of its retail branch (that is, to fund the payment to the Deposit Buyer of the amount of the deposit liabilities assumed by the Deposit Buyer, less the premium and other amounts payable to the Company). Management of the Company believes that the funding provided by the foregoing transactions will also be sufficient, when combined with the amounts available to the Company from issuance of brokered and retail certificates of deposit and other sources of revenues, for the Company's on-going liquidity requirements.

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

Quantitative and Qualitative Disclosures About
Market Risk and Asset/Liability Management

     The Company completed two loan sales and securitization transactions in 1998. In 1998, approximately 24% of the Company's $16.9 million gain on loan sales were attributed to the two securitizations of commercial loans and the sale of loans to a commercial paper conduit. The Company expects to continue to sell loans to the commercial paper conduit and complete asset-backed loan private placements in the capital markets to securitize and sell the unguaranteed portions of SBA and USDA loans, commercial loans and privately-insured international loans. The Company expects to continue to sell the guaranteed portions of SBA, USDA and Ex-Im Bank loans on a loan-by-loan basis. Such government guaranteed loans represented approximately 50% of the total loans originated in 1998.

     Although reliance on the capital markets for the sale of such loans presents the Company with new risks related to liquidity and earnings volatility, the Company believes that its diversified sales and funding strategy provides it with the ability to manage such risks. The Company believes that its overall strategy of blending whole loan sales of government guaranteed loans with the securitization of commercial loans and its on-going ability to sell loans to the commercial paper conduit provide a diversified array of loan sales alternatives. As far as sources of funds, after the sale of the branch discussed earlier, the Company will continue to receive funding from retail and brokered certificates of deposit and from the warehouse lines provided by the investment banking firm that lead managed the Company's initial public offering in September 1997.

     Several factors will affect the Company's ability to access its warehouse lines of credit and complete securitizations in the future, including conditions in the securities markets generally, and in the asset-backed securities market specifically, the credit quality of the Company's loan portfolio, compliance of the Company's loans with the eligibility requirements established in connection with the warehouse lines and securitizations, the Company's ability to provide third-party credit enhancement and adequately service its loan portfolio, and the absence of any material downgrading or withdrawal of ratings given to securities previously issued in the Company's securitizations.

     During the third quarter of 1998 and continuing into the fourth quarter of 1998, the capital markets experienced rapid and extreme changes evidenced by a decline of investor demand for certain asset-backed securities that carried a credit agency rating less than the highest ratings available and a widening of the spreads between the interest rates on treasury securities and interest rates on asset-backed securities. The "flight to quality" by asset-backed investors requires issuers like the Company to provide a greater level of credit enhancement to attain higher credit ratings for a larger percentage of the securitization in order to make the transaction marketable. The widening of spreads in the asset-backed capital markets reduces the earnings on a securitization and, if such events were to occur in the future, could limit the amount of borrowings available to the Company under its warehouse lines of credit and may make future securitizations economically unfeasible.

     Any substantial reduction in the accessibility of the warehouse lines of credit or the securitization market for the Company's loans or any adverse change in the terms of such securitizations could have an adverse effect on the Company's financial condition or results of operations.

     An earnings at risk model is one tool utilized by the Company to measure interest rate risk. Such a model computes the estimated effect on net income from changes in interest earned on assets and expenses paid on liabilities, as well as the impact of off-balance sheet items in the event of a range of assumed changes in market interest rates. This analysis estimates the risk of loss in market risk sensitive instruments in the event of a sudden and sustained one hundred to three hundred basis point increase or decrease in the market interest rates. The Company's Board of Directors has adopted an interest rate risk policy, which establishes maximum decreases in net income and capital in the event of a sudden and sustained change in market interest rates.

     At December 31, 1998, the estimated changes in the Company's net income based on the hypothetical changes in interest rates were within the limits established by the Board of Directors.

     Such an earnings at risk calculation is based on the estimated change in interest income and interest expense utilizing numerous assumptions, including historical relationships between various indices utilized by the Company in setting interest rates and management's judgment as to the expected relationship of such rates in the current environment. This calculation utilizes such relative levels of market interest rates as well as assumptions regarding loan prepayments and deposit decays and should not be relied upon as indicative of actual results. Importantly, the computations do not contemplate any actions the Company could undertake in response to changes in interest rates.

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

     The Company seeks to manage its assets and liabilities to reduce the potential adverse impact on net interest income that might result from changes in interest rates. Control of interest rate risk is conducted through systematic monitoring of maturity mismatches. The Company's investment decision-making takes into account not only the rates of return and their underlying degree of risk, but also liquidity requirements, including minimum cash reserves, withdrawal and maturity of deposits and additional demand for funds. For any given period, the pricing structure is matched when an equal amount of assets and liabilities reprice. An excess of assets or liabilities over these matched items results in a gap or mismatch, as shown in the following table. A negative gap denotes liability sensitivity and normally means that a decline in interest rates would have a positive effect on net interest income, while an increase in interest rates would have a negative effect on net interest income. However, significant variations may exist in the degree of interest rate sensitivity between individual asset and liability types within the repricing periods presented due to differences in their repricing elasticity relative to the change in the general level of interest rates. All of the Company's assets and liabilities are U.S. dollar-denominated and, therefore, the Company bears no foreign exchange risk.

     The majority of the Company's assets reprice according to contractual arrangements although the Company has historically had fairly broad discretion over the frequency and magnitude of interest rate changes on its liabilities which has enabled the Company to minimize the impact of any general changes in the interest rate environment. This discretion may be more limited in the future due to the sources of funds anticipated to be utilized in the future as discussed above and in "Liquidity and Capital Resources."

     The Company utilizes the analysis detailed below to generally monitor the composition of assets and liabilities and focuses on the one-year mismatch. The Company believes the positive one year cumulative gap of $4.1 million or 2% reflects a relatively balanced position.

     For purposes of the following analysis, checking and savings account repricing is presented 20% in the 0-90 day period, 20% in the 91-180 day period, 30% in the 181-365 day period and 30% in the 1-5 year period. Although the elasticity of such deposits cannot be tied to any one-time period, these are the assumptions which have been developed by the Company based on historical experience and are utilized for internal and regulatory reporting purposes.


-----------------------------------------------------------------------------------------------------------------------------
                                                                December 31, 1998
                                       0 to 90    91 to 180  181 to 365     1 to 5        Over 5
                                         Days        Days        Days        Years        Years         Total
-----------------------------------------------------------------------------------------------------------------------------
                                                            (dollars in thousands)

Commercial loans ...................   $ 85,049    $  6,833     $  2,691     $  4,340     $ 11,487     $ 110,400
Residential loans ..................         --       1,566          364          529          554         3,013
Other consumer loans ...............        160           8           41          270           54           533
Investments ........................     21,073       4,310        3,632        4,535        2,033        35,583
Federal funds sold .................     44,930          --           --           --           --        44,930
                                       --------    --------     --------     --------     --------     ---------
  Total interest earning assets ....   $151,212    $ 12,717     $  6,728     $  9,674     $ 14,128     $ 194,459
                                       ========    ========     ========     ========     ========     =========
Checking ...........................   $ 11,187    $ 11,185     $ 16,778     $ 16,778           --     $  55,928
Money market savings ...............     20,695      20,696       31,044       31,044           --       103,479
Other savings ......................      2,868       2,867        4,301        4,301           --        14,337
Time deposits ......................     31,374       4,938        7,560        2,258           --        46,130
Treasury, tax and loan .............      1,047          --           --           --           --         1,047
                                       --------    --------     --------     --------     --------     ---------
  Total interest bearing liabilities   $ 67,171    $ 39,686     $ 59,683     $ 54,381     $     --     $ 220,921
                                       ========    ========     ========     ========     ========     =========
Interest sensitivity gap ...........   $ 84,041    $(26,969)    $(52,955)    $(44,707)    $ 14,128     $ (26,462)
                                       ========    ========     ========     ========     ========     =========
Cumulative gap .....................   $ 84,041    $ 57,072     $  4,117     $(40,590)    $(26,462)
                                       ========    ========     ========     ========     ========
Cumulative gap as a percentage of
    total interest earning assets ..        43%         29%           2%         (21)%        (14)%
                                       ========    ========     ========     ========     ========

Importantly, the above table reflects the balance sheet as of December 31, 1998 and does not consider the projected sources of funding which are expected to be utilized after the sale of the Company's last retail branch and checking, savings and money market accounts.

Seasonality

     The Company's business is seasonal, as the level of domestic loan originations tends to be lower during the first quarter when many U. S. companies have not yet produced their fiscal financial statements and during the third quarter when many U. S. manufacturers shut down for a limited time for summer vacation. Further, as the Company relies more on securitizations for the sale of loans, the Company's earnings will also be lower in the quarters when loans originated are held in portfolio for a future securitization.

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

Year 2000 Compliance

     As the Year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. In brief, many existing application software products in the marketplace were designed to only accommodate a two digit date position which represents the year (e.g., `95 is stored on the system and represents the year 1995). As a result, the year 1999 (i.e., `99) could be the maximum date value these systems will be able to accurately process.

     Utilizing the guidance provided by the Federal Institutions Examination Council ("FFIEC") as a framework, the Company has developed a Year 2000 Compliance Program as discussed below. The Company's Year 2000 Compliance Workplan ("Workplan") includes the following broad components:

 .    Review of Mission Critical Systems for Year 2000 Readiness

 .    Renovation of Internal Mission Critical Systems

 .    Renovation of External Mission Critical Systems

 .    Testing of Mission Critical Systems

 .    Development of Business Resumption Contingency Plan

 .    Assessment of Customer Risk

 .    Remediation Contingency Plan

     Senior management and the Technology Committee of the Board of Directors are responsible for monitoring compliance with the Workplan. In addition, the Company's primary regulator, the Office of the Comptroller of the Currency, performs periodic off-site inquiries and on-site visitations to assess the status of the Company's Year 2000 readiness and progress against the Workplan and federal regulations. While the Company has devoted a significant amount of human resources to address its Year 2000 readiness, management does not believe that the resultant deferral of other information technology ("IT") projects has had a material impact on the Company's financial condition or results of operations.

     The Company has reviewed all mission critical systems, prioritized the details of the plan and its resources, and has established deadlines for each of the components of the Workplan. The Company's primary internal mission critical systems included a deposit item processing system, wide area network which supports word processing and spreadsheet applications as well as other external software systems, and an AS/400 operating system. The Company determined that the deposit item processing system could not be readily made Year 2000 compliant and, therefore, outsourced this function in the first quarter of 1998. Total annual costs for this third party service are estimated at $130,000 and are estimated to be reduced to $36,000 after the sale of the branch and related deposits. The Company's word processing and spreadsheet software applications and the AS/400 operating system were upgraded to Year 2000 compliant versions in the first half of 1998. Total costs of such software upgrades approximated $55,000. Certain hardware components were also upgraded in conjunction with these software initiatives at an estimated of cost of $20,000. Management estimates that additional costs to be incurred to execute the Workplan will not exceed $20,000.

     Third party vendors support the Company's other mission critical IT and non-IT systems. During the fourth quarter of 1998, the Year 2000 readiness of the systems provided by third party suppliers and other material third parties were tested and found to be compliant.

     Development of the Business Resumption Contingency Plan is well underway at December 31, 1998, as required by the FFIEC. Although the Company expects that each mission critical system will be Year 2000 Compliant, such a plan will be designed to mitigate serious disruptions to the Company's business flow.

     The Company's Workplan also requires that the Year 2000 readiness of major borrowers, wholesale time deposit brokers, investment bankers providing borrowing facilities to the Company, and primary loan purchasers be evaluated. Documentation has been received from these parties and it appears to meet the FFIEC standards for determining Year 2000 preparedness and provides information to assess any potential risk to the Company. The Company has reviewed the documentation and it appears that the parties have adequately assessed Year 2000 risks and undertaken efforts to mitigate potential problems.

     The above expectations are subject to uncertainties. If for example, the Company fails to identify and address all Year 2000 problems in the mission critical operations, fails to develop a comprehensive contingency plan, or is affected by the inability of critical third parties to continue operations due to such problems, the results of the Company's operations or financial condition could be materially impacted. Such impact might result from operational difficulties of the Company's borrowers and their resultant inability to repay their loans to the Company; an inability of the Company to access wholesale funds providers or other borrowing facilities; and an inability of the Company to normally process deposit, loan or loan investor transactions.

     Based on the current information and the efforts to date, however, it is not expected that Year 2000 problems will have a material effect on the Company's results of operations or financial condition. It also does not appear that a Remediation Contingency Plan will be required. If it is subsequently determined that such a plan is required, it will be developed pursuant to the applicable FFIEC guidance.


Recent Accounting Pronouncement

SFAS No. 133

     In June 1998, the FASB issued No. 133 "Accounting for Derivative Instruments and Hedging Activities," which is effective for all of the Company's financial statements issued after December 31, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities, and requires that all derivatives be recognized as either assets or liabilities in the entity's balance sheet and be measured at fair value. Changes in the fair value of the derivative instruments are to be recognized depending on the intended use of the derivative and whether or not it has been designated as a hedge. This statement is not expected to have a significant impact upon the Company's financial position, results of operations or cash flows.

Report of Independent Accountants

The Board of Directors and Stockholders of
First International Bancorp, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of First International Bancorp, Inc. and Subsidiary (the "Company") at December 31, 1998 and December 31, 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP

January 27, 1999

First International Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets

December 31, 1998 and 1997
(dollars in thousands)

-----------------------------------------------------------------------------------------
                                                                      1998         1997
-----------------------------------------------------------------------------------------
Assets
Cash and due from banks .......................................    $ 13,405     $ 10,944
Federal funds sold ............................................      44,930        6,450
                                                                  ----------    ---------
    Cash and cash equivalents .................................      58,335       17,394
Investment securities (Note 2):
  Available for sale at fair value ............................      31,456       12,767
  Held to maturity at amortized cost
    (fair value $1,989 and $7,429) ..............................     1,986        7,435
  U.S. Agency stocks at cost ....................................     2,177        2,069
Loans, net (Note 3) ...........................................     108,958      130,625
Loans held for sale ...........................................       8,577        9,070
Receivable from loans sold (Note 1) ...........................      43,610       28,775
Accrued interest receivable ...................................       1,383        1,200
Premises and equipment, net (Note 4) ..........................       3,815        2,694
Prepaid expenses and other assets .............................      13,429        6,822
                                                                  ----------    ---------
    Total assets ...............................................   $273,726     $218,851
                                                                  ==========    =========

Liabilities and Stockholders' Equity
Deposits (Note 5) .............................................    $219,874     $172,321
U.S. Treasury demand note .....................................       1,047        1,085
Accrued interest payable ......................................         768          745
Other liabilities .............................................       2,966        2,552
                                                                  ----------    ---------
    Total liabilities .........................................     224,655      176,703

Commitments and Contingencies (Notes 3 and 4)

Stockholders' equity (Notes 1, 7, 8, 9 and 13):
  Common stock, $.10 par value, 12,000,000 shares authorized;
  7,952,637 and 7,866,735 shares issued and outstanding .......         795          787
  Preferred stock, $.10 par value, 2,000,000 shares authorized;
    no shares issued and outstanding ..........................          --           --
  Paid-in capital in excess of par value ......................      32,561       32,083
  Stockholder note receivable .................................        (941)        (877)
  Accumulated other comprehensive income ......................         428           12
  Retained earnings ...........................................      16,228       10,143
                                                                  ----------    ---------
    Total stockholders' equity ................................      49,071       42,148
                                                                  ----------    ---------
    Total liabilities and stockholders' equity ................   $ 273,726    $ 218,851
                                                                  ==========   ==========



--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Consolidated Statements of Income

Years Ended December 31, 1998, 1997 and 1996
(dollars in thousands, except per share amounts)


--------------------------------------------------------------------------------
                                                     1998      1997      1996
--------------------------------------------------------------------------------
Interest income:
  Loans, including net fees .....................  $15,522   $12,753   $12,027
  Investment securities .........................    1,154     1,156       646
  Federal funds sold ............................    1,412       716       632
                                                  --------- --------  --------
    Total interest income .......................   18,088    14,625    13,305
                                                  --------- --------  --------
Interest expense:
  Deposits ......................................    7,896     6,337     5,714
  Other .........................................       28        34        27
                                                  --------- --------  --------
    Total interest expense ......................    7,924     6,371     5,741
                                                  --------- --------  --------
    Net interest income .........................   10,164     8,254     7,564

Provision for possible loan losses ..............    3,071     2,239     3,487
                                                  --------- --------  --------
  Net interest income after
    provision for possible loan losses ..........    7,093     6,015     4,077

Non-interest income:
 Gain on sale of guaranteed commercial loans ....   12,239     9,513     4,904
 Gain on commercial loan-backed securitizations .    4,094        --        --
 Gain on sale of commercial loans ...............      626     2,297       940
 Loan servicing income and fees .................    4,353     2,618     1,475
 Service charges and other deposit fees .........      500       438       424
 Other income ...................................      267       244        --
 Gain on sale of securities .....................       33        --        --
 Gain on branch sale ............................       --        --     2,202
                                                  --------- --------  --------
   Total non-interest income ....................   22,112    15,110     9,945
                                                  --------- --------  --------
   Total operating income .......................   29,205    21,125    14,022
                                                  --------- --------  --------
Non-interest expense:
  Salaries and benefits .........................   11,235     9,537     5,089
  Occupancy .....................................    1,523       985       774
  Office expenses ...............................      834       556       421
  Marketing .....................................    1,453       847       691
  Furniture and equipment .......................    1,007       692       462
  Outside services ..............................      773       556       321
  Other .........................................      875       628       667
                                                  --------- --------  --------
    Total non-interest expense ..................   17,700    13,801     8,425
                                                  --------- --------  --------
    Income before income taxes ..................   11,505     7,324     5,597

Provision for income taxes ......................    4,472     2,895     2,353
                                                  --------- --------  --------
    Net income ..................................  $ 7,033   $ 4,429   $ 3,244
                                                  ========= ========  ========
Basic earnings per share  (Notes 1 and 7) .......  $   .89   $   .70   $   .56
                                                  ========= ========  ========
Diluted earnings per share (Notes 1 and 7) ......  $   .86   $   .67   $   .56
                                                  ========= ========  ========


--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 1998, 1997 and 1996
(dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Accumulated Other
                                                                                           Comprehensive
                                                                                               Income
                                                                                         -------------------
                                                                  Paid-in                    Unrealized
                                                                 Capital in  Stockholder   Holding Gain (Loss)
                                                      Common     Excess of      Note        on Investments      Retained
                                                      Stock      Par Value   Receivable    Available-for-Sale   Earnings    Total
----------------------------------------------------------------------------------------------------------------------------------
  Balance at January 1, 1996 ......................   $ 576      $  8,202    $(1,007)          $ (28)         $  3,859    $ 11,602
Repurchase and retirement of 7,875 shares of
  common stock (Note 7) ...........................      (1)          (21)        --              --                --         (22)
Issuance of 21,000 shares of common stock under
  option plan (Note 8) ............................       2            41         --              --                --          43
Dividends on common stock ($.11/share) ............      --            --         --              --              (658)       (658)
Principal payment on stockholder note
  receivable (Note 7) .............................      --            --         53              --                --          53
Comprehensive income:
  Increase in unrealized holding loss, net of taxes      --            --         --             (46)               --         (46)
  Net income ......................................      --            --         --              --             3,244       3,244
                                                                                                                          --------
  Comprehensive income ............................      --            --         --              --                --       3,198
                                                      -----      --------      ------          ------         --------    --------
    Balance at December 31, 1996 ..................     577         8,222       (954)            (74)            6,445      14,216

Issuance of 145,350 shares of common stock
  under option plan (Note 8) ......................      14           249         --              --                --         263
Issuance of 1,955,000 shares of common stock
  at public offering (Note 1) .....................     196        23,612         --              --                --      23,808
Dividend on common stock ($.12/share) .............      --            --         --              --              (731)       (731)
Discount on stockholder note receivable (Note 7) ..      --            --         92              --                --          92
Accretion on stockholder note receivable (Note 7) .      --            --        (15)             --                --         (15)
Comprehensive income:
  Decrease in unrealized holding loss, net of taxes      --            --         --              86                --          86
  Net income ......................................      --            --         --              --             4,429       4,429
                                                                                                                          --------
  Comprehensive income ............................      --            --         --              --                --       4,515
                                                      -----      --------      ------          ------         --------    --------
    Balance at December 31, 1997 ..................     787        32,083       (877)             12            10,143      42,148

Issuance of 85,902 shares of common stock
  under option plan (Note 8 ) .....................       8           478         --              --                --         486
Dividends on common stock ($.12/share) ............      --            --         --              --              (948)       (948)
Accretion on stockholder note receivable (Note 7) .      --            --        (64)             --                --         (64)
Comprehensive income:
  Increase in unrealized holding gain, net of taxes      --            --         --             416                --         416
  Net income ......................................      --            --         --              --             7,033       7,033
                                                                                                                          --------
  Comprehensive income ............................      --            --         --              --                --       7,449
                                                      =====      ========    ========          ======         ========    ========
    Balance at December 31, 1998 ..................   $ 795      $ 32,561    $  (941)          $ 428          $ 16,228    $ 49,071
                                                      =====      ========    ========          ======         ========    ========

----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flows

For the Years Ended December 31, 1998, 1997 and 1996
(dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                       1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income .................................................................      $   7,033       $   4,429       $   3,244
                                                                                  ------------     -----------     -----------
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation and amortization ..............................................            678             644             374
  Amortization of investment premiums, net ...................................             16               7              55
  Accretion of loan discount, net ............................................          1,930           1,161           1,042
  Provision for possible loan losses .........................................          3,071           2,239           3,487
  Provision for loss on other real estate owned ..............................             35              --             200
  Increase in other liabilities ..............................................            745           1,004             686
  Increase in deferred loan costs ............................................           (322)            (42)            (15)
  (Increase) decrease in accrued interest receivable .........................           (183)           (377)             54
  Increase in accrued interest payable .......................................             22             123             324
  Deferred income tax provision (benefit) ....................................           (173)            121            (249)
  Gain on sale of investment securities ......................................            (33)             --              --
  Gain on sale of loans ......................................................        (16,959)        (11,810)         (5,844)
  Loss on sale of other real estate owned ....................................              3              --              --
  (Increase) decrease in receivable from loans sold ..........................        (14,836)        (18,434)            932
  Increase in prepaid expenses and other assets ..............................         (6,786)         (2,113)         (1,395)
  Discount on stockholder note receivable ....................................             --              92              --
  Accretion on stockholder note receivable ...................................            (64)            (15)             --
  (Increase) decrease in loans held for sale .................................            493          (9,070)             --
Loans originated for sale ....................................................       (322,065)       (223,830)       (132,839)
Proceeds from sale of loans originated for sale ..............................        342,399         244,516         141,568
                                                                                  ------------     -----------     -----------
    Total adjustments ........................................................        (12,029)        (15,784)          8,380
                                                                                  ------------     -----------     -----------
    Net cash provided by (used in) operating activities ......................         (4,996)        (11,355)         11,624

Cash flows from investing activities:
  Net decrease (increase) in loans ...........................................         13,516         (33,406)        (14,119)
  Purchase of investment securities available for sale .......................        (34,486)        (13,587)        (10,514)
  Purchase of investment securities held to maturity .........................             --          (8,496)           (500)
  Purchase of equity securities ..............................................           (709)           (782)           (415)
  Proceeds from sales of investment securities available for sale ............          4,537              --              --
  Proceeds from maturities and principal repayments of
    investment securities available for sale .................................         11,876          11,998           1,500
  Proceeds from maturities of mortgage-backed securities available for sale ..             60             486           4,023
  Proceeds from maturities and principal repayments of
    investment securities held to maturity ...................................          4,525           4,000              --
  Proceeds from maturities of mortgage-backed securities held to maturity ....            925             123           1,526
  Proceeds from sale of equity securities ....................................            602              --              --
  Proceeds from sale of branch premises ......................................             --              --             275
  Proceeds from sale of other real estate owned ..............................             51              --             100
  Capital expenditures, net ..................................................         (1,799)         (1,823)           (894)
                                                                                  ------------     -----------     -----------
    Net cash used in investing activities ....................................           (902)        (41,487)        (19,018)
                                                                                  ------------     -----------     -----------
Cash flows from financing activities:
  Net increase in deposits ...................................................         47,553          28,005          15,954
  Net increase (decrease) in other borrowings ................................            (37)             24             841
  Proceeds from sale of common stock at public offering, net .................             --          23,808              --
  Proceeds from issuance of common stock under option plan ...................            271             263              43
  Repurchase of common stock .................................................             --              --             (22)
  Dividends paid .............................................................           (948)           (731)           (658)
  Principal payment on stockholder note receivable ...........................             --              --              53
                                                                                  ------------     -----------     -----------
    Net cash provided by financing activities ................................         46,839          51,369          16,211
                                                                                  ------------     -----------     -----------
    Net increase (decrease) in cash and equivalents ..........................         40,941          (1,473)          8,817
  Cash and cash equivalents at beginning of year .............................         17,394          18,867          10,050
                                                                                  ------------     -----------     -----------
  Cash and cash equivalents at end of year ...................................      $  58,335       $  17,394       $  18,867
                                                                                  ============     ============    ===========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest ...................................................................      $   7,902       $   6,248       $   5,418
  Income taxes ...............................................................      $   3,182       $   2,791       $   2,664
Non-cash items:
  Real estate acquired in settlement of loans ................................      $     186              --              --
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

First International Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements




--------------------------------------------------------------------------------
1.   Summary of Significant Accounting Policies:

Basis of Presentation

     The consolidated financial statements include the accounts of First International Bancorp, Inc. (the "Company") and the consolidated accounts of its wholly-owned subsidiary, First International Bank, N. A., (the "Bank"), formerly known as First National Bank of New England. In 1998, the Bank established three special purpose subsidiaries to facilitate loan securitizations and sales to a commercial paper conduit. Intercompany accounts and transactions have been eliminated in consolidation.

     The Bank operates a full service branch at its headquarters in Hartford, Connecticut and representative offices, which are responsible for regional loan origination efforts, in Boston and Springfield, Massachusetts; Providence, Rhode Island; Rochester, New York; Morristown, New Jersey; Philadelphia and Pittsburgh, Pennsylvania; Washington D.C.; Cleveland, Ohio; and Detroit, Michigan.

     The Bank sold a suburban branch facility and certain deposits in 1996.

     In December 1998, the Company signed an agreement to sell its main branch premises, which is its only branch, and all of its checking, savings and money market accounts. This transaction is expected to close in March 1999. (See Note 16.) The Company will retain its retail and brokered certificate of deposit accounts. Expected other sources of funding will include warehouse credit lines, a commercial paper conduit and loan securitizations and sales. The Company's primary revenues are derived from net interest income and the origination and sale, on a servicing retained basis, of commercial loans. In 1998, the Company also began to securitize and sell commercial loans and portions thereof.

     The Company completed an underwritten public stock offering of 1,700,000 shares in September 1997 and issued an additional 255,000 shares in October when the underwriters exercised their option to purchase such shares. The offering resulted in net proceeds to the Company of $23.8 million.

     The Bank is a national leader in the use of loan guarantee programs offered by the U.S. Small Business Administration ("SBA"), the U.S. Department of Agriculture ("USDA") and the Export-Import Bank of the United States ("Ex-Im Bank"). Continued availability of such loan guarantees are dependent upon timely and adequate federal budget appropriations. Each of these federal programs is funded through September 1999, but there can be no assurance of sufficient budgetary allocations to allow a continuation of such programs in substantially their current form.

     In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the results of operations for the period. Material estimates in these consolidated financial statements relate to the allowance and provision for possible loan losses, the valuation of other real estate owned and the estimated lives of loans sold or securitized where servicing has been retained. Market conditions are evaluated and independent appraisals of significant properties are obtained by management as needed in the process of setting the estimates. Notwithstanding this diligence, such estimates are particularly sensitive to the economic environment and can be significantly affected by changing economic conditions affecting the value of the collateral, interest rates, borrowers' financial position and other factors. Accordingly, actual results could differ significantly from the estimates.

Investment Securities

     Securities that may be sold as part of the Company's asset/liability or liquidity management, or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes as a separate component of stockholders' equity. Debt securities that the Company has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Realized gains and losses on the sales of all investment securities are reported in earnings and computed using the specific identification cost basis. Declines in the market value of investment securities that are deemed to be other than temporary are charged to income.

Loans

     Loans are stated at their principal amount outstanding. Interest income on loans is recognized on the simple interest method based upon the principal amount outstanding.

     Receivable from loans sold and gain on commercial loan sales are attributable to the sale of commercial loans which have been at least partially guaranteed by the SBA, the

USDA or Ex-Im Bank as well as the sale of unguaranteed commercial loans. Transactions are generally settled within 30 days of the sale. The gain on the sale of a portion of a loan is based on the relative fair market values of the loan sold and the loan retained. A portion of the gain on commercial loan sales is due to a servicing asset which represents the present value of the differential between the servicing fee received by the Company and adequate compensation, defined as the fee a sub-servicer would require to assume the role of servicer, after considering the estimated effects of prepayments. The discount rate utilized in calculating the servicing asset approximates the market rate an investor would demand on a risk-adjusted basis. The servicing asset is amortized as a charge to non-interest income over the estimated lives of the underlying loans on an effective interest method. The servicing asset is analyzed periodically for impairment based on the term of the serviced loan, the perceived alternatives for refinancing, the current interest rate environment and historical default and prepayment patterns, and is carried at the lower of amortized cost or net realizable value.

     The discount on retained loans, which relates to the retained portion of the unguaranteed portion of SBA and USDA loans, is reflected as a reduction of loans in the consolidated balance sheet. The discount is recorded in interest income over the estimated life of the retained loan on an effective interest method.

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

Securitizations

     The Company securitizes and sells certain unguaranteed commercial loans and the unguaranteed portion of certain guaranteed commercial loans. In connection with these transactions, the Company records a gain which is based on the fair market value of the assets securitized and is required to retain one or more of the following retained interests in the securitized assets: interest-only strips, subordinated certificates, servicing rights and cash reserve accounts. Subsequent to the securitization, the retained interests are carried at fair value. To obtain fair values, quoted market prices are used if available. If fair value quotes are unavailable, the Company estimates fair value based on the present value of future cash flows expected based on key assumptions (i.e., credit loss, prepayment speed, discount rate). Subordinated certificates and interest-only strips are classified as investments available-for-sale.

Other Real Estate Owned

     Other real estate owned ("OREO"), representing property acquired by foreclosure or acceptance of a deed in lieu of foreclosure, is carried at the lower of the unpaid loan balance at the date of acquisition or fair value less estimated disposal costs. Improvements are capitalized to the extent realizable. Holding and selling costs are expensed as incurred.

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

Stock Option Plans

     The Company has chosen not to adopt fair value accounting for stock based compensation and continues to employ intrinsic value accounting for its option plans as detailed in Note 8. Certain disclosures as if fair value accounting had been adopted, including pro forma net income and earnings per share, have been made in these financial statements.

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

     The Company is required to maintain certain levels of cash reserves at the Federal Reserve Bank of Boston based on its deposit accounts. Such required reserves totaled $1,082,000 at December 31, 1998.

     Included in cash are certain restricted deposit accounts, related to the Company's loan securitization transactions. Such deposits totaled $5,973,000 at December 31, 1998.


Comprehensive Income

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting comprehensive income, defined as the change in equity of a business enterprise during a period from nonowner sources. The Company's comprehensive income is comprised of net income and the unrealized holding gain (loss) on investments classified as available-for-sale.

Segment Information

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 supersedes SFAS 14 "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. (See Note 12.)

Reclassifications

     Certain amounts from 1997 and 1996 have been reclassified to conform to the 1998 presentation.

Recent Accounting Pronouncement

SFAS No. 133

     In June 1998, the FASB issued No. 133 "Accounting for Derivative Instruments and Hedging Activities," which is effective for all of the Company's financial statements issued after December 31, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities, and requires that all derivatives be recognized as either assets or liabilities in the entity's balance sheet and be measured at fair value. Changes in the fair value of the derivative instruments are to be recognized depending on the intended use of the derivative and whether or not it has been designated as a hedge. This statement is not expected to have a significant impact upon the Company's financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
2.  Investment Securities:

Securities classified as available-for-sale (carried at fair value) and as held to maturity (carried at amortized cost) as of December 31, 1998 and 1997 are as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                         Gross             Gross          Estimated
                                                     Amortized         Unrealized        Unrealized         Fair
                                                       Cost              Gains             Losses           Value
--------------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
December 31, 1998

Available for Sale
U.S. Treasury obligations .....................      $ 11,579          $     15          $     (1)         $11,593
U.S. Government mortgage-backed securities ....            88                 3                --               91
Mutual funds ..................................            19                --                --               19
Commercial loan-backed securities .............        14,930               696                --           15,626
Interest-only strips ..........................         4,127                --                --            4,127
                                                     --------          --------          ---------         -------
                                                     $ 30,743          $    714          $     (1)         $31,456
                                                     ========          ========          =========         =======
Held to Maturity
U.S. Government mortgage-backed securities ....      $  1,361          $      4          $     (1)         $ 1,364
Debt securities of foreign governments ........           625                --                --              625
                                                     --------          --------          ---------         -------
                                                     $  1,986          $      4          $     (1)         $ 1,989
                                                     ========          ========          =========         =======
December 31, 1997

Available for Sale
U.S. Treasury obligations .....................      $ 12,013          $     15          $     (3)         $12,025
U.S. Government mortgage-backed securities ....           648                 9                --              657
Mutual funds ..................................            85                --                --               85
                                                     --------          --------          ---------         -------
                                                     $ 12,746          $     24          $     (3)         $12,767
                                                     ========          ========          =========         =======
Held to Maturity
U.S. Government mortgage-backed securities ....      $  2,285          $      4          $    (10)         $ 2,279
Debt securities of foreign governments ........         1,150                --                --            1,150
Variable rate preferred stock .................         4,000                --                --            4,000
                                                     --------          --------          ---------         -------
                                                     $  7,435          $      4          $    (10)         $ 7,429
                                                     ========          ========          =========         =======

Stock securities are carried at cost and are comprised of the following:

------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31,
------------------------------------------------------------------------------------------------------------------
                                                                                             1998            1997
                                                                                           -----------------------
                                                                                            (dollars in thousands)
Federal Reserve Bank ...................................................................       $  933       $  224
Federal Home Loan Bank of Boston (FHLBB) ...............................................          645        1,246
Private Export Funding Corporation .....................................................          599          599
                                                                                               ------       ------
                                                                                               $2,177       $2,069
                                                                                               ======       ======

     The Company is required to hold common stock investments in the Federal Reserve Bank based on First International Bank's capital and in the FHLBB based on borrowings from the FHLBB (Note 6).

        At December 31, 1998 and December 31, 1997, investments with a carrying value of $13,303,000 and $14,422,000, respectively, were pledged to collateralize public and government deposits, as required by law, and certain of the Bank's lines of credit. The Bank sold two debt securities with a par value of $4,500,000 in 1998, recording gains of $32,600. There were no sales of debt securities for the two year period ended December 31, 1997.

The contractual maturities of debt securities at December 31, 1998 and 1997 are as follows:

--------------------------------------------------------------------------------
                                                                      Weighted
                                           Amortized      Fair         Average
                                             Cost         Value         Yield
--------------------------------------------------------------------------------
                                                  (dollars in thousands)
December 31, 1998

Available for sale
Due in one year or less ...............    $11,599       $11,613        6.18%
Due after one year
        through five years ............      3,669         3,669        7.62%
Due after 10 years ....................     15,387        16,083        5.76%
Mortgage-backed securities ............         88            91        8.11%
                                           -------       -------        -----
                                           $30,743       $31,456        6.15%
                                           =======       =======        =====
Held to maturity
Due after one year
        through five years ............    $   100       $   100        7.75%
Due after five years
        through ten years .............        525           525        7.46%
Mortgage-backed securities ............      1,361         1,364        6.48%
                                           -------       -------        -----
                                           $ 1,986       $ 1,989        6.80%
                                           =======       =======        =====


--------------------------------------------------------------------------------
                                                                      Weighted
                                           Amortized      Fair         Average
                                             Cost         Value         Yield
--------------------------------------------------------------------------------
                                                  (dollars in thousands)
December 31, 1997

Available for sale
Due in one year or less ...............    $ 5,588       $ 5,588        5.65%
Due after one year
        through five years ............      6,510         6,522        5.82%
Mortgage-backed securities ............        648           657        6.22%
                                           -------       -------        -----
                                           $12,746       $12,767        5.77%
                                           =======       =======        =====
Held to maturity
Due after one year
        through five years ............    $ 4,545       $ 4,545        4.43%
Due after five years
        through ten years .............      1,100         1,100        7.88%
Mortgage-backed securities ............      1,790         1,784        6.09%
                                           -------       -------        -----
                                           $ 7,435       $ 7,429        5.34%
                                           =======       =======        =====

--------------------------------------------------------------------------------
3.   Loans:

     The outstanding balances of loans originated and held by the Company are as follows:

--------------------------------------------------------------------------------
                                                           December 31,
                                                       1998           1997
--------------------------------------------------------------------------------
                                                     (dollars in thousands)
Commercial and industrial ......................   $  78,750      $  71,836
Commercial real estate .........................      31,650         55,192
Residential real estate ........................       3,013          6,515
Consumer loans and lines of credit .............         533          1,855
                                                   ---------      ---------
      Total loans ..............................     113,946        135,398
                                                   =========      =========

Less: Allowance for possible loan losses .......       4,000          3,100
      Discount on retained loans ...............       1,419          1,782
      Net deferred loan origination costs ......        (431)          (109)
                                                   ---------      ---------
           Loans, net ..........................   $ 108,958      $ 130,625
                                                   =========      =========

At December 31, 1998, the Company had fixed and variable rate loans with maturities greater than one year totaling $11,464,000 and $58,814,000 respectively.

     The scheduled maturities of the Company's loan portfolio as of December 31, 1998 are as follows:

-------------------------------------------------------------------------------------
                                                  After One
                                   Within One   Year Through   After Five
                                      Year       Five Years      Years       Total
-------------------------------------------------------------------------------------
                                               (dollars in thousands)
Commercial and industrial .......   $40,264       $11,095      $ 27,391     $ 78,750
Commercial real estate ..........     2,843           988        27,819       31,650
Residential loans ...............       436           493         2,084        3,013
Consumer loans and
        lines of credit .........       125           270           138          533
                                    -------       -------      --------     --------
                                    $43,668       $12,846      $ 57,432     $113,946
                                    =======       =======      ========     ========

     The outstanding balances of loans originated by the Company and sold to others on a servicing retained basis are as follows:


--------------------------------------------------------------------------------
                                                            December 31,
                                                       1998             1997
--------------------------------------------------------------------------------
                                                      (dollars in thousands)
Guaranteed Loans:
SBA ..........................................      $245,073         $195,454
USDA .........................................        75,526           45,806
Ex-Im Bank ...................................       117,726           82,794
FHLMC ........................................           455           17,305
                                                    --------         --------
                                                    $438,780         $341,359
                                                    --------         --------
Unguaranteed Portions
and Unguaranteed Loans:
SBA ..........................................      $ 48,323         $ 51,673
USDA .........................................         6,173            5,326
Securitized commercial .......................       104,133               --
Other commercial .............................        56,957           27,235
Home equity lines ............................         2,166            3,484
                                                    --------         --------
                                                    $217,752         $ 87,718
                                                    --------         --------
Total loans serviced for others ..............      $656,532         $429,077
                                                    ========         ========

     During 1998 the Bank completed two commercial loan securitization transactions and a sale to a commercial paper conduit. These transactions resulted in the issuance of $113.3 million of senior and subordinated securities and included $117.1 million of loans. Key economic assumptions used in recording these transactions and in measuring the Bank's retained interests were as follows:

--------------------------------------------------------------------------------------
                                                                            Commercial
                                                  Securitizations           Paper Sale
                                            --------------------------      ----------
                                            Unguaranteed
                                              Portions         Term         Revolving
                                            of SBA Loans    Commercial      Commercial
                                            ------------    ----------      ----------
Prepayment speed .........................       8.0%           8.0%            7.5%
Weighted-average life
        (in years) .......................      13.75          10.65            3.0
Aggregate expected
        credit losses ....................       5.74%         4.22%           1.25%
Discount rate for
        servicing cash flows .............       9.48%         8.43%           8.47%

     In connection with the December 1998 sale of revolving commercial loans, a subsidiary of the Bank entered into an interest rate swap with a notional amount of $19,000,000 to mitigate the interest rate risk inherent in the transaction. The swap provides for net settlement on a monthly basis, which is recorded as an adjustment to interest income. At December 31, 1998 there had been no settlements related to the swap transaction.

     Changes in the Allowance for possible loan losses were as follows:

--------------------------------------------------------------------------------
                                                          December 31,
                                                  1998       1997       1996
--------------------------------------------------------------------------------
                                                     (dollars in thousands)

Reserve at beginning of year .................. $ 3,100    $ 3,000    $ 2,000
Provision charged to income ...................   3,071      2,239      3,487
Recoveries on loans previously charged off ....     153        106         40
Loans charged off .............................  (2,324)    (2,245)    (2,527)
                                                -------    -------    -------
                Balance at end of year ........ $ 4,000    $ 3,100    $ 3,000
                                                =======    =======    =======

     Certain information with regard to impaired loans is detailed below:

--------------------------------------------------------------------------------
                                                           December 31,
                                                       1998            1997
--------------------------------------------------------------------------------
                                                      (dollars in thousands)

Impaired loans ................................       $2,959          $2,215
Allocated allowance ...........................       $  731          $  644
Average recorded investment ...................       $2,587          $2,194
Interest income recognized ....................       $  152          $  131

     The carrying value of the impaired loans has been calculated based on the estimated fair value of the underlying collateral.

     Nonaccrual loans totaled $3,104,000 and $2,364,000 at December 31, 1998 and 1997, respectively. The gross interest income that would have been recorded if the non-accrual loans had been current in accordance with their original terms would have been $176,000 and $231,000 for the years ended December 31, 1998 and 1997, respectively. The actual amount of interest income recognized on those loans was $160,000 and $134,000 for the years ended December 31, 1998 and 1997, respectively. There were no loans over 90 days and still accruing interest at each period end presented.

     Loans to principal stockholders, directors, companies of which directors are principal owners, individuals directly related to or affiliated with directors, and executive officers aggregated $662,000 and $602,000 at December 31, 1998 and 1997, respectively. During 1998, repayments and sales amounted to $639,000 while advances under new or existing loans totaled $699,000.

        In the normal course of business, the Bank enters into agreements to extend credit which are not reflected in the accompanying consolidated financial statements.

        Outstanding credit commitments are detailed below:

--------------------------------------------------------------------------------
                                                           December 31,
                                                       1998            1997
--------------------------------------------------------------------------------
                                                      (dollars in thousands)

Commercial lines of credit .....................     $61,652         $47,987
Consumer lines of credit .......................         373             530
Performance letters of credit ..................       8,284          18,975
Financial letters of credit ....................      14,593           1,415
Commercial letters of credit ...................       8,433           1,542
                                                     -------         -------
        Total credit commitments ...............     $93,335         $70,449
                                                     =======         =======

     At December 31, 1998 and 1997, letters of credit totaling $18,801,000 and $17,548,000, respectively, carry the guarantee of Ex-Im Bank.

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

     The Bank specializes in lending to small and medium size commercial enterprises and professional firms throughout the Northeast, the Mid-atlantic and Midwest regions of the U.S. Approximately 30% of the loans outstanding have been made to borrowers located in Connecticut. Such loans and loan commitments are generally collateralized by real estate or other assets.

     The Bank also lends to companies in various international emerging markets. Such U.S. dollar denominated loans are either (i) fully guaranteed by Ex-Im
Bank and are sold at origination to various investors on a non-recourse, servicing retained basis or, (ii) insured by a privately issued credit insurance policy which provides coverage of up to 95% of the commercial risk of the transaction.

     Gains on the sale of these loans and the related servicing income in aggregate and by significant country is detailed below.

--------------------------------------------------------------------------------
                                         For the Years Ended December 31,
                                     1998         1997        1998       1997
                                   Gains from loan sales     Servicing income
--------------------------------------------------------------------------------
                                              (dollars in thousands)

All international ..............    $2,274       $2,229       $430       $264
Brazil .........................    $  873       $1,326       $284       $ 95
Dominican Republic .............    $  320       $   15       $  9         --
Philippines ....................    $  275           --       $  7         --

     No other countries account for a significant portion of gain on loan sales or servicing income.

     Loans held by the Bank to borrowers located outside the U.S. totaled $14,272,000 at December 31, 1998.

     The Company reported total revenues from the gain on loan sales, interest income and loan servicing income from loans made to companies located outside the U.S. in the aggregate amounts of $4,242,000, $3,199,000 and $471,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The Company does not have any assets located outside of the U.S.

--------------------------------------------------------------------------------
4. Premises, Equipment and Leases:

--------------------------------------------------------------------------------
                                                             December 31,
                                                          1998          1997
--------------------------------------------------------------------------------
                                                        (dollars in thousands)

Buildings and leasehold improvements ...............     $2,252        $1,590
Furniture, fixtures, and equipment .................      4,544         3,408
                                                         ------        ------
                                                          6,796         4,998
Less: Accumulated depreciation
                and amortization ...................      2,981         2,304
                                                         ------        ------
        Premises and equipment, net ................     $3,815        $2,694
                                                         ======        ======

     The Company leases its corporate offices in Hartford, Connecticut and other facilities for its U.S. representative offices. Each of the leases provide for minimum and contingent rentals and include renewal options. Total rental expense for the years ended December 31, 1998, 1997 and 1996 was $1,279,000, $833,000
and $636,000 respectively. Minimum future obligations for premises under noncancelable leases are as follows:

--------------------------------------------------------------------------------
                Year End                   Operating Leases
--------------------------------------------------------------------------------
                                        (dollars in thousands)

                  1999                          $1,321
                  2000                           1,554
                  2001                           1,469
                  2002                           1,433
                  2003                              96
                  Thereafter                        10
                                                ------
                                                $5,883
                                                ======
--------------------------------------------------------------------------------
5.      Deposits:

---------------------------------------------------------------------------------------------------------------------
                                                            1998                   1997                  1996
                                                     --------------------   -------------------   -------------------
                                                                 Weighted              Weighted              Weighted
                                                                  Average               Average               Average
                                                       Amount      Rate      Amount      Rate       Amount      Rate
---------------------------------------------------------------------------------------------------------------------
                                                                            (dollars in thousands)
Transaction Accounts:
        Non-interest bearing checking ............   $ 44,599         -%    $ 38,236         -%    $ 27,888         -%
        Interest bearing checking ................     11,329      2.51        7,867      2.51        8,248      2.52
                                                     --------      ----     --------      ----     --------      ----
                Total checking accounts ..........     55,928      0.51       46,103      0.43       36,136      0.58

Savings accounts .................................    117,816      4.86       92,003      5.25       69,278      5.09
Time deposits under $100,000 .....................     19,034      5.56       26,542      5.88       37,085      5.57
Time deposits $100,000 or more ...................     27,096      5.49        7,673      5.26        1,817      5.06
                                                     --------      ----     --------      ----     --------      ----
                Total deposits ...................   $219,874      3.89%    $172,321      4.06%    $144,316      4.08%
                                                     ========      ====     ========      ====     ========      ====

--------------------------------------------------------------------------------
                                                        December 31,
Time Deposit Maturities                       1998         1997         1996
--------------------------------------------------------------------------------
                                                  (dollars in thousands)
Time deposits maturing within:
1 year ..................................   $43,872      $31,593      $35,712
2 years .................................     1,390        1,984        2,350
3 years .................................       294          245          290
4 years .................................       115          219          259
5 years .................................       459          174          206
More than 5 years .......................        --           --           85
                                            -------      -------      -------
Total time deposits .....................   $46,130      $34,215      $38,902
                                            =======      =======      =======

--------------------------------------------------------------------------------
Maturity Period of Time                                      December 31,
Deposits Over $100,000                                           1998
--------------------------------------------------------------------------------
                                                        (dollars in thousands)

Three months or less ..............................            $23,338
Over three through six months .....................                603
Over six through twelve months ....................              2,694
Over one year .....................................                461
                                                               -------
Total time deposits over $100,000 .................            $27,096
                                                               =======
--------------------------------------------------------------------------------
6.   Funding Sources:

Warehouse Credit Lines:

     The Bank has a $75 million warehouse line of credit with Prudential Securities Credit Corporation ("Prudential") to fund commercial (non-government guaranteed) loan originations. The Bank also has a commitment from Prudential for a $50 million warehouse line of credit to fund the unguaranteed portion of SBA loans. Upon approval of the SBA and execution of closing documents this line will be available to the Company. Advances under each of the facilities will be at an interest rate of LIBOR plus 120 basis points and the advance rates are between 80% and 85% of the principal balance outstanding on the loans pledged to collateralize the facility. The term of each facility is one year. There were no outstanding advances at December 31, 1998 under the warehouse line of credit.

Commercial Paper Conduit:

     The Bank has a $65 million commercial paper conduit facility with First Union Capital Markets to fund the purchase of revolving lines of credit and certain other commercial loans. At December 31, 1998, $21.4 million was sold under this facility. The facility is a three year committed facility that is renewable annually.

Brokered Certificates of Deposit:

     The Bank has the ability to solicit wholesale certificates of deposit through established brokers. At December 31, 1998, the Bank had written agreements with five national brokers for the issuance of such deposits. As a well-capitalized institution (see Note 7) the Bank may utilize brokered certificates of deposit to the extent deemed appropriate by the Company. At December 31, 1998, the Bank had $20 million of such deposits outstanding which mature on March 24, 1999.

Federal Home Loan Bank of Boston Advances:

     The Bank currently has the ability to borrow approximately $3.5 million from the FHLBB under a line of credit. Any outstanding advances from the FHLBB are collateralized mortgage loans on residential properties and certain U.S. Treasury and Agency-issued securities.

Other Borrowings:

     The Bank also maintains lines of credit at various correspondent banks which are primarily used for the issuance or confirmation of letters of credit. At December 31, 1998, these lines aggregated $31 million of which $15 million is required to be collateralized upon usage. Letters of credit totaling $17 million were outstanding for the Bank's clients at December 31, 1998 under such lines.

--------------------------------------------------------------------------------
7.   Stockholders' Equity:

Earnings Per Share Calculation:

     The table detailed below reconciles the number of shares used in the basic earnings per share ("EPS") calculation to the number of shares used in the diluted EPS calculation in accordance with SFAS 128 (see Note 1). There were no changes to net income available to common stockholders between the basic and diluted EPS calculations.

--------------------------------------------------------------------------------
                                                     Years Ended December 31,
                                                     1998      1997      1996
--------------------------------------------------------------------------------
                                                      (shares in thousands)
Common shares outstanding for basic EPS ........    7,909     6,330     5,763
Dilutive securities from stock option plans ....      291       237        72
                                                    -----     -----     -----
Common shares outstanding
        for diluted EPS ........................    8,200     6,567     5,835
                                                    =====     =====     =====

     Options to purchase 227,000 shares of common stock at a weighted average price of $15.00 per share were outstanding at the end of 1998, but were not included in the computation of diluted EPS because the exercise price of the options exceeded the average market price of the common shares.

Stockholder Note Receivable:

     In June 1994 the Board of Directors approved the issuance of 614,600 shares (as adjusted for the common stock split) of the Company's common stock to the Company's Chief Executive Officer at a price of $1.69 per share. The terms of the transaction provided for a cash down payment of $17,560 and a promissory note in the amount of $1,020,000 for the balance. The note is collateralized by the stock issued. Principal is due at maturity on December 31, 2000. Interest was to accrue at the rate of 7% and was due at maturity; however, upon completion of the public offering in September 1997, the accrued interest was forgiven and it was converted to a non-interest bearing note (See Note 1). The note was then discounted to yield a market rate of interest. The President is legally entitled to any cash dividends declared, although the promissory note provided that 75% of such cash dividends must be retained by the Company and applied to the note as a repayment of principal. This repayment provision was eliminated effective January 1, 1997.

     Although the stock is legally outstanding, since a note was accepted in exchange for a portion of the issue price, the note receivable is presented as a separate component of stockholders' equity. These shares are legally outstanding and are included in the earnings per share calculations as of the date of issuance. On January 27, 1999, the Company agreed to forgive the remaining principal balance of the stockholder note receivable and agreed to pay a bonus to the Company's Chief Executive Officer equal to the amount of his resulting tax liability. These transactions will be reflected in the results for the quarter ended March 31, 1999 through an increase in salaries expense.

Repurchase and Retirement of Common Stock:

     The Board of Directors has authorized the Company's repurchase of up to 400,000 shares of common stock, subject to market conditions at any time through March 31, 1999. No shares have been repurchased since 1996. In 1996 the Company repurchased and retired 8,000 shares of the Company's common stock for an average purchase price of $2.78 per share.

Preferred Stock:

     The Company has established a class of 2,000,000 shares of preferred stock. The Board of Directors was granted the power to establish and designate the different series and voting powers, designations, preferences and other rights, qualifications, limitations or restrictions to be placed upon any shares of preferred stock to be issued by the Company.

Dividends:

     Dividends payable by First International Bancorp, Inc. are generally unrestricted (see below), although the ability of the Company to pay dividends may, from time to time, be dependent upon the dividends paid to it by the Bank. A national bank must obtain the approval of the Office of the Comptroller of the Currency (OCC) if the total of all dividends declared in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years.

Regulatory Capital Requirements:

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets (as defined in regulations). Management believes that, as of December 31, 1998 and 1997, the Bank meets all capital adequacy requirements to which it is subject and that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future.

     As of December 31, 1998 and 1997, the most recent notifications from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total and Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank's category.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Amounts
                                                                                        Amounts           To be Well Capitalized
                                                                                      For Capital         Under Prompt Corrective
                                                        Actual Amounts             Adequacy Purposes         Action Provisions
                                                      Capital        Ratio        Capital       Ratio       Amount         Ratio
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (dollars in thousands)
As of December 31, 1998:
Total Capital/Risk Weighted Assets .................   $49,929       21.78%       $18,343        8.00%      $22,929       10.00%
Tier I Capital/Risk Weighted Assets ................   $47,181       20.58%       $ 9,171        4.00%      $13,757        6.00%
Tier I Capital/Average Assets ......................   $47,181       18.59%       $10,151        4.00%      $12,689        5.00%

As of December 31, 1997:
Total Capital/Risk Weighted Assets .................   $31,415       17.57%       $14,348        8.00%      $17,935       10.00%
Tier I Capital/Risk Weighted Assets ................   $29,170       16.32%       $ 7,174        4.00%      $10,761        6.00%
Tier I Capital/Average Assets ......................   $29,170       14.74%       $ 8,258        4.00%      $10,322        5.00%

As of December 31, 1996:
Total Capital/Risk Weighted Assets .................   $14,253       11.62%       $ 9,811        8.00%      $12,264       10.00%
Tier I Capital/Risk Weighted Assets ................   $12,702       10.36%       $ 4,906        4.00%      $ 7,358        6.00%
Tier I Capital/Average Assets ......................   $12,702        8.44%       $ 6,017        4.00%      $ 7,522        5.00%

--------------------------------------------------------------------------------
8.   Stock Option Plans:

     The Company's 1994 Incentive Stock Option Plan allows for the award of options to officers which vest immediately. As of December 31, 1998, 45,064 shares were available for issuance under this plan.

     The Company's Amended and Restated 1996 Stock Option Plan provides for the issuance of options that may be granted to full time officers and directors. These options would generally vest ratably over a four-year period beginning one year after the grant date. A total of 970,106 shares have been authorized for issuance under this plan. At December 31, 1998 there were 328,509 shares available for issuance under the plan.

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

     The following tables detail the activity under the 1994 Incentive Stock Option Plan and 1996 Stock Option Plan:

--------------------------------------------------------------------------------
                                                                      Average
                                                      Option           Option
1994 Incentive Stock Option Plan                      Shares           Price
--------------------------------------------------------------------------------

Outstanding at January 1, 1996 ................       304,500          $1.752
        Granted ...............................        83,653           2.191
        Exercised .............................       (21,000)          2.045
        Canceled ..............................       (37,538)          1.866
                                                      --------         ------
Outstanding at December 31, 1996 ..............       329,615           1.832
        Exercised .............................      (144,325)          1.765
        Canceled ..............................        (5,513)          2.191
                                                      --------         ------
Outstanding at December 31, 1997 ..............       179,777           1.875
        Exercised .............................       (57,013)          1.758
        Canceled ..............................          (263)          2.191
                                                      --------         ------
Outstanding at December 31, 1998 ..............       122,501          $1.929
                                                      ========         ======

--------------------------------------------------------------------------------
                                                                      Average
                                                       Option          Option
1996 Stock Option Plan                                 Shares          Price
--------------------------------------------------------------------------------

Outstanding at January 1, 1996 .................           --         $    --
        Granted ................................       46,663           2,191
        Canceled ...............................       (1,568)          2,191
                                                     ---------        -------
Outstanding at December 31, 1996 ...............       45,095           2,191
        Granted ................................      453,025           5,356
        Exercised ..............................       (1,025)          2,191
        Canceled ...............................      (44,240)          2,642
                                                     ---------        -------
Outstanding at December 31, 1997 ...............      452,855           5,313
        Granted ................................      225,500          14,969
        Exercised ..............................      (13,889)          3,121
        Canceled ...............................      (37,783)          5,704
                                                     ---------        -------
Outstanding at December 31, 1998 ...............      626,683         $ 8,913
                                                     =========        =======

     In July 1997, the Company's Board of Directors approved the grant of options to purchase 5,000 shares of common stock to each non-employee director in recognition of their prior service at the price of $8.50 per share. A total of 40,000 options, which vested 180 days from the date of grant were awarded at that date. There are 25,000 options outstanding with a remaining contractual life of 8.60 years at December 31, 1998.

Certain information with regard to options outstanding at December 31, 1998 is detailed below:

------------------------------------------------------------------------------------------------------------------------------
                                                                             Weighted-
                                                            Number of         Average         Weighted-
                                                             Options         Remaining         Average            Number
                                  Range of               Outstanding at   Contractual Life    Exercise        Exercisable at
                                Exercise Price          December 31, 1998     (years)           Price       December 31, 1998
------------------------------------------------------------------------------------------------------------------------------
1994 Incentive Stock
           Option Plan:        $1.689 to $2.191              122,501            6.30            $1.929           122,501

1996 Stock Option Plan:        $2.191 to $2.631              218,417            8.00            $2.589            91,791
                                   $6.875                      1,000            9.80            $6.875               ---
                                    $8.50                    174,566            8.60            $8.500            89,091
                                   $9.875                      5,000            9.90            $9.875               ---
                               $13.5 to $14.375               79,000            9.40           $14.209             3,750
                             $15.375 to $16.3125             148,700            9.10           $15.432             4,198
                                                           ---------                         ---------         ---------
        Total, Both Plans:                                   749,184                            $7.687           311,331
                                                           =========                         =========         =========

     There is no compensation expense for any options granted prior to July 15, 1997, the date of the Company's initial filing with the Securities and Exchange Commission indicating its intent to complete a public stock offering (Note 1), based on the minimum value methodology assuming a four year expected life and annual dividends ranging from 4.6% to 6.2% of the exercise prices.

     In estimating the compensation which would be attributable to each option grant since July 15, 1997 if fair value accounting were to be utilized, the Company has used the Black Scholes option pricing model with the following weighted average assumptions for options granted in 1998 and 1997: dividend yield of 1.0% and 1.4%; expected volatility of 37.5% and 30%; risk free interest rate of 5.08% and 6.14%; and an expected life of 5 years. Had compensation been determined in accordance with the fair value provisions of SFAS No. 123, the Company's net income, basic earnings per share and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                                     December 31,
                                                1998              1997
--------------------------------------------------------------------------------
Net income (in thousands)
        As reported                         $   7,033         $   4,429
        Pro forma                           $   6,577         $   4,336

Basic earnings per share
        As reported                         $     .89         $     .70
        Pro forma                           $     .83         $     .69

Diluted earnings per share
        As reported                         $     .86         $     .67
        Pro forma                           $     .80         $     .66

--------------------------------------------------------------------------------
9.   Income Taxes:

The components of the income tax provision (benefit) for the years ended December 31 are as follows:

--------------------------------------------------------------------------------
                                              1998        1997        1996
--------------------------------------------------------------------------------
                                                   (dollars in thousands)
Current Provision:
        Federal ...........................  $3,346     $ 2,047      $ 1,883
        State .............................     953         727          719
                                             ------     -------      -------
                                              4,299       2,774        2,602
                                             ------     -------      -------
Deferred Provision (Benefit):
        Federal ...........................     135          87         (184)
        State .............................      38          34          (65)
                                             ------     -------      -------
                                                173         121         (249)
                                             ------     -------      -------
    Total provision for income taxes ......  $4,472     $ 2,895      $ 2,353
                                             ======     =======      =======

The effective tax rates differ from the federal statutory rate due to state taxes, net of the federal benefit and a dividend received deduction. In 1998 the Company received a $34,000 State of Connecticut tax refund resulting from a statutory change relating to prior years. The State of Connecticut statutory tax rate has decreased in each of the last 3 years.

The components of the net deferred tax asset (liability) at December 31 are as follows:

--------------------------------------------------------------------------------
                                                       1998            1997
                                                 Federal  State  Federal State
--------------------------------------------------------------------------------
                                                     (dollars in thousands)
Deferred tax assets:
        Allowance for possible loan losses ....   $ 499   $ 136   $ 123  $ 38
        Other .................................      92      25      74    23
                                                  -----   -----   -----  ----
      Total deferred tax assets ...............     591     161     197    61
                                                  -----   -----   -----  ----
Deferred tax liabilities:
        Investments mark-to-market ............     222      61       7     2
        Depreciation ..........................      74      20      88    27
        Deferred loan costs ...................     167      46      32    10
        Deferred gain on sale of loans ........     404     109      --    --
        Other .................................       6       1       2     1
                                                  -----   -----   -----  ----
      Total deferred tax liabilities ..........     873     237     129    40
                                                  -----   -----   -----  ----
      Net deferred tax assets (liabilities) ...   $(282)  $ (76)  $  68  $ 21
                                                  =====   =====   =====  ====

The allocation of the deferred tax provision involving items charged to current year income and items charged directly to stockholders' equity for the year ended December 31, are as follows:

------------------------------------------------------------------------------------------------
                                                                  1998                1997
                                                            Federal    State    Federal   State
------------------------------------------------------------------------------------------------
                                                                  (dollars in thousands)
Deferred tax provision allocated to shareholders' equity      $215      $59      $ 46      $16
Deferred tax provision allocated to income .............       135       38        87       34
                                                            ------    -----     -----    -----
        Total deferred tax provision ...................      $350      $97      $133      $50
                                                            ======    =====     =====    =====

--------------------------------------------------------------------------------
10.  Employee Benefit Plan:

     The Company maintains a contributory savings plan which qualifies under
Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. Eligible employees may make contributions to the Plan based on specified percentages of their compensation. Beginning July 1, 1998, the Company matched 100% of employees' contribution, up to 6% of compensation. The matching contribution was 85% in prior periods. The Company's matching contributions totaled $290,000, $139,000 and $96,000 for the years ended December 31, 1998, 1997 and 1996, respectively.
--------------------------------------------------------------------------------

11.  Estimated Fair Values of Financial Instruments:

     Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments" (SFAS 107) requires the Company to disclose fair value information for certain of its financial instruments, including loans, securities, deposits, borrowings and other such instruments. Quoted market prices are not available for a significant portion of the Company's financial instruments and, as a result, the fair values presented may not be indicative of net realizable or liquidation values. Fair values are estimates derived using present value or other valuation techniques and are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. In addition, fair value estimates are based on market conditions and information about the financial instrument at a specific point in time. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Such items include loan servicing, core deposit intangibles and other customer relationships, premises and equipment, foreclosed real estate and income taxes. In addition, the tax ramifications relating to the realization of the unrealized gains and losses may have a significant effect on fair value estimates, and have not been considered in the estimates.

     The following is a summary of the methodologies and assumptions used to estimate the fair value of the Company's financial instruments pursuant to SFAS 107:

Cash, cash equivalents and other: The fair value of cash and due from banks, federal funds sold, accrued interest receivable and accrued interest payable, is considered to approximate the book value due to their short-term nature and negligible credit losses.

Securities: Securities classified as available-for-sale are carried at fair value. Fair value for securities available for sale and held to maturity was determined by secondary market and independent broker quotations where available, or by the Company's estimate of market value.

Loans: The fair values for loans are estimated using discounted cash flow analyses, and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Loans held for sale: The fair values for loans held for sale are based on estimated sales prices derived from the current market conditions.

Deposit liabilities: The fair value for demand and savings deposits is equal to the amount payable on demand at the balance sheet date which is equal to the carrying value. The fair value of certificates of deposit was estimated by discounting cash flows using rates currently offered by the Bank for deposits of similar remaining maturities.

The fair value information of the Company's financial instruments required to be valued by SFAS No. 107 are as follows:

--------------------------------------------------------------------------------
                                      December 31, 1998    December 31, 1997
--------------------------------------------------------------------------------
                                    Carrying  Estimated   Carrying  Estimated
                                     Value   Fair Value     Value  Fair Value
                                 -----------------------------------------------
                                               (dollars in thousands)
Financial Assets
Cash and due from banks ........... $ 13,405   $ 13,405   $ 10,944   $ 10,944
Federal funds sold ................   44,930     44,930      6,450      6,450
Securities available for sale .....   31,456     31,456     12,767     12,767
Securities held to maturity .......    1,986      1,989      7,435      7,429
Loans .............................  108,958    109,970    130,625    130,567
Loans held for sale ...............    8,577      8,630      9,070      9,207
Accrued interest receivable .......    1,383      1,383      1,200      1,200

Financial Liabilities
Deposits
        Checking .................. $ 55,928     55,928   $ 46,103   $ 46,103
        Savings ...................  117,816    117,816     92,003     92,003
        Time deposits .............   46,130     46,349     34,215     34,402
U.S. Treasury demand note .........    1,047      1,047      1,085      1,085
Accrued interest payable ..........      768        768        745        745

--------------------------------------------------------------------------------
12.  Segment Information:

     The Company has determined that its reportable segments are its domestic Commercial Banking divisions, its International Banking division and its Loan Servicing business unit. The domestic Commercial Banking divisions are an aggregation of the Commercial Banking-East and Commercial Banking-West divisions, which included 6 and 8 business units, respectively, at December 31, 1998. The Commercial Banking divisions offer SBA, USDA and other commercial loans to small and medium size manufacturers in the U.S. Each Commercial division is headed by an Executive Vice President and the divisions offer the same products and services and have the same marketing approach. The International Banking division is comprised of two business units which market Ex-Im Bank guaranteed loans and privately insured loans to small and medium size manufacturers located in international emerging markets and the Company's Trade Finance business unit, which provides Ex-Im Bank guaranteed export working capital lines of credit to U.S. companies and import financing for U. S. companies.

     The Loan Servicing business unit is responsible for all loan operations functions, which include the preparation of loan documents, the maintenance of loans and the servicing of loans managed for others.

     The segment information prepared internally and utilized for decision-making includes only revenues from gain on loan sales and certain fees and only certain expenses. Gains on the sale of loans and loan related fee income are allocated to business units and aggregated for each division. As detailed in the reconciliation below, the gain on securitizations was not fully allocated to the business units in 1998. Direct expenses, principally personnel costs, and a limited amount of certain other expenses, such as supplies and indirect marketing are allocated to the business units. The Company does not allocate interest income or interest expense to business units, nor allocate the loan loss provision, corporate overhead expense or income taxes. Likewise, assets, including loans, are not allocated among business units and, therefore, are not disclosed below. The Company is currently evaluating the costs and benefits of making certain additional income, expense and asset allocations in the future.

     The accounting policies of the segments are the same as those described in
Note 1. There are no intersegment revenues.

Financial information for the Company's business segments is as follows:
--------------------------------------------------------------------------------
                                            For the Years Ended December 31,
Commercial Banking Division                    1998       1997        1996
--------------------------------------------------------------------------------
                                                  (dollars in thousands)

Gains on the sale of loans ...............   $ 11,560   $  7,384   $   4,396
Other loan-related income ................        198         76          51
                                             ---------  ---------  ----------
        Total allocated revenues .........     11,758      7,460       4,447
Allocated non-interest expense ...........      5,800      3,998       2,155
                                             ---------  ---------  ----------
        Direct net contribution ..........   $  5,958   $  3,462   $   2,292
                                             =========  =========  ==========
Number of business units at year end .....         14         10           5
                                             =========  =========  ==========
Number of lending officers ...............         53         35          19
                                             =========  =========  ==========
--------------------------------------------------------------------------------
                                               For the Years Ended December 31,
International Banking Division                  1998       1997        1996
--------------------------------------------------------------------------------
                                                    (dollars in thousands)

Gains on the sale of loans ...............   $  2,814   $  2,555   $     541
Other loan-related income ................        603        258          43
                                             ---------  ---------  ----------
        Total allocated revenues .........      3,417      2,813         584
Allocated non-interest expense ...........      2,239      1,633         888
                                             ---------  ---------  ----------
        Direct net contribution ..........   $  1,178   $  1,180   $   (304)
                                             =========  =========  ==========
Number of business units at year end .....          3          3           2
                                             =========  =========  ==========
Number of lending officers ...............         16         11           7
                                             =========  =========  ==========
--------------------------------------------------------------------------------
                                              For the Years Ended December 31,
Loan Servicing Business Unit                    1998       1997        1996
--------------------------------------------------------------------------------
                                                   (dollars in thousands)

Loan servicing income ....................   $  3,017   $  2,119   $   1,294
Allocated non-interest expense ...........      1,265      1,442         609
                                             ---------  ---------  ----------
        Direct net contribution ..........   $  1,752   $    677   $     685
                                             =========  =========  ==========
Loans under management at year end .......   $779,055   $573,545   $ 380,432
                                             =========  =========  ==========

Detailed below are reconciliations of the amounts reported for each business segment to the amounts reported in the consolidated income statement:

----------------------------------------------------------------------------------------------------------------
                                                Commercial  International   Loan    Unallocated   Consolidated
For the Year Ended December 31, 1998              Banking     Banking     Servicing   Amounts        Totals
----------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
Total allocated revenues .......................   $11,758    $3,417       $3,017       $---        $18,192
Interest income ................................    13,341     1,675           --      3,072         18,088
Unallocated gain on the sale of commercial loan-
        backed securitizations .................        --        --           --      2,598          2,598
Other fees and income ..........................        --        --           --      1,322          1,322
                                                   -------  --------     --------    -------       --------
        Total revenues .........................    25,099     5,092        3,017      6,992         40,200
                                                   -------  --------     --------    -------       --------
Non-interest expense ...........................     5,800     2,239        1,265      8,396         17,700
Interest expense ...............................        --        --           --      7,924          7,924
Provision for possible loan losses .............        --        --           --      3,071          3,071
                                                   -------  --------     --------    -------       --------
        Total expenses .........................     5,800     2,239        1,265     19,391         28,695
                                                   =======  ========     ========    =======       ========
                Income before income taxes .....   $19,299    $2,853       $1,752   $(12,399)       $11,505
                                                   =======  ========     ========    =======       ========
----------------------------------------------------------------------------------------------------------------
                                                Commercial  International   Loan    Unallocated   Consolidated
For the Year Ended December 31, 1997              Banking     Banking     Servicing   Amounts        Totals
----------------------------------------------------------------------------------------------------------------
                                                                   (dollars in thousands)
Total allocated revenues .......................    $7,460    $2,813       $2,119   $     --        $12,392
Interest income ................................    12,082       671           --      1,872         14,625
Unallocated gain on the sale of commercial loan-
        backed securitizations .................        --        --           --      1,871          1,871
Other fees and income ..........................        --        --           --        847            847
                                                   -------  --------     --------    -------       --------
        Total revenues .........................    19,542     3,484        2,119      4,590         29,735
                                                   -------  --------     --------    -------       --------
Non-interest expense ...........................     3,998     1,633        1,442      6,728         13,801

Interest expense ...............................        --        --           --      6,371          6,371
Provision for possible loan losses .............        --        --           --      2,239          2,239
                                                   -------  --------     --------    -------       --------
        Total expenses .........................     3,998     1,633        1,442     15,338         22,411
                                                   -------  --------     --------    -------       --------
                Income before income taxes .....   $15,544    $1,851         $677   $(10,748)        $7,324
                                                   =======  ========     ========   ========       ========
----------------------------------------------------------------------------------------------------------------
                                                  Commercial International   Loan    Unallocated  Consolidated
For the Year Ended December 31, 1996               Banking    Banking     Servicing   Amounts       Totals
----------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
Total allocated revenues .......................    $4,447     $584        $1,294        $--         $6,325
Interest income ................................    11,841      186            --      1,278         13,305
Unallocated gain on the sale of commercial loan-
        backed securitizations .................        --       --            --        907            907
Other fees and income ..........................        --       --            --      2,713          2,713
                                                   -------  --------     --------    -------       --------
        Total revenues .........................    16,288      770         1,294      4,898         23,250
                                                   -------  --------     --------    -------       --------
Non-interest expense ...........................     2,155      888           609      4,773          8,425
                                                   -------  --------     --------    -------       --------
Interest expense ...............................        --       --            --      5,741          5,741
Provision for possible loan losses .............        --       --            --      3,487          3,487
                                                   -------  --------     --------    -------       --------
        Total expenses .........................     2,155      888           609     14,001         17,653
                                                   -------  --------     --------    -------       --------
                Income before income taxes .....   $14,133    $(118)         $685    $(9,103)        $5,597
                                                   =======  ========     ========   ========       ========

--------------------------------------------------------------------------------
13.  Other Comprehensive Income:
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                                                            For the Years Ended December 31,
                                                               1998       1997      1996
----------------------------------------------------------------------------------------------
                                                                 (dollars in thousands)
Unrealized holding gains (losses) on investments available-
        for-sale arising during period ...................     $690       $148      ($77)
Tax expense (benefit) ....................................      274         62       (31)
                                                              -----      -----     ------
       Other comprehensive income net of tax .............     $416       $ 86      ($46)
                                                              =====      =====     ======


--------------------------------------------------------------------------------
14.  Parent Company Financial Information:

First International Bancorp, Inc. is the parent company of First International Bank. There have been no loans extended from the Bank to First International Bancorp, Inc. since inception of the holding company.

----------------------------------------------------------------------------------------------
First International Bancorp, Inc.                             For the Years Ended December 31,
Condensed Balance Sheets                                          1998               1997
----------------------------------------------------------------------------------------------
                                                                   (dollars in thousands)
Assets
Cash on deposit with Bank subsidiary .......................      $267             $7,334
Investment securities:
    Available for sale, at fair value ......................        19                 85
    Held to maturity, at amortized cost (fair value $4,000).        --              4,000
Investment in the Bank .....................................    48,503             30,622
Other assets ...............................................       282                107
                                                               -------            -------
        Total assets .......................................   $49,071            $42,148
                                                               =======            =======
Liabilities and Stockholders' Equity
Stockholders' equity .......................................   $49,071            $42,148
                                                               -------            -------
        Total liabilities and stockholders' equity .........   $49,071            $42,148
                                                               =======            =======

----------------------------------------------------------------------------------------------
First International Bancorp, Inc.                            For the Years Ended December 31,
Condensed Statements of Income                                  1998       1997      1996
----------------------------------------------------------------------------------------------
                                                                  (dollars in thousands)
Dividends from Bank ............................                $650       $731      $415
Net interest income from investments ...........                 116        102        --
Equity in undistributed net income of the Bank .               6,366      3,796     2,829
Non-interest expense, net ......................                 (87)      (284)       --
                                                             -------    -------   -------
        Income before income taxes .............               7,045      4,345     3,244

           Provision (benefit) for income taxes                   12        (84)       --
                                                             -------    -------   -------
        Net income .............................              $7,033     $4,429    $3,244
                                                             =======    =======   =======

-----------------------------------------------------------------------------------------------------------------------
First International Bancorp, Inc.                                                   For the Years Ended December 31,
Condensed Statements of Cash Flows                                                1998            1997           1996
-----------------------------------------------------------------------------------------------------------------------
                                                                                       (dollars in thousands)
Cash flow from operating activities
Net income .................................................................     $7,033          $4,429         $3,244

Adjustments to reconcile net income to net cash provided by operating activities:
        Equity in undistributed net income of subsidiary ...................     (6,366)         (3,796)        (2,829)
        Decrease (increase) in other assets ................................         40            (107)            --
        Stockholder note receivable discount ...............................         --              92             --
        Stockholder note receivable accretion ..............................        (64)            (15)            --
                                                                               ---------        --------       --------
                Net cash provided by operations ............................        643             603            415
                                                                               =========        ========       ========
Cash flows from investing activities:
        Purchase of investment securities available for sale, net ..........     (4,068)         (4,085)            --
        Proceeds from maturities and sales of securities held to maturity
                 and available for sale ....................................      8,135              --             --
        Additional investment in Bank subsidiary ...........................    (11,100)        (12,545)            --
                                                                               ---------        --------       --------
                Net cash used in investing activities ......................     (7,033)        (16,630)            --
                                                                               ---------        --------       --------
Cash flows from financing activities:
        Proceeds from sale of common stock under option plan ...............        271             263             43
        Proceeds from sale of common stock at public offering, net .........         --          23,808             --
        Repurchase of common stock .........................................         --              --            (22)
        Dividends paid .....................................................       (948)           (731)          (658)
        Principal payment on stockholder note receivable ...................         --              --             53
                                                                               ---------        --------       --------
                Net cash provided by (used in) financing activities ........       (677)         23,340           (584)
                                                                               ---------        --------       --------
                Net increase (decrease) in cash and cash equivalents .......     (7,067)          7,313           (169)
Cash and cash equivalents beginning of year ................................      7,334              21            190
                                                                               ---------        --------       --------
Cash and cash equivalents end of year ......................................       $267          $7,334            $21
                                                                               =========       =========       ========

-------------------------------------------------------------------------------
15.  Selected Quarterly Consolidated Financial Information (unaudited):
-------------------------------------------------------------------------------

1998 Quarter Ended                                                    March 31   June 30 September 30 December 31
-----------------------------------------------------------------------------------------------------------------
                                                                            (dollars in thousands)
Net interest income ................................................   $2,792     $2,481    $2,690     $2,201
Provision for possible loan losses .................................      781      1,125       659        506
                                                                       ------     ------    ------     ------
        Net interest income after provision for possible loan losses    2,011      1,356     2,031      1,695
Gain on sale of loans ..............................................    2,822      5,537     2,543      6,057
Other non-interest income ..........................................    1,087      1,425     1,108      1,534
                                                                       ------     ------    ------     ------
        Total operating income .....................................    5,920      8,318     5,682      9,286
        Non-interest expense .......................................    3,541      4,290     4,323      5,546
                                                                       ------     ------    ------     ------
        Income before income taxes .................................    2,379      4,028     1,359      3,740
Provision for income taxes .........................................      976      1,587       474      1,436
                                                                       ------     ------    ------     ------
        Net income .................................................   $1,403     $2,441      $885     $2,304
                                                                       ------     ------    ------     ------
Basic earnings per share ...........................................     $.18       $.31      $.11       $.29
                                                                       ------     ------    ------     ------
Diluted earnings per share .........................................     $.17       $.30      $.11       $.28
                                                                       ======     ======    ======     ======
-----------------------------------------------------------------------------------------------------------------
1997 Quarter Ended                                                     March 31  June 30 September 30 December 31
-----------------------------------------------------------------------------------------------------------------
                                                                                 (dollars in thousands)
Net interest income ................................................   $1,799     $1,812    $2,119     $2,523
Provision for possible loan losses .................................      368        591       157      1,123
                                                                       ------     ------    ------     ------
        Net interest income after provision for possible loan losses    1,431      1,221     1,962      1,400
Gain on sale of loans ..............................................    2,222      3,256     1,739      4,593
Other non-interest income ..........................................      618        707     1,064        912
                                                                       ------     ------    ------     ------
        Total operating income .....................................    4,271      5,184     4,765      6,905
        Non-interest expense .......................................    2,496      3,414     3,472      4,419
                                                                       ------     ------    ------     ------
        Income before income taxes .................................    1,775      1,770     1,293      2,486
Provision for income taxes .........................................      763        729       542        861
                                                                       ------     ------    ------     ------
        Net income .................................................   $1,012     $1,041      $751     $1,625
                                                                       ======     ======    ======     ======
Basic earnings per share ...........................................     $.17       $.18      $.13       $.22
                                                                       ======     ======    ======     ======
Diluted earnings per share .........................................     $.17       $.18      $.12       $.20
                                                                       ======     ======    ======     ======

--------------------------------------------------------------------------------
16.  Agreement to Sell Branch and Deposits:

     On December 31, 1998, First International Bank entered into an Agreement for Purchase and Sale of Assets and Assumption of Liabilities (the "Deposit Sale Agreement") with Hudson United Bank. Pursuant to the Deposit Sale Agreement, the Bank will sell its single branch in Hartford and approximately $150 million in checking, savings and money market accounts to Hudson United Bank for a premium of 6% of such deposits.

     Following the sale of the branch, the Bank will continue to offer FDIC-insured depository accounts in the form of certificates of deposit. The Bank expects to fund its business with certificates of deposit, warehouse credit lines, a commercial paper conduit and loan securitizations and sales. The branch and deposit sale is expected to close by the end of the first quarter of 1999.


--------------------------------------------------------------------------------
Notes

Directors and Officers



---------------------------------------
First International Bank
Board of Directors

William J. Anderson

* Michael R. Carter
  Carter Morse & Company

  Brian J. Charlebois
  Executive Vice President

* Arnold Chase
  Chase Enterprises

* Cheryl Chase
  Chase Enterprises

  Craig M. Cooper
  Fairbank Mortgage Company

  Leslie A. Galbraith
  President, Chief Operating Officer
  and Chief Financial Officer

  Dean Goodermote
  Process Software Corporation

* Frank P. Longobardi, CPA
  Haggett, Longobardi & Company

  David G. Sandberg

* Brett N. Silvers
  Chairman and Chief Executive Officer

  Kenneth R. Sonenclar
  Classics Interactive, Inc.

  Douglas K. Woods
  Liberty Precision Industries, Ltd.


* Member of First International
  Bancorp, Inc. Board of Directors

---------------------------------------
First International Bancorp, Inc.
Officers

Brett N. Silvers
Chairman, Chief Executive Officer
and President

Leslie A. Galbraith
Executive Vice President,
Secretary and Treasurer

---------------------------------------
First International Bank
Officers

Chairman and Chief Executive Officer
Brett N. Silvers

President, Chief Operating Officer
and Chief Financial Officer
Leslie A. Galbraith

Executive Vice Presidents
Richard W. Bradshaw
Brian J. Charlebois
David J. Etter
Paul J. Falvey
James G. Fortsch
Frank P. La Monaca

Senior Vice Presidents
Charles E. Baker
David M. Baroody
Bradley C. Berryman
Cynthia D. Bradley
David B. Cook
Tyler T. Foster
Ira J. Gottlieb
Stephen M. Greene
Thomas G. Hollinger
Theodore J. Horan
Timothy Jones
Keith D. Kelly
Frank M. Mac Hugh
Todd D. Maugans
Gerald F. O'Loughlin
Constance E. Perrine
Charles E. Poehnert
Richard M. Rabideau
Leona M. Rapelye
Michael J. Rister
Matthew J. Roach
Gerald R. Tavernier, Jr.
Shaun P. Williams

General Information



--------------------------
Corporate Headquarters

280 Trumbull Street
Hartford, CT  06103
(860) 727-0700
www.FirstInterBank.com
NASDAQ:  FNCE

Transaction Counsel

Updike, Kelly & Spellacy
One State Street
Hartford, CT  06123

Corporate Counsel

Bingham Dana LLP
100 Pearl Street
Hartford, CT  06103

Independent Accountants

PricewaterhouseCoopers LLP
100 Pearl Street
Hartford, CT  06103

Transfer Agent

Requests for changes in the registration of stock certificates, replacement of lost or destroyed certificates, or undeliverable dividend checks should be referred to the Company's Transfer Agent:

ChaseMellon Shareholder Services
Securities Transfer Services
111 Founders Plaza, Suite 1100
East Hartford, CT  06108
1-800-288-9541
TDD Line 1-800-231-5469
From Outside U.S.: 201-329-8668
TDD Foreign Line: 201-329-8354
www.chasemellon.com

Annual Meeting

Tuesday, April 27, 1999, 4:00 p.m.
The Hilton Hartford Hotel
315 Trumbull Street
Hartford, CT  06103

Form 10-K

A copy of First International Bancorp, Inc.'s annual report and Form 10-K as filed with the Securities and Exchange Commission is available upon request to the Company's Chief Financial Officer:

Leslie Galbraith
First International Bancorp, Inc.
280 Trumbull Street
Hartford, CT 06103
860-241-2529
galbraithl@FirstInterBank.com.

Investor Relations

Media representatives, analysts and investors seeking information are invited to contact the Vice President of Corporate Communications:

Katie Armstrong
First International Bancorp, Inc.
280 Trumbull Street
Hartford, CT 06103
860-241-4705
armstrongk@FirstInterBank.com

Market for the Company's Common Stock and Related Stockholder Matters

     The Company's common stock was listed on The Nasdaq Stock Market(SM) under the symbol FNCE on September 23, 1997. The Company's initial public offering was paid at $13.50 per share. The following table sets forth the range of the high and low closing sales prices for the Company's common stock on the Nasdaq:

1998                             High       Low
-------------------------------------------------
Fourth Quarter                  $12       $6 7/8
Third Quarter                   $14 3/4   $9 1/2
Second Quarter                  $17 3/8   $14 3/8
First Quarter                   $17 3/4   $12 1/2

1997                             High       Low
-------------------------------------------------
Fourth Quarter                  $18 1/2   $11 1/4
Third Quarter (from 9/23/97)    $18 1/2   $15 1/2

     On March 5, 1999, the Company had approximately 181 stockholders of record. This number does not include beneficial owners holding shares through nominee or "street" names. The Company believes the number of beneficial stockholders is in excess of 1400.

        Holders of the common stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available for such purpose. The Company has paid quarterly cash dividends to its stockholders since October 1995 equal to $.03 per share.

     The Company currently plans to continue to declare and pay quarterly cash dividends on approximately the same basis to the holders of the common stock. However, there can be no assurance that dividends will be declared and paid in the future. In determining whether and to what extent the Company should declare and pay dividends, the Company's Board of Directors will consider, among other factors, the Company's consolidated financial condition and results of operations, tax considerations, general economic conditions and capital requirements. Additionally, the Company's ability to declare and pay dividends may depend upon the receipt of dividends from its wholly owned subsidiary, First International Bank, N.A. which is restricted by the requirements of federal banking law. See Note 7 of the Consolidated Financial Statements.

[LOGO OF FIRST INTERNATIONAL BANK APPEARS HERE]

Financing manufacturers worldwide(R)


Corporate Headquarters

Hartford
280 Trumbull Street
Hartford, CT  06103
(860) 727-0700
(860) 525-2083 (fax)
www.FirstInterBank.com

U. S. Representative Offices

Boston, MA
Cleveland, OH
Detroit, MI
Morristown, NJ
Philadelphia, PA
Pittsburgh, PA
Providence, RI
Rochester, NY
Springfield, MA
Washington, DC

International
Representatives

Argentina
Brazil
Central America
India
Indonesia
Korea
Mexico
Philippines
Poland
South Africa
Turkey
West Africa


Member FDIC,
Equal Housing Lender