Form 10-K, Exhibit 13
period 1999-12-31
FIRST INTERNATIONAL BANCORP INC
filed 2000-03-30
CIK 1040339

                                                              1999 ANNUAL REPORT

[MAP GRAPHIC]

FINANCING MANUFACTURERS WORLDWIDE(R)

                                              [FIRST INTERNATIONAL BANCORP LOGO]

                                                 [FIRST INTERNATIONAL BANK LOGO]

CORPORATE PROFILE

First International Bancorp, Inc. and First International Bank, both headquartered in Hartford, Connecticut, specialize in providing innovative credit, trade and financial solutions to small and medium size industrial companies located in the United States and international emerging markets. The Company offers flexible and attractive terms to borrowers and is a national leader in the use of commercial loan guarantee programs made available by the U.S. Small Business Administration, the U. S. Department of Agriculture and the Export-Import Bank of the U. S. The Company maintains preferred or certified status under these programs in several jurisdictions and has received Ex-Im Bank's "Small Business Bank of the Year" award.



                                              [FIRST INTERNATIONAL BANCORP LOGO]

                                                 [FIRST INTERNATIONAL BANK LOGO]

                                            Financing Manufacturers Worldwide(R)

                                                          www.firstinterbank.com

FIRST INTERNATIONAL BANCORP, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

2        Letter to Shareholders and Clients

4        Summary Financial Highlights

5        Management's Discussion and
         Analysis of Financial Condition
         and Results of Operations

23       Report of Independent Accountants

24       Consolidated Balance Sheets as of
         December 31, 1999 and 1998

25       Consolidated Statements of Income
         for the years ended December 31,
         1999, 1998 and 1997

26       Consolidated Statements of
         Changes in Stockholders' Equity
         for the years ended December 31,
         1999, 1998 and 1997

27       Consolidated Statements of Cash
         Flows for the years ended
         December 31, 1999, 1998 and 1997

28       Notes to Consolidated Financial
         Statements

48       Directors and Officers and
         General Information

TO OUR SHAREHOLDERS AND CLIENTS

         The 20th century's final year was a decisive point in First International Bank and First International Bancorp, Inc.'s transition from a traditional bricks-and-mortar branch bank founded five decades ago in rural Connecticut to a global financial institution with clients on five continents. Total loans managed by our Company as of December 31, 1999 reached $1.076 billion, marking a 38% increase over 1998 and the first time in our history that the managed loan portfolio has exceeded one billion dollars. Loan originations during 1999 were $551 million, 41% above last year and also a record performance. First International Bank was once again the nation's most active combined user of government-guaranteed loan programs, finishing #1 in Export-Import Bank transactions for the third year in a row, #1 in USDA business and industry loans measured by dollar volume, and #10 in SBA 7(a) loans measured by dollar volume. Our client base grew 30% during 1999 to 1,238 companies, most of them within our family-owned industrial niche and 23% of them located outside the U.S. in 17 countries.

                                 [MAP GRAPHIC]
                     REPRESENTATIVES THROUGHOUT THE WORLD.


    The Company incurred significant expenses during 1999 related to geographical expansion, product development in the areas of trade, barter and energy financing, and legal costs associated with our mid-year bank charter conversion and other regulatory matters. We also began investing in Internet-based technology required to supplement First International Bank's traditional marketing channels with the capability to finance business-to-business electronic commerce involving industrial companies. These investments, along with some softness in capital markets, contributed to a decrease in net income to $6.0 million in 1999 from $7.0 million in 1998. To ensure the proper ongoing balance between a healthy bottom line and continuing investment in our business, Management began an important initiative in late 1999, "Operation First Priority", to identify and implement productivity enhancements throughout the organization.

    Our U.S. expansion continued in 1999 with the opening of a representative office in St. Louis, Missouri, bringing our domestic network to 12 offices. On the international side, we established master agency relationships with firms in Egypt and Tunisia, both new markets for the Company. We now have an active presence in 14 international markets covering Latin America, Asia, Africa, the Middle East and Central Europe. A global alliance was established during 1999 with a major barter company, Active International, which is headquartered in Pearl River, New York and has 12 offices in the U.S. and abroad. First International Bank and Active International co-developed a program to finance industrial companies utilizing Active's corporate trading services. In 1999 and early 2000, we also established strategic partnerships with the Association for Manufacturing Technology, based in McLean, Virginia, to support their membership's capital goods exports,


[REPORTS GRAPHIC]

FIRST INTERNATIONAL BANK RANKED NATIONALLY #1 IN BOTH EXPORT-IMPORT BANK TRANSACTIONS AND #1 IN USDA BUSINESS AND INDUSTRY LOANS MEASURED BY DOLLAR VOLUME, AND #10 IN SBA 7(a) LOANS MEASURED BY DOLLAR VOLUME.

and with the Philadelphia/Delaware Valley Chapter of the National Tooling & Machining Association to offer creative equipment financing to members.


    2000 will be a growth year for our Company worldwide. Additional U.S. offices are scheduled to open in Miami, Richmond and Los Angeles (where we already have SBA preferred lender status) during the first half of the year. The new offices in Los Angeles and Miami, especially, will be a strategic opportunity to leverage our international trade expertise. Global Management and Business Resources, Inc., our master agent for Korea, has an active presence in California as a facilitator of trade with Asia. Likewise, there are significant opportunities for us in Miami, where our Brazilian master agent, NetPlan Corporate Finance, Ltd. and our international freight logistics strategic partner, Panalpina, have an established base. The Company is continuing to analyze other U.S. markets in the Midwest, West and South, as well as international markets such as Thailand and China, for expansion.

    Among our most important strategic projects is the establishment of partnerships with industrial B2B e-commerce marketplaces to offer the Company's global financing capabilities to settle online transactions. Over the past decade, we have developed a unique "matrix" of core competencies which we believe makes us a financial partner of choice for these new marketplaces, including: an e-CreditMenu(SM) comprised of a wide range of domestic and international credit products; Riscope(SM), our proprietary commercial credit scoring system; and representatives and alliances that provide the Company with a presence in many countries. The Company's Information Technology Business Unit is developing a branded technological solution known as ThruCredit(SM) to automate financing for e-business marketplaces. First International Bank's strategy is to "plug-in" to e-business marketplaces, utilizing this new Internet-based medium as a low cost distribution system for originating higher volumes of quality loans.

    "Despatch is the soul of business," the Earl of Chesterfield observed back in 1750. His words were never more true than today. I look forward to working with and on behalf of our Company's constituents to realize the many opportunities presented by the new global economy.



/s/ Brett N. Silvers

Brett N. Silvers
Chairman and Chief Executive Officer
March 2000


[PICTURE OF BRETT N. SILVERS]


-------------------------------------------------------------------------------
THE CHAIRMAN IS SUPPORTED BY THE OPERATING COMMITTEE'S DEEP MANAGEMENT TEAM:

-------------------------------------------------------------------------------


[PICTURE OF LESLIE A. GALBRAITH]
LESLIE A. GALBRAITH, President, 38: Chief Operating Officer responsible for managing the Company's daily operations. Galbraith, a CPA, is a director of First International Bank and joined the Company in 1990.

[PICTURE OF RICHARD W. BRADSHAW]
RICHARD W. BRADSHAW, Executive Vice President, 38: Commercial Banking Division Executive responsible for managing Midwestern and Western U.S. lending business units. Bradshaw is a five-year veteran of First International.

[PICTURE OF PAUL J. FALVEY]
PAUL J. FALVEY, Executive Vice President, 35: Commercial Banking Division Executive with primary responsibility for the Eastern and Southern U.S. lending business units. Falvey has been with the Company since 1992.

[PICTURE OF JAMES G. FORTSCH]
JAMES G. FORTSCH, Executive Vice President, 38: International Banking Division Executive. Fortsch, a 5-year veteran of First International, oversees international lending and the Bank's representative relationships in 14 foreign markets.

[PICTURE OF DAVID J. ETTER]
DAVID J. ETTER, Executive Vice President, 39: Chief Credit Officer since 1997. Etter oversees the Company's credit risk management and loan servicing functions.

[PICTURE OF FRANK P. LA MONACA]
FRANK P. LA MONACA, Executive Vice President, 42: Chief Administrative Officer with primary responsibility for technology, communications and the Company's e-business initiatives. La Monaca is in his second year with the Company.

[PICTURE OF SHAUN P. WILLIAMS]
SHAUN P. WILLIAMS, Executive Vice President, 40: Chief Financial Officer since September 1999. Williams is a CPA and has also managed lending and risk management areas during his seven-year tenure.

SUMMARY FINANCIAL HIGHLIGHTS

(Dollars in Thousands)


----------------------------------------------------------------------------------------------------------------------
Year Ended December 31                           1999           1998           1997           1996            1995
----------------------------------------------------------------------------------------------------------------------
Total Loans Originated                       $  550,860       $391,677       $306,960       $172,920       Unavailable
Total Loans Managed at Year End              $1,076,092       $779,055       $573,545       $380,432       $260,842
Non-Interest Income to Net Revenue                 83.8%          68.2%          64.7%          50.6%          38.2%

Return on Average Equity                           11.6%          15.9%          20.5%          25.5%          19.3%
Return on Average Assets                            2.1%           2.9%           2.5%           2.1%           1.5%

Interest Income                              $   18,372       $ 18,192       $ 14,625       $ 13,305       $ 11,601
Interest Expense                             $   11,581       $  7,924       $  6,371       $  5,741       $  4,869

Net Interest Income                          $    6,791       $ 10,268       $  8,254       $  7,564       $  6,732
Gain on Loan Sales                           $   19,187       $ 16,959       $ 11,810       $  5,844       $  2,859
Loan Servicing Income and Other Fees         $    6,359       $  5,016       $  3,300       $  1,899       $  1,294
Gain on Sale of Securities                   $      416       $     33       $     --       $     --       $     --
Income from Unconsolidated Subsidiaries      $      335       $     --       $     --       $     --       $     --
Gain on Sale of Branch                       $    8,915       $     --       $     --       $  2,202       $     --
Total Net Revenues                           $   42,003       $ 32,276       $ 23,364       $ 17,509       $ 10,885
Operating Expenses                           $   28,283       $ 17,700       $ 13,801       $  8,425       $  6,128
Provision for Possible Loan Losses           $    3,019       $  3,071       $  2,239       $  3,487       $  1,237
Net Income                                   $    6,009       $  7,033       $  4,429       $  3,244       $  2,026

Basic Earnings Per Share                     $     0.74       $   0.89       $   0.70       $   0.56       $   0.35
Diluted Earnings Per Share                   $     0.72       $   0.86       $   0.67       $   0.56       $   0.35
Dividend Payout Ratio                              16.3%          13.5%          16.5%          20.3%           8.1%
Average Equity to Average Assets                   17.3%          18.8%          12.2%           8.1%           7.8%
Total Capital to Risk Weighted Assets              11.3%          16.4%          17.6%          11.6%          10.7%

Total Assets                                 $  328,044       $273,726       $218,851       $161,642       $141,223
Total Loans                                  $  149,340       $122,523       $135,398       $114,627       $106,992
Total Stockholders' Equity                   $   54,987       $ 49,071       $ 42,148       $ 14,216       $ 11,602

Non-performing Loans                         $    4,958       $  3,104       $  2,364       $  2,252       $  1,258
Allowance for Loan Losses                    $    4,550       $  4,000       $  3,100       $  3,000       $  2,000
Allowance for Loan Losses to
     Non-performing Loans                            92%           129%           131%           133%           159%
Allowance to Total Loans                            3.0%           3.3%           2.3%           2.6%           1.9%
----------------------------------------------------------------------------------------------------------------------


                               LOAN ORIGINATIONS

                                    Millions
              1996              1997        1998          1999
              $173              $307        $392          $551

                              TOTAL LOANS MANAGED

                                    Millions
              1995              1996        1997           1998          1999
              $261              $380        $574           $779         $1,076

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS



    The following discussion and analysis of the consolidated financial condition and results of operations of First International Bancorp, Inc. (the "Company") should be read in conjunction with the Company's consolidated financial statements, including the related notes thereto, and other information.

GENERAL

    First International Bancorp, Inc., a Delaware corporation, is a one-bank holding company incorporated in 1985 and regulated by the Board of Governors of the Federal Reserve System. Its principal asset and subsidiary is First International Bank (the "Bank"), a Connecticut state chartered bank and trust company which is regulated by the State of Connecticut Banking Department and the Federal Deposit Insurance Corporation ("FDIC"). The Bank was established in 1955 as a national bank and changed its name from First National Bank of New England on February 1, 1999 to more closely reflect the markets it serves. The Bank converted from a national bank to its state charter effective July 1, 1999.

    In September 1997, the Company completed an underwritten public offering whereby 1,955,000 shares of its common stock were issued for net proceeds of $23.8 million.

    On December 31, 1998 the Company entered into an agreement with Hudson United Bank to sell the Bank's last retail branch, including all checking, savings and money market deposits associated with the branch, which transaction was consummated effective March 31, 1999. The Bank retained its certificates of deposit and continues to offer certificates of deposit to retail and brokered depositors. (See "Changes in Funding Sources" for further discussion of the funding sources used by the Company.)

    The Company specializes in providing credit, trade and financial solutions to small and medium size industrial companies located in the United States and international emerging markets. The Company serves its target market by offering flexible and attractive terms to borrowers and manages its credit risk through the combined utilization of commercial loan guarantee programs made available by three U. S. federal agencies, the U. S. Small Business Administration (the "SBA"), the U. S. Department of Agriculture (the "USDA") and the Export-Import Bank of the U. S. ("Ex-Im Bank"), as well as through the use of private credit insurance policies.

    For the federal fiscal year ending September 30, 1999, the Company was the country's largest Ex-Im Bank lender measured by number of transactions; the largest USDA Business and Industry lender measured by dollar volume; and the tenth largest SBA 7(a) lender measured by dollar volume (and the largest headquartered in New England). The Company maintains preferred and certified status for government guaranteed lending programs in several jurisdictions.

    Except for historical information contained herein, certain matters discussed in this annual report are "forward-looking statements" as defined in the Private Securities Litigation Reform Act ("PSLRA") of 1995, which involve risk and uncertainties that exist in the Company's operations and business environment, and are subject to change based on various factors. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused and in the future could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. In addition to the risks and uncertainties of ordinary business operations, the following include some other, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

-   A general economic slowdown.

- Inability of the Company to continue to manage its growth strategy either domestically or internationally.

- Disruption in the U. S. capital markets, delaying or preventing the Company from receiving funding under warehouse lines of credit or completing loan sales or securitizations, or inability of the Company to continue to accept brokered certificates of deposit since the Company depends on a mix of these fundings for its operations.

- Unpredictable delays or difficulties in the development and introduction of new products and programs.

- Inability of the Company to realize the recorded values of retained interests associated with securitization assets.

- Regulatory, accounting and legislative changes that may occur in the future that impact the Company's marketplace through changing banking regulations or changes in the interpretation and application of these regulations or accounting pronouncements or other matters, including the ability of the Company to continue to meet risk based capital requirements, based on pending regulatory amendments relative to retained interests in securitiza-tions and loan sales.

- Fluctuations in the quarterly operating results due to a number of factors, including among others, variations in the volume of loans originated and changes in the capital markets expectations on yields on loan sales and securitizations which may cause variations in the effective interest rates yielded on loans and retained interests.

- Risks associated with government guarantee loan programs, since a substantial portion of the Company's business still depends upon the continuation of the various government guarantee loan programs as discussed below.

    The Company believes that it has the product offerings, facilities, personnel and financial resources for continued business success in competitive markets. However, future revenues, costs, margins and profits, and the timing of these, are all influenced by a number of factors, some of which may be beyond our control, including those discussed above.

RECENT GROWTH

    In contrast to many other banks, the Company derives a majority of its revenues from non-interest income, principally gains on the sale of commercial and international loans and related loan servicing income. During the past three years of operations, the Company has achieved significant revenue growth primarily as a result of the liquidity provided by increases in the sale and the securitization of government guaranteed and other commercial loans, net interest income, which is the difference between interest earned on interest-earning assets (principally loans) and interest paid on interest-bearing liabilities (principally deposits), and fee income on loans managed for others. The Company has expanded its domestic loan origination activities into the Northeast, Mid-atlantic and Midwest regions of the United States and its international presence in emerging markets. The Company plans to continue its U. S. expansion in 2000 by opening additional representative offices. The Company's growth is evidenced by the 41% increase in its loan originations to $551 million in 1999 from $392 million in 1998. The mix of loans originated continues to reflect the reliance on government guaranteed loans as well as the new commercial products developed by the Company. The following chart illustrates the growth in loans originated by the Company since 1996:

-----------------------------------------------------------------------------------
Summary of
Loan Originations               1999           1998          1997           1996
-----------------------------------------------------------------------------------
                                              (dollars in thousands)

Guaranteed loans .......      $295,293       $252,864       $221,985       $134,920
Unguaranteed loans .....       255,567        138,813         84,975         38,000
                              --------       --------       --------       --------

  Total loans originated      $550,860       $391,677       $306,960       $172,920
                              ========       ========       ========       ========

Annual Increase ........            41%            28%            78%            --
                              ========       ========       ========       ========


CHANGES IN FUNDING SOURCES

    During 1999 and 1998, the Company completed transactions that effected changes in the manner in which the Company obtains funding for its lending business. Such transactions included:

- the sale of the Company's last branch in March 1999, including checking, savings and money market accounts, which requires the Company to obtain funding by alternative sources;

- establishment of two warehouse loan and sale facilities, pursuant to which up to an aggregate of $75 million is available to the Company (based upon the contractual advance rates against the qualifying principal balance of the loans pledged to collateralize the facility);

- establishment of a commercial paper conduit facility pursuant to which up to $60 million is available to the Company (based upon the contractual advance rates against the qualifying principal balance of the loans pledged to collateralize the facility; the pledged loans consist of the unguaranteed portion of loans guaranteed by the SBA);

- the increase from $65 million to $95 million of the availability of a second commercial paper conduit facility, pursuant to which the Company has the right to sell up to $95 million in commercial revolving lines of credit and other qualifying loans during the term of the facility;

- loan securitization and sales transactions pursuant to which the Company securitized and sold in the aggregate approximately $140 million of asset backed loans, including $49 million of the unguaranteed portions of loans originated by the Company that were guaranteed in part by the SBA (See "Securitization and Sale of Loans;") and

- establishment of agreements with five national brokers which provide a source for brokered certificates of deposits used for fundings of one year or less.

    The Company expects to continue to obtain funding for its operations from retail and brokered certificates of deposit, warehouse lines of credit, the sale of individual loans by private placement securitizations and from the sale of loans to commercial paper conduits and sale facilities. See "Quantitative and Qualitative Disclosures about Market Risk and Asset/Liability Management" for further discussion of certain risks associated with such funding sources.

ACCOUNTING FOR LOAN SALES

    Gains from loan sales, securitizations and servicing income represented approximately 60% of the total net interest income and non-interest income for the year ended December 31, 1999. Detailed below is a discussion of the relevant accounting principles governing loan sales and securitizations and the Company's servicing activities.

SBA AND USDA LOAN SALES

    The majority of the Company's SBA and USDA guaranteed loans are variable rate, indexed to the Prime Rate as quoted in The Wall Street Journal ("Prime"). The Company generally sells the guaranteed portions of these loans shortly after origination at a cash premium. For example, if the Company sells a 20-year SBA or USDA guaranteed mortgage loan with an interest rate of Prime plus 1.50%, the Company receives a premium because the market demands a yield of less than Prime plus 1.50% for a like tenor government instrument. Investors in the guaranteed portions demand yields between U.S. Treasury bills and commercial loans due to prepayment risks and other factors inherent in the guaranteed loans. After the loan sale, an investor will receive the pro rata principal and pro rata interest at the note rate less any ongoing guarantee and Company servicing fees. When the Company sells an SBA loan for a premium, it will generally retain the minimum required servicing fee of 1%. The Company does elect from time to time to retain a higher servicing fee and sell a loan for a lesser premium or at par.

    The Company may sell the unguaranteed portions of the SBA and USDA loans on a loan-by-loan basis at or above par. In accordance with SBA and USDA regulations, the Company is required to retain a 5% interest in the unguaranteed portion of the loan when some of the unguaranteed portion is sold on a loan-by-loan basis.

    When the Company sells part of a loan, the gain recognized is based on the relative fair values of the loan sold, the portion of the loan retained and any other assets created in the transaction. The Company creates a servicing asset when it sells loans on a servicing-retained basis with a servicing fee in excess of "adequate compensation." This servicing asset is equal to the net present value of the estimated cash flows in excess of such compensation. The original principal balance of a loan must be allocated between the guaranteed portion sold, the unguaranteed portion retained and the servicing asset, resulting in a discount being recognized on the unguaranteed retained portion of the loan.

    In connection with calculating gain on sale, the Company must make certain assumptions which include (i) the amount of adequate compensation used to determine the amount of the servicing asset that the Company will recognize at the date of the sale, (ii) the estimated life of the underlying loan used in projecting the time period over which the Company will receive the servicing fee (the "constant prepayment rate" or CPR), and (iii) the discount rate used in the present value calculation of the servicing asset.

    Prior to January 1, 1998, management defined adequate compensation as 40 basis points because there was no efficient market to determine market price. Effective January 1, 1998, based on estimates from potential sub-servicers, adequate compensation was defined as 20 basis points. Furthermore, the Company estimates its cost to service loans plus a normal profit to be less than 20 basis points. The constant prepayment rates utilized by the Company in estimating the lives of the loans depend on the original term of the loan, industry and Company historical data. Such constant prepayment rates have ranged from 6% to 12% per annum and are currently estimated at 8% for most asset classes. The discount rate utilized in the net present value calculation for 1999 ranged from approximately 9%-10.04% which is equal to 400 basis points above the then current two year U. S. treasury rate.

    Actual prepayment rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of these factors varies depending on the types of loans. Estimated prepayment rates are based on management's expectations of future prepayments, and, while management believes that the term of amortization and market interest rate on the variable rate loans somewhat reduce the prepayment risk, there can be no assurance that management's prepayment estimates are accurate. If the actual prepayment rate or actual losses for loans sold is higher than projected at the time such loans were sold, the carrying value of the servicing asset may be considered impaired and be reduced by a charge to earnings if an impairment is considered "other than temporary." Because the Company also recognizes a discount on any retained loan, an adjustment to the discount would be made which would partially offset the effect of the negative servicing adjustment. If the actual prepayment rate for loans sold is lower than estimated, the carrying value of the servicing asset is not increased, although the total future cash flow income would exceed previously estimated amounts.

    The servicing asset is amortized against the servicing fee income received monthly, on an effective interest method, and the discount on the retained loan is accreted to interest income on an effective interest method. The servicing asset is carried at the lower of amortized cost or net realizable value.

EX-IM BANK AND OTHER COMMERCIAL LOAN SALES

    Sales of 100% of Ex-Im Bank guaranteed medium term loans are generally made at the carrying value, although the Company receives a servicing fee above the 20 basis points defined as adequate compensation resulting in the recognition of a gain at the time of the sale equal to the calculated servicing asset and any net loan origination fees. The Company uses a discount factor on the estimated cash flows equal to 400 basis points above the then current two-year U. S. treasury rate. Since January 1, 1999, the Company has included an annual prepayment factor assumption of 6% on loans sold. For loans sold prior to January 1, 1999 the Company adjusts the servicing asset for prepayments on these 3-5 year term loans as they occur.

    The Company also sells 100% of certain other unguaranteed commercial loans on a loan-by-loan basis where no portion of the loan is retained on the Company's balance sheet.

SECURITIZATION AND SALE OF LOANS

    Since mid 1998, the Company has either securitized or sold certain whole loans and the unguaranteed portions of certain government guaranteed loans that it originated. In such transactions the Company sells a pool of loans to a trust, which in turn issues certificates representing beneficial ownership interests in the trust or which issues notes and sells such securities through private placement transactions. For all securitizations, the Company is the servicer of the underlying loans. The Company will generally retain one or more of the following "retained interests" in the securitized assets: interest-only strips, subordinated certificates and interests, servicing assets and cash reserve accounts. The Company has established special purpose subsidiaries to facilitate the individual securitizations and sale transactions. Generally, the Company retains risks in the form of default, prepayment and, in the case of revolving lines of credit and other loans sold into the commercial paper conduit, interest rate risk.

    The estimates of gain on loan sales and securitizations and the value of retained interests are based on assumed lives, loss rates and discount rates. Accordingly, the ultimate realization of such assets involves risks. Management analyzes each pool sold/securitized at the time of sale/securitization and as of each quarterly reporting period. Original assumptions are based on past performance of similar loan types originated by the Company and, to the extent available, data on performance of similar loans originated by others, as well as other market data as available. For each quarter subsequent to sale/securitization, management compares the original assumptions to actual pool performance.

    As contrasted to the secondary markets for residential mortgage loans and certain other consumer loans, the Company has observed that commercial loans have been securitized for a shorter time period and generally in strong economic cycles. Accordingly, market data on the performance of commercial loans sold is much less detailed and is more disaggregrated than that available for consumer loans. Management believes that certain market data available on SBA commercial loan performance reflects a lower quality borrower than the typical Company borrower since the Company generally lends to industrial companies which are required to be better capitalized than service companies or start-ups. Generally, the Company's securitized pools carry a lower average rate/coupon and are expected to have lower prepayment and loss ratios than SBA commercial pools sold by other issuers.

    The loss and prepayment assumptions used by the Company (as detailed below) indicate lower expected loss and prepayment rates than indicated by certain published data for SBA loan pools originated by others. Management believes that such assumptions are warranted given management's assessment of the Company's loan pool characteristics, the nature of the collateral supporting the loans, the quality of the individual borrowers and the Company's experience in lending to its customers, including actual historical performance.

    Given the relative immaturity of the broader commercial loan secondary market, it is possible that actual performance on the unguaranteed SBA loan or commercial loan-backed transactions could vary from that assumed due to unforeseen changes in customer behavior and economic conditions.

    The interest-only strips retained by the Company are recorded at estimated fair value and classified as investments available-for-sale. Since there is no active secondary market for these assets, the fair value of an interest-only strip is determined by computing the present value of the estimated cash flows to the Company as servicer, after providing for estimated losses and prepayments and, in certain transactions, estimated interest rate risk.

    The Company as servicer, by contract, generally receives annual servicing fees ranging from 40-100 basis points of the outstanding principal balance of the loans and the rights to any additional cash flows arising after the investors in the securitization trust have received the contracted return. The investors and the securitization trust have no recourse to the Company's other assets. The Company's retained interests are subordinate to the investor's interests. SBA regulations require that the Company hold a subordinated note in the unguaranteed portion of securitized loans equal to a minimum of 2% of the aggregate amount of the transaction.


    Key economic assumptions used in calculating a gain on the transaction and in calculating the interest-only strips resulting from the securitizations and sales to commercial paper conduit facilities completed in 1999 and 1998 are as follows:


--------------------------------------------------------------------------------------------------------------------------
1999                                                 Securitizations               Commercial Paper and Sale Facilities
--------------------------------------------------------------------------------------------------------------------------
                                            Unguaranteed                       Revolving and                  Unguaranteed
                                             Portions of          Term          Short Term         Term        Portions of
                                            of SBA Loans       Commercial       Commercial      Commercial      SBA Loans
                                            ------------       ----------       ----------      ----------      ---------
Prepayment speed                                 8.0%              8.0%             6-8%            8.0%            8.0%
Aggregate expected credit losses                6.82%             4.12%            1.44%           3.44%           5.14%
Discount rate for servicing cash flows          9.54%             9.74%            9.31%          10.04%          10.04%


--------------------------------------------------------------------------------------------------------------------------
1998                                                Securitizations              Commercial Paper and Sale Facilities
--------------------------------------------------------------------------------------------------------------------------
                                            Unguaranteed                                                      Unguaranteed
                                             Portions of          Term           Revolving         Term        Portions of
                                              SBA Loans        Commercial       Commercial      Commercial      SBA Loans
                                              ---------        ----------       ----------      ----------      --------
Prepayment speed                                 8.0%              8.0%            7.5%               --              --
Aggregate expected credit losses                7.08%             3.93%            1.25%              --              --
Discount rate for servicing cash flows          9.48%             8.43%            8.47%              --              --

    The following discussions make reference to average balances of certain assets and liabilities as well as volume and rate changes. For further information with respect to these matters see the tables set forth on pages 13 and 14.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED
DECEMBER 31, 1999, 1998 AND 1997

    Net Income. Net income totaled $6.0 million in 1999 a decrease of $1.0 million or 15% from 1998 net income of $7.0 million, which had increased $2.6 million or 59% from 1997 net income of $4.4 million.

    The 1999 net income reflects a $2.2 million or 13% increase in the gain on loan sales to $19.2 million for 1999 including gains of $6.3 million on the securitization of loans, an increase of 54%. Gain on the sale of guaranteed loans was level with the prior year at $12.3 million. Loan servicing income increased $1.9 million or 45% relating to the continued growth in loans sold and managed for investors. Included in income is a $8.9 million gain from the sale of the Company's last remaining branch and related checking, savings and money market deposit accounts. These increases were offset by a reduction in net interest income of $3.5 million or 34% due in part to higher funding costs after the sale of the branch. Operating expenses increased $10.6 million or 60% in 1999, reflecting marketing cost increases, additions to lending personnel, domestic and international expansion, as well as certain non-recurring expenses incurred in connection with the branch sale and conversion to a state charter, as well as other regulatory matters and the expense associated with the repair of a government guaranteed loan. The expenses include $1.7 million related to a bonus paid to the Chief Executive Officer in connection with the re-negotiation of his employment agreement. This bonus was used by the Chief Executive Officer to retire a $980,000 note receivable held by the Company and to pay income taxes associated with the bonus. Also included in expenses is $940,000 related to cash bonuses paid to seven members of senior management in conjunction with the completion of the sale of the Company's last retail branch. The Company's effective tax rate, excluding the effect of taxes on unconsolidated subsidiaries, increased to 43.9% for the year ended December 31, 1999 from 38.9% for the year ended December 31, 1998 due to the non-deductibility of the portion of the Chief Executive Officer's compensation over $1 million.

    The increase in 1998 net income reflects a $5.1 million or 43% increase in the gain on loan sales to $17.0 million for 1998. Included in the gains for 1998 are $4.1 million of gains recognized on the securitization of certain loans. Gains from the sale of guaranteed loans increased $2.7 million or 29%. Operating expenses increased $3.9 million in 1998 reflecting additions to lending and credit administration personnel and the related office expense associated with increased employees.

    Income from unconsolidated subsidiaries of $335,000 net of taxes, reflects the net earnings from these subsidiaries recorded on the equity method. No amounts were recorded in prior years as 1999 was the first year of activity for these entities.

    Net Interest Income. Net interest income decreased $3.5 million or 34% to $6.8 million in 1999 due to a $26.1 million or 12% increase in average interest-earning assets offset by an 84 basis point decrease in the yield on earning assets. The increase in investment securities income relates to yields on I/O and investment securities associated with Company sponsored securitizations. The average yield on loans decreased 63 basis points reflecting the Prime rate reductions in the last four months of 1998. Average interest-bearing liabilities increased $52.4 million or 33.7% while the cost of funds increased 48 basis points as greater reliance was placed on brokered certificates of deposits after the sale of the branch. The brokered certificates of deposits have a higher cost than the average cost of branch checking, savings and money-market deposits they replaced.

    Net interest income increased $2.0 million or 24% to $10.3 million in 1998 due to a $52 million or 32% increase in average interest-earning assets offset by a 52 basis point decrease in the yield on earning assets. The decrease in the earnings yield was a result of Prime rate decreases totaling 75 basis points over the last four months of the year and a reflection of the increase in assets held in liquid investment securities. The reduced yield on assets was somewhat mitigated by a relatively flat cost of funds. Average interest-bearing liabilities increased $30.8 million or 25% while the cost of funds decreased 2 basis points.

    Interest Income. Interest income of $18.4 million reported for 1999 was relatively unchanged from the $18.2 million for 1998, due to the increase in average investments of $32.1 million, less of a $6.1 million reduction in average loans on hand. The average yield on loans decreased 63 basis points, reflecting the 1998 Prime rate reductions which began to be reversed in the last quarter of 1999. The average yield on investments decreased by 11 basis points due to lower yields on federal funds sold.

    Interest income increased $3.6 million or 25% to $18.2 million in 1998 from $14.6 million in 1997 due to a $38.2 million or 29% increase in average loans outstanding and a $13.9 million or 43% increase in average investments. The yield on loans and investments decreased by 57 basis points and 22 basis points, respectively, reflecting the 75 basis point decrease in the Prime rate during 1998.

    Interest Expense. Interest expense increased $3.7 million or 47% to $11.6 million from $7.9 million in 1998 with the $49 million or 32% increase in interest bearing deposits including replacement of $21 million of non-interest bearing accounts that were transferred with the sale of the branch in March 1999. The overall 48 basis points higher cost of funds resulted primarily from the shift to the use of newer sources of funding including warehouse lines of credit and brokered certificates of deposit which accounted for 71 basis points increase in interest costs.

    Interest expense increased $1.5 million or 23% to $7.9 million from $6.4 million in 1998 due to a $31 million or 25% increase in interest bearing deposits. The increase in average balances was mitigated by a relatively flat cost of funds for interest bearing liabilities, which decreased by 2 basis points. The premier money market accounts average balance increased $20 million or 27% during 1998. Interest expense increased $1.0 million on these deposits to $4.9 million in 1998 from $3.9 million in 1997, although the cost of funds remained flat. A $5.1 million or 17% increase in non-interest bearing demand deposits contributed to keeping the overall cost of liabilities to 5.09% for 1998 or a total decrease of 2 basis points from 1997.

    Provision for Possible Loan Losses. The provision for possible loan losses totaled $3.0 million in 1999, $3.1 million in 1998 and $2.2 million in 1997. The provision is affected by net loan charge-offs, changes in the level and mix of loans, changes in asset quality and general economic conditions.

    Non-Interest Income. The components of non-interest income are detailed below:

---------------------------------------------------------------------
                                       YEARS ENDED DECEMBER 31,
                                      1999        1998         1997
---------------------------------------------------------------------
                                         (dollars in thousands)
NON-INTEREST INCOME:
Gain on loan sales:
   SBA sales .................      $ 5,813      $ 6,101      $ 5,056
   USDA sales ................        4,292        3,390        1,901
   Ex-Im working capital sales          531          474          251
   Ex-Im medium term sales ...        1,716        2,274        2,305
   Unguaranteed portions of
        SBA and USDA sales ...           --          436        1,522
   Other commercial sales ....          521          190          775
   Loan-backed securitizations        6,314        4,094           --
                                    -------      -------      -------

        Gain on loan sales ...       19,187       16,959       11,810

Loan servicing income and fees        6,161        4,249        2,618
Other non-interest income ....           75          703          438
Income on stockholder note
   receivable ................          123           64          244
Gain on securities sales .....          416           33           --
Income from unconsolidated
   subsidiaries ..............          335           --           --
Gain on branch sale ..........        8,915           --           --
                                    -------      -------      -------

   TOTAL NON-INTEREST INCOME..      $35,212      $22,008      $15,110
                                    =======      =======      =======

    Non-interest income increased $13.2 million or 60% to $35.2 million in 1999 from $22 million in 1998 due to a $2.2 million increase in gain on loan sales and securitizations, a $1.9 million increase in loan servicing income and the $8.9 million gain on the sale of the branch and related checking, savings and money market deposit accounts.

    Gains on the guaranteed portions of SBA and USDA loan sales increased $614,000 or 6% in 1999 on a 28% increase in the volume of SBA and USDA loans sold which totaled $149.4 million for the year ended December 31, 1999. This reflects the continuing contribution of the Company's representative offices opened for over one year, including offices opened in 1998. The Company opened representative offices in 1999 and 1998. The decline in the average rate of return on SBA and USDA loans sold or securitized to 6.8% in 1999 from 8.1% in 1998 reflects a softness in the secondary market (see discussion below) which the Company believes is attributable to general market concerns with increasing prepayment rates and Year 2000 liquidity planning. Gains on the sale of Ex-Im Bank medium term loans decreased 25% or $558,000 in 1999 as compared to 1998 as the Company's international lenders also originated loans under the privately-insured short and medium term loan program which provides an alternative to the Ex-Im Bank guaranteed loans to foreign buyers of U.S. made goods.
The volume of Ex-Im Bank term loans sold decreased 39% while the average rate of return increased to 4.7% from 3.8% in 1998 due to improved pricing on these loans. The private insurance, which covers up to 95% of the commercial risk, is provided by a major AAA rated private company. Certain of these loans were sold to the commercial paper conduit in 1999.

    During late 1998 and continuing into 1999, the capital markets experienced rapid and extreme changes evidenced by a decline of investor demand for certain asset-backed securities that carried a credit agency rating less than the highest ratings available and a widening of the spreads between the interest rates on treasury securities and interest rates on asset-backed securities. The uncertainties were exacerbated in late 1999 with concerns over Year 2000 market preparedness. The "flight to quality" by asset-backed investors requires issuers like the Company to provide a greater level of credit enhancement to attain higher credit ratings for a larger percentage of the securitization in order to make the transaction marketable. The widening of spreads in the asset-backed capital markets reduces the earnings on a securitization and, if such events were to occur in the future, could limit the amount of borrowings available to the Company under its warehouse lines of credit and may make future securitizations economically unfeasible.

    In 1999, the Company completed two securitizations and several sales to the commercial paper conduit and other facilities; gains on these transactions totaled $6.3 million on loans sold totaling $163.7 million. (See "Loan Securitizations")

    In March 1999, the Company also sold its last branch facility and related checking, savings and money market deposit accounts totaling $151 million for a net gain of $8.9 million. The Company sold the branch as part of its overall shift in focus to core commercial lending operations and the development of its strategic plan for further commercial lending growth nationally and internationally. The Company is cognizant that its funding costs are higher than without core deposits but believes that the costs can be off-set by utilizing more efficient funding sources without the associated cost of a branch operation.

    During 1999 the Company recognized an impairment equal to $265,000 in the carrying value of the servicing asset related to certain Ex-Im Bank medium term loans following payment defaults on the underlying loans. $239,000 relates to loans made to borrowers in Brazil, a country suffering from macroeconomic pressures. Ex-Im Bank has paid the claims in full to the investors under the Ex-Im Bank guarantee.

    In 1998 non-interest income increased $7.0 million or 46% to $22.1 million from $15.1 million in 1997 due to a $5.1 million increase in gain on loan sales and securitizations and a $1.6 million increase in loan servicing income.

    Gains on the guaranteed portions of SBA and USDA loan sales increased $2.5 million in 1998 or 36% above 1997 on a 22% volume increase which reflects a greater percentage of higher yielding USDA loans sold in 1998 and a 40 basis point improvement in the yield on SBA guaranteed loans sold in 1998 over the average 1997 return.

    In 1998, the majority of the unguaranteed portions of SBA loans were included in the June 1998 SBA Loan-backed securitization, however, the Company did complete sales of the unguaranteed portions of SBA and USDA loans on a non-recourse, servicing-retained loan-by-loan basis. Aggregate gains in 1998 on sales of $8.2 million of these loans were $436,000. In 1997, gains from the sale of $29.2 million of unguaranteed portions of SBA and USDA loans totaled $1.5 million.

    Loan servicing income comprises the servicing fees received on loans sold on a servicing retained basis, net of amortization of the servicing asset. Loan servicing income continues to grow as the loans under management continue to increase.

--------------------------------------------------------------------------------
                                                  Years Ended December 31,
                                            1999            1998          1997
--------------------------------------------------------------------------------
                                                  (dollars in thousands)
LOAN SERVICING INCOME AND FEES
Loan servicing income:
   SBA guaranteed loans ...........      $   2,801       $  1,612      $  1,203
   USDA guaranteed loans ..........          1,102            348           278
   Ex-Im working capital loans ....            218            225           186
   Ex-Im medium term loans ........            193            448           264
   Other commercial loans .........            359            176           123
   Securitized loans ..............            527             53            --
   Residential and consumer loans .              8             51            64
                                         ---------       --------      --------
     Loan servicing income ........          5,208          2,913         2,118
Serving asset reduction ...........           (265)            --            --
                                         ---------       --------      --------
     Net loan servicing income ....          4,943          2,913         2,118
Other loan fees ...................          1,218          1,336           500
                                         ---------       --------      --------
        Total loan servicing income
           and fees ...............      $   6,161       $  4,249      $  2,618
                                         =========       ========      ========

LOANS SERVICED FOR OTHERS
   (AT PERIOD END)
   Outstanding balance ............      $ 926,752       $656,532      $429,077
                                         =========       ========      ========


    The increases in total loan servicing income reflect the continuing growth of the servicing portfolios. The $2 million or 69% increase in loan servicing income to $5.2 million in 1999 reflects the $248.8 million or 62% increase in the average balance of commercial loans serviced for others to $791.6 million in 1999 from $542.8 million in 1998 and the fact that actual cash flows were greater than those assumed for certain of the loans serviced. The 38% increase in loan servicing income to $2.9 million in 1998 from $2.1 million in 1997 reflects the $185 million or 62% increase in the average balance of loans managed for others over the period and is partially offset by compressed spreads on certain loans serviced.

    Other loan fees are comprised of fees earned on letters of credit, fees forfeited by borrowers choosing not to complete a transaction and late fees collected on loans under management. Letters of credit fees increased $90,000 or 20% in 1999 to $552,000 from $461,000 in 1998. Such letter of credit fees in 1998 increased $116,000 or 34% from $345,000 in 1997. The continued increase in fees relates to greater demand from the Company's exporting borrowers who have the need for letters of credit to support their trade activities. Late fees on loans increased $125,000 or 54% to $359,000 in 1999 over 1998, reflecting growth in the loan portfolio managed, including loans securitized or sold to the sale facilities. Included in other loan fees in 1998 is a $97,000 gain on the sale of residential mortgage servicing rights to 168 residential mortgage loans as the Company divested operational functions not directly related to its primary commercial loan servicing business.

    Non-Interest Expense. Increases in non-interest expense reflect the Company's growth over the periods as indicated below:


--------------------------------------------------------------------------------
                                         Years Ended December 31,
                                   1999           1998           1997
--------------------------------------------------------------------------------
                                         (dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and benefits ....      $   18,124      $ 11,235      $  9,537
Occupancy ................           1,787         1,523           985
Furniture and equipment ..           1,252         1,007           692
Outside services .........           2,598           773           556
Office expenses ..........             989           834           556
Marketing ................           1,991         1,453           847
Other ....................           1,542           875           628
                                ----------      --------      --------
Total non-interest expense      $   28,283      $ 17,700      $ 13,801
                                ==========      ========      ========

SELECTED DATA
Total servicing portfolio       $1,076,092      $779,055      $573,545
                                ==========      ========      ========
Number of loans serviced .           2,859         2,050         1,938
                                ==========      ========      ========
Number of total personnel              190           182           131
                                ==========      ========      ========
Number of loan officers ..              79            69            46
                                ==========      ========      ========

    Non-interest expenses increased $10.5 million or 59% in 1999 from 1998 primarily attributable to a $6.9 million or 61% increase in salaries and benefits. In connection with the re-negotiation of the employment agreement between the Company and its Chief Executive Officer and in consideration of his overall contributions to the Company, a $1.7 million bonus was paid in March 1999. This bonus was used by the Chief Executive Officer to retire the $980,000 note receivable held by the Company and to pay the income taxes associated with the bonus. In conjunction with the completion of the sale of the Company's last retail branch and deposits, seven members of senior management received cash bonuses totaling $940,000 in the aggregate. The remainder of the increase in expenses is due to an average 6-7% increase in salaries effective January 1999 and headcount increases of 13 people bringing the 1999 year-end total to 190 from 182 as of the end of the previous year, net of five branch personnel who were hired by the bank which purchased the branch. The staffing increases were primari-ly in the international lending areas, but also in the support areas of loan servicing, credit, capital markets, and finance due to the added complexity associated with the Company's business model.

    Marketing expense increased $538,000 or 37% in 1999 primarily reflecting increased expenses associated with the marketing and referral activities of the Company's International Master Agents, as well as $183,000 associated with advertising related to a retail certificate of deposit solicitation in early 1999 and a loan origination campaign in September of 1999. Domestic and international travel expenses also increased $133,000, reflecting the Company's continued geographic expansion. The $1.8 million increase in outside services in 1999 reflects the increase in legal fees associated with various regulatory matters, establishment of agent relationships and/or representative office status in several of the Company's international markets, the Company's name change and conversion from a national bank to a Connecticut bank, required legal diligence in conjunction with this conversion and the establishment of strategic alliance agreements for barter financing, energy financing and investments.

    Other expenses increased $667,000 in 1999, primarily made up of a $340,000 expense incurred in March 1999 for the loss of a government guarantee on a single SBA loan managed for investors. Excluding this claim, historically the Company has made repairs on government guaranteed loans totaling less than $100,000 since 1991. At December 31, 1999 the Company services guaranteed loans totaling $641 million.

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

    Marketing expense increased $606,000 or 72% in 1998 reflecting increased expenses associated with the marketing and referral activities of the Company's International Master Agents. These expenses increased $281,000 to $412,000 in 1998. Domestic and international travel expenses also increased reflecting the Company's continued geographic expansion. The $217,000 or 39% increase in outside services reflects the increase in accounting and legal fees associated with the increased reporting requirements of an SEC registrant and compliance with banking laws in each of the new states and countries where domestic and international representative offices were opened in 1998.

    The Company's efficiency ratios, calculated as the ratio of non-interest expenses to the sum of net interest income and non-interest income, were 67%, 55% and 59% for the years ended December 31, 1999, 1998, and 1997, respectively.

    Income Taxes. The effective income tax rates, excluding the impact of unconsolidated subsidiaries, for the years ended December 31, 1999, 1998, and 1997 were 43.9%, 38.9%, and 39.5%, respectively. The increase in 1999 reflects the non-deductibility of the portion of the Chief Executive Officer's compensation over $1 million. The reduction from 1997 to 1998 reflects a 1% decrease in the State of Connecticut statutory tax rate in 1998 and a $34,000 State of Connecticut tax refund received in September 1998 that resulted from a statutory change relating to the 1991 through 1995 tax years.

    The following table sets forth the components of the Company's net interest income and yield on average interest earning assets and rate on interest bearing liabilities.



---------------------------------------------------------------------------------------------------------------------------------
                                                                           FOR THE YEARS ENDED

                                                         DECEMBER 31, 1999                      DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------------------------------

                                                             Interest        Average                 Interest       Average
                                                Average       Earned/         Yield/     Average      Earned/        Yield/
                                                Balance        Paid            Rate      Balance       Paid           Rate
                                                ------------------------------------    -----------------------------------
                                                                           dollars in thousands)
ASSETS:
   Loans (1)
     Commercial ..........................      $159,911      $13,704           8.57%   $162,776      $15,016          9.22%
     Residential .........................         2,257          171           7.58%      4,847          392          8.09%
     Other consumer ......................           652           58           8.90%      1,247          114          9.15%
                                                --------      -------         ------    --------      -------        ------

   Total loans ...........................       162,820       13,933           8.56%    168,870       15,522          9.19%

   Investment securities (2) .............        42,127        2,398           5.69%     18,609        1,154          6.20%
   Interest-only strips (2) ..............         5,699          555           9.74%      1,183          104          8.78%
   Federal funds sold ....................        30,388        1,486           4.89%     26,310        1,412          5.37%
                                                --------      -------         ------    --------      -------        ------

   Total investment securities and
       federal funds sold ................        78,214        4,439           5.68%     46,102        2,670          5.79%
                                                --------      -------         ------    --------      -------        ------

Total earning assets .....................       241,034       18,372           7.62%    214,972       18,192          8.46%
                                                              -------         ------                  -------        ------
Total non-earning assets .................        35,521                                  25,019
                                                --------                                --------

Total assets .............................      $276,555                                $235,991
                                                ========                                ========


LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits
     Interest bearing demand deposits ....      $  3,807           86           2.26%   $  8,964          212          2.37%
     Premier money market ................        24,989        1,203           4.81%     92,591        4,928          5.32%
     Other savings .......................         2,565           98           3.82%      9,889          295          2.98%
     Retail certificates of deposit ......        32,762        1,624           4.96%     19,728        1,141          5.78%
     Brokered certificates of deposit ....       133,552        7,325           5.48%     14,456          793          5.49%
     IRA certificates of deposit .........         6,623          403           6.08%      9,310          527          5.66%
                                                --------      -------         ------    --------      -------        ------

   Total deposits ........................       204,298       10,739           5.26%    154,938        7,896          5.10%
   Other borrowings ......................         3,602          842          23.38%        605           28          4.63%
                                                --------      -------         ------    --------      -------        ------

   Total interest bearing liabilities ....       207,900       11,581           5.57%    155,543        7,924          5.09%
                                                --------      -------         ------    --------      -------        ------

   Non-interest bearing liabilities
     Demand deposits .....................        13,069                                  34,136
Other liabilities ........................         3,836                                   2,042
                                                --------                                --------

Total non-interest bearing liabilities ...        16,905                                  36,178

Stockholders' equity .....................        51,750                                  44,270
                                                --------                                --------


Total liabilities and stockholders' equity      $276,555                                $235,991
                                                ========                                ========




Net interest income/net interest spread ..                    $ 6,791           2.05%                 $10,268          3.37%
                                                              =======          =====                  =======        ======

Net interest margin ......................                                      2.82%                                  4.78%
                                                                              ======                                 ======

Average interest earning assets/average
   interest bearing liabilities ..........                                    115.94%                                138.21%
                                                                              ======                                 ======


-------------------------------------------------------------------------------------
                                                           FOR THE YEARS ENDED

                                                          DECEMBER 31, 1997
-------------------------------------------------------------------------------------
                                                        dollars in thousands)
                                                               Interest       Average
                                                 Average        Earned/       Yield/
                                                 Balance         Paid          Rate
                                                 -----------------------------------

ASSETS:
   Loans (1)
     Commercial ..........................       $120,913       $12,002         9.93%
     Residential .........................          8,129           595         7.32%
     Other consumer ......................          1,668           156         9.35%
                                                 --------       -------       ------

   Total loans ...........................        130,710        12,753         9.76%

   Investment securities (2) .............         19,085         1,156         6.06%
   Interest-only strips (2) ..............             --            --           --%
   Federal funds sold ....................         13,139           716         5.45%
                                                 --------       -------       ------

   Total investment securities and
       federal funds sold ................         32,224         1,872         5.81%
                                                 --------       -------       ------

Total earning assets .....................        162,934        14,625         8.98%
                                                                -------       ------
Total non-earning assets .................         14,957
                                                 --------

Total assets .............................       $177,891
                                                 ========


LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits
     Interest bearing demand deposits ....       $  7,406           183         2.47%
     Premier money market ................         72,965         3,869         5.30%
     Other savings .......................          6,268           135         2.15%
     Retail certificates of deposit ......         30,825         1,786         5.79%
     Brokered certificates of deposit ....             --            --           --%
     IRA certificates of deposit .........          6,552           364         5.56%
                                                 --------       -------       ------

   Total deposits ........................        124,016         6,337         5.11%
   Other borrowings ......................            702            34         4.84%
                                                 --------       -------       ------

   Total interest bearing liabilities ....        124,718         6,371         5.11%
                                                 --------       -------       ------

   Non-interest bearing liabilities
     Demand deposits .....................         29,066
Other liabilities ........................          2,458
                                                 --------

Total non-interest bearing liabilities ...         31,524

Stockholders' equity .....................         21,649
                                                 --------


Total liabilities and stockholders' equity       $177,891
                                                 ========




Net interest income/net interest spread ..                      $ 8,254         3.87%
                                                                =======       ======

Net interest margin ......................                                      5.07%
                                                                              ======

Average interest earning assets/average
   interest bearing liabilities ..........                                    130.64%
                                                                              ======


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



--------------------------------------------------------------------------------------------------------------------------------
                                                            Year Ended December 31,                Year Ended December 31,
                                                            1999 Compared to 1998                   1998 Compared to 1997
                                                                Changes due to:                          Changes due to:
                                                     -----------------------------------       ---------------------------------
                                                      Volume          Rate        Total        Volume        Rate         Total
                                                     -----------------------------------       ---------------------------------
                                                                                (dollars in thousands)
ASSETS:
Loans
  Commercial ..................................      $  (246)      $(1,066)      $(1,312)      $ 3,862       $(848)      $ 3,014
     Residential ..............................         (196)          (25)         (221)         (265)         62          (203)
  Other consumer ..............................          (53)           (3)          (56)          (39)         (3)          (42)
                                                     -------       -------       -------       -------       -----       -------

       Total loans ............................         (495)       (1,094)       (1,589)        3,558        (789)        2,769

Investment securities .........................        1,339           (95)        1,244           (29)         27            (2)
Interest-only strips ..........................          440            11           451           105          --           105
Federal funds sold ............................          199          (125)           74           707         (11)          696
                                                     -------       -------       -------       -------       -----       -------
       Total investments and federal funds sold        1,978          (209)        1,769           783          16           799
                                                     -------       -------       -------       -------       -----       -------
       Total interest earning assets ..........        1,483        (1,303)          180         4,341        (773)        3,568
                                                     -------       -------       -------       -------       -----       -------

LIABILITIES:
Deposits
  Interest-bearing demand deposits ............      $  (116)      $   (10)      $  (126)      $    37       $  (8)      $    29
  Premier money market savings ................       (3,254)         (471)       (3,725)        1,043          16         1,059
  Other savings ...............................         (280)           83          (197)          108          52           160
  Retail certificates of deposits .............          646          (163)          483          (643)         (2)         (645)
  Brokered certificates of deposit ............        6,532            --         6,532           792          --           792
  IRA certificates of deposit .................         (164)           40          (124)          156           7           163
                                                     -------       -------       -------       -------       -----       -------

       Total deposits .........................        3,364          (521)        2,843         1,493          65         1,558
Other borrowings ..............................          701           113           814            (5)         (1)           (6)
                                                     -------       -------       -------       -------       -----       -------

       Total interest-bearing liabilities .....        4,065          (408)        3,657         1,488          64         1,552
                                                     -------       -------       -------       -------       -----       -------

       Change in net interest income ..........      $(2,582)      $  (895)      $(3,477)      $ 2,853       $(837)      $ 2,016
                                                     =======       =======       =======       =======       =====       =======

FINANCIAL CONDITION

    General. Total assets increased $54.3 million or 20% to $328 million at December 31, 1999 from $273.7 million at December 31, 1998 and $54.8 million or 26% from the December 31, 1997 balance of $218.9 million. These increases reflect increases in the receivables from loans sold and retained interests following the securitization or sale of loans originated. In 1999 the Company originated loans totaling $550.9 million and completed sales and securitizations of loans totaling $426.0 million. In 1998 loans originated and loans sold or securitized totaled $391.7 million and $351.2 million, respectively. The growth in the balance sheet has generally been funded by increases in deposits and retained earnings.

    Cash and Cash Equivalents. Cash and cash equivalents decreased by $9.6 million or 16% to $48.8 million at December 31, 1999, reflecting the use of cash to fund loan originations. The balance also includes an increase to $11.6 million in the balance of cash reserve ("spread") accounts required by the terms of respective securitizations.

    The cash balances increased to $58.3 million at December 31, 1998 from $17.4 million at December 31, 1997 following the receipt of proceeds from a commercial loan securitization completed in December 1998.

    Investment Securities. The investment securities portfolio was stable at $32.8 million at December 1999 compared to $32.3 million at December 31, 1998 which was an increase of $10 million or 45% from $22.3 million as of December 31, 1997. The portfolios had historically been comprised of U.S. Treasury and other U.S. government mortgage-backed securities and collateralized mortgage obligations with average lives of less than five years. As a result of the Company's securitizations, the portfolio in 1999 includes $9.3 million at face value of rated and unrated subordinate interests in securities and $10.3 million of interest-only strips, with comparable amounts for 1998 of $11.5 million and $4.1 million. Refer to Note 2 of the Company's consolidated financial statements for additional information.

    Investment in Unconsolidated Subsidiaries. The investment in unconsolidated subsidiaries has increased $12 million over the 1998 balance due to increased levels of sales activity to these entities. See Note 3 of the Company's consolidated financial statements for additional information.

    Loans. Loans increased by $23.9 million or 20% to $141.4 million at December 31, 1999 from $117.5 million at December 31, 1998 due to the timing of loan closings in the last quarter of 1999. The balance as of December 31, 1998 reflected a decrease of $22.1 million or 16% from $139.7 million at December 31, 1997. The increase in the loan portfolios is due to the continued growth of loan originations and is also affected by the timing of loan sales and securitizations.

    Loan Securitizations. During 1999 the Company completed two commercial loan securitization transactions and several sales to commercial paper conduits involving the issuance of $201 million of senior and subordinated securities.

    In connection with the "SBA Loan Backed Series 1999-1", completed in June 1999, a $33.7 million Class A certificate rated Aaa by Moody's Investor Services, Inc. was sold in a private placement. A $3.0 million Class B certificate rated A2 by Moody's Investor Services, Inc. initially held by the Company, was sold during the year and a gain was recorded on the sale of $265,000. A $750,000 Class B unrated security was held by the Company at the end of the year. Related to "Business Loan Trust 1999-A" backed by commercial term loans and completed in September 1999, a $56.6 million senior note rated AAA by Duff and Phelps Credit Rating Co. and Aaa by Moody's Investor Services, Inc. as well as a $2.6 million A2 rated note and a $2.6 million BBB rated note were sold in a private placement. A $3.2 million unrated note is held by the Company from this securitization as of December 31, 1999.

    In 1999, the Company sold loans to its commercial paper facility and sales conduits totaling $98.4 million for which $11.4 million are retained interests recorded on the books of the unconsolidated subsidiaries.

    During 1998 the Company completed two commercial loan securitization transactions and a sale to a commercial paper conduit involving the issuance of $113.3 million of senior and subordinated securities. In connection with the "SBA Loan Backed Series 1998-1", completed in June 1998, a $24.2 million Class A certificate rated Aa3 by Moody's Investor Services, Inc. was sold in a private placement. A $2.7 million Class B certificate rated Baa3 by Moody's Investor Services, Inc. is held by the Company as of December 31, 1999. Related to "Business Loan Trust 1998-A" backed by commercial term loans and completed in December 1998, a $55 million senior note rated AAA by Duff and Phelps Credit Rating Co. and Aaa by Moody's Investor Services, Inc. was sold in a private placement. A $3.2 million A2 rated note and a $3.2 million Baa3 rated note held by the Company as of December 31, 1998 were sold during 1999 for a combined gain on the sale of $151,000. A $3.1 million unrated note from this securitization is held by the Company as of December 31, 1999. A $21.4 million sale to an asset-backed commercial paper conduit facility also occurred in December 1998.

         In 1999 and 1998, cash proceeds from the securitization of commercial loans totaled $181 million and $85.3 million, respectively, net of subordinated certificates and notes and the required initial deposits to the cash reserves held by the Company.

         Certain data for 1999 and 1998 or as of December 31, 1999 presents data on sales assumptions, retained interests and credit enhancements as follows:

-----------------------------------------------------------------------------------------------------
                                                            Securitization Transactions
                                                       Unguaranteed
                                                        Portions of                   Term
                                                         SBA Loans                    Loans
                                                    ------------------         ----------------------
(dollars in thousands)                              1999          1998         1999          1998
-----------------------------------------------------------------------------------------------------
Total loans securitized or sold ............      $26,902       $37,420       $65,000       $65,000
Gain recognized ............................      $ 2,794       $ 3,155       $   906       $ 1,310
Gain as a percentage of loans securitized ..         10.4%          8.4%          1.4%          2.0%
Average coupon (spread over prime) .........         1.59%         1.40%         0.73%         1.00%
Assumed prepayment speed ...................            8%            8%            8%            8%
Weighted average contractual lives (years) .        13.75         13.21         10.65         11.73
Aggregate expected credit losses ...........         7.08%         6.82%         3.93%         4.12%
Investment in subordinated notes and
   certificates at December 31, 1999 .......      $ 2,138       $   725       $ 3,139       $ 3,250
Subordinated interest retained held by
  unconsolidated subsidiaries at
    December 31, 1999 ......................           --            --            --            --
Balance of I/O Strip at December 31, 1999 ..      $ 1,353       $ 1,696       $ 1,245       $ 1,946
Maximum cash reserve/collateral requirements      $ 2,156       $ 1,085       $ 6,112       $ 5,730
Cash reserve/collateral balance at
  December 31, 1999 ........................      $ 1,828       $ 1,085       $ 5,941       $ 3,933

----------------------------------------------------------------------------------------------
                                                              Sales to Facilities
                                                                               Unguaranteed
                                             Commercial              Term     Portions of SBA
(dollars in thousands)                          Paper                Loans         Loans
----------------------------------------------------------------------------------------------
Total loans securitized or sold ............     $84,560            $27,122       $11,908
Gain recognized ............................     $    16            $   721       $ 1,113
Gain as a percentage of loans securitized ..         --%                2.7%          9.3%
Average coupon (spread over prime) .........  0.19%-1.0%               1.08%         1.34%
Assumed prepayment speed ...................        6-8%                  8%            8%
Weighted average contractual lives (years) .         1-3                 11         15.44
Aggregate expected credit losses ...........        1.44%              3.44%         5.14%
Investment in subordinated notes and
   certificates at December 31, 1999 .......          --                 --            --
Subordinated interest retained held by
  unconsolidated subsidiaries at
    December 31, 1999 ......................     $ 9,724            $ 4,710       $   791
Balance of I/O Strip at December 31, 1999 ..     $ 1,121            $ 1,578       $   845
Maximum cash reserve/collateral requirements     $ 2,000                 --            --
Cash reserve/collateral balance at
  December 31, 1999 ........................     $ 2,000                 --            --

    The significantly higher gain, stated as a percentage of loans securitized, for the unguaranteed portions of SBA loans reflects the fact that such loans are carried at a discount following the sale of the guaranteed portions. The discount is included in the calculation of the gain on the securitization.

    Allowance for Loan Losses. The Company reviews the adequacy of the allowance for loan losses quarterly. The allowance totaled $4.55 million at December 31, 1999, an increase of $550,000 or 13.8% from the $4.0 million balance at December 31, 1998, which was increased $900,000 from the $3.1 million balance at December 31, 1997.

ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES

----------------------------------------------------------------------------------------------------------------
                                                                               For the Year Ended December 31,
                                                                            1999           1998           1997
----------------------------------------------------------------------------------------------------------------
                                                                                 (dollars in thousands)
Balance of allowance for loan losses at the beginning of the period      $  4,000       $  3,100       $  3,000
Charge-offs:
  Commercial ......................................................         1,199            876            279
  SBA .............................................................           166            775            262
  Privately insured inventory buyer ...............................           529             --             --
  Import loans ....................................................           264             --             --
  Ex-Im working capital ...........................................           260             --             --
  USDA ............................................................           126             --             68
  Investor mortgage ...............................................             3            582          1,395
  Private .........................................................            --             83             46
  Residential and other consumer ..................................             2              8            195
                                                                         --------       --------       --------
  Total charge-offs ...............................................         2,549          2,324          2,245
Recoveries:
  Commercial ......................................................            75             30             77
  SBA .............................................................             3             --             13
  Investor mortgage ...............................................             2            123              6
  Private .........................................................            --             --             10
                                                                         --------       --------       --------
  Total recoveries ................................................            80            153            106
                                                                         --------       --------       --------
Net charge-offs ...................................................         2,469          2,171          2,139
Provision for loan losses .........................................         3,019          3,071          2,239
                                                                         --------       --------       --------
Balance of allowance for loan losses at end of period .............      $  4,550       $  4,000       $  3,100
                                                                         ========       ========       ========
Total loans .......................................................      $149,340       $122,523       $135,398
                                                                         ========       ========       ========
Allowance to total loans ..........................................           3.0%           3.3%          2.3%
                                                                         ========       ========       ========

    Included in charge-offs are charge-offs on the unguaranteed portions of SBA, USDA and Ex-Im Bank loans which represent losses realized on the retained loans after deduction of the Company's share of proceeds from collection and liquidation of collateral. The charge-offs incurred on the privately-insured inventory buyer loans represent the deductible and co-payment expense under the insurance policy. See Note 4 to the Company's consolidated financial statements.

    The import loans charged-off did not carry private insurance. Shortly after introducing the import loan product, which are loans to U. S. importers, the Company did obtain a separate credit insurance policy for this line of business and has only $43,000 in uninsured loans outstanding at December 31, 1999.

    The Company believes that the increase in charge-offs emanating from the SBA and commercial portfolios reflects the normal seasoning of these portfolios. As the Company generally extends both SBA and commercial loans to the same borrowers, it is expected that there will be a high degree of correlation as to the changes in credit losses from these two portfolios.

       The Company monitors the performance of the portfolios by use of Static Loss Pool Analysis. For purposes of this analysis, seasoned portfolios are defined as having been originated at least 8 quarters prior to the analysis. Using a 26-quarter time period, the SBA portfolio has generated an average annual loss of 57 basis points. During the same time period, the commercial loan portfolio has generated an average annual loss of 67 basis points.

     Investor mortgage lending, which was comprised of multi-family urban residential loans on properties located in various Connecticut inner cities, is no longer conducted.

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

-------------------------------------------------------------------------------------------------------------------------
                                                                                  December 31,
                                                        1999          1998          1997           1996          1995
-------------------------------------------------------------------------------------------------------------------------
                                                                             (dollars in thousands)
ALLOCATION OF THE ALLOWANCE BY CATEGORY OF LOANS
Unguaranteed portions of:
   SBA and USDA loans ..........................      $    820       $1,050       $    853       $    491       $    563
   Ex-Im Bank working capital loans ............           202          245            145             44              2
Other international loans ......................           763          483             --             --             --
Commercial mortgage loans ......................           139          128            250            271            483
Other commercial loans .........................         1,759        1,367          1,052            475            316
Investor mortgage loans ........................            26           63            269          1,061            399
Residential and other consumer loans ...........            35           43             67            113             72
Loans held for sale ............................           223           43             --             --             --
Unallocated ....................................           583          578            464            545            165
                                                      --------       ------       --------       --------       --------
Total allowance for loan losses ................      $  4,550       $4,000       $  3,100       $  3,000       $  2,000
                                                      ========       ======       ========       ========       ========

PERCENT OF LOANS IN EACH CATEGORY TO TOTAL LOANS
Unguaranteed portions of:
   SBA and USDA loans ..........................          11.0%        30.0%          26.9%          30.5%          38.5%
   Ex-Im Bank working capital loans ............           5.9          3.9            2.8            3.0            0.2
Other international loans ......................          20.1         15.4             --             --             --
Ex-Im Bank medium term loans ...................           0.1           --            0.5            1.8            0.1
Commercial mortgage loans ......................           5.4          8.5           14.7           16.4           14.5
Other commercial loans .........................          25.1         29.7           44.8           29.4           26.9
Investor mortgage loans ........................           0.9          2.6            4.1            6.6            7.2
Residential and other consumer loans ...........          29.9          2.9            6.2           12.3           12.6
Loans held for sale ............................           1.6          7.0             --             --             --
                                                      --------       ------       --------       --------       --------
   Total .......................................         100.0%       100.0%         100.0%         100.0%         100.0%
                                                      ========       ======       ========       ========       ========

The following table sets forth information regarding the Company's non-performing loans at the dates indicated:

-------------------------------------------------------------------------------------------------------------
                                                                        December 31,
                                                 1999         1998          1997          1996         1995
-------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
NON-PERFORMING LOANS
Commercial:
 Unguaranteed portions:
   SBA and USDA loans ....................      $1,264       $1,533       $1,226         $  188       $  419
   Ex-Im Bank working capital loans ......         397          418           --             --           --
Other international loans ................       1,759(1)       112           --             --           --
Commercial mortgage loans ................          49            6           39             --           --
Other commercial loans ...................       1,358          890          535            132           --
Investor mortgage loans ..................          --           --          415          1,853          839
Consumer .................................         131          145          149             79           --
                                                ------       ------       ------         ------       ------
Total non-performing loans ...............      $4,958       $3,104       $2,364         $2,252       $1,258
                                                ======       ======       ======         ======       ======
 Total non-performing loans to total loans        3.32%        2.53%        1.75%          1.96%        1.18%
                                                ======       ======       ======         ======       ======
Total non-performing loans to total assets        1.51%        1.13%        1.08%          1.39%        0.89%
                                                ======       ======       ======         ======       ======
Allowance to total non-performing loans ..          92%         129%         131%           133%         159%
                                                ======       ======       ======         ======       ======

(1) Includes an international loan for which the insured amount is $1,576,000.

    The combined balance of non-performing SBA/USDA and commercial loans increased in 1999 which reflects the seasoning of the portfolio. The Company manages the non-performing assets actively, including a quarterly review of the net realizable value of collateral securing these loans. Any deterioration in the relationship between the loan amount and the net realizable value of the collateral will be considered in the evaluation of the allocation of the allowance attributed to the subject loan and/or a partial charge-off.

The Company had one loan past due 90 days and accruing interest at the end of 1999 but not for any other period end presented in the above table. The past due loan is collateralized by a first mortgage on commercial real estate and it is expected that the Bank will realize in full its carrying value and accrued interest.


Other Real Estate Owned. It is the Company's policy, whenever possible, not to take title to real property collateralizing loans, thereby avoiding management time and any environmental liabilities associated with holding such properties. From the year end 1997 to 1999 reporting periods discussed herein, the highest balance of other real estate owned totaled $265,000.

    Receivable From Loans Sold. Receivable from loans sold represents the balance of loans sold for which funding has not yet been received. Government guaranteed loans are generally sold within 30 days of origination, usually at a time when a group of loans are aggregated to attract interested bidders. The sales are generally settled within 30 days of the trade date. During this thirty day period, the Company reviews and delivers closing documents to the investor. The receivable balance fluctuates with the month's loan sale activity and tends to be higher at any quarter end due to increased loan closing activity. The annual average balance of this receivable has ranged from $8-10 million. The Company actively monitors the settlement of loans to ensure that this source of liquidity is effectively managed.

    Servicing Assets. (See "Accounting for Loan Sales and Non Interest Income"). The servicing asset for loans sold is as follows:

----------------------------------------------------------------
                                       At December 31,
                                1999        1998         1997
----------------------------------------------------------------
                                   (dollars in thousands)
SERVICING ASSET
SBA ....................      $13,630      $ 7,836      $3,155
USDA ...................        6,835        2,271         375
Ex-Im medium term ......        2,955        2,749       2,025
Other commercial .......          984          867         124
                              -------      -------      ------
   Total servicing asset      $24,404      $13,723      $5,679
                              =======      =======      ======

    Prepaid Expenses and Other Assets. At December 31, 1999 prepaid expenses and other assets includes $1.2 million of accrued servicing fees and $3.2 million from other loan-related items, including interest and costs advanced on behalf of investors.

    Deposits. Deposits have historically been the Company's primary funding source and have increased to sustain the Company's balance sheet growth. See "Liquidity and Capital Resources."

    Federal Home Loan Bank of Boston Advances. Periodically, the Company utilizes Federal Home Loan Bank ("FHLB") advances to provide short term liquidity. As of December 31, 1999, the Bank had a $7.7 million unused line of credit from the FHLB.

    Funding and Warehouse Lines Available. As detailed in Note 7 to the Company's consolidated financial statements, the Company has available warehouse and sales facilities totaling $230 million of which $95.7 million was utilized as of December 31, 1999 by the unconsolidated subsidiaries.

    Stockholders' Equity. Stockholders' equity increased $5.9 million to $55.0 million at December 31, 1999 from $49.1 million at December 31, 1998 and increased $6.9 million in 1998 from $42.1 million at December 31, 1997 primarily due to the retention of earnings. The Company has paid quarterly dividends of $.03 per share since the fourth quarter of 1995. As explained in Note 8 to the Company's consolidated financial statements, a note receivable from the Company's Chief Executive Officer was repaid with proceeds from a bonus award by the Company, as part of an amended employment contract. Additionally, the Company holds a note receivable from the Company's Chief Executive Officer related to the sale of 200,000 shares of common stock in March 1999, which is reflected as a separate component of stockholders' equity.


LIQUIDITY AND CAPITAL RESOURCES

    Management considers scheduled cash flows from existing borrowers, projected deposit levels, estimated liquidity needs from maturing and disintermediating deposits, approved extensions of credit, and unadvanced commitments to existing borrowers in determining the level and maturity of funding necessary to support operations. Historically, the Company has increased the level of deposits to support its planned loan growth. The Company also has supported its growth by regularly selling loans on a servicing retained basis. During 1999 the Company entered into the following transactions which have significantly changed the manner in which the Company funds its operations and plans to support its future growth:

- the sale of the Company's last branch in March 1999, including checking, savings and money market accounts which requires the Company to provide funding by alternative sources;

- establishment of two warehouse loan and sale facilities, pursuant to which up to an aggregate of $75 million is available to the Company (based upon the contractual advance rates against the qualifying principal balance of the loans pledged to collateralize the facility). The Company sold loans totaling approximately $27.1 million during 1999 under this facility;

- establishment of a commercial paper conduit facility pursuant to which up to $60 million is available to the Company (based upon the contractual advance rates against the qualifying principal balance of the loans pledged to collateralize the facility; the pledged loans consist of the unguaranteed portion of loans guaranteed by the SBA). The Company sold loans totaling approximately $11.9 million during 1999 under this facility;

- increasing from $65 million to $95 million the availability of a second commercial paper conduit facility, pursuant to which the Company has the right to sell up to $95 million in commercial revolving lines of credit and other qualifying loans during the term of the facility. The Company sold loans totaling approximately $59.4 million during 1999 under this facility;

- loan securitization and sales transactions pursuant to which the Company securitized and sold in aggregate approximately $140 million of asset backed loans, including $49 million of the unguaranteed portions of loans originated by the Company that were guaranteed in part by the SBA; (See "Securitization and Sale of Loans.")

- establishment of agreements with five national brokers which provide a source for brokered certificates of deposits used for fundings of one year or less.

    The funding provided and made available by the foregoing transactions has been sufficient to fund the sale by the Company of its retail branch and to fund loan originations through December 31, 1999. Management of the Company believes that the funding provided by the access to the capital markets, including availability under the warehouse borrowing and sale facility and commercial paper conduits, will also be sufficient when combined with the amounts available to the Company from issuance of brokered and retail certificates of deposit and other sources of revenues, for the Company's on-going liquidity requirements.

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

    Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier I capital to total average assets (as defined), and minimum ratios of Tier I and total capital to risk weighted assets. As of December 31, 1999 the Bank's capital ratios are in excess of regulatory minimum requirements. See Note 8 to the consolidated financial statements for a table of minimum required and actual capital ratios. There are currently proposed regulatory amendments which may require banks to set aside additional risk based capital for retained interests associated with loans sold or securitized. These proposed regulations may require the Company to structure certain loan sales or securitization transactions in a manner which may be less favorable to the Company and may reduce future reported earnings. These regulations are currently open for comment and management will monitor the impact on the Company as the regulations become more definitive.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK AND ASSET/LIABILITY MANAGEMENT

    The Company, in 1999, securitized and sold to sale facilities $201 million of loans which is 36% of the dollar volume of loans originated in 1999. Approximately 33% of the Company's $19.2 million gain on loan sales in 1999 were attributable to securitizations and sales to facilities. The above noted volume reflects the Company's increasing reliance on securitizations, as it was an increase over the 1998 volume of $117 million of loans securitized and sold to sales facilities, which was 29% of the $391.7 million of loans originated in 1998. In 1998, approximately 24% of the Company's $16.9 million gain on loan sales were attributed to securitizations of commercial loans and the sale of loans to a commercial paper conduit.

    The Company expects to continue to sell loans to the commercial paper conduits and complete asset-backed loan private placements in the capital markets to securitize and sell the unguaranteed portions of SBA and USDA loans, commercial loans and privately-insured international loans. The Company expects to continue to sell the guaranteed portions of SBA, USDA and Ex-Im Bank loans on a loan-by-loan basis. Such government guaranteed loans represented approximately 55% of the total loans originated in 1999. These guaranteed loans are generally sold shortly after origination on a loan-by-loan basis.

    Although reliance on the capital markets for the sale of such loans presents the Company with risks related to liquidity and earnings volatility, the Company believes that its diversified sales and funding strategy provides it with the ability to manage such risks. The Company believes that its overall strategy of blending whole loan sales of government guaranteed loans with the securitization of commercial loans and its on-going ability to sell loans to the commercial paper conduit provide a diversified array of loan sales alternatives. As far as sources of funds, after the sale of the March 1999 branch discussed earlier, the Company has continued to receive funding from retail and brokered certificates of deposit and from the warehouse lines provided by the investment banking firm that lead-managed the Company's initial public offering in September 1997, as well as commercial paper conduit facilities from a second financial institution and its capital markets group.

    The Company currently originates, sells and securitizes SBA guaranteed loans. The Company's ability to continue to securitize SBA loans is based on the approval of the SBA for each SBA securitization transaction. The approval of the SBA is dependent on certain minimum regulatory capital, the retention by the Company of a subordinated tranche of the securitization and the maintenance of a minimal currency rate (i.e. loans paying in accordance with terms). The ability of the Company to manage these factors, including regulatory changes, could impact its ability to execute future SBA securitizations and require the Company to seek alternative sources of funding.

       Several factors will affect the Company's ability to access its warehouse lines of credit, commercial paper facilities and complete securitizations in the future, including conditions in the securities markets generally, and in the asset-backed securities market specifically, the credit quality of the Company's loan portfolio, compliance of the Company's loans with the eligibility requirements established in connection with the facilities and securitizations, the Company's ability to provide third-party credit enhancement and adequately service its loan portfolio, and the absence of any material downgrading or withdrawal of ratings given to securities previously issued in the Company's securitizations. Further, the Company must ensure that securitizations are not dilutive to risk based capital.

    During late 1998 and continuing into 1999, the capital markets experienced rapid and extreme changes evidenced by a decline of investor demand for certain asset-backed securities that carried a credit agency rating less than the highest ratings available and a widening of the spreads between the interest rates on treasury securities and interest rates on asset-backed securities. The uncertainties were exacerbated in late 1999 with concerns over Year 2000 market preparedness. The "flight to quality" by asset-backed investors requires issuers like the Company to provide a greater level of credit enhancement to attain higher credit ratings for a larger percentage of the securitization in order to make the transaction marketable. The widening of spreads in the asset-backed capital markets reduces the earnings on a securitization and, if such events were to occur in the future, could limit the amount of borrowings available to the Company under its warehouse lines of credit and may make future securitizations economically unfeasible.


    Any substantial reduction in the accessibility of the warehouse lines of credit, commercial paper conduit facilities or the securitization market for the Company's loans or any adverse change in the terms of such securitizations could have an adverse effect on the Company's financial condition or results of operations.

    An earnings at risk model is one tool utilized by the Company to measure interest rate risk. Such a model computes the estimated effect on net income from changes in interest earned on assets and expenses paid on liabilities, as well as the impact of off-balance sheet items in the event of a range of assumed changes in market interest rates. This analysis estimates the risk of loss in market risk sensitive instruments in the event of a sudden and sustained one hundred to two hundred basis point increase or decrease in the market interest rates. The Company's Board of Directors has adopted an interest rate risk policy, which establishes maximum decreases in net income and capital in the event of a sudden and sustained change in market interest rates. The estimated changes in the Company's net income based on the Company's fourth quarter calculation of the hypothetical changes in interest rates were within the limits established by the Board of Directors.

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

    The Company seeks to manage its assets and liabilities to reduce the potential adverse impact on net interest income that might result from changes in interest rates. Control of interest rate risk is conducted through systematic monitoring of maturity mismatches. The Company's investment decision-making takes into account not only the rates of return and their underlying degree of risk, but also liquidity requirements, including minimum cash reserves, withdrawal and maturity of deposits and additional demand for funds. For any given period, the pricing structure is matched when an equal amount of assets and liabilities reprice. An excess of assets or liabilities over these matched items results in a gap or mismatch, as shown in the table presented on the following page. A negative gap denotes liability sensitivity and normally means that a decline in interest rates would have a positive effect on net interest income, while an increase in interest rates would have a negative effect on net interest income. However, significant variations may exist in the degree of interest rate sensitivity between individual asset and liability types within the repricing periods presented due to differences in their repricing elasticity relative to the change in the general level of interest rates. All of the Company's assets and liabilities are U.S. dollar-denominated and, therefore, the Company bears no direct foreign exchange risk.

    The majority of the Company's assets reprice according to contractual arrangements although the Company had historically fairly broad discretion over the frequency and magnitude of interest rate changes on its liabilities which enabled the Company to minimize the impact of any general changes in the interest rate environment. The discretion is now limited due to the sources of funds utilized as discussed above and in "Liquidity and Capital Resources."

    The Company utilizes the analysis detailed below to generally monitor the composition of assets and liabilities and focuses on the one-year mismatch. The Company believes the negative one year cumulative gap of $63.4 million or 29% reflects a relatively balanced position given the other assets on the balance sheet which are not characterized as interest bearing, including accounts receivable from loans sold of $50.1 million and investments in unconsolidated subsidiaries of $15.3 million, both of which assets are supported by underlying loans which will be collected or reprice within the next twelve months.

-------------------------------------------------------------------------------------------------------------------------------
                                                                              December 31, 1999
                                                 0 to 90     91 to 180    181 to 365      1 to 5         Over 5
                                                   Days         Days          Days         Years          Years         Total
-------------------------------------------------------------------------------------------------------------------------------
                                                                              (dollars in thousands)
Commercial loans ...........................    $125,882     $  8,235      $  4,988      $  1,315      $  6,464      $ 146,884
Other loans ................................         629          829           266           307           425          2,456
Investment(1)...............................      13,250           --         6,621         1,130        11,784         32,785
Federal funds sold .........................      35,780           --            --            --            --         35,780
                                                --------     --------      --------      --------      --------      ---------
        Total interest earning assets ......     175,541        9,064        11,875         2,752        18,673        217,905
                                                ========     ========      ========      ========      ========      =========
Checking ...................................       2,125        2,125         3,188         3,189            --         10,627
Savings ....................................         668          668         1,002         1,002            --          3,340
Time deposits ..............................     101,210       85,805        63,128         2,190            --        252,333
                                                --------     --------      --------      --------      --------      ---------
        Total interest bearing liabilities..     104,003       88,598        67,318         6,381            --        266,300
                                                ========     ========      ========      ========      ========      =========
Interest sensitivity gap ...................      71,538      (79,534)      (55,443)       (3,629)       18,673        (48,395)
                                                ========     ========      ========      ========      ========      =========
Cumulative gap .............................    $ 71,538     $ (7,996)     $(63,439)     $(67,068)     $(48,395)
                                                ========     ========      ========      ========      ========
Cumulative gap as a percentage of
     total interest earning assets .........          33%          (4)%         (29)%         (31)%         (22)%
                                                ========     ========      ========      ========      ========

SEASONALITY

    The Company's business is seasonal, as the level of domestic loan originations tends to be lower during the first quarter when many U.S. companies have not yet produced their fiscal financial statements and during the third quarter when many U.S. manufacturers shut down for a limited time for summer vacation. Further, as the Company relies more on securitizations for the sale of loans, the Company's earnings may also be lower in the quarters when loans originated are held in portfolio for a future securitization or the timing of loan closings may be impacted such that it does not afford a loan buyer appropriate time to make the decision to purchase the loans. The seasonality and timing factors have been somewhat mitigated by the conduits and sales facilities put in place in late 1998 and in 1999.

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

YEAR 2000 COMPLIANCE

    A critical business issue emerged regarding how existing application software programs and operating systems can accommodate the year 2000 dates. The Company, utilizing the guidance provided by the Federal Financial Institutions Examination Council ("FFIEC") as a framework, developed and executed a Year 2000 Compliance Program which included the review, renovation and testing of mission critical systems, and development of business resumption contingency plans.

    The Company has executed its Compliance Program and, to date, has not experienced any processing issues. To date the Company has spent approximately $110,000 on Year 2000 compliance issues, including products and processes. As required by its regulators, the Company will continue to monitor processing during future key trigger dates.

RECENT ACCOUNTING PRONOUNCEMENT

SFAS No. 133

   In June 1998, the FASB issued No. 133 "Accounting for Derivative Instruments and Hedging Activities," for which the implementation date was extended by SFAS No. 137 and is effective for all of the Company's financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. These statements establish accounting and reporting standards for derivative instruments and for hedging activities, and require that all derivatives be recognized as either assets or liabilities in the entity's balance sheet and be measured at fair value. Changes in the fair value of the derivative instruments are to be recognized depending on the intended use of the derivative and whether or not it has been designated as a hedge. The future implementation is not expected to have a significant impact upon the Company's financial position, results of operations or cash flows.

REPORT OF INDEPENDENT ACCOUNTANTS





THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
FIRST INTERNATIONAL BANCORP, INC.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of First International Bancorp, Inc. and its Subsidiary (the "Company") at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCooper, LLP

January 24, 2000

FIRST INTERNATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

December 31, 1999 and 1998
(dollars in thousands)


--------------------------------------------------------------------------------------------------------
                                                                                  1999              1998
--------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks .............................................        $  12,977         $  13,405
Federal funds sold ..................................................           35,780            44,930
                                                                             ---------         ---------
        Cash and cash equivalents ...................................           48,757            58,335
Investment securities (Note 2):
     Available for sale at fair value ...............................           29,811            28,156
     Held to maturity at amortized cost
        (fair value $1,161 and $1,989) ..............................            1,165             1,986
     U.S. Agency stocks at cost .....................................            1,809             2,177
Loans, net (Note 4) .................................................          141,435           117,535
Receivable from loans sold (Note 1) .................................           50,980            38,902
Investment in unconsolidated subsidiaries (Note 3) ..................           15,277             3,300
Accrued interest receivable .........................................            2,278             1,383
Premises and equipment, net (Note 5) ................................            4,326             3,815
Servicing asset .....................................................           24,404            13,723
Prepaid expenses and other assets ...................................            7,802             4,414
                                                                             ---------         ---------
        TOTAL ASSETS ................................................        $ 328,044         $ 273,726
                                                                             =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 6) ...................................................        $ 266,300         $ 219,874
U.S. Treasury demand note ...........................................             --               1,047
Accrued interest payable ............................................            3,341               768
Other liabilities ...................................................            3,416             2,966
                                                                             ---------         ---------
        Total liabilities ...........................................          273,057           224,655

Commitments and Contingencies (Notes 4 and 5)

Stockholders' equity (Notes 1, 8, 9 and 15):
     Common stock, $.10 par value, 12,000,000 shares authorized;
        8,259,818 and 7,952,637 shares issued and outstanding .......              826               795
     Preferred stock, $.10 par value, 2,000,000 shares authorized;
        no shares issued and outstanding ............................             --                --
     Paid-in capital in excess of par value .........................           34,788            32,561
     Stockholder note receivable ....................................           (1,980)             (941)
     Unrealized holding gain on investments available-for-sale, net .               94               428
     Retained earnings ..............................................           21,259            16,228
                                                                             ---------         ---------
        Total stockholders' equity ..................................           54,987            49,071
                                                                             ---------         ---------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..................        $ 328,044         $ 273,726
                                                                             =========         =========


The accompanying notes are an integral part of the consolidated financial statements

FIRST INTERNATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands, except per share amounts)

-------------------------------------------------------------------------------------------------
                                                               1999           1998           1997
-------------------------------------------------------------------------------------------------
INTEREST INCOME:
     Loans, including net fees .....................        $13,933        $15,522        $12,753
     Investment securities .........................          2,953          1,258          1,156
     Federal funds sold ............................          1,486          1,412            716
                                                            -------        -------        -------
        Total interest income ......................         18,372         18,192         14,625
                                                            -------        -------        -------

INTEREST EXPENSE:
     Deposits ......................................         10,739          7,896          6,337
     Warehouse lines and short term advances .......            842             28             34
                                                            -------        -------        -------
        Total interest expense .....................         11,581          7,924          6,371
                                                            -------        -------        -------
        Net interest income ........................          6,791         10,268          8,254

PROVISION FOR POSSIBLE LOAN LOSSES .................          3,019          3,071          2,239
                                                            -------        -------        -------
        Net interest income after
            provision for possible loan losses .....          3,772          7,197          6,015

NON-INTEREST INCOME:
     Gain on sale of guaranteed commercial loans ...         12,352         12,239          9,513
     Loan servicing income and fees ................          6,161          4,249          2,618
     Gain on securitizations and sales to facilities          6,314          4,094           --
     Gain on sale of commercial loans ..............            521            626          2,297
     Gain on sale of securities ....................            416             33           --
     Other income ..................................            123            267            244
     Income from unconsolidated subsidiaries .......            335           --             --
     Service charges and other deposit fees ........             75            500            438
     Gain on branch sale ...........................          8,915           --             --
                                                            -------        -------        -------
        Total non-interest income ..................         35,212         22,008         15,110
                                                            -------        -------        -------
        Total operating income .....................         38,984         29,205         21,125
                                                            -------        -------        -------
NON-INTEREST EXPENSE:
     Salaries and benefits .........................         18,124         11,235          9,537
     Occupancy .....................................          1,787          1,523            985
     Furniture and equipment .......................          1,252          1,007            692
     Outside services ..............................          2,598            773            556
     Office expenses ...............................            989            834            556
     Marketing .....................................          1,991          1,453            847
     Other .........................................          1,542            875            628
                                                            -------        -------        -------
        Total non-interest expense .................         28,283         17,700         13,801
                                                            -------        -------        -------
        Income before income taxes .................         10,701         11,505          7,324

PROVISION FOR INCOME TAXES .........................          4,692          4,472          2,895
                                                            -------        -------        -------
        NET INCOME .................................        $ 6,009        $ 7,033        $ 4,429
                                                            =======        =======        =======
BASIC EARNINGS PER SHARE  (NOTES 1 AND 8) ..........        $   .74        $   .89        $   .70
                                                            =======        =======        =======
DILUTED EARNINGS PER SHARE (NOTES 1 AND 8) .........        $   .72        $   .86        $   .67
                                                            =======        =======        =======


The accompanying notes are an integral part of the consolidated financial statements

FIRST INTERNATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                         Accumulated Other
                                                                                                           Comprehensive
                                                                                                               Income
                                                                                                          -------------------
                                                                               Paid-in                        Unrealized
                                                                             Capital in      Stockholder  Holding Gain (Loss)
                                                                 Common       Excess of           Note      on Investments
                                                                 Stock        Par Value       Receivable   Available-for-Sale
-----------------------------------------------------------------------------------------------------------------------------
        BALANCE AT JANUARY 1, 1997 ...................        $    577        $  8,222        $   (954)        $    (74)

Issuance of 145,350 shares of common stock
     for options exercised (Note 9) ..................              14             249            --               --
Issuance of 1,955,000 shares of common stock
     at public offering (Note 1) .....................             196          23,612            --               --
Dividend on common stock ($.12/share) ................            --              --              --               --
Discount on stockholder note receivable (Note 8) .....            --              --                92             --
Accretion on stockholder note receivable (Note 8) ....            --              --               (15)            --
Comprehensive income:
     Decrease in unrealized holding loss, net of taxes            --              --              --                 86
     Net income ......................................            --              --              --               --
     Comprehensive income ............................            --              --              --               --
                                                              --------        --------        --------         --------
        BALANCE AT DECEMBER 31, 1997 .................             787          32,083            (877)              12

Issuance of 85,902 shares of common stock
     for options exercised (Note 9 ) .................               8             478            --               --
Dividends on common stock ($.12/share) ...............            --              --              --               --
Accretion on stockholder note receivable (Note 8) ....            --              --               (64)            --
Comprehensive income:
     Increase in unrealized holding gain, net of taxes            --              --              --                416
     Net income ......................................            --              --              --               --
     Comprehensive income ............................            --              --              --               --
                                                              --------        --------        --------         --------
        BALANCE AT DECEMBER 31, 1998 .................             795          32,561            (941)             428

Issuance of 107,181 shares of common stock
     for options exercised (Note 9)...................              11             247            --               --
Dividends on common stock ($.12/share) ...............            --              --              --               --
Repayment of stockholder note receivable (Note 8) ....            --              --               941             --
Sale of common stock (Note 8) ........................              20           1,980          (1,980)            --
Comprehensive income:
     Decrease in unrealized holding gain, net of taxes            --              --              --               (334)
     Net income ......................................            --              --              --               --
     Comprehensive income ............................            --              --              --               --
                                                              ========        ========        ========         ========
        BALANCE AT DECEMBER 31, 1999 .................        $    826        $ 34,788        $ (1,980)        $     94
                                                              ========        ========        ========         ========

---------------------------------------------------------------------------------------
                                                              Retained
                                                               Earnings          Total
---------------------------------------------------------------------------------------
        BALANCE AT JANUARY 1, 1997 ...................        $  6,445         $ 14,216

Issuance of 145,350 shares of common stock
     for options exercised (Note 9) ..................            --                263
Issuance of 1,955,000 shares of common stock
     at public offering (Note 1) .....................            --             23,808
Dividend on common stock ($.12/share) ................            (731)            (731)
Discount on stockholder note receivable (Note 8) .....            --                 92
Accretion on stockholder note receivable (Note 8) ....            --                (15)
Comprehensive income:
     Decrease in unrealized holding loss, net of taxes            --                 86
     Net income ......................................           4,429            4,429
                                                                               --------
     Comprehensive income ............................            --              4,515
                                                              --------         --------
        BALANCE AT DECEMBER 31, 1997 .................          10,143           42,148

Issuance of 85,902 shares of common stock
     for options exercised (Note 9 ) .................            --                486
Dividends on common stock ($.12/share) ...............            (948)            (948)
Accretion on stockholder note receivable (Note 8) ....            --                (64)
Comprehensive income:
     Increase in unrealized holding gain, net of taxes            --                416
     Net income ......................................           7,033            7,033
                                                                               --------
     Comprehensive income ............................            --              7,449
                                                              --------         --------
        BALANCE AT DECEMBER 31, 1998 .................          16,228           49,071

Issuance of 107,181 shares of common stock
     for options exercised (Note 9 ) .................            --                258
Dividends on common stock ($.12/share) ...............            (978)            (978)
Repayment of stockholder note receivable (Note 8) ....            --                941
Sale of common stock (Note 8) ........................            --                 20
Comprehensive income:
     Decrease in unrealized holding gain, net of taxes            --               (334)
     Net income ......................................           6,009            6,009
                                                                               --------
     Comprehensive income ............................            --              5,675
                                                              ========         ========
        BALANCE AT DECEMBER 31, 1999 .................        $ 21,259         $ 54,987
                                                              ========         ========


The accompanying notes are an integral part of the consolidated financial statements

FIRST INTERNATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                           1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income .................................................................     $   6,009      $   7,033      $   4,429
                                                                                      ---------      ---------      ---------
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization ..............................................           996            678            644
     Amortization of investment premiums, net ...................................            60             16              7
     Accretion of loan discount, net ............................................           187          1,930          1,161
     Provision for possible loan losses .........................................         3,019          3,071          2,239
     Income from unconsolidated subsidiaries ....................................          (335)          --             --
     Gain on sale of bank branch ................................................        (8,915)          --             --
     Provision for loss on other real estate owned ..............................          --               35           --
     Increase in other liabilities ..............................................           450            399          1,004
     (Increase) decrease in deferred loan costs .................................           416           (322)           (42)
     Increase in accrued interest receivable ....................................          (895)          (183)          (377)
     Increase in accrued interest payable .......................................         2,573             22            123
     Deferred income tax provision ..............................................           318            173            121
     Gain on sale of investment securities ......................................          (416)           (33)          --
     Gain on sale of loans ......................................................       (19,187)       (16,959)       (11,810)
     Loss on sale of other real estate owned ....................................            17              3           --
     Increase in receivable from loans sold .....................................       (12,078)       (10,128)       (18,434)
     Increase in prepaid expenses and other assets ..............................       (14,069)       (11,494)        (2,113)
     Discount on stockholder note receivable ....................................          --             --               92
     Accretion on stockholder note receivable ...................................           (16)           (64)           (15)
Loans originated for sale .......................................................      (429,149)      (322,065)      (223,830)
Proceeds from sale of loans originated for sale .................................       445,160        342,399        244,516
                                                                                      ---------      ---------      ---------
        Total adjustments .......................................................       (31,864)       (12,522)        (6,714)
                                                                                      ---------      ---------      ---------
        Net cash used in operating activities ...................................       (25,855)        (5,489)        (2,285)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net decrease (increase) in loans ...........................................       (23,900)        14,009        (42,476)
     Increase in investments in unconsolidated subsidiaries .....................       (12,312)        (3,300)          --
     Purchase of investment securities available for sale .......................       (72,310)       (31,186)       (13,587)
     Purchase of investment securities held to maturity .........................          --             --           (8,496)
     Purchase of equity securities ..............................................          (566)          (709)          (782)
     Proceeds from sales of investment securities available for sale ............        58,680          4,537           --
     Proceeds from maturities and principal repayments of
        investment securities available for sale ................................        11,767         11,876         11,998
     Proceeds from maturities of mortgage-backed securities available for sale ..            41             60            486
     Proceeds from maturities and principal repayments of
        investment securities held to maturity ..................................          --            4,525          4,000
     Proceeds from maturities of mortgage-backed securities held to maturity ....           820            925            123
     Proceeds from sale of equity securities ....................................           934            602           --
     Proceeds from sale of other real estate owned ..............................            80             51           --
     Capital expenditures, net ..................................................        (1,507)        (1,799)        (1,823)
                                                                                      ---------      ---------      ---------
        Net cash used in investing activities ...................................       (38,273)          (409)       (50,557)
                                                                                      ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits ...................................................        55,341         47,553         28,005
     Net increase (decrease) in other borrowings ................................        (1,048)           (37)            24
     Proceeds from sale of common stock at public offering, net .................          --             --           23,808
     Proceeds from issuance of common stock .....................................           278            271            263
     Principal repayment of stockholder note receivable .........................           957           --             --
     Dividends paid .............................................................          (978)          (948)          (731)
                                                                                      ---------      ---------      ---------
        Net cash provided by financing activities ...............................        54,550         46,839         51,369
                                                                                      ---------      ---------      ---------
        Net increase (decrease) in cash and equivalents .........................        (9,578)        40,941         (1,473)
     Cash and cash equivalents at beginning of year .............................        58,335         17,394         18,867
                                                                                      ---------      ---------      ---------
     Cash and cash equivalents at end of year ...................................     $  48,757      $  58,335      $  17,394
                                                                                      =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
     Interest ...................................................................     $   9,008      $   7,902      $   6,248
     Income taxes ...............................................................     $   5,719      $   3,182      $   2,791
Non-cash items:
     Real estate acquired in settlement of loans ................................     $     265      $     186           --


The accompanying notes are an integral part of the consolidated financial statements

FIRST INTERNATIONAL BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of First International Bancorp, Inc. (the "Company") and the consolidated accounts of its wholly-owned subsidiary, First International Bank (the "Bank"), formerly known as First National Bank of New England. The Bank converted from a national bank to a Connecticut state chartered bank and trust company in July 1999. During 1998 and 1999, the Bank established six special purpose wholly-owned subsidiaries to facilitate loan securitizations and sales to commercial paper conduits. Three of these subsidiaries are not consolidated but are accounted for under the equity method of accounting (Note 3). Accordingly, the Company's share of the earnings of these affiliates is included in net income. The Bank has also established a wholly-owned subsidiary, First International Capital Corp. of New Jersey, through which all loan solicitation activities to borrowers located in New Jersey are conducted. Intercompany accounts and transactions relating to the consolidated subsidiaries have been eliminated in consolidation.

         The Company operates from its headquarters in Hartford, Connecticut and representative offices, which are responsible for marketing and regional loan origination efforts, in Boston and Springfield, Massachusetts; Providence, Rhode Island; Rochester, New York; Morristown, New Jersey; Philadelphia and Pittsburgh, Pennsylvania; St. Louis, Missouri; Washington D.C.; Cleveland, Ohio; and Detroit, Michigan. The Company also has contractual international representatives in Argentina, Brazil, Central America, Egypt, India, Indonesia, Korea, Mexico, North Africa, the Philippines, Poland, South Africa, Turkey and West Africa.

         The Company operated a full service branch and its only branch at its headquarters in Hartford until March 31, 1999 at which time the Company consummated the sale of its main branch premises and all of its checking, savings and money market accounts. The Company currently obtains funding from retail and brokered certificate of deposit accounts, warehouse credit lines, commercial paper conduits and loan securitizations and sales. The Company's primary revenues are derived from net interest income and the origination and sale, on a servicing retained basis, of commercial loans. The Company began securitizing and selling commercial loans and portions thereof in 1998.

         The Company completed an underwritten public stock offering of 1,955,000 shares in the Fall of 1997. The offering resulted in net proceeds to the Company of $23.8 million.

         The Bank is a national leader in the use of loan guarantee programs offered by the U.S. Small Business Administration ("SBA"), the U.S. Department of Agriculture ("USDA") and the Export-Import Bank of the United States ("Ex-Im Bank"). Continued availability of such loan guarantees are dependent upon timely and adequate federal budget appropriations. Each of these federal programs is funded through September 2000, but there can be no assurance of sufficient budgetary allocations to allow a continuation of such programs in substantially their current form.

         In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the results of operations for the period. Notwithstanding this diligence, such estimates are particularly sensitive to the economic environment and can be significantly affected by changing economic conditions affecting the value of the collateral, interest rates, borrowers' financial position and other factors. Material estimates in these consolidated financial statements relate to the estimated lives and expected losses of loans sold or securitized where servicing has been retained and, in certain cases, interest rate mismatches, as well as the allowance and provision for possible loan losses and the valuation of other real estate owned ("OREO"). Assumptions utilized in accounting for the loan sales and securitizations are periodically compared to actual and projected results and adjustments made as appropriate. Market conditions are evaluated and independent appraisals of collateral are obtained by management as needed in the process of setting the estimates. Accordingly, actual results could differ significantly from the estimates of loan losses and OREO valuation.

INVESTMENT SECURITIES

         Securities that may be sold as part of the Company's asset/liability or liquidity management, or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes as a separate component of stockholders' equity. Debt securities that the Company has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Realized gains and losses on the sales of all investment securities are reported in earnings and computed using the specific identification cost basis. Declines in the market value of investment securities that are deemed to be other than temporary are charged to income. See also Securitizations and Loan Sales.

INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

         The Company is the sole investor in three "Special Purpose Entities" ("SPE's") that meet certain specific criteria under Statement of Financial Accounting Standards No. 125 and therefore are not consolidated with the Company's financial statements. A qualifying special purpose entity is a corporation whose activities are permanently restricted to holding title to the assets transferred, issuing beneficial interests in the assets transferred and collecting and distributing proceeds from the transferred assets to the beneficial interest holders. It also must have a standing at law distinct from the transferor. The Company has accounted for these entities under the equity method. See Note 3. The Company has sold loans to these SPE's in 1999 and 1998, which sales qualified for gain treatment under the accounting literature. The Company is carrying as investments, Interest-Only ("I/O") securities arising from the sale of loans to these entities. The values of I/O securities included in investments are $3.5 million and $1.2 million as of December 31, 1999 and 1998, respectively.

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

         The discount on retained loans, which relates to the retained portion of the unguaranteed portion of SBA and USDA loans, is reflected as a reduction of loans in the consolidated balance sheet. The discount is amortized into interest income over the estimated life of the retained loan on an effective interest method.

LOANS HELD FOR SALE

         The Company classifies loans for which it intends to sell as loans held for sale and carries them at the lower of cost or market based on the aggregate value of the portfolio.

LOAN ORIGINATION FEES (COSTS)

         Fees received for loan originations and commitments, and related origination costs, are deferred and recognized as a yield adjustment utilizing the effective interest method over the contractual life of the related loan, adjusted for prepayment and sales.

PROVISION/ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The Company evaluates the collectibility of impaired loans, as defined below, based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for collectibility of contractual principal and interest based on the estimated net realizable value of the collateral. Smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for collectibility by the Company based on historical loss experience rather than on an individual loan-by-loan basis. The Company evaluates all other impaired loans on an individual loan-by-loan basis; it does not aggregate impaired loans into major risk classifications. The Company considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. An insignificant delay of under 60 days or a 10% shortfall in the amount of the payment is not an event that, when considered in isolation, would automatically cause the Company to consider a loan to be impaired. The Company places a loan on nonaccrual status when it is 90 days or more past due or when, in management's assessment, the full collectibility of principal and interest is uncertain. Except for certain restructured loans, impaired loans are loans that are on nonaccrual status.

         When an impaired loan or a portion of an impaired loan is deemed uncollectible, the portion deemed uncollectible is charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance. The Company either recognizes interest income on impaired loans on a cash basis or reflects a recapture of principal for all payments received. The Company reverses any accrued interest income at the date of determination.

         Management determines the adequacy of its allowance for possible loan losses primarily through periodic reviews of the loan portfolio, loan delinquencies, collateral on loans and past payment history adjusted for such factors as known changes in the character of the loan portfolio and current economic conditions. Consideration is also given to anticipated economic conditions, as well as other relevant factors in establishing the allowance. The allowance is increased by provisions for loan losses charged to income and decreased by charge-offs, net of recoveries.

SECURITIZATIONS AND LOAN SALES

         The Company securitizes and sells certain unguaranteed commercial loans and the unguaranteed portion of certain guaranteed commercial loans. In connection with these transactions, the Company records a gain which is based on the fair market value of the assets securitized, including retained interests. The Company will generally retain one or more of the following "retained interests" in the securitized assets: interest-only strips, subordinated certificates and interests, servicing assets and cash reserve accounts. Initial estimates of fair values of such retained interests are derived from cash flow models, using assumptions such as expected losses, prepayment speeds, discount rates and the servicing spread, all based on the cash-out method. A portion of the gain on loans securitized and commercial loan sales is due to a servicing asset which represents the present value of the differential between the contractual servicing fee received by the Company and adequate compensation, defined as the fee a sub-servicer would require to assume the role of servicer, after considering the estimated effects of prepayments. Compensation received which reflects excess of the contractual servicing fee is classified as an "Interest-Only (I/O) security." The discount rate utilized in calculating the servicing asset and the I/O approximates the market rate an investor would demand on a risk-adjusted basis. The servicing asset and I/O are amortized as a charge to non-interest income over the estimated lives of the underlying loans on an effective interest method. Subsequent to the securitization, the retained interests are carried at fair value. To obtain fair values, quoted market prices are used if available. If fair value quotes are unavailable, the Company estimates fair value based on the present value of future cash flows expected based on key assumptions (i.e., credit loss, prepayment speed, discount rate) and compares actual performance to the expected performance of the related loan securitization pool. Subordinated certificates and interest-only strips are classified as investments available-for-sale.

         Actual prepayment rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of these factors varies depending on the types of loans. Estimated prepayment rates are based on management's expectations of future prepayments, and, while management believes that the term of amortization and market interest rate on the variable rate loans somewhat reduce the prepayment risk, there can be no assurance that management's prepayment estimates are accurate. If the actual prepayment rate or actual losses for loans sold is higher than projected at the time such loans were sold, the carrying value of the servicing asset may be considered impaired and be reduced by a charge to earnings if an impairment is considered "other than temporary." Because the Company also recognizes a discount on the retained loan, an adjustment to the discount would be made which would partially offset the effect of the negative servicing adjustment. If the actual prepayment rate for loans sold is lower than estimated, the carrying value of the servicing asset is not increased, although the total future cash flow income would exceed previously estimated amounts.

OTHER REAL ESTATE OWNED

         Other real estate owned ("OREO"), representing property acquired by foreclosure or acceptance of a deed in lieu of foreclosure, is carried at the lower of the unpaid loan balance at the date of acquisition or fair value less estimated disposal costs. Improvements are capitalized to the extent realizable. Holding and selling costs are expensed as incurred.

PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the period of the related lease and renewal options as deemed appropriate. Costs of maintenance and repairs are expensed, while major improvements are capitalized.

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

STOCK OPTION PLANS

         The Company has chosen not to adopt fair value accounting for stock based compensation and continues to employ intrinsic value accounting for its option plans as detailed in Note 9. Certain disclosures as if fair value accounting had been adopted, including pro forma net income and earnings per share, have been made in these financial statements.

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

CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, balances in spread accounts which are invested with a trustee in money market funds, amounts due from banks and federal funds sold. Generally, federal funds are sold for one day periods or terms of less than 30 days.

         Included in cash are certain restricted deposit "spread accounts" which are required by the terms of loan securitization agreements. Such deposits totaled $11.6 million and $6.0 million at December 31, 1999 and 1998, respectively.

COMPREHENSIVE INCOME

         The Company has adopted SFAS No. 130, "Reporting Comprehensive Income" which established standards for reporting comprehensive income, defined as the change in equity of a business enterprise during a period from nonowner sources. The Company's comprehensive income is comprised of net income and the unrealized holding gain (loss) on investments classified as available-for-sale (see Note
14).

SEGMENT INFORMATION

         The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. (See
Note 13.)

RECLASSIFICATIONS

         Certain amounts from 1998 and 1997 have been reclassified to conform to the 1999 presentation.

RECENT ACCOUNTING PRONOUNCEMENT
SFAS No. 133

         In June 1998, the FASB issued No. 133 "Accounting for Derivative Instruments and Hedging Activities," which implementation date was extended by SFAS No. 137 and is effective for all of the Company's financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. These statements establish accounting and reporting standards for derivative instruments and for hedging activities, and require that all derivatives be recognized as either assets or liabilities in the entity's balance sheet and be measured at fair value. Changes in the fair value of the derivative instruments are to be recognized depending on the intended use of the derivative and whether or not it has been designated as a hedge. The future implementation is not expected to have a significant impact upon the Company's financial position, results of operations or cash flows.

================================================================================
2. INVESTMENT SECURITIES:

Securities classified as available-for-sale (carried at fair value) and as held to maturity (carried at amortized cost) as of December 31, 1999 and 1998 are as follows:

------------------------------------------------------------------------------------------------------------
                                                                  Gross             Gross          Estimated
                                                  Amortized     Unrealized        Unrealized         Fair
                                                     Cost          Gains            Losses           Value
------------------------------------------------------------------------------------------------------------
                                                                   (dollars in thousands)
DECEMBER 31, 1999
AVAILABLE FOR SALE

U.S. Treasury and agency obligations .....        $ 10,453        $   --           $    (79)        $ 10,374
State and municipal obligations ..........             237            --                (25)             212
Mutual funds .............................              29            --               --                 29
Commercial loan-backed securities ........           8,515             737             (371)           8,881
Interest-only strips .....................          10,387            --                (72)          10,315
                                                  --------        -------          --------         --------
                                                  $ 29,621        $    737         $   (547)        $ 29,811
                                                  ========        ========         ========         ========
HELD TO MATURITY
U.S. Government mortgage-backed securities        $    540        $   --           $     (4)        $    536
Debt securities of foreign governments ...             625            --               --                625
                                                  --------        -------          --------         --------
                                                  $  1,165        $   --           $     (4)        $  1,161
                                                  ========        =======          ========         ========
DECEMBER 31, 1998
AVAILABLE FOR SALE
U.S. Treasury and agency obligations .....        $ 11,579        $     15         $     (1)        $ 11,593
U.S. Government mortgage-backed securities              88               3             --                 91
Mutual funds .............................              19            --               --                 19
Commercial loan-backed securities ........          11,630             696             --             12,326
Interest-only strips .....................           4,127            --               --              4,127
                                                  --------        -------          --------         --------
                                                  $ 27,443        $    714         $     (1)        $ 28,156
                                                  ========        ========         ========         ========
HELD TO MATURITY
U.S. Government mortgage-backed securities        $  1,361        $      4         $     (1)        $  1,364
Debt securities of foreign governments ...             625            --               --                625
                                                  --------        -------          --------         --------
                                                  $  1,986        $      4         $     (1)        $  1,989
                                                  ========        ========         ========         ========

--------------------------------------------------------------------------------
STOCK SECURITIES

----------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                                                      1999          1998
                                                                                    (dollars in thousands)
                                                                                    ----------------------
Federal Reserve Bank, at cost ...................................................   $ --          $  933
Federal Home Loan Bank of Boston (FHLBB), at cost ...............................      822           645
Private Export Funding Corporation, at cost .....................................      987           599
                                                                                    ------        ------
                                                                                    $1,809        $2,177
                                                                                    ======        ======

         The Company is required to hold a common stock investment in the FHLBB based on borrowings from the FHLBB (Note 7). Following the Company's bank charter conversion, the Federal Reserve Bank stock was redeemed at par. The Company sells Ex-Im Bank guaranteed loans to PEFCO on a servicing-retained basis and holds common stock in PEFCO, a portion of which is pledged to PEFCO to support the Company's servicing duties.

         At December 31, 1999 and 1998, investments with a carrying value of $11.8 million and $13.3 million, respectively, were pledged to collateralize public and government deposits, as required by law, and certain of the Bank's lines of credit. In 1999 the Bank sold three debt securities with a par value of $8.3 million recording gains aggregating $416,000. During 1998 the Bank sold two debt securities with a par value of $4.5 million recording gains of $32,600. There were no sales of securities in 1997.

The contractual maturities of debt securities at December 31, 1999 and 1998 are as follows:

----------------------------------------------------------------------
                                                              Weighted
                                 Amortized        Fair         Average
                                    Cost          Value         Yield
----------------------------------------------------------------------
                                         (dollars in thousands)
DECEMBER 31, 1999
AVAILABLE FOR SALE
Due in one year or less ..        $ 6,529        $ 6,516         5.64%
Due after one year
     through five years ..           --             --             --%
Due after 10 years .......          8,752          9,092         8.69%
Interest only strips .....         10,387         10,315         9.74%
Mortgage-backed securities          3,953          3,888         5.13%
                                  -------        -------         ----
                                  $29,621        $29,811         7.91%
                                  =======        =======         ====

HELD TO MATURITY
Due after one year
     through five years ..        $   100        $   100         7.00%
Due after five years
     through ten years ...            525            525         7.45%
Mortgage-backed securities            540            536         6.43%
                                  -------        -------         ----
                                  $ 1,165        $ 1,161         6.94%
                                  =======        =======         ====


-----------------------------------------------------------------------
                                                               Weighted
                                 Amortized        Fair          Average
                                    Cost          Value          Yield
-----------------------------------------------------------------------
                                         (dollars in thousands)
DECEMBER 31, 1998
AVAILABLE FOR SALE
Due in one year or less ..        $11,599        $11,613         6.18%
Due after one year
     through five years ..           --             --             --%
Due after 10 years .......         11,629         12,325         7.62%
Interest only strips .....          4,127          4,127         8.78%
Mortgage-backed securities             88             91         8.11%
                                  -------        -------         ----
                                  $27,443        $28,156         7.19%
                                  =======        =======         ====

HELD TO MATURITY
Due after one year
     through five years ..        $   100        $   100         7.75%
Due after five years
     through ten years ...            525            525         7.46%
Mortgage-backed securities          1,361          1,364         6.48%
                                  -------        -------         ----
                                  $ 1,986        $ 1,989         6.80%
                                  =======        =======         ====

===============================================================================
3. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES:

The Company has accounted for its investments in special purpose entities established to facilitate certain loan securitizations and commercial paper conduit sales under the equity method. Summarized combined balance sheets for these entities as of December 31, 1999 and 1998 and a statement of operations for the year ended December 31, 1999 is presented below. There was no operating activity in these subsidiaries for 1998 and 1997 since the initial sale to these facilities was consummated in late December 1998.

-----------------------------------------------------------------------------
CONDENSED BALANCE SHEETS                                    December 31,
 (dollars in thousands)                                 1999            1998
-----------------------------------------------------------------------------
ASSETS
Cash ........................................        $  2,011        $   --
Loans, net ..................................         109,178          24,725
Accrued interest receivable .................             503            --
                                                     --------        --------
   Total assets .............................        $111,692        $ 24,725
                                                     ========        ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Borrowings ..................................        $ 95,754        $ 21,425
Accrued interest payable ....................             661            --
                                                     --------        --------
   Total liabilities ........................          96,415          21,425

STOCKHOLDER'S EQUITY
Common stock and paid in capital ............          14,942           3,300
Retained earnings ...........................             335            --
                                                     --------        --------
   Total stockholder's equity ...............          15,277           3,300
                                                     --------        --------
   Total liabilities and stockholder's equity        $111,692        $ 24,725
                                                     ========        ========

--------------------------------------------------
CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 1999
(dollars in thousands)
--------------------------------------------------

--------------------------------------------------
INTEREST INCOME:
Loans including net fees ...........        $2,741

INTEREST EXPENSE:
Interest on borrowings .............         2,094
Expense from interest rate swap, net            40
                                            ------
      Total interest expense .......         2,134
                                            ------
      Net interest income ..........           607
Non interest operating expense .....            48
                                            ------
         Income before taxes .......           559
      Provision for income taxes ...           224
                                            ------
   Net income ......................        $  335
                                            ======

===============================================================================
4. LOANS:

         The outstanding balances of loans originated and held by the Company are as follows:


----------------------------------------------------------------------------------------------------
                                                                                  December 31,
                                                                             1999              1998
----------------------------------------------------------------------------------------------------
                                                                             (dollars in thousands)
PORTFOLIO LOANS
Commercial and industrial .......................................        $  27,205         $  55,000
Commercial real estate ..........................................           35,998            31,650
Ex-Im Bank ......................................................           15,558             4,859
Privately insured and import ....................................           23,537            18,891
Residential real estate .........................................            1,827             3,013
Consumer loans and lines of credit ..............................              629               533
                                                                         ---------         ---------
        Total portfolio loans ...................................        $ 104,754         $ 113,946
                                                                         ---------         ---------
LOANS HELD FOR SALE
Commercial and industrial .......................................        $  37,813         $   6,526
Commercial real estate ..........................................            6,068             2,051
Privately insured and import ....................................              393              --
Consumer loans and lines of credit ..............................              312              --
                                                                         ---------         ---------
        Total held for sale loans ...............................        $  44,586         $   8,577
                                                                         ---------         ---------
Less:   Allowance for possible losses                                        4,550             4,000
        Discount on retained loans ..............................            3,371             1,419
        Net deferred loan origination costs .....................              (16)             (431)
                                                                         ---------         ---------
            Loans, net ..........................................        $ 141,435         $ 117,535
                                                                         =========         =========

At December 31, 1999, the Company had fixed and variable rate loans with maturities greater than one year totaling $6,264,000 and $72,338,000 respectively.

         The scheduled maturities of the Company's loan portfolio as of December 31, 1999 are as follows:

-------------------------------------------------------------------------------------
                                            After One
                             Within One    Year Through     After Five
                                 Year       Five Years          Years           Total
-------------------------------------------------------------------------------------
                                           (dollars in thousands)
Commercial and
   industrial ........        $ 70,362        $  5,695        $ 28,761        $104,818
Commercial real estate             161             539          41,054          41,754
Residential loans ....             133             274           1,420           1,827
Consumer loans and
   lines of credit ...              82              73             786             941
                              --------        --------        --------        --------
                              $ 70,738        $  6,581        $ 72,021        $149,340
                              ========        ========        ========        ========

    The outstanding balances of loans originated by the Company and sold to others on a servicing retained basis are as follows:

-------------------------------------------------------------------
                                                  December 31,
                                              1999            1998
-------------------------------------------------------------------
                                             (dollars in thousands)
GUARANTEED LOANS:
SBA ..............................        $292,204        $245,073
USDA .............................         114,775          75,526
Ex-Im Bank .......................         129,518         117,726
FHLMC ............................             443             455
                                          --------        --------
                                           536,940         438,780
                                          --------        --------

UNGUARANTEED PORTIONS
AND UNGUARANTEED LOANS:
SBA ..............................          38,024          48,323
USDA .............................           5,310           6,173
Securitized commercial ...........         210,764          80,443
Commercial paper conduit
 facilities.......................          70,374          23,690
Other commercial .................          63,836          56,957
Home equity lines ................           1,504           2,166
                                          --------        --------
                                           389,812         217,752
                                          --------        --------
Total loans serviced for others ..        $926,752        $656,532
                                          ========        ========


         The Bank has completed two commercial loan securitization transactions and sales to commercial paper conduits and to other sales facilities between 1998 and 1999. In 1999 these transactions resulted in the issuance of $181.5 million of senior and subordinated securities and included $200.8 million of loans. In 1998 securitization and sales transactions resulted in the issuance of $113.3 million of senior and subordinated securities and included $117.1 million of loans. Certain data for 1999 and 1998 or as of December 31, 1999 presents data on sales assumptions, retained interests and credit enhancements as follows:

-------------------------------------------------------------------------------------------------------------
                                                               Securitization Transactions
                                                         Unguaranteed
                                                          Portions of                        Term
                                                           SBA Loans                         Loans
                                                   -----------------------           ------------------------
 (dollars in thousands)                               1999            1998            1999            1998
-------------------------------------------------------------------------------------------------------------
Total loans securitized or sold ............        $26,902         $37,420         $65,000         $65,000
Gain recognized ............................        $ 2,794         $ 3,155         $   906         $ 1,310
Gain as a percentage of loans securitized ..           10.4%            8.4%            1.4%            2.0%
Average coupon (spread over prime) .........           1.59%           1.40%           0.73%           1.00%
Assumed prepayment speed ...................              8%              8%              8%              8%
Weighted average contractual lives (years) .          13.75           13.21           10.65           11.73
Aggregate expected credit losses ...........           7.08%           6.82%           3.93%           4.12%
Investment in subordinated notes and
    certificates at December 31, 1999 ......        $ 2,138         $   725         $ 3,139         $ 3,250
Subordinated interest retained held by
    unconsolidated subsidiaries at
    December 31, 1999 ......................           --              --              --              --
Balance of I/O Strip at December 31, 1999 ..        $ 1,353         $ 1,696         $ 1,245         $ 1,946
Maximum cash reserve/collateral requirements        $ 2,156         $ 1,085         $ 6,112         $ 5,730
Cash reserve/collateral balance at
    December 31, 1999 ......................        $ 1,828         $ 1,085         $ 5,941         $ 3,933

-----------------------------------------------------------------------------------------------
                                                             Sales to Facilities
                                                                                 Unguaranteed
                                                   Commercial        Term       Portions of SBA
 (dollars in thousands)                              Paper           Loans            Loans
-----------------------------------------------------------------------------------------------
Total loans securitized or sold ............        $84,560         $27,122         $11,908
Gain recognized ............................        $    16         $   721         $ 1,113
Gain as a percentage of loans securitized ..           --               2.7%            9.3%
Average coupon (spread over prime) .........        0.19%-1.0%         1.08%           1.34%
Assumed prepayment speed ...................           6-8%               8%              8%
Weighted average contractual lives (years) .            1-3              11           15.44
Aggregate expected credit losses ...........           1.44%           3.44%           5.14%
Investment in subordinated notes and
    certificates at December 31, 1999 ......           --              --              --
Subordinated interest retained held by
    unconsolidated subsidiaries at
    December 31, 1999 ......................        $ 9,724         $ 4,710         $   791
Balance of I/O Strip at December 31, 1999 ..        $ 1,121         $ 1,578         $   845
Maximum cash reserve/collateral requirements        $ 2,000            --              --
Cash reserve/collateral balance at
    December 31, 1999 ......................        $ 2,000            --              --

    Performance to date on all such sales and securitizations has been favorable as compared to initial cash flow projections. The Company regularly performs stress tests on each transaction pool. Based on actual performance and results of stress tests, no impairment of the carrying values has resulted.


    In connection with the sales of revolving commercial loans, a subsidiary of the Bank entered into an interest rate swap with notional balances of $23,000,000 as of December 31, 1999 and $19,000,000 as of December 31, 1998 to
mitigate the interest rate risk inherent in the transaction. The swap provides for net settlement on a monthly basis, which is recorded as an adjustment to interest income. The net cost of the swap for the year ended December 31, 1999 was $40,000 and is included in the expenses of the related unconsolidated subsidiary.

    Changes in the Allowance for possible loan losses were as follows:

----------------------------------------------------------------------------------------------------------------
                                                                                       December 31,
                                                                          1999              1998            1997
----------------------------------------------------------------------------------------------------------------
                                                                                  (dollars in thousands)
Balance at beginning of period ...................................     $ 4,000           $ 3,100         $ 3,000
Provision charged to income ......................................       3,019             3,071           2,239
Recoveries on loans
        previously charged off ...................................          80               153             106
Loans charged off ................................................      (2,549)           (2,324)         (2,245)
                                                                       -------           -------         -------
        Balance at end of year ...................................     $ 4,550           $ 4,000         $ 3,100
                                                                       =======           =======         =======

    Certain information with regard to impaired loans is detailed below:

-----------------------------------------------------------------------------------------------
                                                                              December 31,
                                                                           1999          1998
-----------------------------------------------------------------------------------------------
                                                                         (dollars in thousands)
Impaired loans ..................................................        $3,168        $2,959
Allocated allowance .............................................        $  658        $  731
Average recorded investment .....................................        $3,064        $2,587
Interest income recognized ......................................        $  228        $  152

         The carrying value of the impaired loans has been calculated based on the estimated fair value of the underlying collateral.

         Nonaccrual loans totaled $4,958,000 and $3,104,000 at December 31, 1999 and 1998, respectively. The $4,958,000 includes an international loan which is insured in the amount of $1,576,000. The gross interest income that would have been recorded if the non-accrual loans had been current in accordance with their original terms would have been $312,000 and $176,000 for the years ended December 31, 1999 and 1998, respectively. The actual amount of interest income recognized on those loans was $243,000 and $160,000 for the years ended December 31, 1999 and 1998, respectively. There was one loan over 90 days and still accruing interest at the end of December, 1999 for which there was no allowance provided.

         Loans to principal stockholders, directors, companies of which directors are principal owners, individuals directly related to or affiliated with directors, and executive officers aggregated $194,000 and $662,000 at December 31, 1999 and 1998, respectively. During 1999, repayments and sales amounted to $292,000 while advances under new or existing loans totaled $285,000.

         In the normal course of business, the Bank enters into agreements to extend credit which are not reflected in the accompanying consolidated financial statements.

         Outstanding credit commitments are detailed below:

--------------------------------------------------------------------------------------------------
                                                                                 December 31,
                                                                             1999            1998
--------------------------------------------------------------------------------------------------
                                                                            (dollars in thousands)
Commercial lines of credit .......................................        $100,788        $ 61,652
Consumer lines of credit .........................................           1,007             373
Performance letters of credit ....................................           9,615           8,284
Financial letters of credit ......................................          13,453          14,593
Commercial letters of credit .....................................          16,199           8,433
                                                                          --------        --------
     Total commitments ...........................................        $141,062        $ 93,335
                                                                          ========        ========

         At December 31, 1999 and 1998, letters of credit totaling $26,951,000 and $18,801,000, respectively, carry the guarantee of Ex-Im Bank.

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

         The Bank specializes in lending to small and medium size industrial enterprises and professional firms throughout the Northeast, the Mid-atlantic and Midwest regions of the U. S. Approximately 28% of the loans outstanding have been made to borrowers located in Connecticut. Such loans and loan commitments are generally collateralized by real estate or other assets.

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

         Gains on the sale of these loans and the related servicing income in aggregate and by significant country is detailed below.

-----------------------------------------------------------------------------------------------------
                                               For the Years Ended December 31,
                            1999          1998          1997          1999          1998         1997
                                  Gains from loan sales                      Servicing income
-----------------------------------------------------------------------------------------------------
                                                     (dollars in thousands)
All international         $1,716        $2,274        $2,229        $  165        $  430        $  264
Argentina ........           277          --            --              11          --            --
Brazil ...........           324           873         1,326            80           284            95
Ghana ............           314          --            --               3          --            --
Dominican Republic          --             320            15          --               9          --
Mexico ...........           208          --            --              21          --            --
Philippines ......          --             275          --            --               7          --
Turkey ...........           224          --            --              11          --            --

         No other countries account for a significant portion of gain on loan sales or servicing income.

         Loans held by the Bank to borrowers located outside the U. S. totaled $30,649,000 at December 31, 1999 and $14,272,000 at December 31, 1998.

         The Company reported total revenues from the gain on loan sales, interest income and loan servicing income from loans made to companies located outside the U. S. in the aggregate amounts of $4,439,000, $4,242,000 and $3,199,000 for the years ended December 31, 1999, 1998, and 1997 respectively. The Company does not have any assets located outside of the U. S.

5. PREMISES, EQUIPMENT AND LEASES:

-----------------------------------------------------------------------------------------------
                                                                              December 31,
                                                                           1999          1998
-----------------------------------------------------------------------------------------------
                                                                         (dollars in thousands)
Buildings and leasehold improvements ............................        $2,824        $2,252
Furniture, fixtures, and equipment ..............................         5,480         4,544
                                                                         ------        ------
                                                                          8,304         6,796
Less:   Accumulated depreciation
        and amortization ........................................         3,978         2,981
                                                                         ------        ------
     Premises and equipment, net ................................        $4,326        $3,815
                                                                         ======        ======

         The Company leases its corporate offices in Hartford, Connecticut and other facilities for its U.S. representative offices. Each of the leases provide for minimum and contingent rentals and include renewal options. Total rental expense for the years ended December 31, 1999, 1998 and 1997 was $1,494,000 $1,279,000 and $833,000 and respectively. Minimum future obligations for premises under noncancelable leases are as follows:

----------------------------------------------------
             Year End            Operating Leases
                              (dollars in thousands)
----------------------------------------------------
               2000                   $1,441
               2001                    1,711
               2002                    1,767
               2003                    1,972
               2004                    1,986
            Thereafter                 1,924
                                     -------
                                     $10,801
                                     =======

6. DEPOSITS:

----------------------------------------------------------------------------------------------
                                                   1999                         1998
                                                        Weighted                      Weighted
                                                         Average                      Average
                                            Amount        Rate          Amount         Rate
----------------------------------------------------------------------------------------------
                                                         (dollars in thousands)
Transaction Accounts:
     Non-interest bearing checking        $ 10,627        --- %        $ 44,599        --- %
     Interest bearing checking ...            --          --- %          11,329        2.51%
                                          --------        ----         --------        ----
        Total checking accounts ..          10,627        --- %          55,928        0.51%
Savings accounts .................           3,340        2.30%         117,816        4.86%
Time deposits under $100,000 .....          21,751        4.97%          19,034        5.56%
Time deposits $100,000 or more ...          17,380        5.28%           7,096        5.49%
Brokered certificates of deposit .         213,202        6.04%          20,000        5.49%
                                          --------        ----         --------        ----
        Total deposits ...........        $266,300        5.62%        $219,874        3.89%
                                          ========        ====         ========        ====

-----------------------------------------------------------
                                          December 31,
TIME DEPOSIT MATURITIES                1999           1998
-----------------------------------------------------------
                                     (dollars in thousands)
Time deposits maturing within:

1 year ..........................   $250,143         $43,872
2 years .........................      1,189           1,390
3 years .........................        297             294
4 years .........................        278             115
5 years .........................        426             459
                                    --------         -------
Total time deposits .............   $252,333         $46,130
                                    ========         =======

---------------------------------------------------------
MATURITY PERIOD OF TIME                December 31,
DEPOSITS OVER $100,000                     1999
---------------------------------------------------------
                                  (dollars in thousands)
Three months or less ...............     $93,519
Over three through six months ......      76,810
Over six through twelve months .....      59,590
Over one year ......................         663
                                        --------
Total time deposits over $100,000 ..    $230,582
                                        ========


7. FUNDING SOURCES:

WAREHOUSE CREDIT LINE AND SALE FACILITY:

         The Bank has a combined $75 million warehouse line of credit and sale facility with Prudential Securities Credit Corporation ("Prudential") to fund or purchase commercial (non-government guaranteed) loan originations. Advances under the borrowing facility are at an interest rate of one month LIBOR plus 120 basis points and the advance rates are between 80% and 85% of the principal balance outstanding on the loans pledged to collateralize the facility. The Company also has the ability to sell loans to a qualified special purpose entity which may then pledge them under this collateralized borrowing facility. In such case, the Company will receive sale treatment under SFAS No. 125 for such loans. The facility matures on December 28, 2000. At December 31, 1999 an aggregate $22.2 million was outstanding under this facility, all of which related to sales made to an unconsolidated SPE.

         The warehouse and sale facility agreements require that the Bank adhere to certain financial covenants with regard to leverage, tangible net worth and a "well-capitalized" status under federal banking regulations, among other items, all of which the Company was in compliance with as of December 31, 1999. (See
Note 8)

         Furthermore, if, in the sole discretion of Prudential, there has been a material adverse change in the financial condition of the Bank or the Company, that impairs the ability of either to perform under the agreements, Prudential may declare an "event of default" under the agreements and the debt may be called.

COMMERCIAL LOAN CONDUITS:

         The Company, through an SPE, has a $95 million commercial paper conduit facility with First Union Securities, Inc. to fund the purchase of revolving lines of credit and certain other international and commercial loans. During 1999, $59.4 million was sold under this facility. Advances under the facility are at an interest rate of one month LIBOR plus 75 basis points and the advance rates are 85% of the principal balance outstanding on the loans pledged to collateralize the facility. The facility is a three year committed facility that is renewable annually, the current facility matures on December 23, 2002. At December 31, 1999 an aggregate $62.5 million was outstanding under this facility and is reflected on the books of the unconsolidated SPE.

         The Bank has a $60 million commercial loan conduit facility with First Union Securities, Inc. to fund the purchase of the unguaranteed portion of SBA loans. Advances under the facility are at an interest rate of one month LIBOR plus 75 basis points and the advance rates are 93% of the principal balance outstanding on the loans pledged to collateralize the facility. The facility matures on December 12, 2002. At December 31, 1999 $11.1 million was outstanding under the facility and is reflected on the books of the unconsolidated SPE.

         There are certain loan performance parameters relative to individual loans that must be met to avoid an early amortization event under the facilities. These were complied with at December 31, 1999.

BROKERED CERTIFICATES OF DEPOSIT:

         The Bank has the ability to solicit wholesale certificates of deposit through established brokers. At December 31, 1999, the Bank had written agreements with five national brokers for the issuance of such deposits. As a well-capitalized institution (see Note 8) the Bank may utilize brokered certificates of deposit to the extent deemed appropriate by the Company. At December 31, 1999, the Bank had $213.2 million of such deposits outstanding which mature over the next twelve months.

FEDERAL HOME LOAN BANK OF BOSTON ADVANCES:

         The Bank has the ability to borrow from the FHLBB under a line of credit. Any outstanding advances from the FHLBB are collateralized by certain U.S. Treasury and Agency-issued securities and mortgage loans on residential properties. As of December 31, 1999, approximately $7.7 million was available to the Bank.

OTHER BORROWINGS:

         The Bank also maintains lines of credit at various correspondent banks which are primarily used for the issuance or confirmation of letters of credit. At December 31, 1999, these lines aggregated $45 million of which $33 million is required to be collateralized upon usage. Letters of credit totaling $19.5 million were outstanding for the Bank's clients at December 31, 1999 under such lines.

8. STOCKHOLDERS' EQUITY:

EARNINGS PER SHARE CALCULATION:

         The table detailed below reconciles the number of shares used in the basic earnings per share ("EPS") calculation to the number of shares used in the diluted EPS calculation in accordance with SFAS No. 128 (see Note 1). There were no changes to net income available to common stockholders between the basic and diluted EPS calculations.

--------------------------------------------------------------------------------------------------------
                                                                            Years Ended December 31,
                                                                          1999         1998         1997
--------------------------------------------------------------------------------------------------------
                                                                              (shares in thousands)
Common shares outstanding
     for basic EPS ..............................................        8,151        7,909        6,330
 Dilutive securities from
     stock option plans .........................................          171          291          237
                                                                         -----        -----        -----
Common shares outstanding
     for diluted EPS ............................................        8,322        8,200        6,567
                                                                         =====        =====        =====

         Options to purchase 411,134 shares of common stock at a weighted average price of $12.46 per share were outstanding at the end of 1999, but were not included in the computation of diluted EPS because the exercise price of the options exceeded the average market price of the common shares.

STOCKHOLDER NOTE RECEIVABLE:

         In June 1994 the Board of Directors approved the sale of 614,600 shares of the Company's common stock to the Company's Chief Executive Officer at a price of $1.69 per share. The terms of the transaction provided for a cash down payment of $17,560 and a promissory note in the amount of $1,020,000 for the balance. The note was collateralized by the stock issued with principal due at maturity on December 31, 2000. Interest was to accrue at the rate of 7% and was due at maturity; however, upon completion of the public offering in September 1997, the accrued interest was forgiven and the indebtedness was converted to a non-interest bearing note. On January 27, 1999, the Company agreed to forgive the remaining principal balance of the stockholder note receivable and agreed to pay a bonus to the Company's Chief Executive Officer equal to the amount of his resulting tax liability. This transaction was reflected in the results for the quarter ended March 31, 1999 through an increase in salaries expense of $1.7 million.

         On January 27, 1999, the Company agreed to sell 200,000 shares of the Company's common stock to the Company's Chief Executive Officer at a price of $10.00 per share. This per share price represented the closing price of the common stock on the Nasdaq National Market on January 27, 1999, the date on which the Company's Board approved the terms of the sale although the sale of the shares did not actually occur until March 31, 1999, at which time the closing price of the common stock was $9.50 per share. No adjustment was made to the purchase price of the shares. As payment of the aggregate purchase price for the shares the Company received $20,000 in cash and a promissory note for the balance of the purchase price. The promissory note was further collateralized by a recourse pledge of these shares. While interest is accrued under the note and $120,515 was included in income in 1999, no principal or interest is payable under the promissory note prior to April 1, 2002 and the interest and principal may be forgiven in certain circumstances involving a "change in control" of the Company. In addition to any possible future forgiveness, the Company agreed to provide a reimbursement for the tax liabilities associated with such forgiveness. The Company has determined that it is appropriate to obtain shareholder ratification of this sale transaction to ensure full compliance with the requirements of the Nasdaq National Market. Accordingly, the Chief Executive Officer has agreed that until the shareholders of the Company ratify the sale of the common stock to him, he will not vote or transfer the shares. Therefore, at the Annual Meeting scheduled for May 2000, the shares will not be voted on this proposal. If the shareholders of the Company ratify the sale of the shares, these restrictions will terminate. In the event that the shareholders of the Company fail to ratify the sale of the shares, the sale of the shares and issuance of the promissory note described above, will be rescinded.

REPURCHASE AND RETIREMENT OF COMMON STOCK:

         The Board of Directors has authorized the Company's repurchase of up to 400,000 shares of common stock, subject to market conditions at any time through March 31, 2000. No shares have been repurchased since 1996.

PREFERRED STOCK:

         The Company has established a class of 2,000,000 shares of preferred stock. The Board of Directors was granted the power to establish and designate the different series and voting powers, designations, preferences and other rights, qualifications, limitations or restrictions to be placed upon any shares of preferred stock to be issued by the Company.

DIVIDENDS:

         Dividends payable by First International Bancorp, Inc. are generally unrestricted, although the ability of the Company to pay dividends may, from time to time, be dependent upon the dividends paid to it by the Bank. A Connecticut state chartered bank and trust company must obtain the approval of the State Banking Commissioner if the total of all dividends declared in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years.

REGULATORY CAPITAL REQUIREMENTS:

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets (as defined in regulations). Management believes that, as of December 31, 1999 and 1998, the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1999 and 1998, the most recent notifications from the Federal Deposit Insurance Corporation and the State of Connecticut Department of Banking categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total and Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank's category. There are however, recently proposed regulations issued for comment by regulatory bodies, including the FDIC, which may require the Company to set aside additional risk-based capital for loans securitized or sold that meet certain criteria. The Company is currently evaluating the implications of such proposal.

         Current risk-based capital regulations require the Company to treat the loans securitized or sold to a commercial paper conduit as a financing for risk-based purposes unless the total retained interests for a particular transaction represent less than 8% of the outstanding principal balance of the loans securitized or sold. The Company is currently evaluating these regulations and available structures to maintain its well-capitalized classification.


--------------------------------------------------------------------------------------------------------------------------
                                                                                  Regulatory
                                                                                  Minimum For            Regulatory
                                                                               Capital Adequacy         Minimum to be
                                                       Actual Capital              Purposes            Well Capitalized
                                                    --------------------      ------------------       ------------------
                                                     Dollar                   Dollar                   Dollar
                                                     Amount        Ratio      Amount       Ratio       Amount        Ratio
--------------------------------------------------------------------------------------------------------------------------
                                                                       (dollars in thousands)
AS OF DECEMBER 31, 1999:
Total Capital (to risk weighted assets)             $58,020       11.32%      $41,003      8.00%       $51,251      10.00%
Tier I Capital (to risk weighted assets)            $53,470       10.43%      $20,506      4.00%       $30,750       6.00%
Tier I Capital (to average assets)                  $53,470       19.37%      $11,042      4.00%       $13,802       5.00%

AS OF DECEMBER 31, 1998 (RECALCULATED):
Total Capital (to risk weighted assets)             $37,511       16.36%      $18,343      8.00%       $22,929      10.00%
Tier I Capital (to risk weighted assets)            $34,643       15.11%       $9,171      4.00%       $13,757       6.00%
Tier I Capital (to average assets)                  $47,181       18.59%      $10,151      4.00%       $12,689       5.00%

AS OF DECEMBER 31, 1997:
Total Capital (to risk weighted assets)             $31,415       17.57%      $14,348      8.00%       $17,935      10.00%
Tier I Capital (to risk weighted assets)            $29,170       16.32%       $7,174      4.00%       $10,761       6.00%
Tier I Capital (to average assets)                  $29,170       14.74%       $8,258      4.00%       $10,322       5.00%

9. STOCK OPTION PLANS

         The Company's 1994 Incentive Stock Option Plan allows for the award of options to officers which vest immediately. As of December 31, 1999, 45,064 shares were available for issuance under this plan out of the 309,402 options authorized under the plan.

         The Company's Amended and Restated 1996 Stock Option Plan provides for the issuance of options that may be granted to full time officers and directors. These options generally vest ratably over a four-year period beginning one year after the grant date. A total of 970,106 shares has been authorized for issuance under this plan. At December 31, 1999 there were 186,426 shares available for issuance under the plan.

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

         The following tables detail the activity under the 1994 Incentive Stock Option Plan and 1996 Stock Option Plan:

------------------------------------------------------------------------------------------------
                                                                                         Average
                                                          Option                         Option
1994 INCENTIVE STOCK OPTION PLAN                          Shares                         Price
------------------------------------------------------------------------------------------------
Outstanding at January 1, 1997                           329,615                        $1.832
     Exercised                                          (144,325)                        1.765
     Canceled                                             (5,513)                        2.191
                                                          ------                        ------
Outstanding at December 31, 1997                         179,777                         1.875
     Exercised                                           (57,013)                        1.758
     Canceled                                               (263)                        2.191
                                                          ------                        ------
Outstanding at December 31, 1998                         122,501                         1.929
     Exercised                                           (36,425)                        1.960
                                                          ------                        ------
Outstanding at December 31, 1999                          86,076                        $1.917
                                                          ======                        ======

--------------------------------------------------------------------------------------
                                                                               Average
                                                              Option            Option
1996 STOCK OPTION PLAN                                        Shares            Price
--------------------------------------------------------------------------------------
Outstanding at January 1, 1997 ...........................     45,095          $2.191
     Granted .............................................    453,025           5.356
     Exercised ...........................................     (1,025)          2.191
     Canceled ............................................    (44,240)          2.642
                                                              -------          ------
Outstanding at December 31, 1997 .........................    452,855           5.313
     Granted .............................................    225,500          14.969
     Exercised ...........................................    (13,889)          3.121
     Canceled ............................................    (37,783)          5.704
                                                              -------          ------
Outstanding at December 31, 1998 .........................    626,683           8.813
     Granted .............................................    219,406           9.924
     Exercised ...........................................    (70,756)          2.630
     Canceled ............................................    (76,323)         10.433
                                                              -------          ------
Outstanding at December 31, 1999 .........................    699,010          $9.610
                                                              =======          ======

         In July 1997, the Company's Board of Directors approved the grant of options to purchase 5,000 shares of common stock to each non-employee director at the price of $8.50 per share. A total of 40,000 options, which vested 180 days from the date of grant were awarded at that date. There are 25,000 options outstanding from these director grants with a remaining contractual life of 7.70 years at December 31, 1999. In April 1999, the Company's Board of Directors approved the grant of options to purchase 2,000 shares of common stock to two non-employee directors which vested ratably over four years, had a contractual life of ten years and an exercise price of $8.313.

Certain information as of December 31, 1999 with regard to options outstanding, exclusive of directors' stock options not issued under any plan, is detailed below:

---------------------------------------------------------------------------------------------------------------------------
                                                  Weighted-         Average        Weighted-                      Weighted-
                                                 Number of        Remaining         Average                        Average
                                Range of          Options      Contractual Life    Exercise          Options      Exercise
                             Exercise Price      Outstanding       (years)          Price          Exercisable      Price
---------------------------------------------------------------------------------------------------------------------------
1994 INCENTIVE STOCK
           OPTION PLAN:     $1.689 to $2.191        86,076           5.30           $1.917            86,076       $1.917
1996 STOCK OPTION PLAN:     $2.191 to $2.631       142,849           7.00           $2.571           130,912        $2.574
                                  $6.88              1,000           8.80           $6.875               250        $6.875
                             $8.312 to $8.50       144,027           7.70           $8.488           129,756         $8.50
                            $9.875 to $10.00       207,634           9.10           $9.997           132,300        $10.00
                           $13.50 to $14.375        79,000           8.40          $14.209            76,000       $14.202
                          $15.375 to $16.3125      124,500           8.10          $15.432           100,500       $15.396
                                                   -------                         -------           -------       -------
    Total, Both Plans:                             785,086                         $ 8.766           655,794       $ 8.472
                                                   =======                         =======           =======       =======

         There is no compensation expense for any options granted prior to July 15, 1997, the date of the Company's initial filing with the Securities and Exchange Commission indicating its intent to complete a public stock offering (Note 1), based on the minimum value methodology assuming a four year expected life and annual dividends ranging from 4.6% to 6.2% of the exercise prices.

         In estimating the compensation which would be attributable to each option grant since July 15, 1997 if fair value accounting were to be utilized, the Company has used the Black Scholes option pricing model with the following weighted average assumptions for options granted in 1999, 1998 and 1997: dividend yield of 1.2%, 1.0% and 1.4%; expected volatility of 64.8%, 37.5% and 30%; risk free interest rate of 5.50%, 5.08% and 6.14%; and an expected life of 5 years. Had compensation been determined in accordance with the fair value provisions of SFAS No. 123, the Company's net income, basic earnings per share and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

-----------------------------------------------------------------------------
                                                   December 31,
                                       1999             1998             1997
-----------------------------------------------------------------------------
Net income (in thousands)
   As reported ...........        $   6,009        $   7,033        $   4,429
   Pro forma .............        $   4,769        $   6,577        $   4,336

Basic earnings per share
   As reported ...........        $    0.74        $    0.89        $    0.70
   Pro forma .............        $    0.59        $    0.83        $    0.69

Diluted earnings per share
   As reported ...........        $    0.72        $    0.86        $    0.67
   Pro forma .............        $    0.57        $    0.80        $    0.66

10. INCOME TAXES:

The components of the income tax provision for the years ended December 31 are as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                      1999          1998          1997
----------------------------------------------------------------------------------------------------------------------
                                                                                           (dollars in thousands)
Current Provision:
     Federal ...................................................................    $3,441        $3,346        $2,047
     State .....................................................................       933           953           727
                                                                                    ------        ------        ------
                                                                                     4,374         4,299         2,774
                                                                                    ------        ------        ------
Deferred Provision:
     Federal ...................................................................       258           135            87
     State .....................................................................        60            38            34
                                                                                    ------        ------        ------
                                                                                       318           173           121
                                                                                    ------        ------        ------
        Total provision for income taxes .......................................    $4,692        $4,472        $2,895
                                                                                    ======        ======        ======

         The effective tax rates differ from the federal statutory rate primarily due to state taxes, net of the federal benefit, non-deductible compensation and a dividend received deduction. In 1999 compensation expense of $1.4 million associated with total salary and bonus paid to the Company's Chief Executive Officer was deemed non-deductible for tax purposes which accounted for 4.43% of the tax rate increase over statutory rates. In 1998 the Company received a $34,000 State of Connecticut tax refund resulting from a statutory change relating to prior years. The State of Connecticut statutory tax rate has decreased in each of the last three years.

         The components of the net deferred tax asset (liability) at December 31 are as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                                                1999                          1998
                                                                       Federal        State          Federal         State
--------------------------------------------------------------------------------------------------------------------------
                                                                                           (dollars in thousands)
Deferred tax assets:
     Allowance for possible loan losses                                  $819         $195              $499          $136
     Investments mark-to-market                                           146           36                --            --
     Other                                                                 --           --                92            25
                                                                        -----          ---               ---           ---
        Total deferred tax assets                                         965          231               591           161
                                                                        -----          ---               ---           ---
Deferred tax liabilities:
     Investments mark-to-market                                            74           20               222            61
     Depreciation                                                          53           13                74            20
     Deferred loan costs                                                    4            1               167            46
     Deferred gain on sale of loans                                     1,222          291               404           109
     Other                                                                  4            1                 6             1
                                                                        -----          ---               ---           ---
        Total deferred tax liabilities                                  1,357          326               873           237
                                                                        -----          ---               ---           ---
        Net deferred tax liabilities                                    $ 392          $95              $282           $76
                                                                        =====          ===              ====           ===

The allocation of the deferred tax provision involving items charged to current year income and items charged directly to stockholders' equity for the years ended December 31, are as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                                                1999                          1998
                                                                       Federal        State          Federal         State
--------------------------------------------------------------------------------------------------------------------------
                                                                                     (dollars in thousands)
Deferred tax (benefit) provision allocated to shareholders' equity      $(148)        $(41)             $215          $59
Deferred tax provision allocated to income                                258           60               135           38
                                                                         ----          ---              ----          ---
     Total deferred tax provision                                        $110          $19              $350          $97
                                                                         ====          ===              ====          ===

--------------------------------------------------------------------------------
11. EMPLOYEE BENEFIT PLAN:

    The Company maintains a contributory savings plan which qualifies under
Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. Eligible employees may make contributions to the Plan based on specified percentages of their compensation. Beginning July 1, 1998, the Company matched 100% of employees' contribution, up to 6% of compensation. The matching contribution was 85% in prior periods. The Company's matching contributions totaled $475,000, $290,000 and $139,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

--------------------------------------------------------------------------------
12. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS:

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


SECURITIES: Securities classified as available-for-sale are carried at fair value and include I/O strips associated with securitizations and sales of loans. Fair value for securities available for sale and held to maturity was determined by secondary market and independent broker quotations where available, or by the Company's estimate of market value.

LOANS: The fair values for loans are estimated using discounted cash flow analyses, and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

LOANS HELD FOR SALE: The fair values for loans held for sale are based on estimated sales prices derived from the current market conditions.

DEPOSIT LIABILITIES: The fair value for demand and savings deposits is equal to the amount payable on demand at the balance sheet date which is equal to the carrying value. The fair value of certificates of deposit was estimated by discounting cash flows using rates currently offered by the Bank for consumer deposits of similar remaining maturities or rates currently offered by brokers for brokered certificates of deposit of similar remaining maturities, as applicable.


       The fair value information of the Company's financial instruments required to be valued by SFAS No. 107 are as follows:

--------------------------------------------------------------------------------------
                                       December 31, 1999             December 31, 1998
--------------------------------------------------------------------------------------
                                    Carrying     Estimated      Carrying     Estimated
                                    Value        Fair Value     Value        Fair Value
                                   ----------------------------------------------------
                                                  (dollars in thousands)
FINANCIAL ASSETS
Cash and due from banks .....      $ 12,977      $ 12,977      $ 13,405      $ 13,405
Federal funds sold ..........        35,780        35,780        44,930        44,930
Securities available for sale        19,496        19,496        24,029        24,029
Securities held to maturity .         1,165         1,161         1,986         1,989
Stock securities ............         1,809         1,809         2,177         2,177
Interest only strips ........        10,315        10,315         4,127         4,127
Loans .......................       141,435       141,625       117,535       118,600
Receivable from loans sold ..        50,980        50,980        38,902        38,902
Accrued interest receivable .         2,278         2,278         1,383         1,383

FINANCIAL LIABILITIES
Deposits
     Checking ...............      $ 10,627      $ 10,627      $ 55,928        55,928
     Savings ................         3,340         3,340       117,816       117,816
     Time deposits ..........       252,333       250,079        46,130        46,349
U.S. Treasury demand note ...            --            --         1,047         1,047
Accrued interest payable ....         3,341         3,341           768           768

--------------------------------------------------------------------------------
13. Segment Information:

    The Company has determined that its reportable segments are its domestic Commercial Banking divisions, its International Banking division and its Loan Servicing business unit. The domestic Commercial Banking divisions are an aggregation of the Commercial Banking-East and Commercial Banking-West divisions, which included 7 and 8 business units, respectively, at December 31, 1999. The Commercial Banking divisions offer SBA, USDA and other commercial loans to small and medium size industrial companies in the U.S. Each Commercial division is headed by an Executive Vice President and the divisions offer the same products and services and have the same marketing approach. The International Banking division is comprised of four business units, two of which market Ex-Im Bank guaranteed and insured loans and privately insured loans to small and medium size industrial companies located in international emerging markets, the Trade Finance business unit, which provides Ex-Im Bank guaranteed export working capital lines of credit and SBA loans to U.S. companies and the Import Finance business unit which provides privately-insured import financing and SBA loans to U. S. companies.

    The Loan Servicing business unit is responsible for all loan operations functions, which include the preparation of loan documents, the maintenance of loans and the servicing of loans managed for others.

    The segment information prepared internally and utilized for decision-making includes only revenues from gain on loan sales and certain fees and only certain expenses. Gains on the sale of loans and loan related fee income are allocated to business units and aggregated for each division. As detailed in the reconciliation below, the gain on securitizations was not fully allocated to the business units in 1999. Direct expenses, principally personnel costs, and a limited amount of certain other expenses, such as supplies and indirect marketing are allocated to the business units. Interest income but not interest expense is allocated to business units. There is no allocation of the loan loss provision, corporate overhead expense or income taxes. Likewise, assets are generally not allocated among business units and, therefore, are not disclosed below. The Company periodically evaluates the costs and benefits of making certain additional income, expense and asset allocations.


    The accounting policies of the segments are the same as those described in
Note 1. There are no intersegment revenues.


Financial information for the Company's business segments is as follows:

--------------------------------------------------------------------------------
                                                For the Years Ended December 31,
COMMERCIAL BANKING DIVISIONS                     1999         1998        1997
--------------------------------------------------------------------------------
                                                      (dollars in thousands)
Gains on the sale of loans ..............      $16,688      $11,560      $ 7,384
Other loan-related income ...............          218          198           76
                                               -------      -------      -------
     Total allocated revenues ...........       16,906       11,758        7,460
Allocated non-interest expense ..........        8,817        5,800        3,998
                                               -------      -------      -------
     Direct net contribution ............      $ 8,089      $ 5,958      $ 3,462
                                              =======       =======      =======
Number of business units at year end ....           16           14           10
                                              =======       =======      =======
Number of lending officers ..............           58           53           35
                                              =======       =======      =======

--------------------------------------------------------------------------------
                                             For the Years Ended December 31,
INTERNATIONAL BANKING DIVISION                1999          1998          1997
--------------------------------------------------------------------------------
                                                 (dollars in thousands)
Gains on the sale of loans .............      $ 2,524       $ 2,814      $ 2,555
Other loan-related income ..............          645           603          258
                                               -------      -------      -------
     Total allocated revenues ..........        3,169         3,417        2,813
Allocated non-interest expense .........        3,218         2,239        1,633
                                               -------      -------      -------
     Direct net contribution ...........      $   (49)      $ 1,178      $ 1,180
                                              =======       =======      =======
Number of business units at year end ...            4             3            3
                                              =======       =======      =======
Number of lending officers .............           21            16           11
                                              =======       =======      =======

----------------------------------------------------------------------------------
                                            For the Years Ended December 31,
LOAN SERVICING BUSINESS UNIT                1999            1998           1997
----------------------------------------------------------------------------------
                                                  (dollars in thousands)
Loan servicing income ............      $    4,943      $    2,913      $    2,119
Allocated non-interest expense ...           1,802           1,265           1,442
                                        ----------      ----------      ----------
     Direct net contribution .....      $    3,141      $    1,648      $      677
                                        ==========      ==========      ==========
Loans under management at year end      $1,076,092      $  779,055      $  573,545
                                        ==========      ==========      ==========

Detailed below are reconciliations of the amounts reported for each business segment to the amounts reported in the consolidated income statement:

------------------------------------------------------------------------------------------------------------
                                        Commercial    International    Loan       Unallocated   Consolidated
FOR THE YEAR ENDED DECEMBER 31, 1999    Banking         Banking      Servicing      Amounts        Totals
------------------------------------------------------------------------------------------------------------
                                                          (dollars in thousands)
Total allocated revenues ..........      $ 16,906      $  3,169      $  4,943      $    127       $ 25,145
Interest income ...................        10,803         3,606            --         3,963         18,372
Gain on sale of the branch ........            --            --            --         8,915          8,915
Other fees and income .............            --            --            --         1,152          1,152
                                         --------      --------      --------      --------       --------
     Total revenues ...............        27,709         6,775         4,943        14,157         53,584
                                         --------      --------      --------      --------       --------
Non-interest expense ..............         8,817         3,218         1,802        14,446         28,283
Interest expense ..................            --            --            --        11,581         11,581
Provision for possible loan losses             --            --            --         3,019          3,019
                                         --------      --------      --------      --------       --------
     Total expenses ...............         8,817         3,218         1,802        29,046         42,883
                                         --------      --------      --------      --------       --------
         Income before income taxes      $ 18,892      $  3,557      $  3,141      $(14,889)      $ 10,701
                                         ========      ========      ========      ========       ========

-------------------------------------------------------------------------------------------------------------------------
                                                      Commercial  International      Loan      Unallocated   Consolidated
FOR THE YEAR ENDED DECEMBER 31, 1998                   Banking      Banking       Servicing     Amounts         Totals
-------------------------------------------------------------------------------------------------------------------------
                                                                             (dollars in thousands)
Total allocated revenues .......................      $ 11,758      $  3,417      $  2,913      $   --         $ 18,088
Interest income ................................        13,341         1,675            --         3,176         18,192
Unallocated gain on the sale of commercial loan-
     backed securitizations ....................            --            --            --         2,598          2,598
Other fees and income ..........................            --            --            --         1,322          1,322
                                                      --------      --------      --------      --------       --------
     Total revenues ............................        25,099         5,092         2,913         7,096         40,200
                                                      --------      --------      --------      --------       --------
Non-interest expense ...........................         5,800         2,239         1,265         8,396         17,700
Interest expense ...............................            --            --            --         7,924          7,924
Provision for possible loan losses .............            --            --            --         3,071          3,071
                                                      --------      --------      --------      --------       --------
     Total expenses ............................         5,800         2,239         1,265        19,391         28,695
                                                      --------      --------      --------      --------       --------
         Income before income taxes ............      $ 19,299      $  2,853      $  1,648      $(12,295)      $ 11,505
                                                      ========      ========      ========      ========       ========


-------------------------------------------------------------------------------------------------------------------------
                                                     Commercial   International     Loan       Unallocated   Consolidated
FOR THE YEAR ENDED DECEMBER 31, 1997                  Banking      Banking        Servicing      Amounts        Totals
-------------------------------------------------------------------------------------------------------------------------
                                                                             (dollars in thousands)
Total allocated revenues .......................      $  7,460      $  2,813      $  2,119      $     --       $ 12,392
Interest income ................................        12,082           671            --         1,872         14,625
Unallocated gain on the sale of commercial loan-
     backed securitizations ....................            --            --            --         1,871          1,871
Other fees and income ..........................            --            --            --           847            847
                                                      --------      --------      --------      --------       --------
     Total revenues ............................        19,542         3,484         2,119         4,590         29,735
                                                      --------      --------      --------      --------       --------
Non-interest expense ...........................         3,998         1,633         1,442         6,728         13,801
Interest expense ...............................            --            --            --         6,371          6,371
Provision for possible loan losses .............            --            --            --         2,239          2,239
                                                      --------      --------      --------      --------       --------
     Total expenses ............................         3,998         1,633         1,442        15,338         22,411
                                                      --------      --------      --------      --------       --------
         Income before income taxes ............      $ 15,544      $  1,851      $    677      $(10,748)      $  7,324
                                                      ========      ========      ========      ========       ========

--------------------------------------------------------------------------------
14. OTHER COMPREHENSIVE INCOME:

--------------------------------------------------------------------------------------------------------
                                                                        For the Years Ended December 31,
                                                                        1999        1998         1997
--------------------------------------------------------------------------------------------------------
                                                                            (dollars in thousands)
Unrealized net holding gains (losses) on investments
     available- for-sale arising during period ...................      $(107)      $ 723       $ 148
Less: Reclassification adjustment for gains included in net income        416          33          --
      Tax expense (benefit) ......................................       (189)        274          62
                                                                        -----       -----       -----
Other comprehensive income (loss) net of tax .....................      $(334)      $ 416       $  86
                                                                        =====       =====       =====

--------------------------------------------------------------------------------
15. PARENT COMPANY FINANCIAL INFORMATION:

First International Bancorp, Inc. is the parent company of First International Bank. There have been no loans extended from the Bank to First International Bancorp, Inc. since inception of the holding company.

--------------------------------------------------------------------------------
FIRST INTERNATIONAL BANCORP, INC.               For the Years Ended December 31,
CONDENSED BALANCE SHEETS                              1999        1998
--------------------------------------------------------------------------------
                                                   (dollars in thousands)
ASSETS
Cash on deposit with Bank subsidiary ..........      $    59      $   267
Investment securities:
     Available for sale, at fair value ........           20           19
     Investment in the Bank ...................       54,477       48,503
Other assets ..................................          431          282
                                                     -------      -------
     Total assets .............................      $54,987      $49,071
                                                     =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Stockholders' equity ..........................      $54,987      $49,071
                                                     -------      -------
     Total liabilities and stockholders' equity      $54,987      $49,071
                                                     =======      =======


---------------------------------------------------------------------------------------
FIRST INTERNATIONAL BANCORP, INC.                    For the Years Ended December 31,
CONDENSED STATEMENTS OF INCOME                        1999          1998         1997
---------------------------------------------------------------------------------------
                                                         (dollars in thousands)
Dividends from Bank subsidiary ...............      $   650       $   650       $   731
Net interest income from investments .........          122           116           102
Equity in undistributed net income of the Bank        6,309         6,366         3,796
Non-interest expense, net ....................       (1,813)          (87)         (284)
                                                    -------       -------       -------
     Income before income taxes ..............        5,268         7,045         4,345
        Provision (benefit) for income taxes .         (741)           12           (84)
                                                    -------       -------       -------
     Net income ..............................      $ 6,009       $ 7,033       $ 4,429
                                                    =======       =======       =======


-----------------------------------------------------------------------------------------------------------------
FIRST INTERNATIONAL BANCORP, INC.                                               For the Years Ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS                                           1999            1998          1997
-----------------------------------------------------------------------------------------------------------------
                                                                                  (dollars in thousands)
Cash flow from operating activities
Net income ..........................................................      $  6,009       $  7,033       $  4,429
Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed net income of subsidiary ...............        (6,309)        (6,366)        (3,796)
     Increase in other assets .......................................          (149)          (175)          (107)
     Stockholder note receivable discount ...........................            --             --             92
     Stockholder note receivable accretion ..........................            --            (64)           (15)
                                                                           --------       --------       --------
        Net cash provided by operations .............................          (449)           428            603
                                                                           --------       --------       --------
Cash flows from investing activities:
     Purchase of investment securities available for sale, net ......            --         (4,068)        (4,085)
     Proceeds from maturities of securities held to maturity ........            --          8,135             --
     Additional investment in Bank subsidiary .......................            --        (11,100)       (12,545)
                                                                           --------       --------       --------
        Net cash used in investing activities .......................            --         (7,033)       (16,630)
                                                                           --------       --------       --------
Cash flows from financing activities:
     Proceeds from issuance of common stock .........................           278            486            263
     Payment of stockholder note receivable .........................           941             --             --
     Proceeds from sale of common stock at public offering, net .....            --             --         23,808
     Dividends paid .................................................          (978)          (948)          (731)
                                                                           --------       --------       --------
        Net cash provided by (used in) financing activities .........           241           (462)        23,340
                                                                           --------       --------       --------
        Net increase (decrease) in cash and cash equivalents ........          (208)        (7,067)         7,313
Cash and cash equivalents beginning of year .........................           267          7,334             21
                                                                           --------       --------       --------
Cash and cash equivalents end of year ...............................      $     59       $    267       $  7,334
                                                                           ========       ========       ========


--------------------------------------------------------------------------------
16. SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED):


----------------------------------------------------------------------------------------------------
1999 Quarter Ended                                March 31     June 30   September 30    December 31
----------------------------------------------------------------------------------------------------
                                                            (dollars in thousands)
Net interest income ........................      $ 1,554      $ 1,681      $ 1,965      $ 1,591
Provision for possible loan losses .........        1,539          449          413          618
                                                  -------      -------      -------      -------
     Net interest income after provision for
        possible loan losses ...............           15        1,232        1,552          973
Gain on sale of loans ......................        3,050        6,189        3,531        6,417
Other non-interest income ..................       10,110        1,567        1,520        2,828
                                                  -------      -------      -------      -------
     Total operating income ................       13,175        8,988        6,603       10,218
     Non-interest expense ..................        9,352        5,531        6,357        7,043
                                                  -------      -------      -------      -------
     Income before income taxes ............        3,823        3,457          246        3,175
Provision for income taxes .................        1,606        1,400          103        1,583
                                                  -------      -------      -------      -------
     Net income ............................      $ 2,217      $ 2,057      $   143      $ 1,592
                                                  =======      =======      =======      =======
Basic earnings per share ...................      $  0.28      $  0.25      $  0.02      $  0.19
                                                  =======      =======      =======      =======
Diluted earnings per share .................      $  0.27      $  0.24      $  0.02      $  0.19
                                                  =======      =======      =======      =======

-----------------------------------------------------------------------------------------------------
1998 Quarter Ended                                  March 31     June 30   September 30    December 31
-----------------------------------------------------------------------------------------------------
                                                             (dollars in thousands)
Net interest income ........................         $2,792       $2,481     $2,720         $2,275
Provision for possible loan losses .........            781        1,125        659            506
                                                     ------       ------     ------         ------
     Net interest income after provision for
          possible loan losses .............          2,011        1,356      2,061          1,769
Gain on sale of loans ......................          2,822        5,537      2,543          6,057
Other non-interest income ..................          1,087        1,425      1,078          1,460
                                                     ------       ------     ------         ------
     Total operating income ................          5,920        8,318      5,682          9,286
     Non-interest expense ..................          3,541        4,290      4,323          5,546
                                                     ------       ------     ------         ------
     Income before income taxes ............          2,379        4,028      1,359          3,740
Provision for income taxes .................            976        1,587        474          1,436
                                                     ------       ------     ------         ------
     Net income ............................         $1,403       $2,441     $  885         $2,304
                                                     ======       ======     ======         ======
Basic earnings per share ...................         $ 0.18       $ 0.31     $ 0.11         $ 0.29
                                                     ======       ======     ======         ======
Diluted earnings per share .................         $ 0.17       $ 0.30     $ 0.11         $ 0.28
                                                     ======       ======     ======         ======

--------------------------------------------------------------------------------
Notes

DIRECTORS AND OFFICERS

------------------------------------------
FIRST INTERNATIONAL BANK
BOARD OF DIRECTORS


  William J. Anderson

* Michael R. Carter
  Carter Morse & Company

* Arnold Chase
  Chase Enterprises

* Cheryl Chase
  Chase Enterprises

  Craig M. Cooper
  Fairbank Mortgage Company

  Leslie A. Galbraith
  President and Chief Operating Officer

  Dean Goodermote
  Process Software Corporation

* Frank P. Longobardi, CPA
  Haggett, Longobardi & Company

  David G. Sandberg
  Cornerstone Capital Advisors, Inc.

* Brett N. Silvers
  Chairman and Chief Executive Officer

  Kenneth R. Sonenclar
  Classics Interactive, Inc.

  Douglas K. Woods
  Liberty Precision Industries, Ltd.

* MEMBER OF FIRST INTERNATIONAL
  BANCORP, INC. BOARD OF DIRECTORS

-------------------------------------------
FIRST INTERNATIONAL BANCORP, INC. OFFICERS


Brett N. Silvers
Chairman, Chief Executive Officer and President

Leslie A. Galbraith
Executive Vice President and Secretary

Shaun P. Williams
Executive Vice President, Chief Financial Officer and Treasurer

-------------------------------------------
FIRST INTERNATIONAL BANK

OFFICERS


CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Brett N. Silvers


PRESIDENT AND CHIEF OPERATING OFFICER

Leslie A. Galbraith


EXECUTIVE VICE PRESIDENTS

Richard W. Bradshaw

David J. Etter

Paul J. Falvey

James G. Fortsch

Keith D. Kelly

Frank P. La Monaca

Shaun P. Williams



SENIOR VICE PRESIDENTS

Charles E. Baker

David M. Baroody

Bradley C. Berryman

Cynthia D. Bradley

Dennis E. Cesen

David B. Cook

John A. Garner

Ira J. Gottlieb

Stephen M. Greene

Thomas G. Hollinger

Theodore J. Horan

Matthew J. Ide

Timothy  Jones

Patrick W. Kenney

Todd D. Maugans

John S. Mello

Constance E. Perrine

Robert J. Pettinicchi

Charles E. Poehnert

Richard M. Rabideau

Leona M. Rapelye

Michael J. Rister

Matthew J. Roach

Mary E. Shancey

Gerald R. Tavernier, Jr.

GENERAL INFORMATION

--------------------------------------
CORPORATE HEADQUARTERS

280 Trumbull Street
Hartford, CT  06103
(860) 727-0700
www.firstinterbank.com
NASDAQ:  FNCE


CORPORATE COUNSEL

Bingham Dana LLP
One State Street
Hartford, CT  06103

TRANSACTION COUNSEL

Updike, Kelly & Spellacy
One State Street
Hartford, CT  06103


INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
100 Pearl Street
Hartford, CT  06103


TRANSFER AGENT

Requests for changes in the registration of stock certificates, replacement of lost or destroyed certificates, or undeliverable dividend checks should be referred to the Company's Transfer Agent:


ChaseMellon Shareholder Services
Securities Transfer Services
111 Founders Plaza, Suite 1100
East Hartford, CT  06108
1-800-288-9541
TDDLine 1-800-231-5469
From Outside U.S. 201-329-8668
TDD Foreign Line 201-329-8354
www.chasemellon.com


ANNUAL MEETING

Tuesday, May 2, 2000, 4:00 p.m.
The Hilton Hartford Hotel
315 Trumbull Street
Hartford, CT  06103


FORM 10-K

A copy of First International Bancorp, Inc.'s annual report and Form 10-K as filed with the Securities and Exchange Commission is available upon request to the Company's Chief Financial Officer:


Shaun P. Williams
First International Bancorp, Inc.
280 Trumbull Street
Hartford, CT 06103
860-241-2540
williamss@firstinterbank.com


INVESTOR RELATIONS

Media representatives, analysts and investors seeking information are invited to contact the Chief Administrative Officer:


Frank P. La Monaca
First International Bancorp, Inc.
280 Trumbull Street
Hartford, CT 06103
860-241-4704
lamonacaf@firstinterbank.com

-------------------------------------------------------------------------------
MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS


    The Company's common stock was listed on The Nasdaq Stock Market(SM) under the symbol FNCE on September 23, 1997. The following table sets forth the range of the high and low closing sales prices for the Company's common stock on the
Nasdaq:


1999                                      HIGH               LOW
------------------------------------------------------------------
Fourth Quarter .............            $10-7/16            $6-3/4
Third Quarter ..............            $14                 $8-1/8
Second Quarter .............            $14-1/8             $7-5/8
First Quarter ..............            $11-7/8             $8-3/4



1998                                     HIGH             LOW
-------------------------------------------------------------------
Fourth Quarter .............            $12                $6-7/8
Third Quarter ..............            $14-3/4            $9-1/2
Second Quarter .............            $17-3/8            $14-3/8
First Quarter ..............            $17-3/4            $12-1/2

       On March 15, 2000, the Company had approximately 171 stockholders of record. This number does not include beneficial owners holding shares through nominee or "street" names. The Company believes the number of beneficial stockholders is in excess of 1400.

       Holders of the common stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available for such purpose. The Company has paid quarterly cash dividends to its stockholders since October 1995 equal to $.03 per share.

       The Company currently plans to continue to declare and pay quarterly cash dividends on approximately the same basis to the holders of the common stock. However, there can be no assurance that dividends will be declared and paid in the future. In determining whether and to what extent the Company should declare and pay dividends, the Company's Board of Directors will consider, among other factors, the Company's consolidated financial condition and results of operations, tax considerations, general economic conditions and capital requirements. Additionally, the Company's ability to declare and pay dividends may depend upon the receipt of dividends from its wholly owned subsidiary, First International Bank, which is restricted by the requirements of federal and state banking laws. See Note 8 of the Consolidated Financial Statements.

[FIRST INTERNATIONAL BANK LOGO]


CORPORATE HEADQUARTERS


Hartford
280 Trumbull Street
Hartford, CT  06103
(860) 727-0700
(860) 241-2501 (fax)
www.firstinterbank.com


U. S. REPRESENTATIVE OFFICES

Boston, MA

Cleveland, OH

Detroit, MI

Morristown, NJ

Philadelphia, PA

Pittsburgh, PA

Providence, RI

Rochester, NY

Springfield, MA

St. Louis, MO

Washington, DC


INTERNATIONAL REPRESENTATIVES


Argentina

Brazil

Central America

Egypt

India

Indonesia

Korea

Mexico

North Africa

Philippines

Poland

South Africa

Turkey

West Africa


[LOGO]

Member FDIC
Equal Housing Lender